                                                                     EXHIBIT 2.2



                                                                    [KMART LOGO]








                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

In re:                                   )        Case No. 02-02474
                                         )
KMART CORPORATION, et al.,               )        (Jointly Administered)
                                         )        Chapter 11
                                         )
                  Debtors.               )        Hon. Susan Pierson Sonderby


                      DISCLOSURE STATEMENT WITH RESPECT TO
                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                     OF KMART CORPORATION AND ITS AFFILIATED
                        DEBTORS AND DEBTORS-IN-POSSESSION

John Wm. Butler, Jr.
J. Eric Ivester
Mark A. McDermott
Samuel S. Ory
SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS) 333 West Wacker Drive Chicago, Illinois 60606-1285
(312) 407-0700

Attorneys for Debtors and Debtors-in-Possession

Dated: February 25, 2003


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         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE "DISCLOSURE
STATEMENT") IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF KMART CORPORATION AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION (THE "PLAN") AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN
OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF KMART CORPORATION OR ANY OF ITS DOMESTIC SUBSIDIARIES AND AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, KMART CORPORATION OR ANY OF ITS DOMESTIC SUBSIDIARIES AND AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.


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         NONE OF THE KMART AFFILIATES LOCATED OUTSIDE OF THE UNITED STATES HAVE
COMMENCED CHAPTER 11 CASES OR SIMILAR PROCEEDINGS IN ANY OTHER JURISDICTIONS. THESE AFFILIATES ARE NOT AFFECTED BY THE CHAPTER 11 CASES AND CONTINUE TO OPERATE THEIR BUSINESSES OUTSIDE OF BANKRUPTCY.






























                                      -iii-
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                               I. SUMMARY OF PLAN

         The following introduction and summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the First Amended Joint Plan of Reorganization of Kmart Corporation and its Affiliated Debtors and Debtors-in-Possession (the "Plan"). All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Appendix A.

         This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by Kmart Corporation ("Kmart") and 37 of its domestic subsidiaries and affiliates (the "Affiliate Debtors"), debtors and debtors-in-possession (collectively, the "Debtors"), as filed on February 25, 2003, with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"). Certain provisions of the Plan, and thus the descriptions and summaries contained herein, may be the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified. Such modifications, however, will not have a material effect on the distributions contemplated by the Plan.

A. BUSINESS OVERVIEW

         Kmart is the successor to the business developed by its founder, S.S. Kresge, who opened his first store in 1899. The first store using the Kmart name was opened in March 1962. Since that time, Kmart has become the nation's third largest discount retailer and the fourth largest general merchandise retailer. As of the commencement of these Chapter 11 Cases, Kmart operated 2,114 stores, primarily under the Big Kmart or Kmart Supercenter format, in all 50 United States, Puerto Rico, the U.S. Virgin Islands and Guam. Approximately 75% of the U.S. population shops at Kmart each year, and about 85% of the U.S. population lives within 15 miles of a Kmart store. Kmart's retail operations are located in over 300 of the 324 metropolitan statistical areas in the United States.

         Kmart focuses its merchandising and marketing approach on its brand positioning, pricing strategies, and presentation to build customer loyalty and increase shopping frequency. Kmart does so by featuring popular national brands at competitive prices combined with new, distinct brands to differentiate itself in the marketplace. Kmart is continually focused on growing its exclusive private brand product offerings, which is highlighted by important agreements with nationally recognized names such as Martha Stewart, Disney, Sesame Street, Joe Boxer, Route 66, Jaclyn Smith, Kathy Ireland, and Thalia.

         Kmart's need to restructure its business through a Chapter 11 reorganization proceeding arose due to the combined effects of a number of factors. Without limitation, these factors include the intense competition experienced by all retailers in the discount retailing industry, a series of unsuccessful sales and marketing initiatives, and the continuing recession. Other factors, which arose quickly in the final days of 2001 and the very early part of January 2002, included the rapid decline in Kmart's liquidity resulting from below-plan sales and earnings performance in the fourth quarter of 2001.


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         In light of these business issues, Kmart determined that Chapter 11 would afford the Company the best opportunity for restructuring its affairs and for developing and implementing a long-term, go-forward, retail business strategy. To this end, Kmart has worked to implement a number of key initiatives during the time that the Company has been in Chapter 11. Kmart believes that it has accomplished or will accomplish prior to emergence from Chapter 11 nearly all of the actions which it required Chapter 11 to address, including, among other things, elimination of unprofitable stores and leases, improvement of store operations and inventory management, and the restructuring of its balance sheet through the conversion of substantially all debt into equity.

         A primary focus of Kmart and its constituents during these Chapter 11 Cases has been on rationalizing and optimizing the Company's store and lease portfolio. To this end, Kmart will have reduced its total number of stores from 2,114 as of the Petition Date to 1,514 as of emergence from Chapter 11, which constitutes a total reduction of 600 stores. Concurrent with Kmart's goal of rationalizing and optimizing the store and lease portfolio, Kmart has also obtained substantial value through the renegotiation and/or assumption of significant executory contracts, including licensing agreements with its key brand partners and a contract with Cardinal Health, Inc., Kmart's exclusive supplier of pharmaceutical and related products.

         Kmart's asset rationalization and optimization strategies have been complemented throughout these Chapter 11 Cases by a number of business initiatives designed to attract customers to Kmart stores, cement vendor support, and increase sales and gross margins. Kmart has successfully expanded and redesigned its weekly advertising circulars, and has implemented a strategic marketing plan aimed at Hispanics and African Americans, who collectively comprise one of the fastest-growing customer segments. The Company has had positive results with its "Stuff of Life" advertising campaign featuring the Martha Stewart Everyday and Jaclyn Smith brands. The Company has also commenced implementation of a "store of the neighborhood" approach to servicing its customers, which allows individual store managers to customize their merchandise assortment to suit local community needs and allows greater focus on high volume and advertised items.

         Kmart's asset rationalization and optimization strategies, along with the other business initiatives implemented throughout these Chapter 11 Cases, have begun to bear positive results, including stabilization of the business and improved liquidity. Although Kmart has accomplished many important goals through the tools afforded by Chapter 11, Kmart believes that the prospects for further operational improvement will be best achieved outside of Chapter 11. There are continued costs of remaining in Chapter 11 that Kmart believes warrant emergence at this time, including the administrative costs of the Chapter 11 process, and the continued diversion of management time by the Chapter 11 proceedings.

         As part of the process to emerge from Chapter 11, Kmart undertook a thorough and detailed initiative to develop a five-year business plan. Under the business plan, the current 2003 fiscal year, part of which will occur during the Chapter 11 Cases and part of which will occur after emergence, will be a transition year. Kmart will not return to profitability until 2004. Kmart projects that the business will continue to recover and that EBITDA will grow to $1.3 billion by 2007. Kmart believes that it is well-positioned to improve its operating performance and compete effectively with the other large discount retailers in the market. As a result of




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Kmart's rationalization and optimization of its store and real estate portfolio during the Chapter 11 Cases, Kmart has substantially reduced the risk associated with such portfolio. Kmart also expects to capture significant value as a result of its recent rejection of its food and consumables supply contract with Fleming Companies, Inc., Kmart's largest supplier, and Kmart's related decision to self-distribute such products to all Kmart stores. The shift to self-distribution, which is expected to occur by early March 2003, is estimated to save Kmart in excess of $450 million through 2006.

         Kmart remains focused on being the leading discount retailer with promotional pricing and exclusive national brands. Post-emergence, Kmart believes it can best maximize its performance and improve its market position by continuing to focus on driving profitable sales growth, controlling costs and streamlining overhead, and increasing asset productivity. Kmart's go-forward retail strategy also is premised on Kmart's continued implementation of several key initiatives begun during the Chapter 11 Cases, including the "store of the neighborhood," "top sellers" program, and further testing of the "store of the future." Marketing will focus on Kmart's exclusive brand identity. With the continued support of its vendor partners through, among other things, the vendor lien contemplated by the Plan and the $2 billion Exit Financing Facility, Kmart anticipates being able to continue to improve its customer shopping experience and ultimately returning to profitability.

         When Kmart commenced these Chapter 11 Cases on January 22, 2002, it announced its intention to pursue a "fast-track" reorganization and emerge from Chapter 11 by July 2003. The Company recently announced its intention to emerge from Chapter 11 on or about April 30, 2003, which is earlier than originally projected. While Kmart believes that it has completed its Chapter 11 objectives, Kmart's operational and financial turnaround will continue after emergence, including during the remainder of the 2003 transition year. Kmart's early emergence and implementation of its five-year business plan are subject to a number of risks and uncertainties. Certain of such risks are discussed in detail in Section VIII of this Disclosure Statement.

B. GENERAL STRUCTURE OF THE PLAN

         Each of Kmart and its 37 debtor affiliates is a proponent of the Plan within the meaning of Section 1129 of the Bankruptcy Code. The Plan provides for the substantive consolidation of the Estates that comprise the Debtors for distribution purposes only. The Plan contains separate classes and proposes recoveries for holders of Claims against and Interests in the Debtors. After careful review of the Debtors' current business operations, estimated recoveries in a liquidation scenario, and the prospects of ongoing business, the Debtors have concluded that the recovery to the Debtors' creditors will be maximized by the reorganization of Kmart and the Affiliated Debtors as contemplated by the Plan.

         Specifically, the Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. According to the valuation analysis prepared by the Debtors' investment banker and financial advisor, Miller Buckfire Lewis & Co., LLC ("Miller Buckfire Lewis"), the liquidation analysis prepared by management with the assistance of the Debtors' restructuring advisors, Alix Partners, LLC ("Alix Partners"), and the other analyses prepared by the Debtors with the assistance of their


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financial advisors, the Debtors believe that the value of the Estates of the
Debtors is significantly greater in the proposed reorganization than in a liquidation.

C. SUMMARY OF THE PLAN STRUCTURE

         Set forth below is a brief summary of the Plan. The effectiveness of the Plan, and thus the consummation of the distributions provided for in the Plan, is subject to a number of conditions precedent. There can be no assurances that these conditions will be satisfied. In addition, the Debtors have reserved the right to amend or modify the Plan as to any particular Debtor.

         Under the Plan, unsecured creditors whose claims will not be paid in full or otherwise reinstated have been classified into four primary groups for distribution purposes. The first such group is comprised of the Debtors' pre-petition lenders who are owed approximately $1.08 billion. Kmart is directly obligated on this indebtedness and several other Affiliate Debtors are guarantors of this indebtedness. Certain parties, including other unsecured creditors, have challenged the enforceability of the Affiliate Debtors' guarantees. Although the lenders otherwise would be entitled to receive new common stock on account of their claims under the plan, similar to the treatment to be afforded other unsecured creditors, in settlement and compromise of the issues relating to, among other things, the enforceability of the Affiliate guarantees, the lenders will receive cash in an amount equal to forty percent (40%) of the amount of their claims.

         A portion of the cash to be utilized by Reorganized Kmart to make these cash payments to the lenders will be provided by two significant creditors - ESL Investments, Inc. ("ESL") and Third Avenue Trust, on behalf of certain of its investment series (collectively, the "Plan Investors"). Specifically, The Plan Investors have agreed to make a substantial investment in Kmart in furtherance of Kmart's financial and operational restructuring pursuant to an Investment Agreement dated as of January 24, 2003 (as amended, the "Investment Agreement"). In exchange for this investment, which will total up to $353 million (including the conversion of debt as described below), the Plan Investors will receive shares of stock (the "Total Investor Shares") and, under certain circumstances, notes of Reorganized Kmart.

         Of the total investment amount to be made by the Plan Investors, approximately $153.4 million will be comprised of cash payable to ESL pursuant to the Plan as a prepetition lender (and which will be deemed contributed by ESL to the Debtors in exchange for the new shares), and $140 million represents an additional investment to be made by the Plan Investors pursuant to the terms of the Investment Agreement. In addition, ESL has agreed to invest up to an additional $60 million in exchange for a convertible note or notes, all as more fully set forth in the Investment Agreement.

         The Plan Investors will own a significant percentage of the common stock of Reorganized Kmart under the Plan. The Plan Investors will receive such stock on account of the cash investments they intend to make pursuant to the terms of the Investment Agreement. They also will receive stock on account of the significant pre-petition claims that they hold against the Debtors. ESL holds approximately $1.6 billion in unsecured debt claims, and Third Avenue owns approximately $178 million in unsecured debt claims. Based on the amount of these


                                      -vii-

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parties' cash investments and debt holdings, they could hold slightly in excess of 50% of all shares of Reorganized Kmart's common stock on the Effective Date of the Plan.

         The second significant group of unsecured creditors whose claims will be treated under the plan include holders of pre-petition notes and debentures issued by Kmart in the total face amount of approximately $2.3 billion. This amount does not include certain of such notes and debentures purchased by Kmart prior to commencement of these Chapter 11 cases. Under the plan, holders of prepetition notes and debentures, after giving effect to the subordination provisions governing the trust preferred obligations, will share pro rata in approximately 29% of the stock of Reorganized Kmart to be issued and outstanding as of the Effective Date.

         The third significant group of unsecured creditors whose claims will be treated under the plan include trade creditors, service providers, vendors with claims arising as a result of rejection of executory contracts, and landlords with lease rejection claims. The Debtors estimate that such claims will be allowed in the aggregate amount of approximately $4.3 billion. Under the plan, holders of such claims will share pro rata in approximately 37% of the stock of Reorganized Kmart on account of their claims.

         The final significant group of creditors is comprised of personal injury and other litigation claimants, governmental claimants, and other contingent claim holders. Under the Plan, these claimants will receive a deferred cash payment in an amount that will afford them a percentage recovery on their claims which is generally comparable to the estimated percentage recovery to holders of trade vendor claims, service provider claims, vendors with claims arising as a result of rejection of executory contracts, and lease rejection claims. However, such creditors may elect to be treated as trade vendors, service providers, vendors with claims arising as a result of rejection of executory contracts, and lease rejection claimants and therefore share in the distribution of stock in Reorganized Kmart in lieu of cash, provided they agree to an expedited procedure for estimating their claims for distribution purposes. Under the Plan, there is a "convenience" class of creditors that affords creditors with claims under $30,000 and creditors who elect to have their claims limited to $30,000 the option to be paid a portion of their claim amounts in cash.

         Under the Plan, a trust will be established for the limited purpose of pursuing causes of action arising out of the Debtors' accounting and stewardship investigations, which are discussed in detail below. Any recoveries from claims brought by the trust will be distributed pursuant to the terms of the Plan to holders of (a) pre-petition notes and debentures; (b) trade creditors, service providers, vendors with claims arising as a result of rejection of executory contracts, and landlords with lease rejection claims; (c) holders of other unsecured claims; and (d) subject to approval of the Plan by the holders of certain trust preferred obligations, holders of certain trust preferred obligations as well as holders of Kmart common stock.

         Under the Plan, Kmart's restructured business will be owned and operated through a new corporate structure. This new structure will be comprised of a new holding company ("Reorganized Kmart") that will own a new operating company ("New Operating Company") that will be an intermediary company that houses upper-level management of the reorganized enterprise and that will in turn own, directly or indirectly, various corporate and other entities that will own and operate the business of the Reorganized Debtors. The New Operating




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
Company and one or more of its subsidiaries may be comprised of existing Kmart entities. This new corporate structure is being implemented for various business planning reasons and is designed to assist the reorganized business to maximize value for all constituents.

         Although the reorganized enterprise will be operated through a new set of corporate entities, each of the 38 Debtors in the Chapter 11 proceedings will emerge from Chapter 11 under the Plan except that certain assets primarily related to those stores that the Debtors intend to close in early 2003 shall remain in Chapter 11 so that such assets may be disposed of consistent with procedures approved by the Bankruptcy Court relating to sales of owned assets and assignments of real property leases. Thus, pending such disposition, such assets shall remain in the estates and not revest in the Debtors. The proceeds from disposition of the closing store assets will be contributed to the Reorganized Debtors and utilized consistent with the Plan. Creditor classifications have been established under the Plan with respect to the Debtors that own these assets and creditors of such Debtors, including landlords that ultimately may hold lease rejection claims, will share in distributions consistent with the Plan. Except as provided in the Plan, and with respect to the closing store real estate only, the Debtors owning such assets will be deemed to emerge from Chapter 11 as Reorganized Debtors and either dissolved in accordance with applicable non-bankruptcy law or maintained consistent with the corporate restructuring transactions contemplated by the Plan as the business needs of the Reorganized Debtors warrant.

D. SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

         As set forth above, the Plan constitutes a joint plan of reorganization providing for the substantive consolidation of the Debtors' Estates for distribution purposes. The Plan contains separate classes for holders of Claims against and Interests in the Debtors. As required by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified.

         The table below summarizes the classification and treatment of the principal prepetition Claims and Interests in the Plan. The classification and treatment for all Classes are described in more detail in Section VII. The table below also sets forth the Debtors' estimates of the amount of Claims that will ultimately become Allowed in each Class based upon review by the Debtors of all Claims scheduled by the Debtors, consideration of the provisions of the Plan that affect the allowance of certain Claims, and a general estimate of the amount by which Allowed Claims may ultimately exceed the amount of Claims scheduled by the Debtors. The table below also includes an estimated percentage recovery for holders of Claims in each Class. For purposes of estimating the percentage recoveries as set forth below, the New Common Stock to be issued pursuant to the Plan was assumed to be valued as provided for in the valuation analysis attached hereto as Appendix D. The estimated percentage recoveries set forth below that are based upon distributions of New Common Stock were calculated using the mid-point of the valuation ranges.

         The Debtors' investment banker and financial advisor, Miller Buckfire Lewis, performed a valuation of the Reorganized Debtors and the New Common Stock based on information and financial projections provided by the Debtors. The valuation assumptions include, among other things, an assumption that the results projected for the Reorganized Debtors will be achieved in all material respects. However, no assurance can be given that the projected results will be achieved. To the extent that the valuation assumptions are dependent upon the achievement of the results projected by the Debtors, the valuation assumptions must be considered speculative.


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The valuation assumptions also consider, among other matters, (i) market valuation information concerning certain publicly traded securities of certain other companies that are considered relevant, (ii) certain general economic and industry information considered relevant to the business of the Reorganized Debtors, and (iii) such other investigations and analyses as were deemed necessary or appropriate. The Debtors and Miller Buckfire Lewis believe these valuation assumptions are reasonable.

         The foregoing valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Common Stock or any other securities. Such securities may trade at substantially higher or lower prices because of a number of factors, including those discussed in Section VIII. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

         In addition, for certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will actually be realized by the holders of Allowed Claims in any particular Class. FOR PURPOSES OF CALCULATING ESTIMATED RECOVERIES, THE FOLLOWING TABLE GIVES EFFECT TO THE SUBORDINATION RIGHTS OF VARIOUS PARTIES, AND DOES NOT GIVE EFFECT TO THE RECOVERIES, IF ANY, ON ACCOUNT OF CLAIMS OF THE DEBTORS ON ACCOUNT OF THE STEWARDSHIP AND RELATED INVESTIGATIONS.


CLASS DESCRIPTION              TREATMENT UNDER PLAN
-----------------              --------------------

CLASS 1 - SECURED              A secured claim includes any claim secured by a
CLAIMS                         lien on property in which Kmart or its affiliates
                               have an interest. A secured claim also includes a claim that is subject to setoff. Kmart believes that various real estate mortgages are the primary secured claims in these proceedings, although there also may be certain real estate tax liens, mechanics' liens and personal property tax liens as well as setoff claims asserted by certain of Kmart's banks where Kmart maintains deposit accounts. The claims of consignment vendors who assert liens on consignment inventory are not included in the Debtors' estimate of the amount of secured claims under the Plan. However, Kmart intends to assume the consignment agreements with such vendors. Under the Plan, the legal, equitable, and contractual rights of each secured claim holder shall be reinstated, which means that the claim holders' rights will be unaltered and that Kmart will cure outstanding payment defaults. Additionally, the liens, including real estate mortgages, will survive the Chapter 11 and will continue in accordance with the contractual terms of the parties' underlying agreements until the claims are paid in full. As alternatives to the foregoing, under the Plan, Kmart may (i) pay off a lien in cash, with the amount of the payment equal to the value of the collateral, (ii) surrender the collateral to the claim holder, or (iii) agree to some other arrangement with the lien holder. Kmart must make one of the foregoing elections by the later of the effective date of the Plan, or ten days after the lien is allowed by

CLASS DESCRIPTION              TREATMENT UNDER PLAN
-----------------              --------------------

                               the Bankruptcy Court, and must provide prompt notice to the lienholder of the election. However, in the event Kmart fails to make any election, the lien will be reinstated. Kmart anticipates that most, if not all, of its real estate mortgages will be reinstated, and any outstanding payment defaults will be cured.

                               ESTIMATED AMOUNT OF CLAIMS:          $61,000,000
                               ESTIMATED PERCENTAGE RECOVERY:       100%


CLASS 2 - OTHER PRIORITY       Other priority claims are primarily claims held
CLAIMS                         by current and former employees for unpaid wages,
                               salaries, bonuses, severance pay, vacation pay, and other unpaid employee benefits. Upon commencement of the Chapter 11 Cases, Kmart obtained authority from the Bankruptcy Court to pay such amounts in the ordinary course of business. Kmart believes that it has in fact paid all such amounts, and that there should not be a significant amount of such claims, if any, remaining unpaid. However, in the event there are any valid claims for unpaid wages, salaries, and other employee compensation, Kmart will either pay such claims in full in cash or, if necessary, agree with the claim holder to some other mutually agreeable compensation arrangement.

                               ESTIMATED AMOUNT OF CLAIMS:                 $ 0
                               ESTIMATED PERCENTAGE RECOVERY:              N/A

CLASS 3 - PREPETITION          The prepetition lenders to Kmart are owed
LENDER CLAIMS                  $1,076,156,647.02. The prepetition lenders are
                               unsecured creditors of Kmart. Like all other unsecured creditors, the prepetition lenders are entitled to a pro rata share in the value of reorganized Kmart. This value would otherwise take the form of common stock in reorganized
                               Kmart, which is what most other unsecured creditors will receive under the plan. However, the prepetition lenders will not receive stock on account of their claims, but will instead receive cash. The cash payment is being made as a settlement of a series of complex disputes among the prepetition lenders and other creditor constituencies. These disputes arise out of the fact that several of Kmart's subsidiaries have guaranteed Kmart's indebtedness to the prepetition lenders. These subsidiaries have substantial assets. Based upon these guarantees, the lenders have asserted that they are entitled to the full value of the subsidiaries before other creditors may be entitled to any of such value under the Plan. Other creditors have disputed the lenders' claims, the enforceability of the guaranties, and have also questioned whether the subsidiaries should be deemed the owners of the assets. As a result of extensive negotiations among Kmart, the prepetition lenders, and other creditor constituencies, and in order to avoid costly litigation that will delay Kmart's emergence from Chapter 11, a settlement of these




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CLASS DESCRIPTION              TREATMENT UNDER PLAN
-----------------              --------------------

                               disputes has been reached whereby Kmart will simply pay the prepetition lenders cash in an amount equal to 40% of their claims, including certain setoff claims that the lenders assert against Kmart. Additionally, with respect to letters of credit outstanding under the parties' prepetition credit agreement, Kmart will either
                               (i) obtain replacement letters of credit, (ii) provide cash collateral for such letters of credit in an amount equal to 105% of the letters of credit, or (iii) if the letters of credit have been drawn, Kmart shall reimburse the lenders who issued such letters of credit. ESL Investments, Inc., the holder of a significant portion of the prepetition lender claims, will be deemed to have contributed back to Kmart the cash that ESL would otherwise receive under the Plan in exchange for common stock in reorganized Kmart. The allowed amount of the claims stated below is the total agreed amount of claims owed by Kmart to all of the prepetition lenders, including ESL. The estimated percentage recovery stated below represents the 40% cash payment lenders are entitled to receive under the Plan, although, as explained above, ESL will not retain this cash payment on account of any prepetition lender claims currently owned by ESL, and instead will be deemed to utilize its cash payment to purchase stock in reorganized Kmart.

                               ALLOWED AMOUNT OF CLAIMS:       $1,076,156,647.02
                               ESTIMATED PERCENTAGE RECOVERY:  40.0%

CLASS 4 - PREPETITION          Prepetition note claims are comprised of
NOTE CLAIMS                    unsecured debentures and notes issued by Kmart
                               over the course of several years. The total amount owed by Kmart on account of these debentures and notes is $2,277,384,986.97. Under the Plan, holders of debentures and notes will receive two forms of consideration in settlement of their claims. First, they will receive their pro rata share of 25,008,573 shares of common stock in reorganized Kmart. This represents approximately 29% of all such common stock to be issued under the Plan and Investment Agreement, although this percentage amount is subject to dilution on account of stock options and similar rights that Kmart may later choose to grant to members of management and other employees as incentive compensation. According to a valuation analysis prepared by Kmart's investment bankers and financial advisors, the estimated, mid-range value of Kmart's equity is approximately $1.128 billion. Twenty-nine percent of this amount is approximately $327 million. The estimated percentage recovery to prepetition noteholders stated below is obtained by dividing the $327 million in estimated value by the total amount of debenture and note claims. The stock that noteholders will receive includes stock that would otherwise have been distributed to holders of trust preferred obligations of Kmart, described below. However, pursuant to the prepetition agreements governing the trust preferred obligations and the compromise and

CLASS DESCRIPTION              TREATMENT UNDER PLAN
-----------------              --------------------

                               settlement of claims by the prepetition lenders, distributions on account of the trust preferred obligations must be made to the lenders and the noteholders. Under the global settlement contemplated by the Plan, the lenders have agreed that the noteholders will receive the stock that the lenders otherwise would have received on account of the trust preferred obligations. In addition to the stock in reorganized Kmart, the noteholders will also share in any recoveries on account of claims by Kmart against certain former members of its senior management and other persons identified by Kmart in connection with its investigations into certain accounting and other matters pertaining to former management's stewardship of the company, including events immediately preceding Kmart's filing for Chapter
                               11. The noteholders are expected to share in any such recoveries pro rata with holders of trade vendor/lease rejection claims, holders of trust preferred obligations and holders of other unsecured claims (less up to 2.5% of such recoveries for certain holders of Kmart common stock). The anticipated recovery on account of these claims is unknown, and therefore is not included in the estimated percentage recovery stated below.

                               ALLOWED AMOUNT OF CLAIMS:       $2,277,384,986.97
                               ESTIMATED PERCENTAGE RECOVERY:  14.4 %

CLASS 5 - TRADE VENDOR/        Trade vendor/lease rejection claims are claims
LEASE REJECTION CLAIMS         arising as a result of retail merchandise or
                               services provided by trade vendors or service providers, rejection of executory contracts and unexpired leases, guaranties related to rejected executory contracts and unexpired leases, guaranties with respect to industrial revenue bonds, and unsecured deficiency claims, if any. Kmart estimates that the total amount of all such claims in this class will be approximately $4.3 billion, although this estimate could be materially different from the amount of all such claims that are finally allowed. Under the Plan, creditors in this class with claims in amounts over $30,000 will receive two forms of consideration (those with claims under $30,000 are in class 7, described below).
                               First, they will receive their pro rata share of 31,945,161 shares of common stock in reorganized
                               Kmart. This represents approximately 37% of all such common stock to be issued under the Plan, although this percentage amount is subject to dilution on account of stock options and similar rights that Kmart may later choose to grant to members of management and other employees as incentive compensation. According to a valuation analysis prepared by Kmart's investment bankers and financial advisors, the estimated, mid-range value of Kmart's equity is approximately $1.128 billion. Thirty-seven percent of this amount is approximately $418 million. The estimated percentage recovery to trade vendors and rejection claims stated below is obtained by dividing the $418 million in

CLASS DESCRIPTION              TREATMENT UNDER PLAN
-----------------              --------------------

                               estimated value by the total amount of all estimated claims of $4.3 billion. In addition to the stock in reorganized Kmart, trade vendor and rejection claimants will also share in any recoveries on account of claims by Kmart against certain former members of its senior management and other persons identified by Kmart in connection with its investigations as discussed above in connection with Class 4. They are expected to share in any such recoveries pro rata with holders of prepetition notes claims, holders of trust preferred obligations and holders of other unsecured claims (less up to 2.5% of such recoveries for certain holders of Kmart common stock). The anticipated recovery on account of these claims is unknown, and therefore is not included in the estimated percentage recovery stated below.

                               ESTIMATED AMOUNT OF CLAIMS:        $4,300,000,000
                               ESTIMATED PERCENTAGE RECOVERY:     9.7%


CLASS 6 - OTHER                The class of other unsecured claims is comprised
UNSECURED CLAIMS               of personal injury and other litigation claimants
                               and claims by governmental entities on account of anything other than taxes. A very large percentage of these claims are unknown in amount and disputed. However, based on Kmart's history prior to these Chapter 11 cases in resolving personal injury and other claims, Kmart estimates that the total amount of claims in this class will be approximately $200 million.
                               Holders of claims in this class may elect to receive either cash or stock in reorganized
                               Kmart. Under the cash option, personal injury and governmental claimants with claims greater than $30,000 (those with claims under $30,000 are in Class 7, described below) will be entitled to receive a cash payment on the third anniversary after Kmart emerges from Chapter 11.
                               The cash payment will be in an amount which is expected to approximate the percentage distribution that trade vendor and lease rejection claimants will receive in stock, which is estimated to be 9.7% of their claims. Under the stock option, personal injury and government claimants may elect to be treated as class 5 trade vendor/lease rejection claimants, in which case they will receive their pro rata share of common stock in reorganized Kmart. However, if they make this election, they will be deemed to have agreed to an expedited procedure to be approved by the Bankruptcy Court for the estimation of their claims for all purposes under the Plan. Thus, personal injury claimants who make this election will effectively be removed from the personal injury claims resolution procedures previously approved by this Court. Regardless of whether a personal injury or other government creditor elects cash or stock, the creditor also will share in any recoveries on account of claims by Kmart against certain former members of its senior management and other persons identified by Kmart in connection with its investigations as discussed above in connection with Class 4. They are expected to

CLASS DESCRIPTION              TREATMENT UNDER PLAN
-----------------              --------------------

                               share in any such recoveries pro rata with holders of prepetition notes claims, holders of trade vendor and rejection claims and holders of trust preferred obligations (less up to 2.5% of such recoveries for certain holders of Kmart common stock). The anticipated recovery on account of these claims is unknown, and therefore is not included in the estimated percentage recovery stated below.

                               ESTIMATED AMOUNT OF CLAIMS:         $200,000,000
                               ESTIMATED PERCENTAGE RECOVERY:      9.7%

CLASS 7 - GENERAL              General unsecured convenience claims are claims
UNSECURED CONVENIENCE          held by persons that would otherwise qualify for
CLAIMS                         treatment as class 5 or class 6 creditors, but
                               whose claims are in amounts equal to or less than $30,000. Kmart estimates that the total amount of claims in this class will be approximately $5 million. Such creditors with claims in amounts equal to or less than $30,000 will receive cash in an amount equal to 6.25% of the amount their claims, payable on the earlier of Kmart's emergence from Chapter 11 or as soon as practicable after the amount of the claim is finally determined. Class 5 and class 6 creditors with claims in amounts greater than $30,000 may elect to reduce their claims to $30,000, in which event they will be entitled to receive cash in an amount equal to $1,875 payable upon Kmart's emergence from Chapter 11. Class 7 creditors may elect, as an alternative to this treatment, to be considered as a Class 5 creditor and receive the treatment provided to Class 5 creditors. General unsecured convenience claims are not entitled to any other consideration under the Plant on account of their claims.


                               ESTIMATED AMOUNT OF CLAIMS:          $5,000,000
                               ESTIMATED PERCENTAGE RECOVERY:       6.25%

CLASS 8 - TRUST                Trust preferred obligations are obligations on
PREFERRED OBLIGATIONS          account of certain mandatorily redeemable
                               convertible preferred securities issued by Kmart
                               Financing I, one of Kmart's affiliates, and guaranteed by Kmart pursuant to the terms of a limited, subordinated guarantee. Kmart estimates that the total amount of obligations in this class is approximately $648 million. The documents evidencing these obligations, including certain underlying indentures, provide that amounts payable to the holders of these obligations in the event of insolvency proceedings of Kmart shall be payable to the prepetition lenders and the prepetition noteholders until such creditors are paid in full. Because these creditors will not be paid in full under the Plan on account of their claims, holders of the trust preferred obligations are not otherwise entitled to a distribution under the Plan. However, as part of the parties' global compromise and settlement, the Plan provides that if both the class of prepetition noteholders and the class

CLASS DESCRIPTION              TREATMENT UNDER PLAN
-----------------              --------------------

                               of trust preferred obligations vote to accept the Plan, the holders of the trust preferred obligations will share in any recoveries on account of claims by Kmart against certain former members of its senior management and other persons identified by Kmart in connection with its investigations as discussed above in connection with Class 4. They will share in any such recoveries pro rata with holders of prepetition notes claims, holders of trade vendor and rejection claims, and holders of other unsecured claims. The anticipated recovery on account of these claims is unknown and therefore is not included in the estimated percentage recovery below. If, however, either the class of prepetition notes or the class of trust preferred obligation holders votes against the plan, then holders of trust preferred obligations shall not receive or retain any property under the Plan on account of the trust securities that they hold.

                               ESTIMATED AMOUNT OF OBLIGATIONS:    $648,043,500
                               ESTIMATED PERCENTAGE RECOVERY:      N/A

CLASS 9 - INTERCOMPANY         An intercompany claim is a claim by one or more
CLAIMS                         of Kmart and its affiliates against other Kmart
                               affiliates on account of various matters, including royalty obligations and obligations on account of purchased inventory. Under the Plan, at the option of Kmart, intercompany claims may either be reinstated or eliminated. The ultimate decision will be based upon business planning reasons of the reorganized company.

                               ESTIMATED AMOUNT OF CLAIMS:         N/A
                               ESTIMATED PERCENTAGE RECOVERY:      N/A

CLASS 10 - SUBORDINATED        A subordinated securities claim is a claim for
SECURITIES CLAIMS              damages from the purchase or sale of Kmart common
                               stock, including claims asserting that Kmart's public financial statements did not accurately portray Kmart's financial condition. Under the Bankruptcy Code, such claims have the same priority as Kmart common stock. In the event all other classes of creditors vote to accept the Plan, the holders of subordinated securities claims will be entitled to receive their pro rata share of the right to recover 2.5% of the recoveries, if any, on account of claims by Kmart against certain former members of its senior management and other persons identified by Kmart in connection with its investigations as discussed above in connection with Class 4. They will share in any such recoveries pro rata with holders of Kmart common stock. The anticipated recovery on account of these claims is unknown, and therefore is not included in the estimated percentage recovery below. To the extent there is any recovery on account of securities claims against persons other than Kmart with respect to the accounting and stewardship matters, then the recovery to subordinated securities

CLASS DESCRIPTION              TREATMENT UNDER PLAN
-----------------              --------------------

                               claimants under the Plan will be reduced accordingly. If any class of impaired creditors votes to reject the Plan, then holders of subordinated securities claims will not be entitled to receive any property on account of their claims.

                               ESTIMATED AMOUNT OF CLAIMS:                 N/A
                               ESTIMATED PERCENTAGE RECOVERY:              N/A

CLASS 11 - EXISTING            Under the Plan, existing Kmart common stock will
COMMON STOCK                   be cancelled. However, in the event all other
                               classes of creditors vote to accept the Plan, the holders of Kmart common stock will be entitled to receive their pro rata share of the right to recover 2.5% of the recoveries, if any, on account of claims by Kmart against certain former members of its senior management and other persons identified by Kmart in connection with its investigations as discussed above in connection with Class 4. They will share in any such recoveries pro rata with holders of subordinated securities claims. The anticipated recovery on account of these claims is unknown, and therefore is not included in the estimated percentage recovery below. To the extent there is any recovery on account of securities claims against persons other than Kmart on account of the accounting and stewardship matters, then the recovery to holders of Kmart existing common stock under the Plan will be reduced accordingly.
                               If any class of impaired creditors votes to reject the Plan, then holders of Kmart common stock will not be entitled to receive any property on account of their claims.

                               ESTIMATED AMOUNT OF INTERESTS:              N/A
                               ESTIMATED PERCENTAGE RECOVERY:              N/A

CLASS 12 - OTHER               Other Interests are comprised of all options,
INTERESTS                      warrants, call rights, puts, awards, or other
                               agreements to acquire Existing Common Stock.
                               Under the Plan, these interests will be cancelled and the holders of these interests will not receive or retain any property on account of such interests under the Plan.

                               ESTIMATED AMOUNT OF INTERESTS:              N/A
                               ESTIMATED PERCENTAGE RECOVERY:              N/A


         THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AS APPLICABLE. EACH OF THE DEBTORS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

                                TABLE OF CONTENTS

                                                                                                               PAGE

I.  INTRODUCTION.................................................................................................1

II.  BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES..........................................................2
         A.       Definitions....................................................................................2
         B.       Notice to Holders of Claims and Interests .....................................................2
         C.       Solicitation Package...........................................................................3
         D.       General Voting Procedures, Ballots, and Voting Deadline........................................3
         E.       Questions About Voting Procedures..............................................................4
         F.       Confirmation Hearing and Deadline for Objections to Confirmation...............................4

III.  HISTORY OF THE DEBTORS.....................................................................................6
         A.       Overview of Business Operations................................................................6
         B.       Recent Financial Results.......................................................................9

IV.  PREPETITION CAPITAL STRUCTURE OF THE DEBTORS................................................................9
         A.       Prepetition Credit Facilities..................................................................9
         B.       Prepetition Notes and Related Obligations.....................................................10
         C.       Trust Securities..............................................................................11
         D.       Other Material Debt Obligations...............................................................12
         E.       Equity........................................................................................13

V.  CORPORATE STRUCTURE OF THE DEBTORS..........................................................................13
         A.       Current Corporate Structure...................................................................13
         B.       Board of Directors of Kmart...................................................................13
         C.       Senior Management of Kmart....................................................................14

VI.  THE CHAPTER 11 CASES.......................................................................................16
         A.       Events Leading to Commencement of the Chapter 11 Cases........................................16
         B.       Continuation of Business; Stay of Litigation..................................................16
         C.       Summary of Certain Relief Obtained at the Outset of the Chapter 11 Cases......................16
         D.       Post-Petition Financing.......................................................................19
         E.       Other Significant Events During the Chapter 11 Cases..........................................19
         F.       The Accounting, Stewardship and Related Investigations........................................39
         G.       Summary of Claims Process, Bar Date, Certain Claims, and Professional Fees....................53
         H.       Pension Issues................................................................................59
         K.       Management Compensation Incentive Plan........................................................65

VII.  SUMMARY OF THE REORGANIZATION PLAN........................................................................66
         A.       Overall Structure of the Plan.................................................................66
         B.       Classification and Treatment of Claims and Interests..........................................77
         C.       Means for Implementation of the Plan..........................................................90
         D.       Unexpired Leases and Executory Contracts.....................................................105
         E.       Provisions Governing Distributions...........................................................108
         F.       Allowance and Payment of Certain Administrative Claims.......................................113
         G.       Kmart Creditor Trust.........................................................................115
         H.       Effect of the Plan on Claims and Interests...................................................120


                                     -xviii-

                                                                                                              PAGE

VIII.  CERTAIN FACTORS TO BE CONSIDERED........................................................................125
         A.       General Considerations.......................................................................125
         B.       Certain Bankruptcy Considerations............................................................126
         C.       Business Factors and Competitive Conditions..................................................126
         D.       Seasonal Nature of Business..................................................................127
         E.       Inherent Uncertainty of Financial Projections................................................128
         F.       Access to Financing and Trade Terms..........................................................128
         G.       Claims Estimations...........................................................................129
         H.       Potential Dilution Caused by Options or Warrants.............................................129
         I.       Market for New Securities....................................................................130
         J.       Potential Ownership Change...................................................................130
         K.       Tax Planning.................................................................................130
         L.       Dividends....................................................................................130
         M.       Impact of Interest Rates.....................................................................131

IX.  RESALE OF SECURITIES RECEIVED UNDER THE PLAN..............................................................131
         A.       Issuance of New Common Stock.................................................................131
         B.       Subsequent Transfers of New Common Stock.....................................................131

X.  CERTAIN FEDERAL INCOME
         TAX CONSEQUENCES OF THE PLAN..........................................................................132
         A.       United States Federal Income Tax Consequences to the Debtors.................................133
         B.       Federal Income Tax Consequences to Claimholders and Interestholders
                  of the Debtors...............................................................................135
         C.       Importance of Obtaining Professional Tax Assistance..........................................140

XI.  FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST.......................................................140
         A.       Feasibility of the Plan......................................................................140
         B.       Acceptance of the Plan.......................................................................141
         C.       Best Interests Test..........................................................................141
         D.       Estimated Valuation of the Reorganized Debtors...............................................142
         E.       Application of the Best Interests Test to the Liquidation Analysis and the
                  Valuation of the Reorganized Debtors.........................................................143
         F.       Confirmation Without Acceptance of All Impaired Classes:  The 'Cramdown'
                  Alternative..................................................................................145
         G.       Conditions to Confirmation and Consummation of the Plan .....................................146
         H.       Waiver of Conditions to Confirmation and Consummation of the Plan............................147
         I.       Retention of Jurisdiction....................................................................147

XII.  ALTERNATIVES TO CONFIRMATION AND
         CONSUMMATION OF THE PLAN..............................................................................149
         A.       Continuation of the Bankruptcy Case..........................................................149
         B.       Alternative Plans of Reorganization..........................................................149
         C.       Liquidation Under Chapter 7 or Chapter 11....................................................149

                                                                                                              PAGE

XIII.  VOTING REQUIREMENTS.....................................................................................150
         A.       Parties in Interest Entitled to Vote.........................................................151
         B.       Classes Impaired Under the Plan..............................................................152

XIV.  CONCLUSION...............................................................................................154
         A.       Hearing on and Objections to Confirmation....................................................154
         B.       Recommendation...............................................................................154

                                   APPENDICES

Appendix A      --    First Amended Joint Plan of Reorganization of Kmart
                      Corporation and Certain of Its Domestic Subsidiaries and
                      Affiliates, Debtors and Debtors-in-Possession

Appendix B      --    Liquidation Analysis

Appendix C      --    Pro Forma Financial Projections

Appendix D      --    Reorganization Valuation Analysis

Appendix E      --    Historical Financial Results

                                 I. INTRODUCTION

         Kmart Corporation ("Kmart") and 37 of its domestic subsidiaries and affiliates (the "Affiliate Debtors"), debtors and debtors-in-possession (collectively, the "Debtors"), submit this disclosure statement (the "Disclosure Statement") pursuant to Section 1125 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code") for use in the solicitation of votes on the First Amended Joint Plan of Reorganization of Kmart Corporation and its Affiliated Debtors and Debtors-in-Possession (the "Plan") proposed by the Debtors and filed with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"), on February 25, 2003. A copy of the Plan is annexed as Appendix A hereto.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek Chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization and operations of the Reorganized Debtors. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that Claimholders in Impaired Classes must follow for their votes to be counted.

                  FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE SECTION VII - SUMMARY OF THE REORGANIZATION PLAN AND SECTION VIII - CERTAIN FACTORS TO BE CONSIDERED.

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

             II. BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       DEFINITIONS

         Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. In addition, all references in this Disclosure Statement to monetary figures refer to United States of America currency unless otherwise expressly provided.

B.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

         This Disclosure Statement is being transmitted to certain Claimholders for the purpose of soliciting votes on the Plan and to others for informational purposes. The purpose of this Disclosure Statement is to provide adequate information to enable the holder of a Claim against the Debtors to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.

         By order entered on February 25, 2003, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable Claimholders that are entitled to vote on the Plan to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

         ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS DISCLOSURE
STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE
DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

         THIS DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT
TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the projections set forth in Appendix D attached hereto (the "Projections"), and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement does not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.       SOLICITATION PACKAGE

         Accompanying this Disclosure Statement are, among other things, copies of (1) the Plan (Appendix A hereto); (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan; the date, time and place of the hearing to consider the confirmation of the Plan and related matters; and the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice"); and (3) if you are entitled to vote, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

D.       GENERAL VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

         After carefully reviewing the Plan, this Disclosure Statement, and (if you are entitled to vote) the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. You must provide all of the information requested by the appropriate Ballot. Failure to do so may result in the disqualification of your vote on such Ballot. Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

         IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND ACTUALLY RECEIVED NO LATER THAN APRIL 4, 2003 AT 4:00 P.M. (PREVAILING EASTERN TIME) (THE "VOTING DEADLINE") BY THE VOTING AGENT RESPONSIBLE FOR COLLECTING BALLOTS PERTAINING TO YOUR CLAIM. THERE ARE TWO VOTING AGENTS IN THIS CASE. INNISFREE M&A INCORPORATED IS THE VOTING AGENT FOR ALL HOLDERS OF PREPETITION NOTE CLAIMS AND TRUST PREFERRED OBLIGATIONS. TRUMBULL BANKRUPTCY SERVICES IS THE VOTING AGENT FOR ALL OTHER CLAIMHOLDERS VOTING ON THE PLAN. YOUR BALLOT CONTAINS THE CONTACT INFORMATION FOR THE VOTING AGENT RESPONSIBLE FOR COLLECTING BALLOTS PERTAINING TO YOUR CLAIM. THE CONTACT INFORMATION FOR BOTH VOTING AGENTS IS LISTED BELOW.

          BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE COURT, THE STATUTORY COMMITTEES OR COUNSEL TO THE DEBTORS OR COUNSEL TO THE STATUTORY COMMITTEES.

E.       QUESTIONS ABOUT VOTING PROCEDURES

         If (1) you have any questions about (a) the procedure for voting your Claim, (b) the packet of materials that you have received, or (c) the amount of your Claim holdings or (2) you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents please contact:

         Prepetition Note Claims and                 Prepetition Lender Claims, Trade Vendor/
         Trust Preferred Obligations                 Lease Rejection Claims, and Other Unsecured Claims

         Innisfree M&A Incorporated                  Trumbull Bankruptcy Services
         501 Madison Avenue, 20th Floor              P.O. Box 426
         New York, New York 10022                    Windsor, Connecticut 06095
         Attn:  Kmart Corporation                    Attn: Kmart Balloting Center
         Telephone:  (877) 750-2689                  Telephone:  (877) 876-2705

         FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XII - VOTING REQUIREMENTS.

F.       CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

         Pursuant to Section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to begin on April 14, 2003, at 10:00 a.m. (prevailing Central time) before the Honorable Susan Pierson Sonderby, United States Bankruptcy Judge, at the Everett McKinley Dirksen Courthouse, 219 South Dearborn Street, Chicago, Illinois 60604, Courtroom 1725. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are ACTUALLY RECEIVED on or before April 4, 2003, at 4:00 p.m. (prevailing Central time) by:

                  Counsel for the Debtors

                           Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                           Chicago, Illinois  60606-1285
                           Attn:   John Wm. Butler, Jr., Esq.

                  United States Trustee

                           The Office of the United States Trustee
                           227 West Monroe Street, Suite 3350
                           Chicago, IL 60606
                           Attn:  Kathryn M. Gleason, Esq.

                  Counsel for the Creditors' Committee

                          Otterbourg, Steindler, Houston & Rosen, P.C.
                          230 Park Avenue
                          New York, NY 10169
                          Attn: Glenn B. Rice, Esq.
                                Scott L. Hazan, Esq.

                          Winston & Strawn
                          35 West Wacker Drive
                          Chicago, IL 60601
                          Attn: Matthew J. Botica, Esq.

                  Counsel for the Financial Institutions' Committee

                          Jones Day
                          901 Lakeside Avenue
                          Cleveland, OH 44114
                          Attn: Richard M. Cieri, Esq.

                          Jones Day
                          77 West Wacker Drive
                          Chicago, IL 60601
                          Attn: Paul E. Harner, Esq.
                                Ray C. Schrock, Esq.

                  Counsel for the Equity Committee

                          Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. 55 East Monroe Street
                          Suite 3700
                          Chicago, IL 60603
                          Attn:    Randall L. Klein, Esq.

                  Counsel for the Prepetition Lenders

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, NY 10017
                          Attn:  Peter V. Pantaleo, Esq.

                  Counsel for Plan Investors

                          Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, NY  10019
                          Attn:  Scott K. Charles, Esq.

                           III. HISTORY OF THE DEBTORS

A.       OVERVIEW OF BUSINESS OPERATIONS

         1.       Summary of the Debtors' Business History.

         Kmart was incorporated under the laws of the State of Michigan on March 9, 1916, as the successor to the business developed by its founder, Sebastian Spering Kresge, who opened his first store in 1899. When Kresge opened his first store, he sold everything for five or ten cents. The low prices appealed to shoppers and allowed him to expand to 85 stores by 1912, with annual sales of more than $10 million. When war and financial depressions hit America over the next several decades, the Kresge stores continued to offer families products at prices they could afford and jobs to support American families. By the mid-1920s, Kresge was opening locations that sold items for $1 or less, a precursor to the current discount store. These "green-front" stores often were right next to the traditional red-front, five-and-dime Kresge stores.

         As the retail environment became more competitive, Kresge again blazed the trail for future retailers by launching a newspaper advertising program to entice shoppers to its stores. Those print ads were the precursor to radio promotions, which followed 20 years later, and then television commercials which began to air in 1968. Kmart continues to be the leading print promotional retailer, with weekly circulars reaching more than 70 million households.

         By the late 1950s, it was evident that the company needed to change to continue to be a leader in the growingly competitive retail environment. That change came through Harry B. Cunningham, who became President in 1959. Cunningham had been studying other discount houses and developed a new strategy for the organization. Under Cunningham's leadership, the first Kmart discount department store opened in 1962 in Garden City, Michigan. Seventeen additional Kmart stores opened that year, leading to corporate sales of more than $483 million. Just four years later in 1966, sales from 162 Kmart stores and 753 Kresge stores topped the $1 billion mark. In 1976, Kresge made history by opening 271 Kmart stores in one year, becoming the first-ever retailer to launch 17 million square feet of sales space in a single year.

         In 1977, nearly 95% of Kresge company sales were generated by Kmart stores. To reflect this dramatic impact, the company officially changed its name to Kmart Corporation. Ten years later, Kmart sold the remaining Kresge stores to fully concentrate on discount merchandising. In 1990, Kmart unveiled a bold new logo and a bold new plan: a five-year, $3.5 billion new-store opening, enlargement, and modernization program to focus the business on its Kmart stores. In 1991, as part of the new plan, Kmart opened the first Kmart Supercenter in Medina, Ohio, offering a full-service grocery along with general merchandise 24 hours a day, seven days a week.

         Kmart began expanding its business operations in 1984 through the acquisition of several specialty stores. In that year, Kmart acquired Walden Book Company and Home Centers of America, which was subsequently renamed Builders Square. Six years later in 1990, Kmart purchased The Sports Authority, a chain of sporting goods super stores, and a 22% ownership interest in OfficeMax (later increased to over 90% in 1991). In 1992, Kmart acquired Borders, a chain of book super stores in the Midwest and Northeast. While Kmart acquired interests in these businesses in order to diversify its business lines, Kmart incurred a significant amount of debt in connection with the acquisitions and ultimately was diverted from its core business as a discount merchandise retailer. In 1994, Kmart therefore began to divest itself of its interests in certain of these entities by completing initial public offerings of portions of its interests in The Sports Authority, OfficeMax, and Borders. In 1995 and 1997, Kmart sold its remaining interests in The Sports Authority, OfficeMax, and Builders Square. Although Kmart no longer has any interests in these specialty stores, it remains obligated on significant lease guarantee obligations in connection with these businesses. These liabilities are summarized in greater detail in Section IV.D. of this Disclosure Statement.

         In 1996, a complete redesign of the Kmart store was launched, making them cleaner, brighter and easier to shop. A "Pantry" department, selling frequently-purchased consumable goods, was moved toward the front of the store and a new focus was placed on the Children's and Home Fashions departments. These "big" changes were signified by a new name for the remodeled stores: "Big Kmart." To further expand the reach of the company, in December 1999, Kmart, with investment partners, launched a new Internet presence, BlueLight.com, which operated an e-commerce site and provided internet service. By initially offering free Internet service, BlueLight was able to register a record-breaking number of users in its first few months. Shoppers now know the e-commerce and information site as www.kmart.com.

         2.      The Debtors' Position in the Retail Industry; Exclusive Brands.

         As of the commencement of these Chapter 11 Cases, Kmart was the nation's second largest discount retailer and the third largest general merchandise retailer, operating 2,114 stores, including 136 supercenters, with locations in each of the 50 United States, Puerto Rico, the U.S. Virgin Islands and Guam, and an e-commerce shopping site. As of October 15, 2002, Kmart's retail operations were located in 308 of the 324 metropolitan statistical areas in the United States.

         Kmart employed approximately 234,000 employees nationwide, making it one of the largest employers in the United States with annual payroll and benefits of over $5 billion. For the fiscal year ended January 2002, Kmart had consolidated net sales of approximately $36 billion, administered $14.3 billion in assets at book value, and reported total liabilities of approximately $10 billion.

         Kmart has relationships with more than 4,000 merchandise vendors worldwide and is one of the country's largest purchasers of products. Kmart's stores are generally one-floor, free-standing units ranging in size from 40,000 to 190,000 square feet. Most of Kmart's store locations are leased from unrelated third parties. As of the commencement of these Chapter 11 Cases, Kmart was a party to over 5,000 leases and subleases, had relationships with approximately 3,240 landlords and subtenants, and was a party to over 6,300 additional executory contracts. Kmart had two principal equity investments, including a 49% interest in substantially all of the Meldisco subsidiaries of Footstar, Inc., operator of the footware departments in Kmart stores, and a 36% interest in Penske Auto Centers, LLC, which formerly operated Penske auto service centers at certain Kmart stores.

         Kmart has several major competitors on a national level, including Wal-Mart, Target, Sears, Kohl's, and J.C. Penney, and many competitors on a local and regional level which compete with Kmart's individual stores. Success in this competitive retail environment is based on factors such as price, quality, service, product assortment and convenience. Due to the seasonal nature of the retail industry, where merchandise sales and cash flows from operations are historically higher in the fourth calendar quarter than any other period, a disproportionate amount of revenues and operating cash flows are generated during the holiday season. In preparation for the fourth quarter holiday season, Kmart significantly increases its merchandise inventories, which traditionally have been financed by cash flow from operations, bank lines of credit, and trade credit from vendors. Kmart's profitability and cash flow are primarily dependent upon the large sales volume generated during the fourth quarter of its fiscal year. Fourth quarter sales represented over 30% of total net sales in fiscal 2001.

         A key component of Kmart's strategy is its investment in merchandising and marketing initiatives that enhance its strategic position by offering exclusive brands that differentiate Kmart from its competitors. Pursuant to this strategy, Kmart has license agreements with Martha Stewart Living Omnimedia, Inc. for Martha Stewart Everyday home, garden, housewares and seasonal products; Jaclyn Smith G.H. Production, Inc. for Jaclyn Smith women's apparel, jewelry and accessories; Kathy Ireland World Wide, Inc. for Kathy Ireland women's apparel, accessories and exercise equipment; Disney Enterprises, Inc. for Disney non-character apparel for infants and children; Sesame Workshop for Sesame Street apparel for infants and children; Joe Boxer Licensing, LLC for Joe Boxer apparel, accessories and home furnishings; Route 66, L.P. for Route 66 apparel and accessories; Avmark, Inc. for Curtis Mathes consumer video, audio and telecommunications products; and T Enterprises, LLC for the right to utilize the name, likeness, and signature of Ariadna Sodi Miranda, professionally known as Thalia.


[THALIA LOGO]                  [DISNEY LOGO]          [KATHY IRELAND LOGO]

[MARTHA STEWART LIVING LOGO]   [JOE BOXER LOGO]       [ROUTE 66 LOGO]

[JACLYN SMITH LOGO]            [SESAME STREET LOGO]   [CURTIS MATHIS LOGO]

         Kmart believes that focusing its merchandising and marketing approach on quality name brands builds customer loyalty and increases shopping frequency. Indeed, Martha Stewart is a leading brand for home fashions and is widely recognized for quality. The Martha Stewart brand increases customer purchases of other products and has significant product expansion opportunities for Kmart. Similarly, the Jaclyn Smith line of products is Kmart's premier ladies sportswear brand and has consistently ranked among the most recognizable in the industry. The Kathy Ireland brand is Kmart's contemporary sportswear line and generates substantial customer loyalty. The Disney brand has universal customer appeal and very broad customer awareness. The Disney brand is repeatedly ranked among the top consumer brands for quality and value, and is the leading brand for children in the three to eleven age group. The Joe Boxer product launch in August 2002 was the most successful in Kmart's history and creates a fun, high-quality image among Generation Y shoppers.

         The Sesame Street line of products represents the "gold standard" with moms and kids, whereas the Route 66 line of products is a cross-divisional brand offering trendy casual clothing. The Curtis Mathes line of products represents a value brand that offers functionality equivalent to the leading national brands yet provides Kmart with better than average gross margins. The Curtis Mathes line of products consistently produces high sales volume. Finally, the Thalia brand represents an opportunity to strengthen business among Hispanics. This demographic group accounts for more than 17% of the Debtors' total sales and represents the fastest growing segment of the population.

         Kmart recently unveiled a new round of commercials focused on two of its key assets: its high-quality, exclusive brands and its across-the-store value proposition. The latest commercials in its "Stuff of Life" advertising campaign include the Martha Stewart Everyday brand featuring Martha Stewart and the Jaclyn Smith brand featuring Jaclyn Smith. These commercials were directed by award-winning film maker Spike Lee. Other commercial spots focus on Kmart's outstanding value-for-the-money proposition and the corporate branding message, positioning Kmart as the one store where consumers can get all their everyday needs and wants. Finally, Kmart recently unveiled a multi-faceted media campaign including television, print and direct mail for Joe Boxer apparel. The Joe Boxer media campaign focused on the fun, irreverent nature of the Joe Boxer brand.

B.       RECENT FINANCIAL RESULTS

         Set forth in Appendix E are the following selected financial data for the Debtors: (i) statements of operations on a consolidated basis for the fiscal years ended January 30, 2002, January 31, 2001, and January 26, 2000, respectively; (ii) balance sheets on a consolidated basis for the fiscal years ended January 30, 2002, and January 31, 2001, respectively; and (iii) statements of cash flows on a consolidated basis for the fiscal years ended January 30, 2002, January 31, 2001, and January 26, 2000, respectively. The notes that accompany the financial statements were contained in Kmart's Annual Report on Form 10-K/A for the Fiscal Year Ended January 30, 2002 (the "Form 10-K/A"). The footnotes are an integral component of these statements and should be read in conjunction with the Form 10-K/A.

                IV. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

         Prior to the Petition Date, Kmart's liquidity depended primarily on cash provided from its operations, access to capital markets, bank lines of credit and sale/leaseback and other real estate financing transactions.

A.       PREPETITION CREDIT FACILITIES

         1.       The Three-Year Credit Agreement.

         Kmart entered into a credit agreement (as amended, supplemented, restated or otherwise modified, the "Three-Year Credit Agreement"), dated as of December 6, 1999, by and among Chase Securities, Inc., n/k/a JP Morgan Securities, as lead arranger and book manager, The Chase Manhattan Bank, n/k/a JP Morgan Chase Bank, as administrative agent, Bank of America, National Association, as syndication agent, BankBoston N.S. and Bank of New York, as co-documentation agents, and the lenders named therein. The Three-Year Credit Agreement provided Kmart with a total revolving facility of $1,100,000,000 and had a maturity date of December 6, 2002. This facility permitted Kmart to borrow in U.S. dollars on a revolving credit basis and provided for a letter of credit sub-facility. As of the Petition Date, Kmart was indebted to the lenders under the Three-Year Credit Agreement in the principal amount of approximately $684 million plus accrued interest and applicable costs, expenses, and fees. In addition, approximately $129 million in letters of credit were issued and outstanding under this facility. This combined indebtedness is unsecured. Kmart's obligations under the Three-Year Credit Agreement are guaranteed by certain of Kmart's subsidiaries. Certain parties-in-interest have raised certain issues in connection with the enforceability of these guarantees and Kmart's transfer of certain of its assets to the subsidiary-guarantors. See
Section VII.A. of this Disclosure Statement for a discussion of these issues.

         2.       The 364-Day Credit Agreement.

         Kmart entered into a credit agreement (as amended, supplemented, restated or otherwise modified, the "364-Day Credit Agreement"), dated as of November 13, 2001, by and among Kmart, Credit Suisse First Boston, Fleet National Bank and Bank of New York, as co-syndication agents, The Chase Manhattan Bank, n/k/a JP Morgan Chase Bank, as administrative agent, J.P. Morgan Securities, Inc., as advisor, arranger and bookrunner, and the lenders named therein. The 364-Day Credit Agreement provided Kmart with a total revolving facility of $400,000,000 and had a maturity date of November 12, 2002. This facility permitted Kmart to borrow in U.S. dollars on a revolving credit basis. As of the Petition Date, Kmart was indebted to the lenders under the 364-Day Credit Agreement in the principal amount of approximately $393 million plus accrued interest and applicable costs, expenses, and fees. This indebtedness is unsecured. Kmart's obligations under the 364-Day Credit Agreement are guaranteed by certain of Kmart's subsidiaries. Certain parties-in-interest have raised certain issues in connection with the enforceability of these guarantees and Kmart's transfer of certain of its assets to the subsidiary-guarantors. See
Section VII.A. of this Disclosure Statement for a discussion of these issues.

B.       PREPETITION NOTES AND RELATED OBLIGATIONS

         Kmart is a party to a number of indentures pursuant to which Kmart issued various unsecured notes and debentures. In particular, Kmart owed approximately $871 million principal amount of unsecured obligations issued pursuant to that certain Indenture, dated as of February 1, 1985, as amended, between Kmart and The Bank of New York, as original indenture trustee. These obligations include the following:

MATURITY                                  INSTRUMENT            PRINCIPAL AMOUNT OF DEBT
  DATE                                                              (US$ EQUIVALENT)
03/01/05                               12 1/2% Debentures             $100,000,000
12/01/06                                8 1/8% Debentures             $200,000,000
10/01/12                                7 3/4% Debentures             $157,257,000
01/01/22                                8 1/4% Debentures             $ 68,055,000

MATURITY                                  INSTRUMENT            PRINCIPAL AMOUNT OF DEBT
  DATE                                                              (US$ EQUIVALENT)
07/01/22                               8 3/8% Debentures              $ 85,550,000
02/01/23                                7.95% Debentures              $259,800,000
Total                                                                 $870,662,000

         In addition, as of the Petition Date, Kmart owed approximately $222,935,000 principal amount of unsecured Series C Medium Term Notes and Series D Medium Term Notes pursuant to the Indenture under which the foregoing notes and debentures were issued.

         As of the Petition Date, Kmart owed another $1.13 billion principal amount of unsecured obligations pursuant to that certain Indenture, dated as of December 13, 1999, as amended, between Kmart and The Bank of New York, as original indenture trustee. These obligations include the following:



MATURITY                              INSTRUMENT                  AGGREGATE PRINCIPAL
  DATE                                                            AMOUNT OF DEBT (US$
                                                                       EQUIVALENT)
12/01/04                              8.375% Notes                   $   300,000,000
02/01/06                              9.375% Notes                   $   400,000,000
06/15/08                              9.875% Notes                   $   430,000,000
Total                                                                $ 1,130,000,000

         Lastly, Kmart is a party to that certain Commercial Development Revenue Refunding Bonds (Kmart Corporation Project) Series 1994 in the aggregate outstanding principal amount of $1,800,000.00, issued under or in connection with the trust indenture dated as of November 1, 1994 by and between The County Commission of Harrison County, as issuer, and JP Morgan Trust Company, N.A. (as successor to Society National Bank), as indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, and all of the right, title and interest of Harrison County in and under the Loan Agreement and the Promissory Note made between Kmart and The County Commission of Harrison County.

C.       TRUST SECURITIES

         In June 1996, Kmart Financing I, a Delaware business trust sponsored and wholly-owned by Kmart, issued to the public 20,000,000 trust convertible preferred securities in the face amount of $1 billion (the "Trust Securities"). The proceeds from the sale of the Trust Securities, together with the proceeds of a sale of common trust securities to Kmart, were used to purchase from Kmart 7 3/4% subordinated convertible debentures due June 15, 2016 in the face amount of $1 billion, which were issued pursuant to that certain Indenture, dated June 6, 1996, between Kmart and The Bank of New

York, as trustee. The debentures are the sole asset of the trust. The Trust Securities accrue and pay cash distributions quarterly at a rate of 7 3/4% per annum. Kmart guaranteed, on a subordinated basis, distributions and other payments due on the Trust Securities. Kmart has stopped accruing distributions on the Trust Securities. Contractual distributions for fiscal year 2001 on the Trust Securities were $72 million.

         The Trust Securities are convertible at the option of the holder at any time at the rate of 3.3333 shares of Kmart common stock for each Trust Security, and are mandatorily redeemable upon repayment of the debentures, either at maturity on June 15, 2016, or upon their earlier redemption. The debentures became callable at Kmart's option beginning June 15, 1999. During fiscal year 2000, Kmart repurchased approximately 2 million shares of Trust Securities at a cost of approximately $84 million. After taking into consideration recent conversions, the face value of the outstanding obligations as of January 1, 2003 was $648,043,500.

         The rights of holders of the Trust Securities to certain distributions in the event of reorganization proceedings of the Debtors are subordinated to the rights of the lenders under the Three-Year Credit Agreement and the 364-Day Credit Agreement, and to the rights of holders of the Prepetition Notes. Pursuant to these subordination rights, distributions proposed to be made to holders of the Trust Securities therefore must be made to holders of the Prepetition Notes until their claims are paid in full.

D.       OTHER MATERIAL DEBT OBLIGATIONS

         As of October 30, 2002, Kmart had (i) guaranteed obligations for real property leases of certain current and former subsidiaries of Kmart including, but not limited to, The Sports Authority, Inc., Borders Group, Inc., and Office Max, Inc., some of which leases have been assigned pre-petition; (ii) a contingent liability under real property leases assigned by Kmart pre-petition; and (iii) guaranteed approximately $70 million of indebtedness of other parties related to certain leased properties financed by industrial revenue bonds. Kmart's rights and obligations with respect to its guarantee of leases of the former subsidiaries as of October 30, 2002, which are detailed below, are governed by Lease Guaranty, Indemnification and Reimbursement Agreements dated as of November 23, 1994, November 9, 1994 and May 24, 1995, respectively, as amended from time to time. The Debtors intend to move, pursuant to Rule 3018 of the Bankruptcy Rules, that the Court estimate the claims related to these guaranties at zero dollars.

                                                     Present Value of
                                                     Future Lease           Gross Future
         ($ millions)                                Obligations @ 7%     Lease Obligations
                                                     ---------------      -----------------
         The Sports Authority, Inc.                        $   172           $    292
         Borders Group, Inc.                                    83                141
         OfficeMax, Inc.                                        59                 86
                                                           -------           --------
         Total                                             $   314           $    519

E.       EQUITY

         As of December 17, 2002, there were 519,050,664 shares of common stock of Kmart issued, outstanding and publicly traded. Prior to December 19, 2002, Kmart's common stock was listed on the New York, Pacific and Chicago Stock Exchanges. There were a number of continuing requirements that had to be satisfied in order for Kmart's stock to remain eligible for quotation on the New York Stock Exchange (the "NYSE"). On July 10, 2002, Kmart received notification from the NYSE that Kmart was not in compliance with the requirements for continued listing and, accordingly, that Kmart could be subject to trading suspension and delisting. As of December 19, 2002, Kmart's common stock and the trust preferred securities were suspended from trading by the NYSE and the Pacific and Chicago Exchanges, and have subsequently been delisted from these exchanges. The new ticker symbols KMRTQ and KMTPQ have been assigned to Kmart's common stock and the trust preferred securities, respectively, by the over-the-counter bulletin board (the "OTCBB"). Kmart's common stock and the trust preferred securities are presently being quoted on the Pink Sheets Electronic Quotation Service.

                      V. CORPORATE STRUCTURE OF THE DEBTORS

A.       CURRENT CORPORATE STRUCTURE

         Kmart is incorporated in Michigan. It is the parent corporation of 37 direct and indirect domestic subsidiaries, which are the Debtors in these jointly administered Chapter 11 Cases. None of Kmart's foreign subsidiaries filed for relief either in the United States or in their domicile and each are continuing normal business operations.

B.       BOARD OF DIRECTORS OF KMART

         The following persons comprise the Board of Directors of Kmart.

         NAME                                                 POSITION
         ----                                                 --------
         James B. Adamson                                     Chairman of the Board
         Lilyan H. Affinito                                   Director
         Richard G. Cline                                     Director
         Willie D. Davis                                      Director
         Joseph Flannery                                      Director
         Robert D. Kennedy                                    Director
         Robin B. Smith                                       Director
         Thomas Stallkamp                                     Director
         Richard J. Statuto                                   Director

         James B. Adamson, 54, Chairman of the Board of Kmart and former Chief Executive Officer of Kmart. Former Chairman, Advantica Restaurant Group (formerly Flagstar Corporation) (food services and restaurant franchises). Previously served as Chief Executive Officer and President, Denny's Inc. and as Chief Executive Officer, Chief Operating Officer and Retail President of Burger King Corporation. Has served as a director of Kmart Corporation since 1996.

         Lilyan H. Affinito, 71, Former Vice Chairman of the Board of Maxxam Group Inc. (forest products operations, real estate management and development and aluminum production). Director of Caterpillar, Inc. Has served as a director of Kmart since 1990.

         Richard G. Cline, 67, Chairman, Hawthorne Investors, Inc. (management advisory services and private investments). Previously served as Chairman and Chief Executive Officer and as Chairman, President and Chief Executive Officer of Nicor, Inc. (natural gas distribution and containerized shipping) and as Chairman, Hussmann International, Inc. (refrigerated merchandising equipment). Director of Ryerson Tull, Inc. and PepsiAmericas, Inc. Chairman and Trustee of Northern Funds and Northern Institutional Funds. Has served as a director of Kmart since 1995.

         Willie D. Davis, 68, President of All Pro Broadcasting, Inc. (radio stations). Director of Alliance Bank, Bassett Furniture Industries, Incorporated, Checkers, Inc., The Dow Chemical Company, Johnson Controls, Inc., MGM Mirage, Inc., MGM, Inc., Sara Lee Corporation, Strong Funds and Wisconsin Energy Corporation. Has served as a director of Kmart since 1986.

         Joseph P. Flannery, 70, Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (investment management company). Director of ArvinMeritor, Inc., Ingersoll Rand Company, Newmont Mining Corporation and The Scotts Company. Has served as a director of Kmart since 1985.

         Robert D. Kennedy, 70, Former Chairman and Chief Executive Officer of Union Carbide Corporation (chemicals and plastics manufacturer). Director of Chase Industries, Inc., Hercules, Inc., International Paper, Inc. and Sunoco, Inc. Has served as a director of Kmart since 1996.

         Robin B. Smith, 63, Chairman of Publishers ClearingHouse (distribution of publications). Previously served as President and Chief Executive Officer of Publishers ClearingHouse. Director of BellSouth Corp. and of Prudential Investments mutual funds. Has served as a director of Kmart since 1996.

         Thomas T. Stallkamp, 56, Vice Chairman and Chief Executive Officer, MSX International (provider of technology based business systems and services). Previously served as Vice Chairman and as President of DaimlerChrysler Corporation and as President of Chrysler Corporation. Director of Baxter International, Inc. Has served as a director of Kmart since 1999.

         Richard J. Statuto, 45, President and Chief Executive Officer of St. Joseph Health Systems (provider of hospital, physician, homecare, wellness and insurance services). Previously served as Chief Operating Officer and Vice President of Marketing and Planning of St. Joseph Health Systems. Also Vice-Chairman of Christus Health. Has served as a director of Kmart since 2001.

C.       SENIOR MANAGEMENT OF KMART

         The following persons comprise the senior management of Kmart.

         Julian C. Day, 50, Chief Executive Officer and President. Mr. Day joined Kmart on March 11, 2002 as President and Chief Operating Officer, and was named Chief Executive Officer effective January 17, 2003. Prior to joining Kmart, he was the Executive Vice President and Chief Operating

Officer at Sears Roebuck, Inc. from 1999 to 2002; Executive Vice President and Chief Financial Officer at Safeway, Inc. from 1993 to 1998; and President and Chief Executive Officer of Bradley Printing Company from 1991 to 1992.

         Ronald B. Hutchison, 52, Executive Vice President, Chief Restructuring Officer. Mr. Hutchison joined Kmart under his current title on January 17, 2002. Prior thereto he was the Executive Vice President, Chief Financial Officer at Advantica Restaurant Group from 1995 to 2002; and Vice President,
Treasurer/Taxes at Leaseway Corporation from 1980 to 1995.

         Michael T. Macik, 56, Executive Vice President, Human Resources. Mr. Macik joined Kmart under his current title on April 9, 2002. Prior thereto he was the Executive Vice President, Chief Operating Officer at Right Management Associates from 2001 to 2002 and the Vice President, Human Resources at Kmart from 1992 to 2001.

         William D. Underwood, 62, Executive Vice President, Kmart Sourcing and Global Operations. Mr. Underwood joined Kmart in 1962 when it was still S.S. Kresge Company, as a Management Trainee, thereafter working his way through Store Manager, District Manager and other positions until becoming Senior Vice President, Global Sourcing in 1997 through 1998; and Senior Vice President, Global Operations, Corporate Brands and Quality Assurance in 1998 through 1999, after which Mr. Underwood retired. Mr. Underwood rejoined Kmart in June 2002.

         James E. Defebaugh, IV, 48, Senior Vice President, Chief Compliance Officer and Secretary. Mr. Defebaugh assumed his current position in 2002. Prior thereto he held the following positions at Kmart: Vice President, Associate General Counsel and Secretary from 2001 to 2002; Vice President and Secretary during 2001; and Vice President, Legal from 2000 to 2001.

         Albert A. Koch, 60, Chief Financial Officer. Mr. Koch joined Kmart under his current title on March 11, 2002 pursuant to an agreement between Kmart and JA&A Services LLC, n/k/a AP Services, LLC, an affiliate of Jay Alix & Associates, n/k/a Alix Partners, LLC. Prior thereto he held the following positions at Jay Alix and Associates: Chairman from 2001 to the present and Managing Principal from 1995 to 2001.

         Richard J. Noechel, 34, Vice President, Controller. Mr. Noechel assumed his current position in 2001. Prior thereto he was the Divisional Vice President, Financial Reporting at Kmart in 2001; Senior Manager International Accounting at DaimlerChrysler Corporation from 2000 to 2001; Forecast Team Leader at DaimlerChrysler Corporation from 1998 to 2000; Accounting Research Specialist at Chrysler Corporation from 1997 to 1998; and a manager at Price Waterhouse LLP from 1996 to 1997.

         Edward J. Stenger, 45, Treasurer. Mr. Stenger joined Kmart under his current title on March 11, 2002 pursuant to an agreement between Kmart and JA&A Services, LLC, n/k/a AP Services, LLC, an affiliate of Jay Alix & Associates, n/k/a Alix Partners, LLC. Prior thereto he held the following positions at Jay Alix & Associates: Co-Managing Director from 2000 to the present and a Principal from 1992 to 2000.

                            VI. THE CHAPTER 11 CASES

A.       EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES

         Kmart's decision to commence Chapter 11 reorganization cases was based on a combination of factors. Some of these factors - including intense competition in the discount retailing industry and a series of unsuccessful sales and marketing initiatives - developed over a relatively long period of time prior to the Chapter 11 filing. Other factors, however, arose in the final days of 2001 and the very early part of January 2002. These factors included, without limitation, a rapid decline in the Debtors' liquidity resulting from below-plan sales and earnings performance in the fourth quarter of the 2001 fiscal year, the evaporation of the surety bond market, erosion of supplier confidence, and volatility in the capital markets.

         As a result of these factors, Kmart concluded that the commencement of the Chapter 11 Cases was in the best interests of all stakeholders and was necessary to protect the estates from the risk of remedial action by certain creditors. Kmart also determined that it would be difficult, outside of reorganization proceedings, for Kmart and its affiliated debtors to withstand the downturn in the economic environment. Finally, Kmart determined that it would benefit from orderly asset sales and lease dispositions under a process supervised by the Bankruptcy Court. Based upon the foregoing, Kmart believed that the commencement of the Chapter 11 Cases would enable the company to move forward with a refocused strategic plan while restructuring certain of its business operations.

B.       CONTINUATION OF BUSINESS; STAY OF LITIGATION

         On January 22, 2002, Kmart and 37 affiliate debtors filed voluntary petitions in the Bankruptcy Court for reorganization relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

         An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

C.       SUMMARY OF CERTAIN RELIEF OBTAINED AT THE OUTSET OF THE CHAPTER 11
         CASES

         1.       First Day Orders.

         On January 22, 2002, the Debtors filed several motions seeking the relief provided by certain so-called "first day orders." First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.

         The first day orders in the Chapter 11 Cases, which were entered over the course of several days after the January 22, 2002 petition date, authorized, among other things:

         - the retention of the following professionals to serve on behalf of the Debtors: Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practice entities as restructuring counsel; PricewaterhouseCoopers LLP as financial advisor; Dresdner Kleinwort Wasserstein, Inc. (the restructuring practice of Dresdner Kleinwort Wasserstein was spun off as an independent entity in July 2002 and is known as Miller Buckfire Lewis & Co., LLC) as financial advisor and investment banker; Rockwood Gemini Advisors as real estate advisor; and Trumbull Services, LLC as claims and noticing agent;

         - the continued retention of professionals regularly employed by the Debtors in the ordinary course of their business;

         - the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

         - the payment of employees' accrued prepetition wages and employee benefit claims;

         - the payment of certain prepetition obligations to customers and the continuation of customer programs and practices;

         - the payment of certain prepetition shipping and delivery charges;

         - the payment of prepetition obligations necessary to obtain imported merchandise;

         - payment of prepetition claims of certain critical trade vendors;

         - procedures for the resolution and payment of valid reclamation, PACA and PASA claims;

         - the payment of certain prepetition mechanics' liens of contractors and services providers;

         -        the initial rejection of leases of dark stores;

         - the continuation of utility services during the pendency of the Chapter 11 Cases;

         -        the payment of certain prepetition tax claims; and

         - the joint administration of each of the Debtors' bankruptcy cases.

         2.       Appointment of Statutory Committees.

         On January 31, 2002, the Office of the United States Trustee for the Northern District of Illinois (Eastern Division) (the "United States Trustee") appointed, pursuant to Section 1102 of the Bankruptcy

Code, an Official Unsecured Creditors' Committee (the "Creditors' Committee"), which is generally comprised of trade vendors and other general unsecured creditors, and an Official Financial Institutions' Committee, which is generally comprised of certain of the Debtors' Prepetition Lenders and holders of Prepetition Notes.

         The following creditors were selected from the trade vendors and other general unsecured creditors as members of the Creditors' Committee: (i) American Greetings Corp.; (ii) Bridgeford Food of Illinois Corp.; (iii) Buena Vista Home Video; (iv) Euler American Credit Indemnity Company; (v) Fuji Photo Film U.S.A., Inc.; (vi) GMAC Commercial Credit Corp.; (vii) Kimco Realty Corporation; (viii) Mattel, Inc.; (ix) Newell Rubbermaid, Inc.; (x) the Pension Benefit Guaranty Corporation; (xi) PepsiCo, Inc.; (xii) Sara Lee Corporation; (xiii) Twentieth Century Fox Home Entertainment, Inc. Newell Rubbermaid resigned on October 9, 2002, and was replaced by The Gillette Company.

         The Creditors' Committee is represented by Otterbourg, Steindler, Houston & Rosen, P.C., whose office is located in New York, New York. Co-Counsel to the Creditors' Committee is the law firm of Winston & Strawn of Chicago, Illinois. The Creditors' Committee's financial advisor is KMPG LLP.

         The following creditors were selected from the Prepetition Lenders and Prepetition Noteholders as members of the Financial Institutions' Committee: (i) Bank of New York; (ii) Credit Suisse First Boston; (iii) First Union National Bank; (iv) Fleet National Bank; (v) HSBC Bank USA; (vi) JP Morgan Chase Bank; and (vii) Wilmington Trust Company, as successor indenture trustee for the Prepetition Notes. On March 21, 2002, the United States Trustee filed a notice that HSBC Bank USA had resigned from the Financial Institutions' Committee. On July 10, 2002, the United States Trustee filed a notice that Wachovia Bank National Association (f/k/a First Union National Bank) and Credit Suisse First Boston had resigned from the Financial Institutions' Committee, and that Comerica Bank had been appointed as a member of the Financial Institutions' Committee. On September 11, 2002, Third Avenue Value Fund and ESL Investments, Inc. were each appointed members of the Financial Institutions' Committee. Comerica Bank and Fleet National Bank thereafter resigned.

         The Financial Institutions' Committee is represented by Jones Day, whose offices principally involved in this case are located in Cleveland, Ohio, Chicago, Illinois and Washington, D.C. The Financial Institutions' Committee's financial advisor is FTI Consulting, Inc.

         On June 17, 2002, the United States Trustee appointed an Official Committee of Equity Holders (the "Equity Committee") pursuant to Section 1102 of the Bankruptcy Code to represent the interests of all equity holders in these cases. The following equity holders were selected to serve as members of the Equity Committee: (i) Frank J. Howylak; (ii) Gerald J. Switzer; (iii) Paul Naz;
(iv) Peter Eide; (v) Trevor Stores, Inc.; (vi) Softbank Technology Ventures; and
(vii) Ronald W. Burkle. On January 17, 2003, Mr. Burkle notified the United States Trustee that he resigned from the Equity Committee effective January 14, 2003.

         The Equity Committee originally was represented by Traub, Bonacquist & Fox, LLP in New York, New York. Co-Counsel to the Equity Committee is the law firm of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. of Chicago, Illinois. The Equity Committee's financial advisor was Saybrook Restructuring Advisors. On January 20, 2003, Traub, Bonacquist and Saybrook resigned as counsel and financial advisor, respectively, to the Equity Committee.

D.       POST-PETITION FINANCING

         On January 25, 2002, the Debtors obtained interim approval from the Bankruptcy Court for $1.15 billion of a $2 billion Revolving Credit and Guaranty Agreement facility (the "DIP Facility") with JPMorgan Chase Bank as administrative agent, collateral agent and co-collateral monitor, J.P. Morgan Securities Inc. as co-lead arranger and joint bookrunner, Fleet Securities, Inc. as co-lead arranger and joint bookrunner, Fleet Retail Finance Inc. as co-collateral monitor and documentation agent, General Electric Capital Corporation as co-syndication agent and co-collateral monitor, and Credit Suisse First Boston, Cayman Islands Branch, as co-syndication agent. Under the terms of the DIP Facility, the lenders party to the DIP Facility agreed to provide financing to the Debtors in an amount up to $2 billion, subject to borrowing base and other limitations. A final order with respect to the DIP Facility was approved by the Bankruptcy Court on March 6, 2002.

         The Debtors sought approval of the DIP Facility to ensure necessary liquidity during the Chapter 11 Cases. The DIP Facility allowed the Debtors to pay permitted prepetition claims, fulfill working capital needs, obtain letters of credit, and pay for other general corporate matters. The funds available under the DIP Facility also provided comfort to vendors and resulted in the Debtors generally being able to obtain goods and services on the same terms as prior to filing the Chapter 11 Cases. Specifically, the DIP Facility provided the necessary security to the Debtors' vendors so that they would continue to do business with the Debtors, thereby minimizing the harm to the Debtors' businesses as the Debtors pursued their reorganization efforts. The DIP Facility requires that the Debtors maintain certain financial covenants and restricts liens, indebtedness, capital expenditures, dividend payments, and sales of assets.

         On August 29, 2002, the Bankruptcy Court approved an amendment to the DIP Facility negotiated between the Debtors and the lenders parties to the DIP Facility. The amendment to the DIP Facility modified certain financial covenants in order to provide additional flexibility under the financial covenants contained therein that require certain minimum levels of cumulative earnings before interest, taxes, depreciation, amortization and other charges.

         On January 28, 2003, the Bankruptcy Court approved a further amendment to the DIP Facility. This second amendment further modified the financial covenants related to earnings before interest, taxes, depreciation, amortization, and other charges, and also modified other covenants to allow closures of certain stores. Other modifications related to borrowing base calculations and authorized use of proceeds from asset sales.

E.       OTHER SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

         1.       Vendor Relations.

         Since the Petition Date, the Debtors have attempted to maintain and improve their relationships with vendors (i) to ensure an uninterrupted supply of goods for their retail stores and (ii) to rebuild and maintain sufficient levels of trade credit. These efforts largely were made informally through business contacts and have continued throughout the Chapter 11 Cases. In addition, efforts were made to address specific issues relating to certain groups of vendors.

                  (a)      Reclamation Claims Program.

         Shortly before and after the Petition Date, a significant number of the Debtors' vendors and factors asserted demands, pursuant to Section 2-702 of the Uniform Commercial Code and Section 546(c) of the Bankruptcy Code (the "Reclamation Claims"). Reclamation Claims were asserted by 693 entities in the total face amount of $274.7 million. Certain vendors and factors indicated that resolution of their Reclamation Claims would be critical to their ongoing business relationships with the Debtors, including the provision of trade credit. Thus, if unresolved, the Reclamation Claims posed a significant threat to the Debtors' businesses and potentially represented a source of significant and costly litigation.

         To address these concerns, the Debtors sought approval of a comprehensive program to reconcile, resolve consensually, and satisfy the Reclamation Claims asserted against their estates. By final order dated February 27, 2002, the Bankruptcy Court established a streamlined procedure for reconciling Reclamation Claims. In addition, by order dated September 25, 2002, the Bankruptcy Court approved a process for payment of valid Reclamation Claims by the voluntary election of the reclamation claimant of either (a) payment of 75% of the allowed Reclamation Claim during the 2002 holiday season, subject to agreement to certain terms, including the reclamation claimant's agreement to provide historical trade terms, or (b) payment of 100% of the allowed Reclamation Claim upon the Debtors' emergence from Chapter 11.

         As of December 17, 2002 the Debtors have settled 680 of the 693 entities' Reclamation Claims for a total of approximately $122.2 million. A total of 164 reclamation claimants requested to participate in the early payment plan, resulting in a savings to the Debtors of approximately $5.1 million.

                  (b)      Return to Vendor Program.

         As of the Petition Date, the Debtors' stores were stocked with seasonal merchandise. Additionally, prior to the Petition Date, the Debtors had received certain defective merchandise. Under established industry practice, as well as the Debtors' agreements with their vendors, these items typically would be subject to return to vendors in exchange for a credit equal to the Debtors' invoiced cost for the merchandise. At the outset of the Chapter 11 Cases, the Debtors determined that their ability to continue making such returns of prepetition merchandise was critical to their successful operations. Among other things, such returns would permit the Debtors to (a) balance their inventory stocks, (b) dispose of merchandise that was unsaleable or had substantially diminished value, (c) replace merchandise with current, more saleable merchandise, and (d) normalize the Debtors' trade terms with vendors.

         To accomplish these critical goals, the Debtors sought approval of a voluntary program, pursuant to Section 546(g) of the Bankruptcy Code, to return to their vendors seasonal, slow-moving, unsaleable or defective merchandise in accordance with existing policies and practices in exchange for a full credit against the vendors' prepetition claims at the invoiced cost. The voluntary program gave vendors 20 days to decide whether to participate in the program, which participation was subject to a vendor's agreement to postpetition trade terms agreeable to the Debtors. In addition, for goods received prepetition to qualify for the program, they must have (a) been originally shipped to Kmart on credit, and (b) not have been paid for by Kmart. The amount of goods returned to a vendor could not exceed the amount of goods of the same type shipped by the vendor prepetition to Kmart that were in Kmart's possession on the Petition Date. Where the invoiced cost of returned merchandise exceeded the amount of the vendors' prepetition claims, the Debtors' program provided that the excess amount would be applied first against the vendors' postpetition claims and, second, the excess would be returned as a cash refund. This program was approved by the Bankruptcy Court pursuant to an order dated February 13, 2002. As of December 16, 2002, 2,364 vendors agreed to participate in the program, resulting in $142.8 million worth of goods being returned to vendors by the Debtors.

                  (c)      Consignment Vendor Program and Related Matters.

         A significant portion of the items that the Debtors sell in their retail stores is comprised of goods delivered to the Debtors on consignment. Prior to the Petition Date, consigned goods were delivered to the Debtors for resale by a number of consignment vendors who provide various goods to Kmart stores, including jewelry, videos, CDs, DVDs, vacuum cleaners, car care products, prescription pharmaceutical and related products, and a host of other seasonal items such as sun glasses, sprinklers and electric blankets. Many of the Debtors' consignment vendors depend upon their business with the Debtors, including timely remittance of sales proceeds, to sustain their operations. Likewise, the Debtors depend upon the availability of consigned goods on favorable trade terms in order to offer the fullest range of retail goods to their customers. Accordingly, on January 22, 2002, the Debtors filed a motion seeking authority to pay prepetition claims of consignment vendors in the ordinary course of business and approval of other procedures concerning consigned goods (the "Consignment Motion").

         Pursuant to the Consignment Motion, the Debtors requested that they be permitted to continue to accept consigned goods from any consignment vendor operating under a consignment agreement with the Debtors and to continue to pay such consignment vendor in the ordinary course of the Debtors' business. In addition, to the extent that the consignment vendors agreed to continue to provide consigned goods to the Debtors under ordinary and customary trade terms, the Debtors requested authority to pay such consignment vendors in the ordinary course, including those consigned goods ordered and delivered, but not paid for, prepetition.

         On January 25, 2002, the Bankruptcy Court entered an interim order (the "Interim Consignment Order") approving the Consignment Motion. Pursuant to the terms of the Interim Consignment Order, the Debtors made a payment of $25 million to Universal Music and Video Distribution Company ("Universal") and payments to a limited number of other consignment vendors. Thereafter, the Creditors' Committee and the Financial Institutions' Committee filed objections to the application of the Interim Consignment Order to unperfected consignment vendors, including Universal. After lengthy negotiations, however, the parties were able to resolve their issues surrounding the payment to Universal. On October 3, 2002, the Debtors filed a motion to approve a settlement agreement with Universal. As part of the settlement agreement, Universal retained the payment, applied the payment to its prepetition consignment claim, and effectively waived the balance of its remaining consignment claim. As of the date of this Disclosure Statement, the objections of the Creditors' Committee and the Financial Institutions' Committee to further payments under the Interim Consignment Order have been continued and no payments are being made on these claims.

         During the Chapter 11 Cases, Kmart sought approval to assume modified consignment agreements with two of its key jewelry consignment vendors, M. Fabrikant & Sons, Inc. and Samuel Aaron International, Inc. Although the Financial Institutions' Committee initially objected to the proposed assumption, an agreed order was eventually entered by the Bankruptcy Court after these vendors agreed to provide further concessions to the estates, including significant reductions in their prepetition consignment claims.

         In addition to the Interim Consignment Order, the Debtors undertook other actions during the Chapter 11 Cases to cement relationships with certain key consignment vendors. For instance, Cardinal Health, Inc. provides to Kmart stores substantially all prescription pharmaceutical and related products, except for those Kmart stores located in Puerto Rico. Sales of these products generated revenues of approximately $3 billion for the fiscal year ended January 2002. During the Chapter 11 Cases, Kmart and Cardinal agreed to modify the parties' consignment arrangement to ensure Kmart's continued receipt of pharmaceutical goods on consignment. Kmart obtained significant price and related benefits as a result of this modification. The Bankruptcy Court approved Kmart's assumption of this modified agreement on October 30, 2002.

         The Debtors believe that certain of their consignment relationships with their consignment vendors constitute executory contracts that the Debtors may assume or reject under the Bankruptcy Code. Certain of the Debtors' consignment vendors filed financing statements under the Uniform Commercial Code prior to the Petition Date and therefore assert that the pre-petition claims that they have against the Debtors on account of consignment inventory sold by the Debtors constitute secured claims that must be paid in full under the Bankruptcy Code. The aggregate amount of all such secured consignment claims as of January 24, 2003, is approximately $70 million. The Debtors intend to assume these consignment agreements as of the Effective Date, thereby leaving unaltered the legal rights asserted by the secured consignment vendors. Of the approximate $70 million amount, approximately $59 million will be rolled forward under the agreements as outstanding consignment credit, meaning that only $11 million may be paid as a cure amount. The Debtors therefore have not classified these claims as secured claims under the Plan. The Debtors are in the process of evaluating the consignment agreements with unperfected consignment vendors, and will make assumption/rejection determinations in accordance with the Plan.

                  (d)      Vendor Lien Program.

         At the commencement of the Chapter 11 Cases, continued, immediate trade support from Kmart's vendors was a key element to the Debtors' efforts to reorganize successfully under Chapter 11 of the Bankruptcy Code. Accordingly, Kmart prepared and sought approval of a trade vendor lien program (the "Trade Vendor Lien Program") pursuant to which Kmart would grant to certain approved trade creditors ("Approved Trade Creditors") liens on Kmart's merchandise junior to the liens of the lenders under the DIP Facility on the same merchandise. Approved Trade Creditor status was generally afforded to any vendor that (a) was an authorized vendor of Kmart, (b) agreed to continue customary trade terms with Kmart, (c) agreed to continue to participate in Kmart's electronic data interchange program, (d) agreed to comply with Kmart's code of business conduct, and (e) agreed not to restrict business operations with Kmart's subsidiaries or international operations. The Trade Vendor Lien Program was approved by the Bankruptcy Court on March 6, 2002. As of March 22, 2002, the date by which vendors had to apply for the Program, approximately 841 of Kmart's vendors applied for the Trade Vendor Lien Program, of which 747 were approved.

                  (e)      Critical Vendor Program.

         The Debtors determined at the commencement of the Chapter 11 Cases that their operations would have been critically jeopardized without a continuous supply of new merchandise and services provided by a certain, select group of vendors that are essential to the uninterrupted functioning of the Debtors' business operations (the "Critical Vendors"). Specifically, the Debtors determined that two specific and several categories of such Vendors were critical to their reorganization efforts: (i) Fleming Companies, Inc. ("Fleming"), (ii) Handleman Company ("Handleman"), (iii) egg and dairy suppliers (the "Egg and Dairy Vendors"), (iv) newspapers, printers, paper suppliers, and other vendors who supply goods and services related to Kmart's advertising program (the "Advertisers"), (v) foreign vendors, (vi) certain letter of credit issuers, and (vii) liquor vendors. The Critical Vendors' importance to the Debtors derived from many factors. Often, these vendors are the only source from which the Debtors can procure certain goods or services. In addition, some of these Vendors provide not only merchandise but also indispensable infrastructure and support to certain of the Debtors' store operations. Accordingly, the Debtors filed a motion seeking authority to pay prepetition claims of the Critical Vendors (the "Critical Vendors Motion"), which the Bankruptcy Court granted on January 25, 2002 (an order pertaining to the letter of credit issuers and liquor vendors was entered on February 13, 2002). One creditor has appealed the Bankruptcy Court's order. The Debtors are vigorously defending the Court's determination to grant the Critical Vendor's Motion. In the event the order is reversed on appeal, the estates may otherwise have claims against certain recipients of the critical vendor payments for return of the amounts they received.

                           (i)      Fleming

         As of the Petition Date, Fleming was Kmart's largest supplier and distributed substantially all food and consumables to Kmart. Sales of Fleming products accounted for 11% (or $4.2 billion) of the Debtors' total annual sales as of the Petition Date. Fleming was owed approximately $76 million as of the Petition Date, or 1.8% of Kmart's annual sales of Fleming products. Kmart has made total payments to Fleming of approximately $76 million on account of Fleming's pre-petition claim. On February 3, 2003, Kmart rejected its supply agreement with Fleming. The parties have agreed to transition the distribution of food and consumables from Fleming to Kmart pursuant to a transition agreement that will conclude in early March 2003. Other matters concerning Fleming are discussed in Section III.E.(2)(b) of this Disclosure Statement, "Rationalization of Store Base and Distribution Centers."

                           (ii)     Handleman

         Handleman is Kmart's sole music vendor, accounting for 1.5% (or $500 million) of the Debtors' total annual sales as of the Petition Date. Handleman furnishes the infrastructure for Kmart's music department. It places geographically-sensitive merchandise orders for stores, stocks shelves, sets up displays for new music releases, and operates the merchandise return process. Handleman was owed approximately $65 million as of the Petition Date. Kmart has made payments of $49 million to Handleman on account of Handleman's pre-petition claim.

                           (iii)    Egg and Dairy Vendors

         Certain food items like eggs and dairy products drive the whole "frequency" component of Kmart's business: approximately 8% of all Kmart shoppers purchase this merchandise category on a


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


given shopping trip to Kmart's stores. Egg and dairy sales account for approximately $160 million of total sales by Kmart on an annual basis. Without these items, shoppers would likely not choose Kmart for their daily shopping needs. Egg and Dairy Vendors are generally small, and Kmart's failure to pay these vendors could have threatened their ability and/or willingness to continue supplying goods to Kmart. Kmart estimated that, as of the Petition Date, the Egg and Dairy Vendors collectively were owed approximately $13.5 million. Kmart has made total payments of approximately $5.2 million to Egg and Dairy Vendors on account of their pre-petition claims.

                           (iv)     Advertisers

         Much of Kmart's sales volume is driven by its weekly advertising circular program, which prints approximately 78 million circulars each week and distributes them nationally via newspapers to Kmart's markets. As of the Petition Date, advertised items accounted for approximately 30% (or $11 billion) of Kmart's annual sales. Without this in-place advertising program continuing, Kmart's overall business could have been severely jeopardized. Kmart has made total payments of approximately $133.4 million to Advertisers on account of their prepetition claims.

                           (v)      Foreign Vendors

         The Debtors imported approximately $2.2 billion of merchandise from foreign vendors (the "Foreign Vendors") in 2001. Foreign Vendors provide the Debtors with their key product offerings that are among the most profitable of the Debtors' offerings, such as Martha Stewart, Jaclyn Smith, Kathy Ireland, Joe Boxer and Sesame Street. Many of these goods were in transit as of the Petition Date and could not readily be obtained from other sources.

         As the Debtors prepared to file these Chapter 11 cases, they were concerned that, despite the automatic stay, Foreign Vendors might not agree that they would be subject to the jurisdiction of the Bankruptcy Court and might withhold goods or initiate foreign actions to collect on the Debtors' unpaid obligations. Additionally, the Debtors determined that if they did not remain current on their foreign obligations, they would face the risk that the Foreign Vendors, including foreign taxing and licensing authorities, might seize or impound assets within their respective jurisdictions and seek to invoke civil or criminal penalties against the Debtors and their local employees and agents. Accordingly, the Bankruptcy Court granted the Debtors' request to pay the pre-petition claims of Foreign Vendors. Pursuant to the terms of the order, the Debtors made payments of approximately $16.8 million to Foreign Vendors.

                           (vi)     Letters of Credit

         Payment for much of the merchandise ordered from the Foreign Vendors is arranged through the issuance of documentary letters of credit in favor of the Foreign Vendors. Under this practice, the Debtors generally order goods from a Foreign Vendor pursuant to a letter of credit issued by a bank. The Foreign Vendor then presents the Debtors' purchase order and the Foreign Vendor's invoice along with the ordered goods to the issuing bank (the "Issuer"). If the goods conform to the purchase order and the invoice, the Issuer pays the Foreign Vendor pursuant to the letter of credit agreement and the Debtors reimburse the Issuer. As of the Petition Date, there were approximately 1,500 outstanding letters of credit with a face value of approximately $190 million. In addition, as of the Petition Date, the Debtors had not been able to pay the reimbursement obligations to the Issuers in the amount of $6 million. In order to prevent any delay by Issuers in honoring the documentary letters of credit and to avoid shipping delays and garner support for the Foreign Vendor letter of credit program, the Debtors sought Bankruptcy Court approval to pay the $6 million reimbursement obligation. On February 13, 2002, the Bankruptcy Court entered an order authorizing the Debtors to pay this amount.

                           (vii)    Liquor Vendors

          Liquor is sold in most of Kmart's stores and is an integral component of the Debtors' inventory mix. Inasmuch as liquor is a high-turnover item having great popularity and customer draw, the Debtors determined that the elimination of liquor sales would result in the loss of customers to the Debtors' competitors who sell liquor. After the Petition Date, approximately 100 liquor vendors, suppliers and wholesalers (the "Liquor Vendors") informed the Debtors that certain state statutes and regulations relating to licensing of Liquor Vendors prohibited them from extending credit on unpaid balances for the sale of liquor. Accordingly, on February 13, 2002, the Bankruptcy Court entered an order authorizing the Debtors to pay the prepetition claims of Liquor Vendors. Pursuant to the terms of the order, the Debtors made payments of approximately $2.0 million to Liquor Vendors.

         2.       Real Property and Related Matters.

                  (a)      Extension of Time to Assume or Reject Unexpired
Leases.

         Pursuant to a Bankruptcy Court order dated April 15, 2002, the Bankruptcy Code Section 365(d)(4) deadline for assuming or rejecting the majority of the Debtors' unexpired leases of nonresidential real property is the earlier of confirmation of a plan of reorganization or July 31, 2003. For certain other leases of nonresidential real property, the Debtors and the landlords for such properties agreed to March 31, 2003 as the deadline for the Debtors to assume or reject such leases, with certain landlords receiving holiday protection in the form of the Debtors' agreement not to reject stores between October 2002 through January 15, 2003. With respect to certain other of the Debtors' leases, the Debtors and the landlords for those leases agreed to various other deadlines for the Debtors to assume or reject such leases. On February 11, 2003, the Debtors filed a motion requesting extension of the assumption deadline for these and the March 31, 2003 leases through the Confirmation Date of the Plan. On February 25, 2003, the Bankruptcy Court entered an order granting this motion.

                  (b)      Rationalization of Store Base and Distribution
Centers.

         Prior to commencement of the Chapter 11 Cases, the Debtors engaged Rockwood Gemini Advisors ("Rockwood") as real estate advisor to assist the Debtors in analyzing and evaluating the Debtors' real estate properties, including leases and owned real estate. The Bankruptcy Court approved the retention of Rockwood on February 13, 2002. In addition, the Debtors retained Abacus Advisory & Consulting Corp., LLC ("Abacus") as inventory valuation consultant for the Debtors to assist the Debtors with the liquidation of the inventory at a number of their stores. The Debtors' retention of Abacus was approved by the Bankruptcy Court by order entered on March 8, 2002.

         Thereafter, the Debtors, with the assistance of Miller Buckfire Lewis, analyzed various aspects of the financial performance of all of their retail store locations and certain other real properties. As a result of this review, the Debtors decided to seek Bankruptcy Court approval on March 20, 2002 to close 283 stores in 40 states and Puerto Rico. The Debtors sought to close these stores due to their diminishing profitability, because the stores were becoming a cash drain on the Debtors, and because their performance was substantially undercutting the overall performance of the Kmart stores. The decision to close these stores was based on these financial considerations, and not on any strategic considerations pertaining to the Debtors' operating plan.

         In furtherance of their store closing efforts, the Debtors sought approval from the Bankruptcy Court to conduct store closing sales at each of these closed stores. On March 20, 2002, the Bankruptcy Court approved an order authorizing Kmart to close these stores and conduct store closing sales at each of these locations. To assist in the process of closing the stores, the Debtors, with the assistance of Abacus, negotiated and entered into an agency agreement with a joint venture comprised of SB Capital Group, LLC, The Nassi Group, LLC, The Ozer Group, LLC, Buxbaum Group, Gordon Brothers Retail Partners, LLC, Hilco Merchant Resources, LLC and Great American Group to assist with the conduct of the store closing sales. By order dated March 20, 2002, the Bankruptcy Court approved the agency agreement with the joint venture group. The liquidation of the Debtors' inventory at the 283 closing stores was completed by June 2002. The Debtors received approximately $633 million in net proceeds from the store closing sales and from discontinued merchandise that was transferred to the closing stores for liquidation.

         After the 2002 holiday season, the Debtors, again with the assistance of Miller Buckfire Lewis, analyzed the financial performance of all of their other retail store locations. As a result of this review, the Debtors decided to seek Bankruptcy Court approval to close up to an additional 317 stores in 44 states. As with the initial set of store closings, the Debtors sought to close these additional stores due to their diminishing profitability, because the stores were becoming a cash drain on the Debtors, because their performance was substantially undercutting the overall performance of the Kmart stores, and because these stores did not fit into the Debtors' long-term strategic operating plan. Unlike the initial set of store closings, however, the Debtors based their decision to close these on strategic considerations as well as financial considerations, including an analysis of the competitive environment in local and regional markets, distance from distribution centers, and the location and number of other Kmart stores in the market. These store closures completed the strategic review of the company's store base and distribution centers, which Kmart has previously said it would undertake prior to emergence from Chapter 11.

         In furtherance of these additional store closing efforts, the Debtors sought and obtained approval from the Bankruptcy Court on January 28, 2003 to conduct store closing sales for this set of stores. To assist in the process of closing these stores, the Debtors negotiated and entered into an operating and monitoring agreement with Abacus, with additional agents to be designated by Abacus. The Debtors anticipate that the liquidation of the Debtors' inventory at the stores will be completed by April, 2003. Proceeds from the liquidation will be used to fund certain amounts under the Plan and for general corporate purposes.

         Prior to the store closings in 2003, Kmart entered into discussions with Fleming, its largest supplier and the distributor of substantially all food and consumables to Kmart, regarding possible modifications to their supply relationship in order to reflect the rationalization of Kmart's store base and distribution centers. The parties' supply relationship was evidenced by a ten year supply agreement that could not have been clearly terminated by Kmart without cause until the first quarter of 2007.

         After concluding that the supply agreement could not be modified to Kmart's satisfaction, on February 3, 2003, the Debtors filed a motion with the Bankruptcy Court on notice to the United States Trustee and the Statutory Committees, but not on notice to Fleming, requesting immediate rejection of the supply agreement. On that day, the Bankruptcy Court authorized the rejection, and the Debtors and Fleming announced that they had terminated the supply relationship by means of the Debtors' rejection of the supply agreement. The announcement stated that the parties had determined that continuation of the supply agreement was no longer in either of their best interests.

         The Debtors in particular exercised their business judgment to reject the supply agreement because the Agreement had not met the Debtors' economic and business expectations and operated in a manner that was inconsistent with the Debtors' legitimate economic interests; Fleming had not performed in a manner that was acceptable to the Debtors; the Agreement itself was inconsistent with the Debtors' go-forward business plan, which forms the basis for the Debtors' proposed emergence from Chapter 11; and Fleming's conduct in recent weeks had created market, vendor and stakeholder uncertainty that had to be resolved promptly and permanently. The Debtors also determined that given the change in their store base, the supply agreement no longer met the Debtors' needs, that the Debtors could realize substantial long-term savings by coordinating food and consumable distributions themselves, and that rejection of the agreement therefore was appropriate.

         The Debtors and Fleming have implemented transition arrangements and the Debtors expect to be fully self-distributing for core pantry and to have agreements in place with other vendors and suppliers of food, consumables and expanded dry goods by the middle of March 2003. The Debtors' business plan has been prepared based on the assumption that the costs and other fees for the Debtors' new distribution plan to replace Fleming will be no greater than such costs and fees under the Fleming supply agreement. The Debtors anticipate realizing substantial long-term savings by coordinating food and consumable distributions themselves. The Debtors' estimate of total unsecured claims that ultimately may be allowed in these proceedings includes an estimate of Fleming's contemplated rejection damage claim. The parties expect to have discussions concerning resolution of this and other claims under the agreement.

                  (c)      Disposition of Closed Stores.

         In order to maximize the value of the stores closed in early 2002 and other real estate related assets, the Debtors engaged the joint venture of DJM Asset Management, LLC and ChainLinks Retail Advisors, Inc. as the Debtors' broker and disposition consultant for the purpose of marketing and selling leases, fees and other real estate ownership interests of the Debtors related to the 2002 closing stores. The Bankruptcy Court approved the brokers' retention on April 24, 2002.

         Concurrently with the liquidation of their inventory at the 2002 closing store locations, the Debtors commenced preparation for the disposition of their real estate holdings for these stores. To that end, the Debtors devised a strategy to maximize recoveries from these assets while minimizing potentially substantial administrative rent charges that would be incurred following the completion of the store closing sales. On April 15, 2002, the Debtors therefore filed with the Bankruptcy Court a real estate disposition motion that set forth disposition procedures for the sale of the exclusive rights to find buyers for the Debtors' real property interests in the closed stores, which was approved by the Bankruptcy Court on May 10, 2002.

         Thereafter, certain of the Debtors entered into several Asset Purchase and Designation Rights Agreements (the "Agreements") with Kimco Realty Corporation, Schottenstein Stores Corporation, Klaff Realty, LP, and other purchasers (the "Purchasers"). Under the terms of the Agreements, Kmart agreed to sell to the Purchasers the designation rights with respect to 56 leaseholds for closed stores and such Debtors' interest in the leasehold for one closed store, the Purchaser of which defaulted under its Agreement and the lease was rejected. During the designation period (as defined under the Agreements,) the Purchasers of the designation rights have the sole, exclusive, and continuing right to select, identify, and designate (i) which leases shall be assumed and assigned (and if assigned, to whom) or terminated, and (ii) which properties shall be excluded from the transaction.

         In consideration for the designation rights acquisitions, the Purchasers agreed to pay $46 million, all of which was paid by December 31, 2002. The Purchasers are responsible for paying all carrying costs related to such properties during the designation period in accordance with the Agreements. In addition, the Debtors may be entitled to additional proceeds in the event that designation rights transactions exceed a specified level of proceeds.

         With respect to the 317 store closings approved by the Bankruptcy Court on January 28, 2003, the Debtors that own or lease real estate related to such stores and Kimco Realty Corporation ("Kimco") have agreed to enter into an agreement to jointly market the closing store real estate leases, owned properties and related assets. The Debtors are considering a multi-faceted approach to marketing this real estate, including direct sales of individual properties or packages of properties to end users, sales of designation rights in individual or packages of leases to purchasers that would in turn seek to sell such rights to end users, and/or redevelopment of closing store properties. As of the Effective Date, the Reorganized Debtors shall be obligated to provide funds, as needed, to the estates of those Debtors that hold such leases in an aggregate amount sufficient to pay Administrative and Cure Claims of such estates, including obligations contemplated by section 365 of the Bankruptcy Code, until such time as such leases have been assumed, rejected or otherwise disposed of and the estates have been fully administered. Kimco will prepare and submit to the Debtors for their approval budgets for the proposed marketing of the assets, and the Debtors will retain final decision-making authority on all asset dispositions. Insiders or affiliates of Kimco may bid on properties only with the Debtors' consent. As compensation for its marketing efforts, Kimco will receive up to 3.5% (on a sliding scale) of the aggregate net proceeds from the property dispositions.

         In order to assist the Debtors and Kimco in their joint marketing efforts, on February 5, 2003, the Debtors filed with the Bankruptcy Court a request that the Court extend the deadline by which the Debtors must assume or reject unexpired leases of real property pertaining to the 2003 closing stores to 270 days after the Effective Date of the Plan. This request was made to enable the Debtors to adequately market this excess real estate in order to maximize value for their creditors. As of the date of this Disclosure Statement, this motion was still pending.

         As explained above, the 2003 closing stores assets will not revest in the Debtors after the Effective Date and will remain in the applicable Estates so that the closing store real estate and inventory may be disposed of by the Debtors and Kimco. The proceeds from disposition of the closing store assets will be contributed to the Reorganized Debtors and utilized consistent with the Plan. Upon final disposition of such assets, the estates will be closed.

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




                  (d)      Significant Real Estate Rulings.

         During the course of these Chapter 11 Cases, the Bankruptcy Court issued significant rulings with respect to four real estate matters: (i) payment of real estate taxes that accrued prepetition yet came due postpetition; (ii) enforcement of "go-dark" lease provisions; (iii) attempts by landlords to require the Debtors to establish escrow accounts for postpetition real estate taxes not yet due and/or procure liability insurance; and (iv) payment of percentage rent obligations that accrued prepetition yet came due postpetition.

                           (i)      Accrued Real Estate Taxes

         During these Chapter 11 Cases, many landlords filed motions seeking to compel the Debtors to pay real estate taxes that accrued pre-petition but came due post-petition, notwithstanding well-settled law in the Seventh Circuit in In re Handy Andy Home Improvement Centers, Inc., 144 F.3d 1125, 1127-28 (7th Cir.
1998), that such taxes constitute prepetition claims and are not postpetition obligations. On July 24, 2002, the Court denied a motion filed by a landlord seeking to compel the Debtors to pay real estate taxes that accrued pre-petition but were billed post-petition. In denying this motion, the Court concluded that "the amount [of real estate taxes] due and owing [by the Debtors] is that amount between the petition date and the date of rejection irrespective of what the lease may provide." The Bankruptcy Court denied similar requests made by several other landlords. The Court's ruling is significant in that Kmart has deferred pre-petition tax obligations while restructuring its affairs in accordance with established Seventh Circuit precedent.

                           (ii)     Enforcement of "Go-Dark" Lease Provisions

         Many of Kmart's store leases contain so-called "go-dark" provisions that permit a landlord to terminate the lease upon Kmart's decision to discontinue operations at such store. After the Debtors commenced their store closing efforts in March 2002, several landlords filed motions seeking to modify the automatic stay in order to exercise these "go-dark" provisions. The Bankruptcy Court has ruled on several of these requests, denying each and every one. In so ruling, the Court held that such a provision is "a de facto restriction on assignment" and unenforceable during the Debtors' bankruptcy. The Court also held, in the context of leases, the designation rights of which have been sold to designation rights purchasers who often must cease store operations while finding a suitable tenant, that the "go-dark" provision was an unenforceable restraint on alienation under the Bankruptcy Code because (i) the assignment depended on the suspension of the "go-dark" provision until the end-user re-opened a store on the premises, and (ii) the enforcement of the "go-dark" provision would prevent the Debtors from realizing the full value of the lease. Certain of these rulings are on appeal.

                          (iii)      Tax Escrows/Insurance Procurement

         During these Chapter 11 cases, many landlords filed motions seeking to compel the Debtors to procure liability insurance and/or establish escrow accounts for estimated, post-petition real estate taxes not yet due. With respect to the requests that the Debtors procure insurance, certain of the landlords' leases authorize the Debtors to self-insure if their book net worth exceeds $100 million. All of the Debtors' public filings reflected a positive net worth exceeding $2.6 billion at the time these motions were filed. As for the landlords' requests that the Debtors establish real estate tax escrows, none of the Debtors' leases with these landlords contained provisions requiring such escrows.

         Had these landlord's requests been granted, the impact on the Debtors' cashflows would have been significant. However, on August 29, 2002, the Bankruptcy Court denied the requests. The Court found that the Debtors' book net worth far exceeded the thresholds established in the leases authorizing the Debtors to self-insure. With respect to the requests for tax escrows, the Court found that none of these landlords' leases provided for tax escrows and that the Debtors were current on their post-petition real estate tax obligations to these landlords. Several of these landlords have appealed the Court's rulings.

                           (iv)     Percentage Rent

         Three landlords filed motions to compel the Debtors to pay, as a postpetition obligation under Section 365(d)(3) of the Bankruptcy Code, percentage rent that accrued prepetition but came due postpetition. At the time of the filing of these motions, the Debtors determined such percentage rent obligations by allocating a portion of the total percentage rent to the postpetition period based on the number of postpetition days (the "Accrual Method"). In contrast, these landlords took the position that where the percentage rent accrued both prepetition and postpetition but came due postpetition, the entire year's percentage rent is a postpetition expense (the "Billing Date Method"). A third approach adopted by courts in determining such percentage rent obligations is to presume that percentage rent obligations begin to arise only after the existing obligation to pay percentage rent first becomes fixed - that is, after a "breakpoint" is reached and the obligation is no longer contingent (the "Breakpoint Method").

         On September 25, 2002, the Bankruptcy Court issued a ruling on the motions regarding the proper method of allocating percentage rent between the pre-petition and post-petition periods. In that ruling, the Court adopted the Breakpoint Method. Under the Court's ruling, if the breakpoint under a lease is exceeded after the Petition Date, all percentage rent owing under the lease is recoverable under Section 365(d)(3). If the breakpoint is exceeded prior to the Petition Date and the lease ends after the Petition Date, only the percentage rent from sales subsequent to the Petition Date is recoverable under Section 365(d)(3). Immediately after the Court's announcement of its ruling, the Debtors began implementing procedures for calculating and making payments to landlords consistent with the Court's ruling. Prior to the entry of the Court's order on this issue, the Debtors had paid a total of $6,997,061.06 in percentage rent. Using the breakpoint method pursuant to the Court's order, the Debtors have paid an additional $3,931,090.09 in percentage rent. However, the Debtors have also determined that in certain instances, percentage rent was overpaid based on the breakpoint method. Therefore, the Debtors have offset such overpayments from current lease obligations, such offsets amounting to a total of $1,667,132.68. As of January 21, 2003, the Debtors believe that all payments due and owing to landlords on account of post-petition percentage rent have been made in accordance with the Court's ruling.

                  (e)      Other Lease and Real Property Dispositions.

         During the Chapter 11 Cases, the Debtors, with the assistance of their advisors, disposed of a number of real estate leases through other transactions. For instance, the Debtors (i) assumed and assigned leases to third parties for various forms of consideration, including assumption of cure costs and cash payments; (ii) terminated other leases pursuant to the agreement of the affected landlords and/or subtenants; and (iii) rejected other leases that the Debtors determined had no value to the estates.

         3.       Key License Agreements.

         As explained above, the Debtors believe that focusing their merchandising and marketing approach on quality name brands builds customer loyalty and increases shopping frequency. A key component of Kmart's strategy therefore is its investment in merchandising and marketing initiatives that enhance its strategic position through exclusive brands that differentiate Kmart from its competitors, including its license agreements with Martha Stewart Living Omnimedia, Inc. for Martha Stewart Everyday home, garden, housewares and seasonal products; Jaclyn Smith G.H. Production, Inc. for Jaclyn Smith women's apparel, jewelry and accessories; Kathy Ireland World Wide, Inc. for Kathy Ireland women's apparel, accessories and exercise equipment; Disney Enterprises, Inc. for Disney apparel for infants and children; Sesame Workshop for Sesame Street apparel for infants and children; Joe Boxer Licensing, LLC for Joe Boxer apparel, accessories and home furnishings; Route 66, L.P. for Route 66 apparel and accessories; Avmark, Inc. for Curtis Mathes consumer video, audio and telecommunications products; and T Enterprises, LLC for the right to utilize the name, likeness, and signature of Ariadna Sodi Miranda, professionally known as Thalia.

         Kmart believes that each of these brands fills a niche in Kmart's brand portfolio and is critical to maintaining its customer base and attracting new shoppers to Kmart stores. Also, Kmart believes that the combination of the profit realized from the sale of the products with these national brands and the continued association of quality products with Kmart will enhance the success of the Debtors' reorganization. During the Chapter 11 Cases, Kmart therefore received Court approval to assume and/or enter into these license agreements and therefore continue its relationships with these key brand partners.

         4.       Surety Bond Settlement.

         The Debtors conduct retail business in all 50 states and are subject to numerous state regulations that require the Debtors to provide assurances to state authorities of the Debtors' financial ability to meet their regulatory obligations, including obligations relating to payment of workers' compensation claims, utility charges, business licenses, and appeal and supersede as bonds. Most prominent among these is the requirement to post bonds in favor of state authorities so that the Debtors can maintain their self- insured status under state workers' compensation laws, and so that they can maintain various business licenses and permits necessary to the Debtors' retail operations. Prepetition, the Debtors sought and received financial accommodations from certain sureties in the form of surety bonds in order to ensure compliance with these state-mandated requirements. However, just prior to the Petition Date, and in light of the commencement of the Debtors' Chapter 11 Cases, certain of those sureties attempted to cancel their surety bonds, which could have jeopardized the Debtors' ability to do business in a number of states.

         Rather than litigating the ability of the sureties to cancel their respective surety bonds, the Debtors entered into a compromise and settlement with the sureties whereby their prepetition financial accommodations would be continued. Additionally, the sureties agreed to provide the Debtors with certain additional postpetition financial accommodations in the form of new surety bonds so that the Debtors' ability to conduct business would not be jeopardized. In return, the Debtors issued letters of credit of $38.7 million in favor of the sureties in order to secure certain obligations owed to the sureties related to surety bonds, whether arising prepetition or postpetition. Any loss in excess of the amount of the letters of credit will be treated as an unsecured claim to the extent it relates to prepetition events and will be treated as an administrative expense claim to the extent it relates to events occurring postpetition. This compromise and settlement allowed the Debtors to save the estates tens of millions of dollars that would otherwise have been incurred by the Debtors if the Debtors were forced to obtain private insurance and replacement bonds and avoided interruption of the Debtors' business operations.

         On March 5, 2002, as supplemented on March 18, 2002, the Debtors filed a motion (the "Surety Bond Motion") to approve the settlement of surety-related claims, authorizing the continuation of their surety program, approving an extension of surety credit, granting liens and superpriority administrative expense claims in favor of the sureties and related entities, and seeking related relief. On March 21, 2002, the Bankruptcy Court entered a final order approving the relief sought in the Surety Bond Motion. This order is the subject of a pending appeal by one of Kmart's general unsecured creditors. The agreement between the Debtors and their sureties as memorialized in the order has a term of one year from the date of entry of the order. As of the date of this Disclosure Statement, the Debtors are in discussions with their sureties regarding a continuation of the surety bond program.

         5.       Omnibus Procedures.

                  (a)      Resolution of Personal Injury Claims.

         On June 14, 2002, the Debtors filed a motion requesting approval of procedures for (a) liquidating and settling certain specified personal injury claims (the "Personal Injury Claims") through direct negotiation or alternative dispute resolution and (b) modifying the automatic stay to the extent necessary to allow orderly liquidation of the Personal Injury Claims. In so doing, the Debtors sought to facilitate the efficient and inexpensive liquidation of the Personal Injury Claims asserted against the Debtors prior to the Petition Date. Such procedures are necessary in part because of the volume of such Claims. The Debtors estimate that approximately 3,500 Personal Injury Claims were involved in pending litigation as of the Petition Date, and that an additional 16,500 Personal Injury Claims had been asserted against the Debtors informally or in a non-litigation fashion. On July 17, 2002, following requested amendments by the Bankruptcy Court and negotiations with certain personal injury claimants, the Bankruptcy Court approved the procedures for liquidating and settling Personal Injury Claims.

         The procedures contain different resolution processes for various Claims based on the estimated amount of such Claims. For instance, the procedures include a cost-effective, streamlined, telephonic settlement procedure for Personal Injury Claims that are estimated to be allowed in amounts equal to $5,000 or less. Such Claims and certain larger Claims also are subject to a settlement process involving written questionnaires, response statements, and replies. Additionally, Claims in estimated amounts in excess of $50,000 are subject to mediation and arbitration. To the extent Personal Injury Claims are not resolved through these procedures, claimants will be entitled to modification of the automatic stay so that their Claims may be resolved in non-bankruptcy forums.

         Claims have been divided into four categories, based upon estimated Claim amounts, for purposes of the foregoing procedures: (i) small claims as to which the Debtors have reserved under $5,000; (ii) claims as to which the Debtors have reserved between $5,001 and $50,000; (iii) claims over $50,001, and
(iv) judgment claims. The Debtors estimate that approximately 97% of all Personal Injury Claims will be allowed in amounts equal to $50,000 or less. Additionally, the Debtors estimate that approximately 80% of all such Claims will be allowed in amounts equal to $5,000 or less.

         For settlement amounts of $50,000 or less, the Debtors are authorized to settle Personal Injury Claims up to an aggregate cap of $50 million without further order of the Court or notice to any parties. For settlement amounts in excess of $50,000, the Debtors are authorized to settle Personal Injury Claims without further court order upon ten days' notice to certain notice parties, which include the Statutory Committees, the Debtors' post-petition lenders, the United States Trustee, and any other party that requests notice in accordance with the procedure. Each settling Claimant is deemed to hold an allowed, pre-petition general unsecured non-priority claim in the settled amount, to be paid in accordance with the Plan.

         The proofs of claim related to Personal Injury Claims filed in the Chapter 11 Cases generally track the Debtors' expectations. As of January 3, 2003, a total of 7,778 timely proofs of claim have been filed. Of the proofs of claim filed, 4,334 asserted amounts of $5,000 or less. A total of 3,406 proofs of claim were filed asserting amounts in excess of $5,000. A total of 38 claims were filed by judgment creditors. As of January 3, 2003, the Debtors had resolved 1,404 of the 4,334 proofs of claim evidencing small Personal Injury Claims for a total dollar amount of $2.4 million. That is an average of $1,733 each. Of the 3,406 Claims asserted in amounts greater than $5,000, the Debtors had resolved a total of 591 as of January 3, 2003, for a total of $9 million, or an average of approximately $15,363 per Claim.

         On December 19, 2002, the Bankruptcy Court established a supplemental bar date of January 22, 2003 with respect to approximately 4,000 personal injury and related claimants who were only recently identified and who therefore did not receive notice of the Bar Date. As of January 15, 2003, a total of 204 of such claimants had filed proofs of claim with the Bankruptcy Court. The Debtors have begun efforts to resolve the personal injury claims asserted in these proofs of claim consistent with the omnibus claims resolution procedures.

                  (b)      Resolution of Mechanics' Lien Claims.

         As of June 6, 2002, the Debtors had received notices of 3,044 mechanics' lien claims (the "Mechanics Lien Claims") asserted against the Debtors' leaseholds and other properties. Over 950 of the Debtors' operating stores were affected by these Lien Claims, which could arguably have triggered defaults under the Debtors' leases. Pursuant to the first day orders, the Debtors were authorized to pay such Claims, but the volume of such Claims was such that the Debtors needed a process for resolving them. Accordingly, the Debtors devised detailed procedures for the orderly and efficient resolution of Mechanics' Lien Claims. The Debtors thereafter filed a motion to establish specific procedures for (a) liquidating and settling their Mechanics' Lien Claims and (b) staying the enforcement of Mechanics' Lien Claims pending resolution of disputed Claims to allow their orderly liquidation. After lengthy negotiations with landlords about the terms of the procedures, on July 25, 2002, the Bankruptcy Court approved the Debtors' proposed procedures.

         The Mechanics' Lien Claim resolution procedures provide that if the Debtors dispute a Mechanics' Lien Claim, they can send a notice (the "Dispute Notice") to such Claim holder indicating the Debtors' dispute and containing a payment proposal to discharge the asserted lien. The service of the Dispute Notice by the Debtors on the claimant stays the enforcement of the Mechanics' Lien Claim and any default arising therefrom until further order from the Bankruptcy Court with respect to the Debtors and their landlords. Within 30 days of service of the Dispute Notice, the claimant is required to respond in writing indicating acceptance, rejection, or disagreement with the Debtors' proposal. The

Debtors have 60 days thereafter to negotiate a settlement with the claimant.
If a Mechanics' Lien Claim is not resolved in that time period, the Debtors are permitted to file an objection to such Claim with the Bankruptcy Court and the dispute will be resolved by the Bankruptcy Court.

         As noted above, approximately 3,000 Mechanics' Lien Claims have been filed against the Debtors' properties; the total amount of the Claims is approximately $89.4 million. As of December 11, 2002, the Debtors had resolved approximately 2,500 of the Mechanics' Lien Claims and had paid approximately $63 million to such claim holders. This represents a savings of approximately $25.5 million for the Debtors' estates with respect to the resolved Mechanics' Lien Claims. The Debtors continue to use the Mechanics' Lien Claim resolution procedures to resolve the remaining Mechanics' Lien Claims.

                  (c)      Resolution of Prepetition Claims.

         On January 14, 2003, the Debtors filed a motion requesting authority from the Bankruptcy Court to settle or compromise pre-petition claims, without further Court approval, pursuant to a comprehensive claims resolution procedure. On January 27, 2003, the Court entered an order granting the motion (the "Claims Resolution Order"). Pursuant to such Order, the Court established certain parameters by which the Debtors may reconcile and resolve prepetition claims in these Chapter 11 Cases. Specifically, the Claims Resolution Order authorizes the Debtors to settle disputed claims where the amount in controversy is $1 million or less, so long as the aggregate amount in controversy resolved under such authority does not exceed $1 billion, and also includes a mechanism for resolving other claims through mediation. Of the 44,935 proofs of claim filed in these Chapter 11 Cases, a total of 17,917 of such claims differ from the amounts shown in the Debtors' books and records by amounts that are less than $1 million. These claims account for approximately 40% of all proofs of claim filed and 12% of the total dollar amount of all of the claims filed in these Chapter 11 Cases. This approved mechanism provides a cost effective means of resolving the many thousands of smaller claims in these Cases, thereby avoiding the undue burden on the Court and unnecessary drain on the time, funds, and other resources of the Debtors and Reorganized Debtors that would be caused by requiring the Debtors to file motions to approve each settlement individually.

                  (d)      Resolution of De Minimis Controversies.

         On August 9, 2002, the Debtors filed a motion to authorize the Debtors to compromise or settle certain classes of de minimis controversies that are normal and expected in a business of the size of the Debtors. On August 29, 2002, the Bankruptcy Court approved procedures for the compromise and settlement of (a) controversies where the amount originally claimed by the Debtors to be due and owing to them is $2 million or less with respect to each matter or related series of matters, (b) the final settlement of the controversy does not exceed the sum of $2 million, and (c) the final settlement amounts of all controversies outside the ordinary course does not exceed $75 million in the aggregate.

                  (e)      Sales of De Minimis Assets.

         On August 29, 2002, the Bankruptcy Court approved procedures by which the Debtors were authorized to sell miscellaneous surplus, non-core assets from time to time and pay applicable broker commissions in the ordinary course of business in connection with such sales without further Court approval. Pursuant to these procedures, the Debtors were authorized to consummate sales of real property and personal property outside the ordinary course of business where the purchase price was $2 million or less for each transaction or in the aggregate for a related series of transactions, up to an aggregate amount of $75 million in net sales proceeds.

         6.       Employee Compensation Programs.

         Prior to the commencement of these Chapter 11 Cases, the Debtors constructed employee compensation programs (the "Compensation Programs") designed to minimize management and other key employee turnover by providing incentives for employees, including senior management, to remain in the Debtors' employ and to maintain the value of the Debtors' estates during these proceedings. Indeed, the Debtors' ability to maintain their business operations and preserve value for their estates has been dependent upon the continued employment, active participation, and dedication of the employees who possess the knowledge, experience, and skills necessary to support the Debtors' businesses. The Debtors and their financial and other advisors therefore undertook a comprehensive analysis of their compensation systems and, as a result, modified certain existing plans and developed and implemented new plans designed to retain key employees. As a result of these efforts, the Debtors sought and received authority from the Court to implement the following Compensation Programs.

                  (a)      The Key Employee Retention Program.

         The Debtors instituted a Key Employee Retention Program (the "KERP") which is designed to reduce employee turnover and the loss of industry knowledge. Approximately 8,000 employees are eligible to participate in the KERP. The KERP assigns classes of employees to organizational tiers which determine eligibility and vesting requirements for the various components of the KERP. A summary of those organizational tiers, including the estimated number of employees in each tier as of January 1, 2003, follows (although certain employees in certain tiers are parties to employment agreements that contain provisions related to incentives and/or severance compensation that effectively supercede the KERP):

                           (1) Chief Executive Officer ("Tier One") (one employee);

                           (2) Executive Vice Presidents ("Tier Two") (three employees);

                           (3)      Senior Vice Presidents, Divisional
                                    Presidents, certain Vice Presidents, certain
                                    Divisional Vice Presidents and equivalents
                                    ("Tier Three") (22 employees);

                           (4) Vice Presidents, Regional Vice Presidents, certain Divisional Vice Presidents and equivalents ("Tier Four") (99 employees);

                           (5)      Certain Divisional Vice Presidents,
                                    Directors, District Managers and equivalents
                                    ("Tier Five") (652 employees);

                           (6) Corporate Managers (including, Pharmacy District Managers) and equivalents ("Tier Six") (1,551 employees);

                           (7) Corporate/Distribution Center Salaried employees ("Tier Seven") (1,062 employees);

                           (8) Store Managers ("Tier Eight") (1,745 employees); and

                           (9) Pharmacists/Pharmacy Managers ("Tier Nine") (2,710 employees).

                           (i)      Corporate Annual Performance Plan.

         The purpose of the Corporate Annual Performance Plan is to focus participant attention on the Debtors' financial turn around and business improvement. Employees in Tiers One through Seven are eligible to participate in the Corporate Annual Performance Plan. Performance is measured based on the Debtors' financial performance for each fiscal year. Employees in the above-referenced Tiers become vested on January 31 of each respective year. Awards, when earned, are payable as soon as practicable following the filing of Kmart's report on Form 10-K with the Securities and Exchange Commission for the fiscal year.

                           (ii)     Stay Bonus.

         The purpose of the Stay Bonus is to provide an incentive to key employees to continue their employment with the Debtors during these Chapter 11 Cases. Employees in Tiers Three through Nine are eligible to participate in the Stay Bonus. Progress payments are earned consistent with an established schedule and conclude when the Debtors emerge from the Chapter 11 Cases. Employees entitled to participate in the Stay Bonus received 30% of the Stay Bonus on September 30, 2002, 20% of the Stay Bonus on January 1, 2003, and are entitled to receive 20% of the Stay Bonus on the earlier of the Debtors' emergence from Chapter 11 or June 30, 2003, with the remaining 30% of the Stay Bonus payable upon emergence of the Debtors from Chapter 11. Employees who remain employed with the Debtors throughout the measurement period and who attain at least a "satisfactory" rating on their most recent performance evaluation are entitled to the Stay Bonus amount for their respective tier.

                           (iii)    Transition Payment Plan.

         The purpose of the Transition Payment Plan is to provide management with a discretionary program to incentivize selected employees (whose positions were and will be terminated after a date certain, but whose services were required during a transition period) to remain employed with the Debtors throughout a specified period. Payments have been and will be authorized for a period of time beginning upon notification to such employees that their current positions were terminated, and end upon the Debtors' termination of the participant's employment other than for cause. To be eligible for the Transition Payment Plan, employees have to remain employed with the Debtors and remain in good standing throughout the measurement period. Eligible employees in Tiers Five, Six and Seven are eligible to receive (in addition to base salary) one week's base salary for each week worked during the transition period. Eligible Employees in Tier Nine and other selected employees are eligible to receive (in addition to base salary) one-half of one week's base salary for each week worked during the transition period. Payments under the Transition Payment Plan vest upon the earlier of termination, other than for cause, or completion of a transition period.

                           (iv)     CEO Discretionary Pool.

         The purpose of the CEO Discretionary Pool is to provide protection for the Debtors against unnecessary employee turnover. Any employee deemed to be at risk for voluntary termination of employment with the Debtors, as identified by management and approved as a participant by the chief executive officer of Kmart, is eligible for participation in the CEO Discretionary Pool. The CEO Discretionary Pool was established in the amount of $1.5 million; authorized payment dates and payment amounts are determined by the chief executive officer of Kmart. As of January 1, 2003, awards totaling $765,000 have been made under the CEO Discretionary Pool.

                  (b)      Deferred Compensation Plans.

         On February 14, 2002, the Debtors sought authority from the Bankruptcy Court to modify two deferred compensation plans established prior to the Petition Date (the "Deferred Compensation Plans") for the distribution of funds to certain of their employee-beneficiaries. The beneficiaries of the Deferred Compensation Plans included over 3,000 employees and directors who had contributed a portion of their regular compensation to one of two trusts, one for each of the Deferred Compensation Plans. These contributions were payable to the employees at a later time in accordance with the terms of the respective trusts. The trusts collectively held approximately $13 million in employee and director contributions at the time the Debtors filed their request with Bankruptcy Court.

         The Financial Institutions' Committee objected to this request. The Debtors thereafter engaged in extensive negotiations with the Financial Institutions' Committee regarding the terms of the proposed distribution to Kmart employees. As a result of these negotiations, the Debtors and the Financial Institutions' Committee agreed on the terms of distributions from the Deferred Compensation Plans. These terms were memorialized in an order submitted to the Bankruptcy Court. On April 23, 2002, the Bankruptcy Court entered the order, which authorized the distribution of trust assets of the Deferred Compensation Plans in an amount equal to the lesser of the beneficiaries' account balances or $10,000 to those beneficiaries that had not held the position of senior vice president, divisional president, or higher with any of the Debtors. Under the Plan, the Debtors propose to distribute the remaining trust assets to the plan beneficiaries, other than certain beneficiaries who are the subject of Trust Claims.

         7.       Senior Management Contracts.

         Within the first 50 days of these Chapter 11 Cases, the Debtors replaced almost all members of senior management. Prior to the Petition Date, Mr. Charles C. Conaway was Chief Executive Officer, Mr. Mark S. Schwartz was President, Mr. John T. McDonald was Executive Vice President and Chief Financial Officer, and Mr. David P. Rots was Executive Vice President and Chief Administrative Officer. On January 15, 2002, seven days prior to the Petition Date, Mr. Schwartz was separated from his employment with Kmart. On March 11, 2002, Mr. Conaway, Mr. McDonald, and Mr. Rots were separated from their employment with Kmart. Kmart did not assume any of the employment agreements with any of the foregoing individuals and declined to pursue a separate obligation to assume Mr. Conaway's contract. Further information concerning Kmart's former management is contained in Section VI.F. of this Disclosure Statement, "The Accounting, Stewardship, and Related Investigations."

         Shortly after Mr. Schwartz's separation on January 15, 2002, Mr. James
B. Adamson, a member of Kmart's Board of Directors, was named Non-Executive Chairman of the Board. On the Petition Date, Mr. Ronald B. Hutchison was named Chief Restructuring Officer. On March 11, 2002, when the employment relationships of Mr. Conaway, Mr. McDonald, and Mr. Rots were ended, Mr. Adamson was named Chief Executive Officer. Also on that date, Mr. Albert A. Koch was named Chief Financial Officer, and Mr. Edward J. Stenger was named Treasurer. Mr. Julian C. Day also was named President and Chief Operating Officer effective March 11, 2002. Michael T. Macik was appointed to the position of Executive Vice President, Human Resources, effective April 8, 2002. William Underwood was appointed to the position of Executive Vice President, Kmart Sourcing & Global Operations of the Company, effective June 3, 2002.

         The Debtors entered into employment agreements with each of Mr. Adamson, Mr. Day and Mr. Hutchison. Under the terms of Mr. Adamson's employment agreement, Mr. Adamson was to serve as Chief Executive Officer until April 30, 2004, subject to extension. Mr. Adamson received an annual base salary of $1,500,000, and was eligible for annual reviews for increases. He also was eligible for certain incentive awards and success payments. Effective January 17, 2003, Mr. Adamson was succeeded by Mr. Day as Chief Executive Officer. Mr. Adamson will continue to serve as Non- Executive Chairman of the Board through the final stages of the company's reorganization.

         Under the terms of Mr. Day's original employment agreement as President and Chief Operating Officer, Mr. Day was to serve as President and Chief Operating Officer until April 30, 2004, subject to extension. Mr. Day received an annual base salary of $775,000 in such capacity, and was eligible to receive certain bonuses and incentives with respect to Kmart's performance and emergence from Chapter 11. He received a lump sum payment of $775,000 upon execution of his employment agreement.

         In connection with his appointment as Chief Executive Officer effective January 17, 2003, Mr. Day will enter into a restated employment agreement to reflect his new responsibilities. Under the agreement, which will have a term expiring January 31, 2006, Mr. Day will have an annual base salary of $1 million dollars. In addition, Mr. Day will be entitled to a $1 million payment upon the Effective Date of the Plan. The agreement will provide for the opportunity to earn annual cash incentive bonuses. For fiscal year 2003, such bonus will be determined in the discretion of the compensation committee of the Reorganized Debtors' board of directors. In subsequent fiscal years, the bonus will be expressed as a percentage of Mr. Day's base salary and will be based on achievement against adjusted EBITDA targets included in the business plan approved in connection with the Plan, with a target bonus opportunity of 100% of base salary. The new contract will also provide for a 10-year stock option to purchase a number of shares of common stock representing 1.5% of the Reorganized Debtors' fully diluted equity at emergence. The option generally will vest ratably over four years provided Mr. Day is employed by the Reorganized Debtors on each vesting date.

         The appointment of Mr. Day as Chief Executive Officer was made as Kmart begins to implement a reorganized management structure and form an emergence management team in anticipation of Kmart's exit from Chapter 11. The timing of this announcement was designed to afford Mr. Day adequate time to select additional key executives for Kmart's emergence team, including a chief merchant and general counsel, as well as permanent finance leadership to succeed the interim services provided by Albert A. Koch and Edward J. Stenger, principals of Alix Partners.

         Mr. Hutchison, as Chief Restructuring Officer, receives $475,000 in annual compensation under his employment agreement. The term of his agreement runs to the Effective Date of the Plan. He received a lump sum cash payment of $250,000 upon execution of his employment agreement, and is entitled to receive a lump sum cash payment of $1 million within ten days after the Debtors' emergence from Chapter 11.

         Mr. Macik entered into an employment agreement having a term that runs to April 30, 2004, subject to extension. Mr. Macik's employment agreement provides for a base salary of $425,000 and the opportunity to earn annual bonuses and incentives related to the Debtors' emergence from Chapter 11. He received a lump sum payment of $425,000 upon execution of his employment agreement.

         Mr. Underwood entered into an employment agreement having a term that runs to June 2, 2004, subject to extension. Mr. Underwood's employment agreement provides for a base salary of $485,000 and the opportunity to earn annual bonuses and incentives related to the Debtors' emergence from Chapter 11.

         8.       Sale of Bluelight.com LLC Assets.

         Bluelight.com LLC is a wholly-owned direct subsidiary of Kmart that operates the Debtors' eCommerce business and operated its internet service provider and private label internet access services. Bluelight provided low cost, high quality dial-up internet access services covering areas that comprise more than 90% of the U.S. population. Bluelight continues to operate an e-commerce site.

         After a comprehensive strategic review, the Debtors decided to sell certain of the Debtors' assets related to Bluelight's business of providing branded dial-up internet access and e-mail services and private label internet access services. The Debtors determined that these businesses were not critical to the reorganization efforts and, as such, should be sold if a reasonable offer was received. Thereafter, Bluelight entered into an agreement, subject to higher and better offers, with United Online, Inc. and its wholly-owned subsidiary, NetBrands, Inc. for the purchase of these assets for $8.39 million. The purchasers continue to offer internet services under the Bluelight name.

         On October 7, 2002, the Debtors conducted an auction to sell the Bluelight assets. United Online and NetBrands emerged as the winning bidders at the conclusion of such auction. On October 30, 2002, the Bankruptcy Court entered an order authorizing the sale of the assets to these purchasers.

         9.       Exclusivity.

         Pursuant to an order of the Bankruptcy Court dated July 24, 2002, the Bankruptcy Court extended the Debtors' exclusive period to propose a plan of reorganization (the "Filing Period") through February 28, 2003, and to solicit acceptances of such plan (the "Solicitation Period") to April 22, 2003. Pursuant to a further order of the Court entered on February 25, 2003, the Filing Period and Solicitation Period were further extended to June 30, 2003, and August 31, 2003, respectively.

F.       THE ACCOUNTING, STEWARDSHIP AND RELATED INVESTIGATIONS

         1.       Introduction

         On January 12, 2002, the Debtors received a copy of an anonymous letter addressed to the Securities and Exchange Commission ("SEC"), dated January 9, 2002. The letter purported to be from Kmart employees who alleged that they had been directed to make improper accounting entries in the books and records of the company. On January 14, 2002 - one week after the Debtors had retained the law firm of Skadden, Arps, Slate, Meagher and Flom LLP ("Skadden") to advise it in connection with a possible restructuring, and eight days before the Debtors filed petitions for protection under Chapter 11 - the board of directors instructed Skadden, under the supervision of the Audit Committee, to conduct an internal investigation into the allegations contained in the letter (the "Accounting Investigation"). The goal was to review accounting matters raised by the anonymous letter and other issues identified in the course of such an inquiry, with the intent of completing such an investigation prior to the company's filing of its Form 10-K Annual Report for Fiscal Year 2001, which it did on May 15, 2002.

         Subsequent to January 2002, and continuing until as recently as the month of February, 2003, the Debtors, Skadden, members of Kmart's board of directors, the Statutory Committees and certain of their members, selected media outlets and certain government entities received more than 70 additional anonymous letters relating allegations of misfeasance and malfeasance by past management. Skadden was directed by the Audit Committee to investigate the allegations contained in these letters, as well as other matters that came to Skadden's attention during the course of the inquiry. This phase of the inquiry, which was taken up following the substantial completion of the Accounting Investigation, was denominated the "Stewardship Investigation".

         At the same time, the SEC and the United States Attorney's Office for the Eastern District of Michigan ("USAO"), aided by the Federal Bureau of Investigation and a federal grand jury, opened inquiries into events that occurred at the Debtors leading up to the filing of the petitions (the "Government Inquiries"). The board directed the company and Skadden to cooperate fully with the SEC and USAO investigations. To facilitate this cooperation, the company, through its counsel, entered into confidentiality agreements with the SEC and the USAO.

         In June 2002, the Debtors consulted with the three Statutory Committees regarding the conduct and completion of the Investigations (as defined below). Thereafter, with the approval of the board of directors, the Debtors invited legal counsel and forensic accounting professionals retained by the three Statutory Committees (the "Professional Advisors to the Committees") to participate on a joint interest basis in the Investigations, subject to a confidentiality agreement among all the participating parties. With the support of the Debtors and the Statutory Committees, that agreement was incorporated in an order of the Bankruptcy Court entered September 4, 2002 (the "Order"). The Order also recognized the confidentiality agreements between the Debtors and the SEC and the USAO. Pursuant to that agreement and that Order, the Professional Advisors to the Committees were given substantial, confidential access to investigatory materials, participated in witness interviews and depositions, and reviewed documents collected in the course of the Investigations.

         2.       Scope and Conduct of the Investigations

         In the conduct of the Accounting and Stewardship Investigations, including with respect to all matters authorized by the Order and in connection with responding to Government Inquiries (collectively the "Investigations"), the Audit Committee and Kmart management have given Skadden unfettered access to the Company's employees and records and directed the Company's management to cooperate fully and to assist in the Investigations. Neither the board nor management limited the scope of the Investigations in any way.

         As of January 24, 2003, Skadden, assisted by forensic accountants from the firms of Chicago Partners, LLC, and Ten Eyck Associates Inc., have conducted more than 570 interviews of current and former Kmart employees; have collected, reviewed and analyzed in excess of 1.5 million pages of documents, including accounting records, audit work papers, company policies and electronic mail; and have processed more than 620,000 pages of documents for production in response to subpoenas and voluntary requests for documents from the SEC, the USAO and the U.S. House of Representatives.

         Generally, the allegations that were the subject of the Investigations pertained to the following subjects, among others:

         -- The accuracy of representations made by former management to the board of directors, vendors and the public concerning the financial condition of the Debtors in 2001

         -- The payment of retention loans and retention bonuses to Kmart managers in late 2001

         -- The recording of vendor allowances (also known as vendor rebates or vendor credits)

         --       Management of inventory and inventory accounting

         -- Relations with Kmart vendors, including whether certain employees received improper payments from vendors

         --       Hiring practices implemented by former management

         -- Abuse of corporate aircraft privileges and other corporate perquisites

         --       Certain aspects of the Debtors' operations in the Caribbean

         The Order also authorized the issuance of subpoenas pursuant to Bankruptcy Rule 2004. Accordingly, the Debtors issued subpoenas for testimony and documents to 20 former Kmart employees and three third-party witnesses. In addition, the Statutory Committees issued subpoenas to three directors. The table below identifies those deponents and the dates on which their depositions occurred or are scheduled to occur.


=================================================================================================================
DEPONENT                            FORMER TITLE(S)                                 DATE(S) DEPOSITION
                                                                                    OCCURRED OR IS SCHEDULED
                                                                                    TO OCCUR
=================================================================================================================
Al Abbood                           Divisional Vice President, Food and             November 12, 2002
                                    Consumables; Vice President, grocery,
                                    merchandising and Procurement-Fleming
-----------------------------------------------------------------------------------------------------------------
James B. Adamson                    Director, Chief Executive Officer               February 21, 2003
-----------------------------------------------------------------------------------------------------------------
Jeffrey Boyer                       Chief Financial Officer                         December 17, 2002,
                                                                                    January 20, 2003
-----------------------------------------------------------------------------------------------------------------

=================================================================================================================
DEPONENT                            FORMER TITLE(S)                                 DATE(S) DEPOSITION
                                                                                    OCCURRED OR IS SCHEDULED
                                                                                    TO OCCUR
=================================================================================================================
Ronald J. Chomiuk                   Senior Vice President, Pharmacy                 December 6, 2002
                                    Operations; Vice President, General
                                    Merchandise Manager, Drugstore
                                    Businesses; Divisional Vice President,
                                    Health and Beauty Care; Director of
                                    Pharmacy Operations and Consumables,
                                    Super K Divisional
-----------------------------------------------------------------------------------------------------------------
Charles C. Conaway                  Chief Executive Officer                         January 22-23, 2003
-----------------------------------------------------------------------------------------------------------------
Timothy M. Crow                     Senior Vice President, Human Resources          December 18, 2002
                                    Operations
-----------------------------------------------------------------------------------------------------------------
Hector Dominguez                    Senior Vice President, Super Kmart Centers;     December 18, 2002
                                    Regional Manager, Western Divisional
-----------------------------------------------------------------------------------------------------------------
Richard H. Donckers                 President, Retail Strategies International      December 5, 2002
-----------------------------------------------------------------------------------------------------------------
Anthony B. D'Onofrio                Executive Vice President, Systems               February 27-28, 2003
                                    Capability and Chief Supply Chain Officer
-----------------------------------------------------------------------------------------------------------------
Michael K. Frank                    Senior Vice President, General Merchandise      December 12, 2002
                                    Manager, Food and Consumables
-----------------------------------------------------------------------------------------------------------------
Mark Glover                         Vice President, Replenishment                   December 2, 2002
-----------------------------------------------------------------------------------------------------------------
Brett Green                         Director, General Compensation                  December 10, 2002
-----------------------------------------------------------------------------------------------------------------
Joseph Hofmeister                   Divisional Vice President, Toy & Hobbies        December 17, 2002
                                    Department; Divisional Vice President,
                                    Celebration; Merchandise Manager,
                                    Sporting Goods.
-----------------------------------------------------------------------------------------------------------------
John Iaciofano                      J.L. Lucas Associates, Inc.                     December 16, 2002
-----------------------------------------------------------------------------------------------------------------
Cecil B. Kearse                     Executive Vice President, Merchandising         December 6, 2002
-----------------------------------------------------------------------------------------------------------------
Robert D. Kennedy                   Director                                        February 13, 2003
-----------------------------------------------------------------------------------------------------------------
John T. McDonald, Jr.               Executive Vice President, Chief Financial       December 5, 2002,
                                    Officer, Vice President and Treasurer           January 6, 2003
-----------------------------------------------------------------------------------------------------------------
Enio A. Montini, Jr.                Vice President, General Merchandise             December 16, 2002
                                    Manager, Drug Stores
-----------------------------------------------------------------------------------------------------------------
David W. Montoya                    Senior Vice President, Specialty Operations,    December 4, 2002
                                    Executive Vice President, Store Operations
-----------------------------------------------------------------------------------------------------------------

=================================================================================================================
DEPONENT                            FORMER TITLE(S)                                 DATE(S) DEPOSITION
                                                                                    OCCURRED OR IS SCHEDULED
                                                                                    TO OCCUR
=================================================================================================================
John P. Owen                        Senior Vice President, General Merchandise      December 12, 2002
                                    Manager, Hardlines
-----------------------------------------------------------------------------------------------------------------
David P. Rots                       Executive Vice President, Chief                 January 15, 2003
                                    Administrative Officer; Executive Vice
                                    President, Human Resources and
                                    Administration
-----------------------------------------------------------------------------------------------------------------
Mark S. Schwartz                    President and Chief Operating Officer;          January  7-8, 2003
                                    Executive Vice President, Store Operations
-----------------------------------------------------------------------------------------------------------------
Thomas Stallkamp                    Director                                        February 27, 2003
-----------------------------------------------------------------------------------------------------------------
Jeffrey G. Stark                    Vice President, Pricing; Vice President of      November 22, 2002
                                    Finance; Merchandise Controller
-----------------------------------------------------------------------------------------------------------------
H. Richard Troy, Jr.                Buck Consultants, Inc.                          December 12, 2002
-----------------------------------------------------------------------------------------------------------------

         One witness - Mr. Rots - asserted his Fifth Amendment right not to testify in response to any and all questions posed by counsel for the Debtors and the Committees. Mr. Rots also refused to produce documents on the basis that to do so could incriminate him. Three other witnesses - Messrs. Montoya, Hofmeister, and Montini - interposed Fifth Amendment objections with respect to questions on specific topics.

         As the Rule 2004 depositions of former management were nearing completion, the Debtors' Statutory Committees began depositions of certain members of the Kmart board of directors in order to determine whether and to what extent the board was apprised of certain events and activities that occurred at the company, among other matters. Pursuant to a protocol established between Skadden and the Statutory Committees, and in accordance with the Order, counsel for the Statutory Committees are taking the lead in examining individual directors, and Skadden is participating in those examinations, which are among the final steps in the Investigations. The deposition of one director, Robert Kennedy, took place on February 13, 2003. The deposition of James Adamson took place on February 21, 2003 and the deposition of Thomas Stallkamp is scheduled to occur on February 27, 2003.

         The period for completion of the Investigations was extended to the first quarter of 2003 due in part to the letter writers' insistence on remaining anonymous. While the authors often provided useful and constructive information to the Investigation, they failed to respond to several appeals from Skadden, the Company and the USAO to come forward with "audit trails," audiotapes and videotapes that they purported to possess substantiating their sometimes vague or cryptic allegations. These appeals were made through electronic mail, at company assemblies, and in Court filings and Court hearings. The letter writers, moreover, were invited at their option to provide information and records either to the company's new compliance officer, independent outside counsel, or the government, and were given assurances from the company and the USAO that there would be no retaliation against anyone for coming forward. Indeed, in cooperation with the USAO, one such appeal was made as recently as the week of January 12, 2003 via company-wide e-mail. Notwithstanding these assurances, and notwithstanding warnings by the USAO that the withholding of such evidence, if it exists, could constitute obstruction of justice or violate other applicable laws, these appeals have gone unheeded. Had such records been provided, and had the letter writers come forward to elaborate on the allegations, the Investigations would have been substantially expedited and the cost greatly reduced. It would still be of tremendous assistance to the investigators if the letter writers were to proffer their documents and information at this time.

         3.       Results.

                  a.       Potential Legal Claims

         The Debtors, after consultation with their Statutory Committees, have determined that a Creditors' Litigation Trust (the "Trust") is the preferred available mechanism for resolving any legal claims that may arise out of the Investigations. As part of the Plan, the trustee of the Trust would be charged with responsibility for determining which claims to pursue and litigating such claims. Pursuant to the Plan, the Debtors will share with the trustee evidence gathered and certain work product developed during the Investigations, as more specifically set forth in the Trust Agreement. As noted above, certain investigatory work is continuing, and nothing herein is intended to limit in any way the causes of action that may exist or that the trustee may bring.

         Based on evidence developed to date in the Investigations, the Debtors believe that the estates may have, inter alia, legal claims against certain former officers on grounds that they were grossly derelict in performing their duties to the company, its associates, its vendors, and its investors. These would include, without limitation, such claims as breach of the fiduciary duties of due care, loyalty and candor, gross negligence, and certain bankruptcy-related causes of action.

         In addition, evidence developed during the Investigations indicates that the Debtors' estates may have claims for breach of contract and related misconduct against certain third party vendors who purported to provide consulting services to Kmart.

         It cannot be predicted at this date which claims the trustee will determine exist or would choose to pursue. Nor can the outcome of any such litigation be foreseen. Nor would it be in the estates' interest at this juncture to lay out a road map for potential defendants by providing a detailed report of the evidentiary basis for such claims. However, consistent with their obligations under Section 1125 of the Bankruptcy Code, Skadden has reported to the Debtors that credible and persuasive evidence adduced to date supports the following findings, among others:

         -- Beginning in September 2001, in an effort to avert a potential liquidity crisis, former management of Kmart undertook a program known internally as "Project Slow It Down", or "Project SID", pursuant to which payments to vendors were systematically deferred or reduced; vendors were purposefully denied access to computerized accounts payable records; and deceptive responses were given to vendors who inquired concerning the reasons they were not being paid.

         -- In October and November 2001, when the Compensation and Incentives Committee of the board of directors was asked to approve a $24 million retention loan program for senior executives, management failed to disclose to the committee certain information that the committee believes would have been material to its decision making. Further, the retention loan and bonus program implemented by former management in December 2001 deviated in certain significant respects from the program that the committee had approved. In addition, management created purported committee documents that varied materially from the loan program documents submitted to the committee for approval, and these documents were inserted in the Company's official board files after-the-fact. Finally, in the course of the present Investigations, certain former employees acted to intentionally withhold information from Skadden relating to the retention program.

         -- Former senior managers frequently imposed gross margin and vendor allowance target numbers on Kmart's merchandising personnel, while being warned repeatedly that the numbers imposed from the top were unattainable. Certain employees were demoted or transferred when they resisted a manager's demand to incorporate numbers they believed to be unrealistic into the company forecasts and financial reports. As a result of the "top down" imposition of numbers in this manner, a substantially inflated forecast was submitted to the board during the fourth quarter of 2001, at the time the Compensation and Incentives Committee was considering final approval of the retention loan program.

         -- With respect to the booking of vendor payments and allowances, the evidence disclosed that:

                  -- In 2001, the Kmart merchant community was under extraordinary pressure from senior managers to record incremental allowances, i.e., allowances that were in excess of the plan for the year.

                  -- The Investigations identified at least $92 million in allowances recorded during the first three quarters of 2001 that were questionable, in that there were failures to have appropriate signed documentation in place or adequate records demonstrating that the allowances were collectible, or were other indicia that the allowances otherwise failed to comply with Kmart's then-existing policies.

                  -- The company's net loss for fiscal year 2001 was overstated by approximately $78 million due to vendor allowances that were prematurely recorded in Kmart's fiscal year 2000 fourth quarter results.

                  -- One substantial up-front payment from a vendor was improperly recorded and required a significant adjustment of the Company's financial statements for the second and third quarters of 2001, due to the existence of an undisclosed side agreement with the vendor.

                  As accounting issues related to allowances and vendor payments were identified in the course of the Investigations, disclosure on appropriate restatements were made in the Company's public filings, as discussed in detail below.

         -- In the summer of 2001, a former senior executive directed initiatives that resulted in the excessive purchases of inventory without sufficient analysis and oversight, and without appropriate consultation with the merchant community or Kmart's treasury officials.

                  These purchases, which together amounted to approximately $850 million, substantially contributed to Kmart's liquidity crisis in the fall of 2001.

         -- In 2000-2001, former management hired numerous personnel into the company without completion of formal applications, submission of background information, or interviews by appropriate personnel. Certain former managers often dictated the terms and compensation packages to be offered to these individuals, without consulting Human Resources officials. As a result, their compensation packages far exceeded not only Company norms but also the compensation they had received from previous employers. Many of these hires proved unqualified for their positions and ultimately were terminated.

         -- One former executive received a substantial improper payment from a consultant to the Company.

         -- Former management in 2001 authorized the expenditure of $12 million to purchase corporate aircraft, notwithstanding that moneys for the purchase were not included in the Company's capital budget. Some former executives also abused an already generous corporate aircraft policy by masking personal travel as store visits and by loading aircraft with Kmart personnel who otherwise had no need to travel, in order to avoid having personal travel expenses imputed to their incomes.

                  b.       Terminations

         As noted above, through the Investigations, the Debtors discovered information showing that certain former managers were responsible for misfeasance and malfeasance, and/or violated Company policy, in connection with the events that were the subject of the Investigations. All individuals so identified either already had been terminated, or were terminated as a result of the investigatory findings.

                  c.       Retention Loans

         A major subject of inquiry in the Investigations was the Company's retention loan programs. In November 2000, the Compensation and Incentives Committee of the Kmart board unanimously approved the Executive Leadership Team Retention Program (the "2000 Retention Program"). Under the terms of the 2000 Retention Program, seven senior executives each received an up-front cash payment, a grant of restricted stock (including an opportunity to earn additional performance-based restricted shares of Kmart's common stock subject to the attainment of applicable performance goals), and enhanced protection in the event of a change-in-control, among other benefits. In return for these benefits, the recipients committed to stay at Kmart for four years and executed Confidentiality, Non-Competition and Non-Solicitation Agreements. If, under certain specified circumstances, a recipient departed the company prior to four years, he or she would be obligated to repay the cash payment.

         In May 2001, the Compensation and Incentives Committee also approved a special, one-time long-term compensation award for former Chief Executive Officer Charles C. Conaway. Mr. Conaway's award consisted of a $5 million dollar cash loan and a performance option grant in return for a commitment to stay at the company.

         In December 2001, former management of the Debtors implemented another retention program pursuant to which a total of $23.89 million was paid to 24 senior managers in the form of forgivable loans (the "2001 Retention Program"). The 2001 Retention Program covered two groups of executives: CEO direct reports and key Executive Vice Presidents ("EVPs") (Tier A) and other EVPs and Senior Vice Presidents ("SVPs") (Tier B). With respect to Tier A recipients who participated in the 2000 Retention Program, the 2001 Retention Program provided that the special restricted stock grant under the 2000 Retention Program would be converted into a four-year forgivable cash loan, and the existing share performance restricted stock award opportunity would be converted into stock options with performance vesting. Tier B of the 2001 Retention Program was directed at other EVPs and SVPs, none of whom participated in the 2000 Retention Program. Tier B provided for a three-year forgivable cash loan. Pursuant to the terms of the loan agreements, the loans, otherwise forgivable, would be due and owing upon termination of employment "for cause", as defined in each agreement.

         The table below identifies those individuals who received Tier A and Tier B retention loans; the amount of the loan; and the date they were separated from the Company.


===============================================================================================
LOAN                      AMOUNT                LAST                            DATE OF
RECIPIENT                 OF LOAN(S)            POSITION                        SEPARATION
=================================================================================================
Charles C. Conaway        $5 million            Chief Executive Officer         March 11, 2002
-------------------------------------------------------------------------------------------------
Mark S. Schwartz          $3 million            President and Chief             January 15, 2002
                                                Operating Officer
-------------------------------------------------------------------------------------------------
Anthony B.                $2.5 million          Executive Vice President,       March 25, 2002
D'Onofrio                                       Global Systems Capability
                                                and Chief Supply Chain
                                                Officer
-------------------------------------------------------------------------------------------------
Cecil B. Kearse           $2.5 million          Executive Vice President,       May 31, 2002
                                                Merchandising
-------------------------------------------------------------------------------------------------
John T. McDonald          $2.5 million          Chief Financial Officer         March 11, 2002
-------------------------------------------------------------------------------------------------
David P. Rots             $2.5 million          Executive Vice President,       March 11, 2002
                                                Chief Administrative
                                                Officer
-------------------------------------------------------------------------------------------------
Hector Dominguez          $750,000              Senior Vice President,          February 4, 2002
                                                Super Kmart Centers
-------------------------------------------------------------------------------------------------
Enio A. Montini, Jr.      $750,000              Senior Vice President,          May 10, 2002
                                                General Merchandise
                                                Manager, Drugstore
-------------------------------------------------------------------------------------------------
David W. Montoya          $750,000              Senior Vice President,          March 22, 2002
                                                Specialty Operations
-------------------------------------------------------------------------------------------------
Lorna E. Nagler           $750,000              Senior Vice President,          April 8, 2002
                                                General Merchandise             voluntary separation
                                                Manager, Apparel
-------------------------------------------------------------------------------------------------

=================================================================================================
LOAN                      AMOUNT                LAST                            DATE OF
RECIPIENT                 OF LOAN(S)            POSITION                        SEPARATION
=================================================================================================
John P. Owen              $750,000              Senior Vice President,          March 22, 2002
                                                General Merchandise
                                                Manager, Hardlines
-------------------------------------------------------------------------------------------------
Gregg  S. Treadway        $750,000              Executive Vice President,       May 6, 2002
                                                Store Operations
-------------------------------------------------------------------------------------------------
William Wulfers           $750,000              Divisional President,           May 10, 2002
                                                Southeast
-------------------------------------------------------------------------------------------------
Paul Springthorpe         $700,000              Senior Vice President,          May 10, 2002
                                                Distribution Operations
-------------------------------------------------------------------------------------------------
Timothy M. Crow           $640,000              Senior Vice President,          April 8, 2002
                                                Human Resources
-------------------------------------------------------------------------------------------------
Leo Anguiano              $500,000              Senior Vice President,          March 25, 2002
                                                Asset Protection
-------------------------------------------------------------------------------------------------
Michael K. Frank          $500,000              Senior Vice President,          May 10, 2002
                                                General Merchandise
                                                Manager, Food and
                                                Consumables
-------------------------------------------------------------------------------------------------
Janet Kelley              $500,000              Executive Vice President,       January 15, 2003
                                                General Counsel
-------------------------------------------------------------------------------------------------
Douglas Meissner          $500,000              Divisional President, West      January 17, 2003
-------------------------------------------------------------------------------------------------
Paula Paquette            $500,000              Senior Vice President,          January 17, 2003
                                                General Merchandise
                                                Manager, Hardlines and
                                                Home
-------------------------------------------------------------------------------------------------
Paul J. Hueber            $400,000              Senior Vice President,          October 7, 2002
                                                Operations Administration
-------------------------------------------------------------------------------------------------
Michael S. Jardina        $400,000              Divisional President, Super     May 11, 2002
                                                K
-------------------------------------------------------------------------------------------------
Mariana Keros             $400,000              VP, Trend and Product           January 17, 2003
                                                Development
-------------------------------------------------------------------------------------------------
John Foster               $300,000              Senior Vice President, Real     May 10, 2002
                                                Estate Management
-------------------------------------------------------------------------------------------------
Leland M. Viliborghi      $300,000              Regional Vice President         January 17, 2003
-------------------------------------------------------------------------------------------------

         As discussed above, credible and persuasive evidence developed during the Investigations showed that the 2001 Retention Program for Tier A and B recipients, as implemented by former management, varied in certain key respects from the program that the Compensation and Incentives Committee was asked to approve. Moreover, information was not made known to the outside directors that they believe would have been material to their decision-making at the time the program was approved.

         Moreover, after implementing the 2001 Retention Program for Tier A and B recipients, former management undertook to provide bonuses to certain so-called "Tier C" and "Tier D" executives below the Senior Vice President level. This program was partially implemented prior to the filing of the Chapter 11 petitions. It was not, however, approved by the Compensation and Incentives Committee. When the board, through the Investigations, discovered the existence of the Tier C and D program, the program was promptly cancelled and the Company obtained repayment from all bonus recipients.

         No Tier A or Tier B loan recipient is still employed by the Company. Three former employees, Janet Kelley, Lorna Nagler and Leeland Viliborghi, have repaid their loans. On January 13, 2003, the board of directors authorized the Company to demand the return of the full loan amounts from any recipient who has yet to repay them, which the Company currently is undertaking to do. The mere fact that an individual received a loan or bonus, or that the Company demanded repayment, or the separation of an employee from the Company should not in and of itself be taken as indicia of wrongful conduct by any individual former employee.

         On January 17, 2003, the Company announced that it had severed employment relationships with any remaining executives who received special retention loans in 2001. The executives involved were Janet Kelley, Mariana Keros, Douglas Meissner, Paula Paquette, and Leland Viliborghi. This action was taken by the Company as it began to implement a reorganized management structure and establish an emergence management team in anticipation of emergence from Chapter 11 reorganization on or about April 30, 2003. In connection with these separations, the Company acknowledged that, while these individuals had independently made substantial contributions to Kmart, the Company felt it was important to put the controversy surrounding employees involved in the special Retention Loan Program behind it as the Company prepared to emerge from Chapter
11. Subject to the repayment of any outstanding special retention loans and subject to findings that may be made in connection with the Investigations, if any, the Company agreed to provide these five former executives with severance packages equivalent to either one or two years of base salary, which is subject to mitigation.

         Moreover, on January 23, 2003, based on the investigatory results to date, the Company determined that the following loan recipients had engaged in conduct that would constitute a material breach of the termination "for cause" provisions of their employment agreements: Mark S. Schwartz, Anthony B. D'Onofrio, Cecil B. Kearse, John T. McDonald, David P. Rots, Enio A. Montini, Jr., David W. Montoya, John P. Owen, Timothy M. Crow, and Michael K. Frank. The Company is withholding a determination as to other individual recipients until completion of the Investigations.

         In addition, testimony was taken from former Chief Executive Officer Charles C. Conaway on January 22 and 23, 2003 at a deposition attended by Skadden and representatives of the Statutory Committees. Following that deposition, on February 11, 2003, Skadden provided further information to the Board of Directors regarding the results of its investigation into Mr. Conaway's stewardship of the Company. On that same day, counsel to Mr. Conaway made a presentation to the Board of Directors on Mr. Conaway's behalf. Following these presentations, the Board of Directors concluded That there is credible and persuasive evidence to support a finding that Mr. Conaway engaged in conduct that should support the commencement of Trust Claims against Mr. Conaway and which may also be subsumed within the contractual definition of "cause" as that term is defined in the termination provisions of Mr. Conaway's prior employment agreement with the Company.

         Among other matters, the Board of Directors concluded that there is credible and persuasive evidence that Mr. Conaway participated in the implementation of a program to systematically suspend vendor payments in an effort to avert an undisclosed potential liquidity crisis in the fall of 2001; Mr. Conaway was aware that Kmart personnel were taking steps to preclude vendors from learning the actual reasons why they were not being paid, and failed to act to prevent it; Mr. Conaway failed to disclose to Kmart's outside directors and others significant information pertaining to the nature and extent of the Company's liquidity problems during the third and fourth quarters of fiscal year 2001; Mr. Conaway failed to perform his duties as Chief Executive Officer to adequately supervise and direct other Company executives who reported directly or indirectly to him; and Mr. Conaway permitted Company executives to receive millions of dollars in retention loans and other payments that they would not have received had all material information been disclosed.

         In completing its examination of Mr. Conaway's stewardship of the Company, the Board of Directors reaffirmed its earlier direction that the Company not obtain approval from the Bankruptcy Court of any employment-related agreements with Mr. Conaway and that the Company demand repayment of special retention loans paid to all special loan recipients including Mr. Conaway. The Board of Directors also reaffirmed its earlier conclusion that the appropriate mechanism for pursuing whatever remedies that the Debtors may have against Mr. Conaway and other subjects of Trust Claims is through the Kmart Creditor Trust established in Article XI of the Plan, particularly in light of the Board of Directors' prior direction that all information developed in connection with the internal investigations conducted during 2002 and 2003 under the supervision of the Audit Committee of the Board of Directors be made available to the trustee of the Kmart Creditor Trust as provided for in the Plan for further action on any and all legal theories that the Trustee independently determines are appropriate and desirable to pursue.

                  d. Disclosures Pertaining to the Company's Financial Results for FY 2001

         Over the course of the Investigations, the Debtors developed information concerning the accounting for certain transactions affecting the previously-filed financial statements of the Company. Based in part on this information, Kmart made certain disclosures in its public filings, and restated certain interim period financial results for 2001, as follows:

-- On May 15, 2002, Kmart filed its Annual Report on Form 10-K for the fiscal year ended January 30, 2001, reporting that (1) an adjustment should be made to previously reported quarterly results with respect to the accounting for up-front consideration in a transaction from a vendor which more appropriately should have been deferred and recognized over the life of the contract and (2) the recording of additional general liability reserves in the fourth quarter of 2001 was more appropriately designated as a second quarter event. The first item resulted in a net reduction to operating results in the second quarter of $42 million ($28 million after-tax), and an increase in third quarter operating results of $15 million ($10 million after-tax). The second item increased general liability reserves in the second quarter, rather than the fourth quarter, by approximately $167 million ($112 million after-tax).

-- Also, in its Annual Report on Form 10-K for the fiscal year ended January 30, 2001, Kmart observed that embedded in an accounting change adopted in the fourth quarter of the 2001 fiscal year was an adjustment for an indeterminate amount of supplemental or "incremental" allowances that were initially recorded in the first three quarters prior to having been documented, or otherwise deemed appropriate, pursuant to Kmart's historical policy. As reported by Kmart, during the fourth quarter of fiscal 2001, Kmart adopted a new accounting policy effective as of February 1, 2001, for interim financial reporting only, requiring that the cost recoveries from vendors be recognized only when a formal agreement for such amount has been obtained and the underlying activity for which the amount was provided has been performed.

-- Kmart reported further developments in its Investigation in the Company's Form 10-Q for the period ended July 31, 2002, filed on September 16, 2002. In particular, the Company reported that it had learned that certain vendor allowances had been prematurely recorded in Kmart's fiscal year 2000 fourth quarter results, and to a lesser extent, in other prior fiscal periods, and that the Vendor Allowance Tracking ("VAT") agreements with vendors relating to these transactions did not in all cases reflect certain existing oral understandings or separate written agreements with such vendors. As a result, Kmart noted that its net loss for fiscal year 2000 was understated by approximately $38 million ($26 million net of tax), while the net loss reported for fiscal year 2001 was overstated by approximately $78 million (both before and after taxes). (The net loss for fiscal year 2000 was increased by $14 million, based on further review of certain allowances in connection with the Quarterly Report on Form 10-Q for the 13- week period ended October 31, 2002.) Kmart also noted that clearance markdowns of inventory in the second and third quarters of fiscal year 2001 appeared low in relation to historic markdown experience, apparently as a result, among other things, of decisions by former management to minimize markdown activity in light of the Company's operating performance during that period.

-- Finally, in Kmart's Form 10-Q for the period ended October 30, 2002, filed on December 23, 2002, the Company reported additional results of the Investigations, including, among other things, that an inquiry into certain selected allowances that were recorded during the first three quarters of 2001 indicated that at least $92 million of these allowances were questionable, in that there were failures to have appropriate signed documentation in place, failures to have adequate records demonstrating that the allowance was collectible, or that the allowance otherwise failed to comply with Kmart's historic policies for vendor rebates.

         4.       Enhanced Controls.

         The Investigations and further review by current management made clear the need for enhanced controls with respect to accounting for allowances, inventory management, and corporate perquisites, among other areas of the Debtors' operations. Current management has taken steps to strengthen and tighten the applicable controls, even prior to completion of the Investigations. Among the measures implemented are the following:

                  a.       Controls Over Vendor Allowances

         In August 2002, Kmart strengthened its vendor allowance policy by, among other things:

         -- enhancing the VAT form itself to require the clear disclosure of information needed to assess the propriety of the allowance and when and how it should be recorded;

         -- requiring that all pertinent contracts, correspondence or other agreements with the vendor be appended to the VAT form before the allowance is forwarded to the appropriate persons for approval and processing;

         -- requiring the Merchandise Controller's approval for all allowances in excess of $500,000;

         -- creating a standing Allowance Committee comprising senior managers of the Merchandise Finance, Financial Reporting and Vendor Allowance groups that meets monthly to review issues concerning allowances; and

         -- enhancing the responsibilities of the Company's Gross Margin Council, which includes the Chief Financial Officer, Corporate Controller and Merchandise Controller, who also review issues pertaining to allowances and vendor credits at a weekly meeting.

         Moreover, all merchandise and merchandise finance personnel were required to undergo training in the new allowance policies and procedures, which training was designed to educate them about the proper procedures and accounting treatments for allowances, as well as to sensitize them to the significance of the information required by the VAT form in ensuring that allowances are given appropriate accounting treatment. These personnel also were provided with a detailed written allowance policy that includes, among other items, specific guidance for documenting and accounting for a variety of types of allowances, as well as directions about whom to contact should they have any questions about an allowance. Finally, all Merchandise Divisional Vice Presidents, Finance Divisional Vice Presidents, General Merchandise Managers and the Merchandise Controller are now required to sign quarterly representation letters acknowledging their responsibility for accurate financial information, including information about vendor credits, and certifying compliance with the vendor allowance policy.

                  b.       Inventory Controls

         Kmart also has put in place additional controls with respect to inventory management and accounting, including periodic inventory quality reviews, regular meetings of management to review clearance markdowns, exception reporting for excess quantities of active replenished merchandise and reducing the number of inventory categories to more effectively manage inventory control quality through more focused exception reporting. Other improvements include reducing the number of personnel authorized to approve new purchase orders from more than 200 to less than 30, temporarily discontinuing the ability of a merchant to issue replenishment orders if inventory on hand does not support a repurchase, and adjusting the overall buy of seasonal merchandise based on current trends in the business.

                  c.       Certain Other Measures

         -- Kmart has terminated the corporate executive lease car program.

         -- In October 2002, Kmart significantly revamped the management and organization of its Audit Services Department, which department is now undertaking a systematic review of the Company's policies and controls with respect to capital expenses, purchase orders for non-vendor items and other significant compliance systems.

         5.       Remaining Steps.

         The Debtors believe the Investigations into the issues identified above are substantially complete, save for the remaining depositions of former management and certain directors, as described above. The Company will continue to cooperate with and respond to inquiries from the SEC, the USAO and other governmental authorities. Moreover, the Investigations identified some remaining subsidiary issues that are more efficiently pursued by the Company at this juncture. Skadden, after consultation with the Statutory Committees, will identify those issues to the Company's compliance officer. Finally, once a trustee is appointed to oversee the Kmart Creditor Trust, the results of the investigation will be turned over to the trustee.

G.       SUMMARY OF CLAIMS PROCESS, BAR DATE, CERTAIN CLAIMS, AND PROFESSIONAL
         FEES

         1.       Schedules and Statements of Financial Affairs.

         On April 15, 2002, the Debtors filed with the Bankruptcy Court Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the "Schedules and Statements"). Separate Schedules and Statements were filed for the following ten Debtors: Kmart Corporation, Kmart of Indiana, Kmart of Michigan, Inc., Kmart of North Carolina, LLC, Kmart of Pennsylvania, LP, Kmart of Texas, LP, Kmart Overseas Corporation, Troy CMBS Property, LLC, Bluelight.com, LLC, and The Coolidge Group, n/k/a, TC Group I, LLC. A consolidated set of Schedules and Statements was filed reflecting information for all thirty-eight (38) Debtors.

         The Schedules and Statements of Kmart Corporation include information for Kmart and each of the other twenty-eight Affiliate Debtors for which separate Schedules and Statements were not prepared. Information, if any, pertaining to such Affiliate Debtors was included in the Schedules and Statements for Kmart because (i) such Debtors have de minimis assets, liabilities, and operations, (ii) such Debtors' records reflect primarily intercompany balances, and/or (iii) such Debtors hold an interest only in a single asset (such as a shopping center).

         Summarized below are the total amount of the Claims listed in each of the eleven (11) sets of Schedules and Statements. For financial reporting purposes, Kmart prepares consolidated financial statements that are filed with the Securities and Exchange Commission and that are audited annually. Unlike these consolidated financial statements, the Schedules and Statements reflect the assets and liabilities of each Debtor as assigned to each Debtor on the basis of the Debtors' non-audited book and tax records. Kmart does not, other than annually for tax purposes, prepare detailed financial statements for certain of its subsidiaries and affiliates, and the Debtors do not maintain full, separate, stand-alone accounting records in their general ledger for certain entities. This means that audited financial statements and supporting schedules have not been prepared for each Debtor. The consolidated schedules eliminate intercompany claims. Intercompany claims were listed in the schedules for Kmart Corporation. For this reason, the total amount of claims in the Kmart Corporation schedules, summarized below, exceeds the total amount of claims in the consolidated schedules.

------------------------------------------------------------------------------------------------------
                                                                      CLAIMS
                                         -------------------------------------------------------------
              DEBTOR
                                           SECURED               PRIORITY                 UNSECURED
------------------------------------------------------------------------------------------------------
Consolidated                             $72,830,542                $0                  $6,009,184,238
------------------------------------------------------------------------------------------------------
Kmart Corporation                        $57,114,339                $0                 $11,511,936,336
------------------------------------------------------------------------------------------------------
Bluelight.com LLC                             $0                    $0                  $1,143,235,482
------------------------------------------------------------------------------------------------------
The Coolidge Group, LLC                       $0                    $0                   $225,396,041
------------------------------------------------------------------------------------------------------
Kmart of Indiana                          $8,100,151                $0                  $1,066,870,049
------------------------------------------------------------------------------------------------------
Kmart of Michigan, Inc.                       $0                    $0                  $1,066,870,048
------------------------------------------------------------------------------------------------------
Kmart of North Carolina LLC                   $0                    $0                  $1,066,870,049
------------------------------------------------------------------------------------------------------
Kmart Overseas Corporation                    $0                    $0                        $0
------------------------------------------------------------------------------------------------------
Kmart of Pennsylvania LP                  $7,616,051                $0                  $1,566,870,049
------------------------------------------------------------------------------------------------------
Kmart of Texas L.P.                           $0                    $0                  $1,066,870,049
------------------------------------------------------------------------------------------------------
Troy C.M.B.S. Property, L.L.C.                $0                    $0                   $273,702,141
------------------------------------------------------------------------------------------------------

         2.       Claims Bar Date.

         On March 26, 2002, the Bankruptcy Court entered an order (the "Bar Date Order") establishing the general deadline for filing proofs of claim against the Debtors (the "Bar Date"). The deadline established by the Bankruptcy Court was July 31, 2002 for Claims, including Claims of governmental units, but excluding certain other Claims, including Claims based on the rejection of executory contracts and unexpired leases as to which the bar date is the later of (i) the Bar Date, or (ii) 30 days after the effective date of such rejection. The Debtors' claims and notice agent provided notice of the Bar Date by mailing to each person listed in the Schedules and Statements: (i) a notice of the Bar Date; (ii) a proof of claim form; and (iii) statements which indicated whether the Claim of each recipient was listed in the Schedules and Statements as either unliquidated, contingent and/or disputed. In addition, the Debtors published notice of the Bar Date in The New York Times (national edition), The Wall Street Journal (national, European and Asian editions) and USA Today (worldwide) on March 28, 2002. A supplemental bar date was established on December 19, 2002 with respect to approximately 4,000 personal injury and related claims that were not listed in the original Schedules and Statements. The Schedules and Statements were amended at that time to include these claims.

         3.       Proofs of Claim and Other Claims.

         According to information provided by the claims agent, a total of 44,935 proofs of claim have been filed against the Debtors asserting claims in the total face amount of approximately $75.2 billion. In addition, numerous claims were asserted by various alleged creditors in unliquidated amounts. The Debtors believe that certain claims that have been asserted are without merit and intend to object to all such claims. Moreover, there are many large, duplicative claims that have been filed against the Debtors. For example, the Pension Benefit Guaranty Corporation (the "PBGC"), which is the government agency that affords certain guarantees of pension plan liabilities, has filed contingent proofs of claim in the amount of $1,078,600,000, representing the PBGC's estimate of the difference between liabilities to Kmart plan beneficiaries and the current value of the plan assets (the "PBGC Claims"), assuming Kmart's pension plan was terminated. The PBGC Claims were filed in each Chapter 11 Case of each of the thirty-eight (38) Debtors in these proceedings, meaning that the total, aggregate amount of the PBGC Claims is almost $41 billion. However, under Kmart's Plan of Reorganization, Kmart intends to continue its pension plan unaltered. Thus, there will be no distributions under the Plan on account of the PBGC Claims, and the PBGC will withdraw the PBGC Claims on the Effective Date.

         There are other classes of duplicative and disputed claims that have been filed in these Chapter 11 Cases. For instance, the Debtors have identified approximately $12.4 billion in claims that the Debtors believe are duplicates of one another, or that represent the same claim filed against multiple different Debtors, only one of whom may be liable on the asserted debt. These duplicate claims, plus the duplicate PBGC claims, total over $53 billion, representing approximately 70% of the face amount of all claims filed to date (although, as noted above, there are many claims that were filed in unliquidated amounts, i.e., claims that did not contain a specific dollar amount). Other significant categories of disputed claims include claims in litigation, which include claims in the total face amount of approximately $4.1 billion; claims for damages under rejected real estate leases and executory contracts in the total face amount of approximately $3.6 billion; and trade claims that exceed the amounts identified on the Debtors' books and records by approximately $2 billion. The Debtors dispute the litigation claims. The claims for damages for rejected real estate contracts and executory contracts also are disputed because many of them exceed the statutory limitations imposed by the Bankruptcy Code and/or pertain to leases and contracts that have not, and will not, be rejected.

         As a result of the foregoing preliminary analysis conducted by AlixPartners, the Debtors do not believe that Allowed Claims in these Chapter 11 Cases will exceed approximately $8 billion in the aggregate. However, there can be no assurance that the Debtors will be successful in contesting any of such claims. The actual allowed amount of claims in these proceedings will impact the estimated percentage distribution to creditors. Although the results of the claims reconciliation process cannot be predicted with certainty, in February,

2003, the Bankruptcy Court entered orders on the Debtors' first omnibus objection to claims disallowing certain duplicative and amended claims. On January 21, 2003, the Debtors filed a second omnibus objection to approximately 6,300 claims filed against multiple Debtors in the aggregate face amount of over $10 billion. Additional omnibus objections to claims will be prepared, filed, and prosecuted in due course.

         4.       Securities and Related Claims

         Since February 21, 2002, five separate purported class actions have been filed on behalf of purchasers of Kmart common stock. The initial complaints were filed on behalf of purchasers of common stock between May 17, 2001 and January 22, 2002, inclusive, and named Charles C. Conaway, former CEO and Chairman of the Board of Kmart, as the sole defendant. The complaints filed in the United States District Court for the Eastern District of Michigan allege, among other things, that Mr. Conaway made material misstatements or omissions during the alleged class period that inflated the trading prices of Kmart's common stock and seek, among other things, damages under Section 10b-5 of the Securities and Exchange Act of 1934. On November 1, 2002, an amended consolidated complaint was filed that enlarged the class of persons on whose behalf the action was brought to include purchasers of Kmart securities between March 13, 2001 and May 15, 2002, and added former officers Jeffrey N. Boyer, Mark S. Schwartz, Matthew F. Hilzinger, Martin E. Welch III, and PricewaterhouseCoopers LLP as defendants. Kmart is not a defendant in this litigation by virtue of the automatic stay.

         On July 31, 2002, attorneys for plaintiffs in the pending class action lawsuits filed a class proof of claim in the Bankruptcy Court (the "Class Proof of Claim") on behalf of the plaintiffs and all purchasers of Kmart common stock between May 17, 2001 and January 22, 2002, inclusive. The Class Proof of Claim, which is asserted against the Debtors, reserved the right to identify additional claimants or members of the class group in the future. In support of the Class Proof of Claim, the claimants rely on the above-referenced class actions filed against the former officers and directors of Kmart identified above. The claimants state that the grounds for liability are alleged damages for violations of federal securities laws, including the Securities Exchange Act of 1934, in connection with the purchase or acquisition of Kmart common stock by the claimants during the class period. The Class Proof of Claim alleges that the Debtors are liable to the claimants for damages in a sum not presently determinable, but believed to be not less than $700 million in the aggregate, plus interest, costs and allowed attorneys' fees.

         On March 18, 2002, a purported class action was filed in the United States District Court for the Eastern District of Michigan on behalf of participants or beneficiaries of the Kmart Corporation Retirement Savings Plan against various current and former employees and directors of Kmart alleging breach of fiduciary duty under the Employee Retirement Income Security Act for excessive investment in Kmart stock; failure to provide complete and accurate information about Kmart common stock; and failure to provide accurate information about Kmart's financial condition. On October 15, 2002, an amended complaint was filed that added additional current and former employees and directors of Kmart as defendants. Kmart is not a defendant in this litigation.

         On April 26, 2002, a lawsuit was filed in the United States District Court for the Eastern District of Michigan on behalf of three limited partnerships that purchased stock of

BlueLight.com, a subsidiary of Kmart, naming Charles C. Conaway, as former CEO and Chairman of the Board of Kmart, as the sole defendant. The Complaint alleged that Mr. Conaway breached his fiduciary duty, took certain actions and made certain misrepresentations that induced plaintiffs to exchange their Bluelight.com stock for Kmart stock and prevented plaintiffs from realizing the market value of their stock. The complaint also alleged violations of Section 10b-5 of the Securities and Exchange Act of 1934 and Section 410 of the Michigan Uniform Securities Act. Kmart was not a defendant in this litigation. On January 16, 2003, the District Court dismissed the complaint. On February 14, 2003, suit was filed by the Softbank Funds against Mr. Conaway in the Circuit Court of Cook County, Illinois. This suit seeks $33,000,000 from the defendant for alleged breach of fiduciary duty in connection with the failure of Kmart to cause the registration of the plaintiffs' shares of Kmart common stock to become effective. This claim is essentially the same as count I of the suit that was dismissed on January 16, 2003.

         In connection with the investigation by the United States Attorney in Puerto Rico of alleged actions by Kmart's employees following the 1998 Hurricane Georges, on October 28, 2002, Kmart's wholly owned subsidiary, S.F.P.R., Inc., a Puerto Rico corporation, pled guilty to one count of mail fraud in violation of 18 U.S.C. Sections 1341 and 1342 pursuant to a plea agreement providing for a three year probation period, a fine in the amount of $2 million, and other agreements. Kmart has agreed to fund the payment of the fine and to take certain other actions, none of which are anticipated to have any material adverse effect on Kmart's liquidity, financial position or results of operations.

         Kmart is a defendant in six putative class actions and one multi-plaintiff case pending in California, all relating to Kmart's classification of assistant managers and various other employees as "exempt" employees under the Federal Fair Labor Standards Act and the California Labor Code and Kmart's alleged failure to pay overtime wages as required by these laws. These seven wage-and-hour cases were all filed during 2001 and are currently pending in the United States District Court for the Eastern District of California, the United States District Court for the Central District of California (the multi-plaintiff case, which was originally brought in state court) and the Superior Courts of the State of California for the Counties of Alameda, Los Angeles and Riverside. If all of these cases were determined adversely to Kmart, the resulting damages would have a material adverse impact on its results of operations and financial condition. However, there have been no class certifications, all of the cases are stayed as a result of Kmart's bankruptcy and, based on Kmart's initial investigations, Kmart believes that it has numerous defenses to each of these claims. As a result, Kmart currently is unable to quantify the financial exposure of these cases.

         Kmart currently is a party to a substantial number of other claims, lawsuits, and pending actions, most of which are routine and all of which are incidental to Kmart's business. Some matters involve claims for large amounts of damages as well as other relief. Kmart assesses the likelihood of potential losses on an ongoing basis and when they are considered probable and reasonably estimable, records an estimate of the ultimate outcome. If there is no single point estimate of loss that is considered more likely than others, an amount representing the low end of the range of possible outcomes is recorded. Although the final consequences of these proceedings are not presently determinable, in the opinion of management, they are not expected to have a material adverse effect on liquidity, financial position or results of operations.

         In addition to the foregoing, there are numerous other matters filed with the Bankruptcy Court in Kmart's reorganization proceedings by creditors, landlords or other third parties related to Kmart's business operations or the conduct of Kmart's reorganization activities. Although none of these individual matters which have been filed to date have had or are expected to have a material adverse effect on Kmart, the company's ability to successfully manage the reorganization process and develop an acceptable reorganization plan could be negatively impacted by adverse determinations by the Court on certain of these matters.

         5.       Professional Fees

         At the commencement of these Chapter 11 Cases, the Bankruptcy Court entered an order establishing procedures for interim compensation and reimbursement of expenses of professionals (the "Compensation Order"). The Compensation Order requires professionals retained in these cases to submit monthly fee statements to the Debtors and requires the Debtors to pay ninety percent of the requested fees and one hundred percent of the requested expenses pending interim approval by the Bankruptcy Court. The remaining ten percent of fees requested in such fee statements are paid only upon further order of the Bankruptcy Court (the "Holdback"). The Compensation Order requires the professionals retained in these Chapter 11 Cases to file applications for approval of their fees and expenses for the preceding four month period approximately every four months.

         On March 20, 2002, the Bankruptcy Court appointed a fee review committee (the "Joint Fee Review Committee") consisting of (a) a representative of the Office of the United States Trustee; (b) three representatives of the Debtors; and (c) one representative from each of the Financial Institutions' Committee, the Creditors' Committee and the Equity Committee. The Joint Fee Review Committee's duties included reviewing the fee applications of retained professionals, assisting with budgeting for anticipated fees, and providing written reports to the Bankruptcy Court with recommendations regarding the fee applications submitted.

         On September 19, 2002, the Bankruptcy Court approved on an interim basis the first interim fee applications for the period from January 22, 2002 through April 30, 2002, of certain professionals retained by the Debtors, the Financial Institutions' Committee and the Creditors' Committee. During the first interim fee application period, such professionals earned $21,958,471 in fees and incurred $2,610,997 in expenses.

         On December 19, 2002, the Bankruptcy Court approved on an interim basis the second interim fee applications for the period from May 1, 2002 through August 31, 2002, of certain professionals retained by the Debtors, the Financial Institutions' Committee, the Creditors' Committee, and the Equity Committee. However, the Bankruptcy Court continued the release of the Holdback until further order of the Bankruptcy Court. In addition, the Bankruptcy Court requested the appointment of a fee examiner to the Joint Fee Review Committee. During the second interim fee application period, such professionals earned $24,077,002 in fees and incurred $2,328,610 in expenses.

         The third interim fee application period included the period from September 1, 2002 through December 31, 2002. The third interim fee applications for professional retained by the Debtors, the Financial Institutions' Committee, the Creditors' Committee and the Equity Committee are due in March, 2003. Such professionals, with the approval of the Joint Fee

Review Committee, have budgeted their fees for the third interim fee application period at $31,948,000. The Debtors plan to emerge from Chapter 11 during the fourth interim fee application period, running from January 1, 2003 through April 30, 2003. All fee applications filed in these cases are subject to final approval by the Bankruptcy Court.

H.       PENSION ISSUES

         As noted above, Kmart has established and maintained a pension plan for certain of its employees known as the Kmart Corporation Employee Pension Plan (the "Pension Plan"). The Pension Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss.ss.1301, et seq. ("ERISA"). Effective January 31, 1996, the Pension Plan was frozen. As a result, employees no longer accrue additional benefits under the Pension Plan except for purposes of the subsidized early retirement program provided by the Pension Plan. The Pension Plan's assets consist primarily of equity and fixed income securities. The

Debtors and all members of their controlled group, within the meaning of 29 U.S.C. ss. 1301(a)(14), are obligated to contribute to the Pension Plan at least the amounts necessary to satisfy ERISA's minimum funding standards, found in ERISA Section 302 and Internal Revenue Code Section 412. For the past eight years, Kmart has not been required to make a contribution to the Pension Plan.

         In light of the returns in the equity markets over the past several years and the effect of such returns on the value of the Pension Plan's assets, Kmart presently expects that it likely will be required to commence making contributions to the Pension Plan in 2005, although it is possible that some contributions could be required earlier. The Pension Plan may be terminated only if the statutory requirements of either ERISA Section 4041 or 4042 are met. In the event of a termination of the Pension Plan, the Debtors may be jointly and severally liable for the unfunded benefit liabilities of the Pension Plan. See ERISA Section 4062, 29 U.S.C. ss. 1362.

         As noted above, the PBGC, which is the government agency that affords certain guarantees of pension plan liabilities, has filed contingent proofs of claim in the Chapter 11 Cases in the amount of $1,078,600,000.00 for each Debtor, representing the PBGC's estimate of the difference between plan liabilities to Pension Plan beneficiaries and the current value of the Pension Plan assets.

         Under Kmart's Plan of Reorganization, Kmart will continue the Pension Plan, meaning that Kmart's obligations under applicable law with respect to continued funding of the Pension Plan will remain unaltered. Therefore, the liability of the Debtors and their controlled group to the Pension Plans, or to the PBGC with respect to the Pension Plans, under ERISA, shall not be affected in any way by this reorganization proceeding, including by discharge or release. It is anticipated that, assuming the Pension Plan has not terminated, the PBGC will withdraw its claims upon the effective date of the Plan of Reorganization.

         Since the Pension Plan is frozen, the timing for the commencement of future funding requirements will depend, in large part, on the future investment performance of the Pension Plan's assets. Once Kmart's funding obligations commence, Kmart presently anticipates that such obligations could continue for a period of five or six years at an average rate of between $100 million and $200 million a year, or between $800 million and $900 million in the aggregate. The actual level of contributions, however, will depend upon a number of factors, including the actual demographic and other changes affecting valuations.

         In addition to the funding described above, as a result of the returns over the most recent years, expected decreases in Kmart's annual discount rate, and expected rate of return on assets, there will likely be an expense recorded for 2003 as opposed to income as has been recorded in the most recent years.

I.       WORKERS' COMPENSATION CLAIMS

         The Debtors maintain workers' compensation programs in all states in which they operate pursuant to the applicable requirements of local law to provide employees with workers' compensation coverage for claims arising from or related to their employment with the Debtors.

In certain states, the Debtors are qualifiedly self-insured pursuant to the laws and regulations of such states, whereas in other states, the Debtors insure their workers' compensation liabilities through a blanket deductible, jurisdiction-specific workers' compensation insurance policies (the "Workers' Compensation Programs"). In those states where the Debtors maintain qualified self insurance, they have posted surety bonds and letters of credit with state authorities to guarantee the Debtors' workers' compensation obligations. On March 21, 2002, the Bankruptcy Court entered a final order approving, among other things, the continuation of the Debtors' surety bond program and granting liens and superpriority administrative expense claims in favor of certain sureties who had posted bonds in connection with the Debtors' self-insurance obligations. See Section III.E.4. of this Disclosure Statement, "Surety Bond Settlement."

         The Debtors' outstanding obligations relating to workers' compensation arise from incurred but not paid claims and incurred but not reported ("IBNR") claims. The Debtors estimate their IBNR claims through an actuarial process that is common in the insurance industry. As of December 31, 2002, a total of 13,262 workers' compensation claims were pending against the Debtors arising out of employees' alleged on-the-job injuries. The Debtors estimate that the aggregate amount payable on account of incurred but not yet paid claims, IBNR claims arising prior to December 31, 2002, and retrospectively rated premium rate adjustments is approximately $288 million in undiscounted net reserves. The Debtors expect that the cash payments related to workers' compensation claims for the twelve months after the Effective Date will be approximately $118 million.

         Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors shall continue the Workers' Compensation Programs in accordance with applicable state laws. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of the Workers' Compensation Programs. The Reorganized Debtors shall be responsible for all valid claims for benefits and liabilities under the Workers' Compensation Programs regardless of when the applicable injuries were incurred. Any and all obligations under the Workers' Compensation Programs shall be paid in accordance with the terms and conditions of Workers' Compensation Programs and in accordance with all applicable laws.

J. ACCOMPLISHMENTS DURING THE CHAPTER 11; DEVELOPMENT AND SUMMARY OF THE BUSINESS PLAN; AND KMART'S GO-FORWARD RETAIL STRATEGY

         Kmart's need to restructure its business through a Chapter 11 reorganization proceeding arose due to the combination of a number of factors. In light of these factors, Kmart concluded that commencement of these Chapter 11 Cases would afford the Company the best opportunity for restructuring its affairs and for developing and implementing a long-term, go-forward, retail business strategy. To this end, Kmart has successfully implemented a number of key initiatives during the time that the Company has been in Chapter 11. Kmart believes that it has accomplished or will accomplish prior to emergence from Chapter 11 nearly all of the actions which it required Chapter 11 to address, including, among other things, termination of unprofitable stores and leases and restructuring its balance sheet through the conversion of substantially all debt into equity.

         1.       Optimization of Store and Real Estate Portfolio

         A primary focus of Kmart and its constituents during these Chapter 11 Cases has been on rationalizing and optimizing the company's store and lease portfolio. To this end, Kmart will have reduced its total number of stores from 2,114 as of the Petition Date to 1,514 as of emergence from Chapter 11, a total reduction of 600 stores. Several factors were considered in the store closing analysis, including historical and projected operating results; the anticipated impact of current and future competition; future lease liability and real estate value; store age, size, and capital spending requirements; the expected impact of store closings on Kmart's competitive position; the estimated potential savings from exiting markets and regions; the potential impact of store closings on purchasing power and allowances; and the potential impact of store closings on market coverage.

         While Kmart's closure of under-performing stores has been a priority, the Company believes that there are disadvantages to a substantially smaller chain. There are significant economies of scale relating to purchasing, advertising, distribution, and licensing that will be jeopardized if a large number of additional stores are closed. The store closings to date have resulted in increased sales and cash flow per remaining store, consistent with the overall aim of optimizing the number of stores in the portfolio.

         As of the commencement of these Chapter 11 Cases, Kmart employed approximately 234,000 employees. As of January 21, 2003, approximately 32,000 employee relationships had been severed, most of them in connection with Kmart's closure of 283 stores in the spring of 2002. Kmart anticipates that an additional 35,000 employee relationships will be severed in connection with the closure of up to 317 additional stores in early 2003. In part as a result of these store closures and Kmart's overall cost-rationalization strategy, the Company has significantly reduced its overhead costs during these Chapter 11 Cases through a reduction in the number of support employees located at its headquarters in Troy, Michigan. Annual corporate selling, general, and administrative costs ("SG&A") have been reduced from $1,044 million to $791 million, a reduction of over $250 million. However, as a percentage of sales, SG&A increased in 2002 partially because of store closings and partially because comparable store sales declined from 2001 to 2002. As part of these initiatives, corporate management has been significantly reduced, including at the most senior levels. Kmart anticipates further reductions in corporate overhead in light of the closure of up to 317 additional stores in early 2003.

         2.       Strategic Initiatives

         Kmart's asset rationalization and optimization strategies have been complemented throughout these Chapter 11 Cases by a number of business initiatives designed to attract customers to Kmart stores, cement vendor support, and increase sales and gross margins. For instance, Kmart has obtained substantial value through the renegotiation of, assumption of, and/or entry into several significant executory contracts, including licensing agreements with key brand partners that differentiate Kmart from its competitors. These include license agreements relating to Martha Stewart Everyday home, garden, housewares and seasonal products; Jaclyn Smith women's apparel, jewelry and accessories; Kathy Ireland women's apparel, accessories and exercise equipment; Disney apparel for infants and children; Sesame Street apparel for infants and children; Joe Boxer apparel, accessories and home furnishings; Route 66 apparel and accessories; Curtis Mathes consumer video, audio and telecommunications products; and Thalia- branded products. They also include a renegotiated contract with Cardinal Health, Inc., Kmart's exclusive supplier of pharmaceutical and related products.

         During the Chapter 11 Cases, Kmart also has significantly improved its inventory management practices, resulting in noticeable progress in keeping its store shelves stocked with popular items. Prior to filing these Chapter 11 Cases, Kmart had experienced a number of difficulties in keeping its shelves properly stocked, which in turn seriously impacted the customer shopping experience and hence, overall sales. Kmart has managed to reverse this negative trend in part through improved inventory replenishment forecasting, implementation of new controls on the inventory buying process, reduction in the number of corporate employees authorized to give final approval to purchase orders from 220 to 30, and increased ordering discretion granted to store managers. As a result, weekly in-stock levels have improved throughout the Chapter 11 Cases and since have consistently exceeded the corporate goal of 95%, and inventory turns have increased from 3.73 to 4.02.

         Kmart has also worked to improve store appearance and hence, the overall customer shopping experience. The Company has returned to its strategy as a "promotional" retailer focused on its exclusive brand merchandise, rather than attempting to beat its competition solely based on pricing strategies. Kmart has expanded and redesigned its weekly advertising circulars, and has implemented a strategic marketing plan aimed at Hispanics and African-Americans who collectively comprise one of the fastest-growing customer segments. The Company has also implemented a "store of the neighborhood" approach to servicing its customers, which allows individual store managers to customize their merchandise assortment to suit local community needs and allows greater focus on high volume and advertised items.

         During the Chapter 11 Cases, Kmart has also begun aggressively testing and implementing a number of other strategic initiatives. For instance, the Company developed a "top sellers" program, which focuses on improving sales and in-stock positions for each store's 300 top selling items. This program empowers store managers with more discretion in terms of purchasing. It was initially tested in a number of Chicago stores, and the results were very positive and have been sustained. Comparable store sales increased by approximately 10% in the test stores, especially with respect to sales of high volume items. It was next tested in the Detroit market and met with early success, although such success has not continually sustained itself as has occurred in the Chicago test stores. The "top sellers" program was expanded to substantially all Kmart markets in July 2002.

         Kmart also has been testing a "store of the future" that focuses on improving the in-store experience with new signs, a new color scheme, wider aisles, better lighting, more accessible shelf and product layout, and a cleaner overall experience. Customer feedback for the "store of the future" has been positive. To date, Kmart has begun testing the "store of the future" through five stores in various markets. Test stores have recorded various levels of comparable store sales growth and margin increases over last year, with some of them recording significant increases in these performance categories. New layout, structural changes, carpeting and signage changes have improved gross margin productivity in all apparel divisions; average gross margin rates of certain Martha Stewart product lines have improved significantly per store; and the relocation of infant apparel to the front of the stores has positively impacted sales and margin rates in these stores. Kmart's next action steps with respect to the "store of the future" concept include continued evaluation and adjustments to the test stores; completion of consumer opinion evaluations; and possible future implementation of a modest roll-out of the concept to a larger group of stores within the chain.

         Finally, the company's "Have to Have It" advertising campaign, tested in Chicago and Detroit, has focused on competitive pricing and Kmart's superior product offers. Comparable store sales in the Chicago test market have exceeded the rest of the Kmart store chain by approximately 5%. Other successful advertising campaigns during the Chapter 11 Cases have included "Customer Appreciation Days," which generated a 1.1% increase in comparable sales, and Kmart's Joe Boxer product launch, which was the most successful in Kmart's history, generating over $140 million in sales during the first 18 weeks and $275 million in its first seven months.

         3.       Reasons for Emergence at This Time

         Kmart's asset rationalization and optimization strategies, along with the other business initiatives implemented throughout these Chapter 11 Cases, have begun to bear positive results, including stabilization of the business and improved liquidity. Although Kmart is confident that its performance will continue to improve, the improvement has taken longer than expected to achieve. And although Kmart has accomplished many important goals through the tools afforded by Chapter 11, Kmart believes that the prospects for further operational improvement will be best achieved outside of Chapter 11, and that Chapter 11, in fact, is neither necessary nor conducive to moving forward with the operational turnaround of the business.

         Among Kmart's key remaining operational challenges are the all-important goal of continued enhancement of the in-store shopping experience and the establishment of a clearly-defined pricing strategy designed to drive sales and improve margins. However, these challenges, in Kmart's judgment, do not require Chapter 11 and, in fact, are better addressed outside of Chapter 11. In this respect, there are continued costs to remaining in Chapter 11 that warrant emergence at this time, including customer perception regarding Kmart's long-term viability that impacts sales of larger items and Kmart's layaway program; the reluctance of new exclusive brand partners to do business with Kmart; the concern of employees over job security; the continued administrative costs of the Chapter 11 process; and the continued diversion of management time to the Chapter 11 process. Upon emergence from Chapter 11, management will be free to focus their energies on systemwide implementation of strategic initiatives.

         4.       Kmart's Future Retail Strategy

         As part of the process to emerge from Chapter 11, Kmart undertook a thorough and detailed initiative to develop a five-year business plan. The business plan was developed "bottoms up," i.e., on a store-by-store basis utilizing assumptions specific to each store and guidance from field organization personnel as well as at the merchant level where category group sales and margin plans were developed by line of business. After a detailed review by


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local management, the business plan underwent a similar review by corporate personnel, and finally a detailed review by Kmart's senior management. The business plan includes the projections attached hereto as Appendix C.

         Under the business plan, the current 2003 fiscal year, part of which will occur during the Chapter 11 Cases and part of which will occur after emergence, will be a transition year. Kmart will not return to profitability until 2004. Kmart projects that the business will continue to recover and that EBITDA will grow to $1.3 billion by 2007. The business plan assumes moderate annual increases in comparable store sales. Kmart's business has been extremely difficult to forecast, partly because of the impact of Chapter 11 on in-stock levels, but mostly because the expected return of customer store traffic to levels that existed when Kmart filed for Chapter 11 protection have thus far not yet materialized. However, management is implementing a number of initiatives that it hopes will control the variance around sales and gross margin, including reconciling the expectations of the merchant group with those of the field organization; evaluating daily the need for markdowns by region and merchandise category; and taking into account advertising plans and historical selling experience.

         Kmart believes that it is well-positioned to improve its operating performance and compete effectively with the other large discount retailers in the market. As a result of Kmart's rationalization and optimization of its store and real estate portfolio during the Chapter 11 Cases, Kmart has substantially reduced the risk associated with such portfolio. In this regard, Kmart has eliminated or will eliminate by emergence more than 950 real estate leases, including 340 pertaining to dark stores; it has renegotiated over 80 real property leases resulting in over $12 million in annual rent concessions; and it has closed or identified for closing 29% of its leased stores, representing 49% of its lease obligations on a gross basis. Average rent per square foot therefore has decreased from approximately $4.40 to $3.99. Of the 600 stores that have been closed during the Chapter 11 Cases, a total of 246 of such stores were low-volume stores (stores with annual sales of less than $12 million).

         The store closings are expected to increase average sales per store; projected average earnings before interest, taxes, depreciation, and amortization per store; and the projected average return on invested capital. Kmart's business plan reflects normalized maintenance, and contains a capital maintenance budget that addresses 100% of its stores through the 2007 projection period. The budget also contemplates Kmart opening 70 new stores, plus the roll out of a new store concept. Finally, the budget allows for approximately $175 million per year in other operating improvement projects, such as additional pharmacies, one-hour photo labs, and information technology upgrades.

         Kmart rejected its supply contract with Fleming and has decided to self-distribute core pantry products to all Kmart stores. The shift to self-distribution, which is expected to occur by the middle of March 2003, should increase utilization of Kmart's existing distribution centers by approximately 115 million cartons annually and reduce excess capacity by 89%. Self-distribution should increase in-stock levels, particularly for advertised goods, and Kmart estimates that it will save in excess of $450 million through self-distribution through 2006. Self-distribution also will allow Kmart to cement relationships with individual food and consumable vendors, and will allow Kmart to control the vendor allowance process in accordance with its own plans.


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         Kmart remains focused on being the leading discount retailer with promotional pricing and exclusive national brands. Post-emergence, Kmart believes it can best maximize its performance and improve its market position by continuing to focus on driving profitable sales growth, controlling costs and streamlining overhead, and increasing asset productivity. Kmart's action plans for driving profitable sales growth include utilization of multiple price groups and market basket pricing; expansion of its exclusive brand portfolio; tailoring its product assortment by market based on demographics and climazone; improving store appearance and lighting; developing basic and seasonal in-stock goals; intensifying training for store managers; instilling discipline and price among employees; and implementing electronic labor scheduling.

         Kmart's go-forward retail strategy also is premised on Kmart's continued implementation of several key initiatives begun during the Chapter 11 Cases, including the "store of the neighborhood," "top sellers" program, and further testing of the "store of the future." It also is premised on continued optimization of Kmart's merchandising through elimination of under-performing stock keeping units ("SKU's"), or individual items of inventory, and the continued reallocation of shelf-space to more profitable items. Marketing will focus on Kmart's exclusive brand identity. With the continued support of its vendor partners through, among other things, the vendor lien contemplated by the Plan and the $2 billion Exit Financing Facility, Kmart anticipates being able to continue to improve its customer shopping experience and ultimately returning to profitability.

K.       MANAGEMENT COMPENSATION INCENTIVE PLAN

         The Reorganized Debtors' management compensation incentive plan shall be an executive emergence and long-term incentive program approved by the board of directors of the Reorganized Debtors and implemented for the benefit of the Reorganized Debtors' employees, members of management, and directors and designed to (i) recognize the experience, qualifications, and proven track record of the Reorganized Debtors' management team and (ii) provide incentives for the beneficiaries thereof to maximize value for stockholders after the Effective Date. The Management Compensation Plan may reserve up to 10% of the shares of New Holdings Company Common Stock to be offered as incentive compensation.

                    VII.  SUMMARY OF THE REORGANIZATION PLAN

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

         ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH


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DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS
AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST.

A.       OVERALL STRUCTURE OF THE PLAN

         Shortly after filing for relief under Chapter 11 of the Bankruptcy Code, the Debtors focused on the formulation of a plan of reorganization that would allow them to quickly emerge from Chapter 11 and preserve their value as a going concern. The Debtors recognize that in the competitive arena in which they operate, a lengthy and uncertain Chapter 11 case would detrimentally affect the confidence in the Debtors by their respective vendors and employees, further impair their financial condition, and dim the prospects for a successful reorganization. The terms of the Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of the business plan, make the distributions contemplated under the Plan, and pay their continuing obligations in the ordinary course of the Reorganized Debtors' businesses.

         If the Plan is confirmed by the Bankruptcy Court and consummated, (1) the Claims in certain Classes will be reinstated or modified and will receive distributions equal to the full amount of such Claims and (2) the Claims and Interests in other Classes will be modified or extinguished and will receive distributions constituting, in most instances, a partial recovery. At certain times after the Effective Date, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against the Debtors created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan are described below.

         1.       Global Restructuring Settlement Proposal

                  (a)      Background

         As explained above, Kmart is obligated to the Prepetition Lenders pursuant to the terms of the Prepetition Credit Agreements. As of the commencement of these Chapter 11 Cases, the total amount owed by Kmart under these Agreements was approximately $1.084 billion. Certain subsidiaries of Kmart, each of whom are Debtors in these Cases, guaranteed Kmart's obligations under the Prepetition Credit Agreements pursuant to the terms of written guarantee agreements (the "Subsidiary Guarantees"). The subsidiaries include Kmart of Indiana, Kmart of Michigan, Inc., Kmart of North Carolina LLC, Kmart of Pennsylvania LP, and Kmart of Texas L.P. (collectively, the "Kmart of [] Subsidiaries").

         From 1998 to 2000, Kmart transferred certain assets to the Kmart of [] Subsidiaries for various business planning reasons. Specifically, Kmart transferred to each Kmart of []


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Subsidiary the assets constituting the business operations, including real estate and inventory comprising the retail stores and certain distribution centers, located in the respective states of each Kmart of [] Subsidiary. Thus, for instance, the real estate and inventory located in the state of Michigan were transferred to Kmart of Michigan, Inc. In exchange for the transfer of these assets, Kmart became (either directly or indirectly) the owner of all of the equity of the Kmart of [] Subsidiaries. At the time of the filing of these Chapter 11 Cases, the assets held by the Kmart of [] Subsidiaries included 486 of Kmart's 2,114 stores. Thus, approximately 20% of the Debtors' aggregate real estate and inventory were owned by the Kmart of [] Subsidiaries at that time.

         In addition to the foregoing transfers by Kmart to the Kmart of [] Subsidiaries, by virtue of a series of transactions among Kmart and certain subsidiaries, in October 2000, Kmart of Michigan, Inc. ("KMI") became the owner of substantially all of the trademarks, service marks, and trade names used in the Kmart business, including the name "Kmart," the big red K logo, "Super K" and similar marks (collectively, the "Marks"). As with the other transfers to the other Kmart of [] Subsidiaries, the transfers of the Marks were undertaken for various business planning reasons. KMI licenses the Marks to Kmart and the other Kmart of [] Subsidiaries in exchange for royalty fees at a contract rate of approximately 1% of such entities' gross revenue. These royalty fees presently average approximately $75 million per quarter. When Kmart pays KMI the royalty fees, KMI immediately loans them back to Kmart (the "Royalty Loan"). As of the commencement of these Chapter 11 Cases, KMI's total Intercompany Claim against Kmart on account of the Royalty Loan was approximately $316 million. For the period January 31, 2002 through October 30, 2002, KMI has loaned the sum of $229,757,777 to Kmart pursuant to the Royalty Loan, which Loan may be subject to certain offsets and other defenses. The Prepetition Lenders believe that the post-petition loans made by KMI to Kmart under the Royalty Loan constitute Administrative Claims by KMI against Kmart's Estate which must be paid in full from Kmart to KMI in accordance with the Bankruptcy Code.

         The Kmart of [] Subsidiaries do not owe any material debt to any third parties other than the Prepetition Lenders, by virtue of the Subsidiary Guaranties, and to the PBGC, by virtue of their statutory joint and several liability for certain pension-related obligations of Kmart. Thus, the Kmart of
[] Subsidiaries do not have any material trade debt obligations. This is because all of the inventory for the stores owned by the Kmart of [] Subsidiaries is purchased by Kmart, and then sold by Kmart to the Kmart of [] Subsidiaries under the terms of certain Sales and Distribution Agreements between them. As inventory is purchased and delivered (on an almost daily basis), Kmart effectively charges the respective Kmart of [] Subsidiaries pursuant to the Sales and Distribution Agreements. These charges effectively are paid for by daily sweeps of the cash held in the Kmart of [] Subsidiary store deposit accounts, which collectively comprise a centralized cash management system utilized by all of the Debtors. Although the Kmart of [] Subsidiaries do not have any material trade debt obligations, certain of them have various obligations arising out of leases, mortgages, and other matters.

         In short, the Prepetition Lenders hold substantially all of the pre-petition, impaired, unsecured claims against the Kmart of [] Subsidiaries. The Prepetition Lenders therefore have asserted that they believe they are entitled to substantially all value in the Kmart of [] Subsidiaries, and that the Prepetition Lender Claims thus must be paid in full, before any value


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attributable to the assets of the Kmart of [] Subsidiaries may be upstreamed to
Kmart on account of its ownership interests in these Subsidiaries. As a result, according to the Prepetition Lenders, creditors of Kmart, including trade vendors and other unsecured creditors, may not be distributed any value from the Kmart of [] Subsidiaries until the Prepetition Lenders are paid in full on account of their claims against the Subsidiaries arising out of the Subsidiary Guaranties.

         However, the Unsecured Creditors' Committee and certain other creditors have questioned the legal basis of the Prepetition Lenders' Claims, including their asserted entitlement to the value of the Kmart of [] Subsidiaries and the enforceability of the Subsidiary Guaranties. As a result, the Unsecured Creditors' Committee believes that the Prepetition Lenders are entitled to significantly less on account of their claims, and that general unsecured creditors therefore are entitled to significantly more on account of their claims.

                  (b)      Fraudulent Transfer Law

         The Unsecured Creditors' Committee bases their theory on two, general types of challenges. The first challenge is based upon the law of fraudulent transfers. In this regard, the Unsecured Creditors' Committee has asserted, among other things, that (i) the transfers of Kmart's operating business assets to the Kmart of [] Subsidiaries were fraudulent transfers that should be avoided pursuant to ss. 544 and/or ss. 548 of the Bankruptcy Code, meaning that the value of such assets would be available to all Kmart creditors, not just the Prepetition Lenders; (ii) the transfer of the Marks to KMI was a fraudulent transfer that also should be avoided pursuant to ss. 544 and/or ss. 548 of the Bankruptcy Code, meaning that the value of the Marks also would be available to all Kmart creditors, not just the Prepetition Lenders, and (iii) the Kmart of [] Subsidiaries' execution of the Subsidiary Guarantees each constituted fraudulent transfers that should be avoided pursuant to ss. 544 and/or ss. 548 of the Bankruptcy Code, meaning that the Prepetition Lenders would have no prior claim to the value of the Kmart of [] Subsidiaries by virtue of the Guarantees.

         In order to sustain an assertion that a particular transfer was a fraudulent transfer under ss. 544 and/or ss. 548 of the Bankruptcy Code, the Unsecured Creditors' Committee generally would have to establish, among other things, that the transfer was not made for "reasonably equivalent value" or for "less than fair consideration," and that the transfer was made at a time when the transferor was insolvent; that the transfer rendered the transferor insolvent; that the transfer left the transferor with an unreasonably small capital; that the assets remaining with the transferor after the transfer were unreasonably small in relation to the business to be operated by the transferor; or that the transfer was made at a time when the transferor knew or should have known that it would incur debts beyond its ability to pay as they came due.

         In applying these legal principles to the assertions of the Unsecured Creditors' Committee, the transfers of Kmart's operating business assets to the Kmart of [] Subsidiaries would be fraudulent if, for instance, the Unsecured Creditors' Committee established that Kmart did not receive "reasonably equivalent value" or "fair consideration" from the Subsidiaries in exchange for its transfer to them of the operating assets. One aspect of this argument is that the transfers were not publicly announced; that general trade creditors relied upon the creditworthiness of Kmart in extending trade terms; that such creditors believed Kmart retained


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all operating assets; and that as a result, Kmart's transfer of the operating assets to the Kmart of [] Subsidiaries, while incurring trade debt for their benefit, resulted in Kmart not receiving "reasonably equivalent value" or "fair consideration" in return for the transfer. The Prepetition Lenders could counter, however, that Kmart did receive "reasonably equivalent value" and "fair consideration" by its receipt of the ownership interests in the Kmart of [] Subsidiaries, and through its charge-back to the Kmart of [] Subsidiaries of the costs of inventory that it acquired on their behalf. A similar analysis can be made with respect to the transfer of the Marks to KMI; Kmart's receipt of the stock of KMI; and the Intercompany Claims maintained between Kmart and KMI on account of the Royalty Loan.

         In applying the foregoing legal principles to the suggestion that the Kmart of [] Subsidiaries' execution of the Subsidiary Guarantees each constituted fraudulent transfers, meaning that the Prepetition Lenders should have no prior claim to the value of the Kmart of [] Subsidiaries by virtue of the Guarantees, the Unsecured Creditors' Committee would have to establish that the Kmart of [] Subsidiaries did not receive "reasonably equivalent value" or "fair consideration" for the debt obligations that they incurred when they executed the Subsidiary Guarantees. One aspect of this argument is that a Company does not necessarily derive any material benefit by agreeing to pay the debts of another, especially where, as in the case of KMI, the guarantee was executed after the primary obligor became indebted on the debt. This argument could be countered, however, by the observation that affiliated entities like the Kmart of [] Subsidiaries obtain benefits from jointly guaranteeing one another's debts through the greater purchasing power afforded by a larger line of credit that in turn complements the synergies of their operations. As for the requirement that the transferor was "insolvent" at the time of the transfer, the Unsecured Creditors' Committee would have to establish, for instance, that the amount of each Kmart of [] Subsidiary's debts was greater than its assets as a consequence of becoming obligated on the Subsidiary Guarantees. This would in turn require estimated valuations of their assets at the time they executed the Subsidiary Guarantees.

                  (c)      The Law of Substantive Consolidation

         The second challenge of the Unsecured Creditors' Committee to the legal basis of the Prepetition Lenders' asserted entitlement to all the value of the Kmart of [] Subsidiaries and the enforceability of the Subsidiary Guaranties is based generally on notions of substantive consolidation. In particular, the Unsecured Creditors' Committee has suggested that (i) the separate corporate entities of Kmart and the Kmart of [] Subsidiaries should be disregarded pursuant to "alter ego" and/or "piercing of the corporate veil" theories, thereby resulting in a pooling of their assets for the benefit of all creditors, not just the Prepetition Lenders, and (ii) each of the bankruptcy estates of Kmart and the Kmart of [] Subsidiaries should be "substantively consolidated," again meaning that the assets of the various Kmart entities are pooled for the benefit of all creditors. Because the legal standards for invoking these doctrines are very similar, they are discussed in this Disclosure Statement under the rubric of "substantive consolidation."

         Generally, substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan. The effect of consolidation is the pooling of the assets of, and claims against, the


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consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of receiving distributions under reorganization plans. The authority of a Bankruptcy Court to order substantive consolidation is found by most courts to be derived from its general equitable powers under Section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. In addition, courts have found that statutory authority exists for the approval of substantive consolidation as a part of a plan of reorganization under the terms of Section 1123(a)(5)(C) of the Bankruptcy Code. However, there are no statutorily prescribed standards setting forth the parameters for when substantive consolidation is appropriate. Instead, judicially developed standards control whether substantive consolidation should be granted in any given case.

         Thus, the propriety of substantive consolidation must be evaluated on a case-by-case basis based upon the particular facts and circumstances of the estates in question. The extensive list of elements and factors frequently cited and relied upon by courts in determining the propriety of substantive consolidation may be viewed as variants on two critical factors, namely, (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. Some courts have viewed these elements and factors as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.

         In applying the foregoing principles to Kmart and the Kmart of [] Subsidiaries, the Unsecured Creditors' Committee could argue that most general unsecured creditors dealt with the Kmart entities as a single economic unit, and did not extend credit in reliance upon their separate corporate identities. Indeed, the Kmart companies collectively operate retail store operations under the "Kmart" brand name, and are essentially in the same line of business, or conduct operations, or hold real estate or other assets that support such line of business. The Committee also could argue that the affairs of the Kmart entities are so entangled that they should be substantively consolidated and therefore treated as a single entity for the benefit of all creditors. For instance, the Debtors historically have issued consolidated financial statements and filed consolidated federal tax returns through Kmart. Moreover, Kmart, through its corporate department, provides services to all Kmart entities, including accounting and bookkeeping, treasury, legal, tax, information systems, administrative, real estate management, store planning, construction and design, human resources administration, and similar "back office" corporate services. Finally, the Kmart entities share a centralized cash management system. The system allows Kmart to collect funds received by all Debtors through a series of transactions and to disburse the funds through disbursement accounts to pay for operating expenses related to all Debtors.

         The Prepetition Lenders could counter, however, that not all creditors dealt with the Kmart entities as a single economic unit - indeed, the Prepetition Lenders obtained separate Subsidiary Guarantees from each Kmart of
[] Subsidiary - and that the affairs of the entities are not hopelessly entangled. In fact, Kmart and the Kmart of [] Subsidiaries are each parties to their own separately identified real estate leases and executory contracts, and each owns its own inventory and real estate. Perhaps most importantly, the Prepetition Lenders could argue that


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substantive consolidation would harm them in violation of one of the key requirements that substantive consolidation be in the best interests of all creditors. This is so because if the Kmart entities were substantively consolidated, the Subsidiary Guarantees would be eliminated, and the Prepetition Lenders' asserted priority entitlement to the value of the Kmart of [] Subsidiaries therefore would be lost. Instead, the Prepetition Lenders would effectively have only one claim against the consolidated pool of assets, and their anticipated recovery on that single claim would be diluted by the claims of all other unsecured creditors.

                  (d)      The Reasons for Settlement

         It is apparent from the foregoing discussion that the histories of Kmart's transfer of certain operating assets to the Kmart of [] Subsidiaries; the transfer of the Marks to KMI; and the execution of the Subsidiary Guaranties are long and complex. There are thousands of pages of documents evidencing the various transfers. The legal theories relating to these matters, including the law of fraudulent transfers and the law of substantive consolidation, are particularly complicated as applied to the detailed facts evidencing these transactions. Representatives of Kmart, the Prepetition Lenders, and the Unsecured Creditors' Committee have devoted a significant amount of time researching the facts and the law applicable to these matters, and have spent innumerable hours analyzing, discussing, and negotiating with one another regarding possible litigation and settlement of the issues.

         Indeed, consistent with their fiduciary duty to maximize the value of these Estates for all constituencies, the Debtors have carefully analyzed and evaluated the various claims of the Prepetition Lenders and the Unsecured Creditors' Committee. In the event litigation were to be commenced among the parties concerning the Subsidiary Guaranties, the Debtors likely would take a position in such litigation absent compromise by the parties upon terms such as those proposed in the Plan.

         Clearly, any litigation concerning these matters would be exceptionally complicated and protracted, and given the magnitude of the values involved and the amount of claims at stake, would be hotly contested and expensive. Such litigation would in turn substantially prolong these Chapter 11 Cases, which all constituencies believe is not in the best interests of the estates or Kmart's long-term prospects for rehabilitation. The outcome of any such litigation is not free from doubt for any party in interest, including Kmart, the Prepetition Lenders, and the Unsecured Creditors' Committee, as there are strengths and weaknesses in each of the parties' positions, and hence, risks to their anticipated recoveries in litigating these matters to judgment. For instance, as pointed out above in connection with the discussion of whether Kmart received "reasonably equivalent value" in exchange for the transfer of certain operating assets to the Kmart of [] Subsidiaries, each of the Prepetition Lenders and the Unsecured Creditors' Committee have legitimate legal and factual points in support of their respective positions. The situation is complicated by the added uncertainty concerning each party's ability to prove historical values and events that are long-since passed.

         For these reasons, including, in particular, the need for Kmart to emerge from Chapter 11 quickly so that going-concern value may be preserved for the benefit of all constituencies, the Debtors propose a global settlement of their claims, embodied by the Plan, that affords


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distributions to their constituencies commensurate with the risks of their litigation positions. Under Section 1123(b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, a settlement such as the settlement proposed in the Plan should be approved if it represents a reasonable compromise that is in the collective best interests of all constituencies in light of the risks of continued litigation. The settlement need not afford the best possible recovery to any particular constituency, but instead need only represent a recovery that falls within a reasonable range of litigation possibilities. Kmart believes that the settlement contemplated by the Plan satisfies these standards.

         An integral aspect of the global settlement is the Debtors' waiver of certain Avoidance Claims. This component of the settlement is discussed in
Section VII.C.14 of this Disclosure Statement. Under the global settlement, the Kmart entities will be substantively consolidated, but only for distribution purposes. This means that, in order to assist implementation of the settlement, each creditor will have only one claim against the pool of value reserved for the particular class of which such creditor is a member. The actual assets of the Kmart entities, however, will not be consolidated together, and the separate legal identity of each Kmart Debtor will be maintained, subject to the various corporate restructuring transactions contemplated by the Plan. Thus, for instance, the Prepetition Lenders effectively have one claim for purposes of distributing the value allocated to them under the Plan. This structure avoids complications that arise in connection with calculating and making distributions on account of their individual, separate claims against Kmart under the Prepetition Credit Agreements and against the Kmart of [] Subsidiaries on account of the Subsidiary Guarantees. In this fashion, there is a single, global settlement with respect to each class of Claims under the Plan.

         In order to implement the global settlement contemplated by the Plan, unsecured creditors have been separately classified based upon their different rights and the different attributes of their claims. First, the Prepetition Lenders are in their own class because of their claims against Kmart and the Kmart of [] Subsidiaries on account of the Subsidiary Guarantees. The fact that the Prepetition Lenders hold significant guaranties against all of the Kmart of
[] Subsidiaries, as well as several of the Debtors' other subsidiaries, was a significant factor considered by the parties in structuring this global settlement pursuant to which the Prepetition Lenders will receive 40% of their claims in a currency - cash - that is different than the currency - stock - to be paid holders of other unsecured claims.

         Second, holders of Prepetition Notes have been separately classified because they are entitled to additional distributions on account of the subordination agreement with the holders of the Trust Preferred Obligations. Specifically, holders of the Prepetition Notes are entitled to receive the distributions otherwise payable to holders of the Trust Preferred Obligations pursuant to the indenture and related documents related to the Trust Preferred Obligations. Third, holders of Trade Vendor/Lease Rejection Claims are separately classified because their claims are for the most part liquidated or easily liquidated. This class includes landlords with (i) leases with one Debtor that are (ii) guaranteed by another Debtor. A landlord's dual claims on account of a lease and its guarantee - one claim against each of two separate Debtors - are treated as a single claim under the proposed settlement. They therefore are not afforded additional consideration similar to that afforded the Prepetition Lenders on account of the Subsidiary Guarantees. This treatment is appropriate because it allows the Debtors to achieve the


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compromise and settlement with the Prepetition Lenders who, unlike these landlords, have guaranties from almost all of the Debtors. This settlement allows the Debtors to make distributions available to other creditors that they would otherwise be unable to make. Moreover, the Debtors believe that in the event that landlords with guaranties receive distributions only from the Debtors who are indebted to them, such distributions would not exceed the distributions proposed to be made pursuant to the Plan. Finally, holders of Other Unsecured Claims are separately classified because their claims are for the most part unliquidated, disputed, and/or contingent. However, they will be compensated in Cash rather than New Holding Company Common Stock. They can elect to take Stock if they agree to an expedited procedure for estimating their claims.

         2.       The Plan Investor Transactions

                  (a)      Description of the Plan Investors

         As briefly summarized above, two entities - ESL Investments, Inc. ("ESL") and Third Avenue Trust, on behalf of certain of its investment series ("Third Avenue," and together with ESL, the "Plan Investors") - have agreed to make a substantial investment in the Reorganized Debtors in furtherance of the Debtors' financial and operational restructuring plan. The investment will be made pursuant to an Investment Agreement dated as of January 24, 2003 (as amended, the "Investment Agreement"), summarized below. A copy of the Investment Agreement is attached as Exhibit E to the Plan. ESL and Third Avenue are members of the Financial Institutions' Committee. ESL holds approximately $382 million principal amount of Prepetition Lender Claims, approximately $1.177 billion principal amount of Prepetition Note Claims, and approximately $61 million in Trade Vendor/Lease Rejection Claims, and Trust Preferred Obligations; and Third Avenue holds approximately $99 million principal amount of Prepetition Note Claims and approximately $79 million in Trade Vendor/Lease Rejection Claims.

                  (b)      Summary of the Plan Investor Investment Agreement

         Under the Plan, Prepetition Lenders would be entitled to a share of the New Holding Company Common Stock in satisfaction of the Prepetition Lender Claims. Under the settlement contemplated by the Plan, however, the Prepetition Lenders will receive Cash in an amount equal to forty percent (40%) of the amount of their Claims. Under the Investment Agreement, the Plan Investors have agreed to purchase shares of New Holding Company Common Stock with an aggregate value of $140 million (the "Plan Investor Shares"), and ESL has agreed to purchase additional shares of New Holding Company Common Stock with a value equal to $152.8 million (the "ESL Prepetition Obligation Shares" and, together with the Plan Investor Shares, the "Total Investor Shares"), for a total amount of approximately $292.8 million. Of this amount, the $152.8 million will be comprised of cash that would otherwise be received by ESL pursuant to the Plan on account of its Prepetition Lender Claims (which amount may increase should ESL acquire Additional Prepetition Lender Claims and elect to use the cash to be received in a similar fashion) and the remaining $140 million represents an additional investment to be made by the Plan Investors pursuant to the terms of the Investment Agreement.



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



         ESL shall purchase 78.21% of the Plan Investor Shares, and Third Avenue shall purchase 21.79% of the Plan Investor Shares. At the Effective Date, the Reorganized Debtor shall have an unconditional and irrevocable right (the "Initial Company Call"), exercisable in its sole discretion, to require ESL to purchase from the Reorganized Debtor a note (the "Initial Called Note") in an aggregate principal amount equal to the lesser of (i) $60 million (the "Maximum Company Call Amount"), and (ii) the excess, if any, of $1.545 billion over the Company's Liquidity (as hereinafter defined) at the Effective Date, reduced by the amount of all payments and distributions to be made on the Effective Date of the Plan or required to be paid in respect of prepetition and/or priority claims (other than priority claims in respect of postpetition payables) pursuant to the Plan, plus letters of credit contemplated by the Company's business plan to be issued under the Exit Facility in an amount equal to $375 million, irrespective of the actual issuance thereof, at a purchase price equal to the principal amount of such note. If, however, the actual outstanding amount of letters of credit issued under the Exit Facility on the Effective Date is less than $375 million, then the amount of the Initial Called Note shall be reduced by the Cash Balance on the Effective Date after giving effect to the consummation of the transactions contemplated hereby (including, without limitation, the making of the payments and distributions described in clause (ii) above) at a purchase price equal to the principal amount of the Initial Called Note. At the request of ESL, the principal amount of the Initial Called Note may be increased to the Maximum Company Call Amount. For purposes of the Investment Agreement, (i) "Liquidity" shall mean, at any time, Excess Availability at such time plus the Cash Balance at such time and (ii) "Cash Balance" shall mean, at any time, the aggregate amount of Kmart's and its subsidiaries' unrestricted cash, cash equivalents and short term investments at such time, calculated in the manner consistent with the business plan (but exclusive of cash necessary for store operations, which amount is agreed to be equal to three hundred million dollars ($300,000,000)).

         Additionally, if the Reorganized Debtors discover, during the 90 day period following the Effective Date, that the aggregate amount of payments required to be made pursuant to the Plan in respect of prepetition and/or priority claims are or will be in excess of those actually paid at the Effective Date (such excess, the "Excess Distributions"), the Reorganized Debtors shall have an unconditional and irrevocable right (the" Subsequent Company Call"), in its sole discretion, to require ESL to purchase from the Reorganized Debtor a subordinate, convertible note (the "Subsequent Called Note," and, together with the Initial Called Note, the "Called Notes") in an aggregate principal amount equal to the lesser of (i) the excess, if any, of (A) $1.545 billion over (B) the Company's Liquidity at Closing (after giving effect to (x) all payments and borrowings made at Closing other than in respect of postpetition trade payables and (y) the issuance of letters of credit contemplated by the Business Plan to be issued under the Exit Financing Facility in an amount equal to $375 million, irrespective of the actual issuance thereof), reduced by the amount of any Excess Distributions, and (ii) the excess, if any, of the Maximum Company Call Amount over the principal amount of the Initial Called Note, at a purchase price equal to the principal amount of such note. If, however, the actual outstanding amount of letters of credit issued under the Exit Financing Facility on the Closing Date is less than $375 million, then the amount of the Subsequent Called Note shall be reduced by the Cash Balance on the Closing Date after giving effect to the consummation of the transactions contemplated hereby (including, without limitation, the making of the above-described payments under the Plan). The aggregate amount of the Initial Called Note and the Subsequent Called Note will not exceed $60


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million. The Debtors presently estimate that the amount of the Called Note will be $35 million, although the actual amount will depend on the financial condition of the Reorganized Debtors as of the Effective Date and the 90 days thereafter and/or ESL's desire to increase the principal amount of the Initial Called Note. Whether or not the Reorganized Debtors exercise the Initial Company Call or the Subsequent Company Call, ESL shall have the option to purchase from the company a note in an amount not to exceed the Maximum Company Call Amount, subject to receipt of any consent required by the lenders under the Exit Financing Facility.

         In addition, as previously described above, ESL has agreed to purchase additional shares of New Holding Company Common Stock with a value equal to (i) the aggregate amount of cash that ESL is entitled to receive under the Plan based on its holdings of Prepetition Lender Claims as of the date of the Investment Agreement, and (ii) such portion as ESL may in its sole discretion designate of the aggregate amount of cash that ESL is entitled to receive under the Plan based on its holdings of Prepetition Lender Claims acquired after the date of the Investment Agreement.

         The purchase price that the Plan Investors will pay for the shares is $10 per share, assuming a valuation for the New Holding Company Common Stock of approximately $1 billion, less the amount of cash paid to Prepetition Lenders pursuant to the Plan. The Investment Agreement provides ESL with a two-year option to invest an additional $86 million through the purchase of shares of New Holding Company Common Stock at an option price of $13 per share. ESL has also agreed, from the Effective Date until the earlier of (i) the first anniversary of the Effective Date and (ii) the date on which all of the Non-Lender Unsecured Claims are reconciled, it will not transfer or otherwise dispose of more than twenty percent (20%) of shares issued to it pursuant to the Investment Agreement or the Plan, other than to any other Plan Investor or an Affiliate thereof or in connection with a sale of the Reorganized Debtor in its entirety.

         The Investment Agreement restricts the Debtors' ability to enter into alternative agreements with other plan sponsors or investors. Until the earlier of the Effective Date and the termination of the Investment Agreement, unless the board of directors of Kmart determines in good faith that it is necessary or desirable to authorize such actions in connection with the administration of the Bankruptcy Cases or that it is required to authorize such actions to comply with its fiduciary duties under applicable law, Kmart and the Affiliate Debtors are not permitted to (i) solicit, initiate or take any other action designed to solicit a proposal or offer for a restructuring transaction or plan of reorganization or similar transaction, (ii) participate in discussions or negotiations related thereto, (iii) enter into a letter of intent or other agreement related thereto, or (iv) furnish non-public information, except in limited circumstances. The foregoing notwithstanding, if Kmart receives an unsolicited writing from a party indicating that such party is considering making, or has made a bona fide alternative proposal or has notified Kmart prior to the date of the Investment Agreement that it is considering making or has made a bona fide alternative proposal, Kmart is permitted to enter into discussions or negotiations with, or provide information to, such party. In addition, Kmart may enter into an agreement with such party for an alternate transaction, so long as (i) the alternative proposal provides a higher transaction value or is otherwise more favorable to Kmart and its creditors,
(ii) the board of directors reasonably believes in good faith (after consultation with its outside advisors) that


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authorizing the transaction is consistent with its fiduciary duties under applicable law, and (iii) the Plan Investors fail to match any such offer.

         As further conditions to the Plan Investors' Investment obligations under the Investment Agreement, the proposed Exit Financing Facility must have been executed and be in full force and effect, and the Reorganized Debtors must have Liquidity of at least $1.25 billion and Adjusted Excess Negative Availability of not more than $589,000,000. The Debtors presently estimate that their Excess Availability as of the Effective Date of the Plan will be sufficient to satisfy this condition. An additional condition to the Plan Investors' Investment obligations under the Investment Agreement is that the Plan be approved by the Bankruptcy Court pursuant to the Confirmation Order and have an Effective Date no later than May 30, 2003.

         There are certain fees and expenses payable to the Plan Investors under the Investment Agreement. In particular, unless the Plan Investors are in material breach of their obligations under the Investment Agreement or the Investment Agreement is terminated in accordance with its terms (except for termination by Kmart or by ESL as a result of or in connection with an alternate transaction), Kmart is required to pay to ESL a commitment fee equal to $10 million upon the earlier of May 30, 2003, the Effective Date of the Plan and the date of termination, if the Investment Agreement is terminated by Kmart or by ESL as a result of or in connection with an alternate transaction. On February 25, 2003, the Bankruptcy Court entered an order approving payment of the commitment fee upon satisfaction of the conditions for payment thereof under the Investment Agreement.

         The Investment Agreement also provides that Kmart will pay up to $5 million of ESL's expenses, which amounts will be required to be repaid if the Investment Agreement is terminated due to a breach by the Plan Investors. Up to $2 million of the expenses will be payable as of the date of the hearing approving the commitment fee, with the remainder payable on the Effective Date or the termination date of the Investment Agreement, other than as a result of breach by the Plan Investors.

         The Investment Agreement may be terminated if, among other things, the Debtors do not meet certain deadlines, including obtaining entry of an order approving the Disclosure Statement by February 28, 2003, obtaining entry of an order confirming the Plan by May 16, 2003, and closing on the Investment Agreement by May 30, 2003; the Debtors withdraw their support of the Investment Agreement, recommend an alternative investment proposal, or enter into a written agreement for an alternative investment proposal; certain conditions to closing are not satisfied or waived by the Plan Investors or the Company; or certain other conditions outlined in more detail in the Investment Agreement are not fulfilled.

                  (c)      Plan Investor Ownership of New Holding Company Common
         Stock

         As noted above, ESL holds approximately $1.6 billion in unsecured debt claims. ESL has agreed that it will purchase shares of New Holding Company Common Stock on account of the Prepetition Lender Claims that ESL holds as of the date of the Investment Agreement. Thus, ESL will receive exclusively New Holding Company Common Stock on account of such Claims. It will also receive additional New Holding Company Common Stock based on its


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
purchase of 78.21% of the Plan Investors' Shares, New Holding Company Common Stock on account of its Prepetition Note Claims pursuant to the terms of the Plan, and, in the discretion of ESL, New Holding Company Common Stock on account of Prepetition Lender Claims that it acquires after the date of the Investment Agreement. In addition, ESL will have the right (i) to convert the Called Notes into New Holding Company Stock at its discretion and (ii) to invest an additional $86 million through the purchase of shares of New Holding Company Common Stock. Based on these assumptions and the amount of Claims held by ESL and Third Avenue as of the date of the Investment Agreement, ESL and Third Avenue collectively could hold slightly in excess of 50% of all shares of New Holding Company Common Stock issued and outstanding as of the Effective Date.

B.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims of such class. The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest.

         The Debtors believe that they have classified all Claims and Interests in compliance with the requirements of the Bankruptcy Code. If a Creditor or Interest holder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make such reasonable modifications of the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation.

         EXCEPT TO THE EXTENT THAT SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.

         1.       Treatment of Unclassified Claims

                  (a)      Administrative Claims

         An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, DIP Facility Claims, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates


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and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims, Key Ordinary Course Professional Claims, all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and all Allowed Claims (including reclamation claims) that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

         Subject to the provisions of the Plan, on the first Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in the Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided, however, that (x) Claimholders of Claims arising under the DIP Facility shall be deemed to have Allowed Claims as of the Effective Date in such amount as to which the Debtors and such Claimholders shall have agreed upon in writing or as determined by the Bankruptcy Court, which DIP Facility Claims shall be paid in accordance with
Article 10.1 of the Plan, (y) the Plan Investors shall be deemed to have an Allowed Plan Investor Claim arising under the Investment Agreement in such amount as to which the Debtors and the Plan Investors shall have agreed upon in writing or as fixed by the Bankruptcy Court, which Plan Investor Claim shall be paid in full in Cash on the Effective Date, and (z) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  (b)      Priority Tax Claims

         Commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors after the Effective Date), such Allowed Priority Tax Claimholder shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release and discharge of, and in exchange for, such Priority Tax Claim, (i) equal Cash payments on the last Business Day of each three-month period following the Effective Date, during a period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, which the Debtors believe is appropriate based on rates approved in other chapter 11 cases, (ii) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors after the Effective Date) than the treatment set forth in clause (i) hereof, or
(iii) payment in full in Cash. The Debtors estimate


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that Priority Tax Claims will total $190 million. These amounts have been factored into the Debtors' go-forward business plan.

                  (c)      PBGC Claims

         Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue the Kmart Corporation Employee Pension Plan in accordance with applicable law, and the Debtors' obligations under applicable law with respect to continued funding of the Kmart Corporation Employee Pension Plan will remain unaltered. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, or their controlled group of or from any current or future liability under applicable law with respect to the Kmart Corporation Employee Pension Plan. Any and all obligations under the Kmart Corporation Employee Pension Plan shall be paid in accordance with the terms and conditions of the Kmart Corporation Employee Pension Plan and in accordance with applicable law. On the Effective Date, the PBGC will be deemed to have withdrawn the PBGC Claims with respect to the Kmart Corporation Employee Pension Plan.

                  (d)      Workers' Compensation Programs

         Upon confirmation and substantial consummation of the Plan, the Reorganized Debtors shall continue the Workers' Compensation Programs in accordance with applicable state laws. The phrase "Workers' Compensation Programs" means, collectively, the Debtors' workers' compensation programs in all states in which they operate pursuant to which the Debtors provide their employees with workers' compensation coverage for claims arising from or related to their employment with the Debtors. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of the Workers' Compensation Programs. The Reorganized Debtors shall be responsible for all valid claims for benefits and liabilities under the Workers' Compensation Programs regardless of when the applicable injuries were incurred. Any and all obligations under the Workers' Compensation Programs shall be paid in accordance with the terms and conditions of Workers' Compensation Programs and in accordance with all applicable laws.

                  (e)      Consignment Claims

         Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all liens, if any, of Persons who provided goods to the Debtors on consignment (i) prior to the Petition Date and who hold valid, enforceable, and perfected liens in such goods (a) pursuant to a written agreement with the Debtors and (b) in accordance with applicable law or (ii) after the Petition Date pursuant to any order of the Bankruptcy Court shall, in each case, survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements between the Debtors and such Persons and shall remain enforceable as of the Effective Date with the same extent, validity, and priority as existed as of the Petition Date or pursuant to such order, as the case may be. All other Persons who provided goods to the Debtors on consignment shall be deemed to hold Trade Vendor/Lease Rejection Claims under the Plan. Pursuant to the Plan, no request for payment of an Administrative Claim need be filed


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with respect to any Claim contemplated by this Section, which Claim shall be payable by the Debtors in the ordinary course of business.

         2.       Treatment of Classified Claims and Interests

         Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth above. The Plan, though proposed jointly, constitutes a separate plan proposed by each of the Debtors. Therefore, except as expressly specified herein, the classifications set forth below shall be deemed to apply separately with respect to each plan proposed by each such Debtor.

                  (a)      Classes of Claims that are Unimpaired

                           (i)      Class 1 (Secured Claims).

         Class 1 consists of separate subclasses for all Secured Claims that may exist against a particular Debtor. A "Secured Claim" means a Claim secured by a security interest in or a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claimholder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and the Claimholder.

         Except as otherwise provided in and subject to Article 9.8 of the Plan, at the sole option of the Debtors or Reorganized Debtors, (i) the legal, equitable, and contractual rights of each Allowed Secured Claimholder shall be Reinstated or (ii) each Allowed Secured Claimholder shall receive, in full satisfaction, settlement and release of, and in exchange for, its Allowed Secured Claim (A) Cash in an amount equal to the value of the Secured Claimholder's interest in the property of the Estate which constitutes collateral for such Allowed Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Secured Claim, or (C) such other treatment as to which the Debtors (or the Reorganized Debtors) and the holder of such Allowed Secured Claim have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (A) or clause (B) above. The Debtors or the Reorganized Debtors, as the case may be, shall determine which treatment of those set forth in the preceding sentence will be provided to each Allowed Secured Claim on the later of (i) the Effective Date or
(ii) ten days after the date such Claim becomes an Allowed Secured Claim. The Reorganized Debtors shall provide notice of the treatment to be provided to each holder of an Allowed Secured Claim as soon as practicable after the later of (x) the Effective Date or (y) ten days


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



after the date such Claimholder's claim becomes an Allowed Secured Claim. In the event the Debtors or the Reorganized Debtors, as the case may be, fail to designate the treatment of an Allowed Secured Claim, the legal, equitable, and contractual rights of the Allowed Secured Claimholder with respect to such Allowed Secured Claim shall be Reinstated. The Debtors' failure to object to such Secured Claims in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claims are sought to be enforced by the Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all valid, enforceable, and perfected prepetition liens on property of the Debtors held by or on behalf of the Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders and/or applicable law until, as to each such Claimholder, the Allowed Secured Claims of such Secured Claimholder are satisfied in accordance with the provisions of this Section.

         "Reinstated" or "Reinstatement" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, "going dark" provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

                      (ii) Class 2 (Other Priority Claims).

         Class 2 consists of all Other Priority Claims that may exist against a particular Debtor. An "Other Priority Claim" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim. Except as otherwise provided in and subject to
Article 9.8 of the Plan, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Other Priority Claim, each Allowed Other Priority Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Priority Claim, (a) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (b) such other treatment


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as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (a) or clause (b) above. The Debtors' failure to object to an Other Priority Claim in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the Other Priority Claimholder.

                  (b)      Classes of Claims that are Impaired

                           (i) Class 3 (Prepetition Lender Claims).

         Class 3 consists of all Prepetition Lender Claims. The term "Prepetition Lender Claims" means all Claims arising under or pursuant to the Prepetition Credit Agreements, which include, collectively, (a) that certain Three Year Credit Agreement, dated as of December 6, 1999, by and among Kmart, J.P. Morgan Securities, Inc. (f/k/a Chase Securities, Inc.), as Lead Arranger and Book Manager, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Bank of America, National Association, as Syndication Agent, BankBoston, N.A., as Co-Documentation Agent, and Bank of New York, as Co-Documentation Agent, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith, and (b) that certain 364 Day Credit Agreement, dated as of November 13, 2001, by and among Kmart, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Credit Suisse First Boston, Fleet National Bank, and Bank of New York, as Co-Documentation Agents, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith. This Class is applicable only to the Chapter 11 Cases of the following Debtors: Kmart, Kmart Amsterdam, Kmart Holdings, Kmart-IN, Kmart-MI, Kmart-MPS, Kmart-NC, Kmart-PA, Kmart-TX, Big Beaver Caguas, Big Beaver Development, Big Beaver Florida, Big Beaver Guaynabo, Bluelight, and SFPR. Kmart is a direct obligor under the Prepetition Credit Agreements, whereas the other Debtors identified in the preceding sentence are guarantors of Kmart's obligations under such Agreements.

         Upon the occurrence of the Effective Date, the Prepetition Lender Claims are hereby Allowed in the aggregate amount of $1,076,156,647.02. On the Effective Date, the Prepetition Lenders shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, their Prepetition Lender Claims (including any prepetition setoff claims and setoff claims assertable pursuant to the DIP Facility Order), Cash in an amount equal to forty percent (40%) of the aggregate Allowed amount of the Prepetition Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart's obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by the Plan, but solely for the purpose of the Plan, provided, however, that, subject to the terms and conditions of the Investment Agreement, the Plan Investors shall be deemed to utilize Cash that they are entitled to receive pursuant to this Section, plus additional amounts to be paid by the Plan Investors pursuant to the Investment Agreement, to purchase the Total


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Investor Shares pursuant to the terms of the Investment Agreement. In addition, with respect to each letter of credit outstanding under the Prepetition Credit Agreements as of February 20, 2003, the Reorganized Debtors shall, as soon as practicable after the Effective Date, (i) obtain a replacement letter of credit,
(ii) provide cash collateral equal to 105% of the face amount of the letter of credit, or (iii) if such letter of credit has been drawn, reimburse the Prepetition Lenders (or issuing bank, as applicable) with respect to such drawn letter of credit in full in Cash on the Effective Date. All distributions to Prepetition Lenders other than the Plan Investors under this Section shall be made to the Prepetition Agent under the Prepetition Credit Agreements for immediate distribution to the Prepetition Lenders in accordance with the terms of the Prepetition Credit Agreements.

                           (ii) Class 4 (Prepetition Note Claims).

         Class 4 consists of all Prepetition Note Claims, including claims under the Prepetition Notes and under the indentures for the Prepetition Notes. The phrase "Prepetition Notes" means, collectively, (a)(i) the 12.5% Notes due March 1, 2005 in the aggregate principal amount of $100,000,000; (ii) the 8.125% Notes due December 1, 2006 in the aggregate principal amount of $200,000,000; (iii) the 7.75% Notes due October 1, 2012 in the aggregate principal amount of $157,257,000; (iv) the 8.25% Notes due January 1, 2022 in the aggregate principal amount of $68,055,000; (iv) the 8.375% Notes due July 1, 2022 in the aggregate principal amount of $85,550,000; (v) the 7.95% Notes due February 1, 2023 in the aggregate principal amount of $259,800,000; and (vi) the Series C Medium Term Notes and Series D Medium Term Notes in the aggregate principal amount of $222,935,000, in each case issued by Kmart pursuant to that certain indenture dated as of February 1, 1985, between Kmart and The Bank of New York, as original indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, including, but not limited to, that certain First Supplemental Indenture dated as of March 1, 1991; (b)(i) the 8.375% Notes due December 1, 2004 in the aggregate principal amount of $300,000,000; (ii) the 9.375% Notes due February 1, 2006 in the aggregate principal amount of $400,000,000; and (iii) the 9.875% Notes due June 15, 2008 in the aggregate principal amount of $430,000,000; in each case issued by Kmart pursuant to that certain indenture dated as of December 13, 1999, between Kmart and The Bank of New York, as original indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, including, but not limited to, that certain First Supplemental Indenture dated as of December 13, 1999; that certain Second Supplemental Indenture, dated as of January 30, 2001; and that certain Third Supplemental Indenture dated as of June 19, 2001; and (c) the Commercial Development Revenue Refunding Bonds (Kmart Corporation Project) Series 1994 in the aggregate outstanding principal amount of $1,800,000.00, issued under or in connection with the trust indenture dated as of November 1, 1994 by and between The County Commission of Harrison County, as issuer, and JP Morgan Trust Company, N.A. (as successor to Society National Bank), as indenture trustee, as thereafter succeeded in that capacity by Wilmington Trust Company as successor indenture trustee, and all of the right, title and interest of Harrison County in and under the Loan Agreement and the Promissory Note made between Kmart and The County Commission of Harrison County.



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



         The Prepetition Note Claims are Allowed Prepetition Note Claims in the aggregate amount of $2,277,384,986.97. Each Prepetition Note Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, its Prepetition Note Claims, (a) on the Effective Date, its Pro Rata share of the Prepetition Noteholder Shares (which means 25,008,573 shares of New Holding Company Common Stock), subject to dilution, with the amount of each Prepetition Note Claimholder's Pro Rata share equal to the total number of Prepetition Noteholder Shares multiplied by a fraction, the numerator of which is equal to the amount of such Prepetition Noteholder's Allowed Prepetition Note Claim, and the denominator of which is equal to all Allowed Prepetition Note Claims, with the amount of such Prepetition Noteholder Shares being inclusive of New Holding Company Stock otherwise allocable to holders of Trust Preferred Obligations under Article 5.8 of the Plan pursuant to the subordination provisions of all documents pertaining to the Trust Preferred Securities and evidencing the rights and obligations of the Trust Preferred Obligations, in each case payable directly to the Servicer of the Prepetition Note Claims for distribution to holders of the Prepetition Note Claims; (b) on the Effective Date and in lieu of any claim under Article 10.3 of the Plan by or on behalf of any indenture trustee for holders of Prepetition Note Claims, its Pro Rata share (calculated as provided in clause (a) of this Section) of Cash in an amount equal to the reasonable fees and expenses of any indenture trustee for the Prepetition Notes, as approved by the Bankruptcy Court pursuant to Section 1129(a)(4) of the Bankruptcy Code, not to exceed $1,500,000; and (c) commencing on the Distribution Date, its Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article
5.10 and Article 5.11 of the Plan, with the amount of each Prepetition Note Claimholder's Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Prepetition Note Claimholder's Allowed Prepetition Note Claim, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart's obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by the Plan. Notwithstanding anything in this Section to the contrary, any Prepetition Note Claims held by the Debtors shall be deemed cancelled as of the Effective Date, and the Debtors shall not receive or retain any property or interest in property on account of such Prepetition Note Claims under the Plan. The calculation of the Pro Rata interests of other Prepetition Note Claimholders called for in this Section shall be made as if the Prepetition Note Claims held by the Debtors were not outstanding as of the time of such calculation. In the event that the Class of Prepetition Notes rejects the Plan, holders of Trust Preferred Obligations shall not receive or retain any property or interest in property on account of such Obligations under the Plan.

         The term "Trust Recoveries" means any and all proceeds received by the Kmart Creditor Trust from (a) the prosecution to, and collection of, a final judgment of a Trust Claim against a Person, or (b) the settlement or other compromise of a Trust Claim against a Person; provided, however, that Trust Recoveries shall exclude any payments made by the Debtors or Reorganized Debtors pursuant to Article 11.3(d) of the Plan, including any payments related to the Reorganized Debtors' continuing obligation to turn over funds repaid to them on account of


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loans made pursuant to the 2001 Retention Program. The term "Trust Claim" means any and all Causes of Action against any Person or entity arising from, in connection with, or relating to the subject matters of the Investigations which, for purposes hereof, means the Accounting and Stewardship Investigations, including all matters authorized by order entered by the Bankruptcy Court on September 4, 2002 approving the participation, on a joint interest basis, of the Statutory Committees in said Investigations, and including all matters arising from, in connection with, or relating to the subject matter of responses to the Government Inquiries. Finally, the term "Non-Lender Claims" means the Prepetition Note Claims, the Trade Vendor/Lease Rejection Claims, the Trust Preferred Obligations, and Other Unsecured Claims.

                           (iii)    Class 5 (Trade Vendor/Lease Rejection
                  Claims).

         Class 5 consists of all Trade Vendor/Lease Rejection Claims that may exist against a particular Debtor. A "Trade Vendor/Lease Rejection Claim" means a Claim arising as a result of (i) retail merchandise or services provided by trade vendors or service providers, (ii) rejection of executory contracts and unexpired leases, (iii) guaranties related to rejected executory contracts and unexpired leases, (iv) guaranties with respect to industrial revenue bonds, (v) unsecured deficiency claims, if any, and (vi) Other Unsecured Claims that have made the Other Unsecured Claim Election. Except as otherwise provided in and subject to Article 9.8 of the Plan, commencing on the Distribution Date or first Periodic Distribution Date occurring after the later of (i) the date a Trade Vendor/Lease Rejection Claim becomes an Allowed Trade Vendor/Lease Rejection Claim or (ii) the date a Trade Vendor/Lease Rejection Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Trade Vendor/Lease Rejection Claim, each Trade Vendor/Lease Rejection Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Trade Vendor/Lease Rejection Claim, (a) its Pro Rata share of the Trade Vendor/Lease Rejection Shares (which means 31,945,161 shares of New Holding Company Common Stock), subject to dilution, with the amount of each Trade Vendor/Lease Rejection Claimholder's Pro Rata share equal to the total number of Trade Vendor/Lease Rejection Shares multiplied by a fraction, the numerator of which is equal to the amount of such Trade Vendor/Lease Rejection Claimholder's Allowed Trade Vendor/Lease Rejection Claim, and the denominator of which is equal to all Allowed Trade Vendor/Lease Rejection Claims; and (b) its Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article
5.10 and Article 5.11 of the Plan, with the amount of each Trade Vendor/Lease Rejection Claimholder's Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Trade Vendor/Lease Rejection Claimholder's Allowed Trade Vendor/Lease Rejection Claim, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart's obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by the Plan. The Debtors' failure to object to a Trade Vendor/Lease Rejection Claim in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate


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non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors)
when and if such Claim is sought to be enforced by the Trade Vendor/Lease Rejection Claimholder. All distributions to holders of Trade Vendor/Lease Rejection Claims shall be made to the Disbursing Agent for immediate distribution to holders of Trade Vendor/Lease Rejection Claims pursuant to the terms of the Plan.

                           (iv) Class 6 (Other Unsecured Claims).

         Class 6 consists of all Other Unsecured Claims that may exist against a particular Debtor. An "Other Unsecured Claim" means a Claim that is not an Administrative Claim, General Unsecured Convenience Claim, Intercompany Claim, Other Priority Claim, PBGC Claim, Priority Tax Claim, Prepetition Lender Claim, Prepetition Note Claim, Secured Claim, Subordinated Securities Claim, Trade Vendor/Lease Rejection Claim, or Trust Preferred Obligation.

         Except as otherwise provided in and subject to Article 9.8 of the Plan, each Other Unsecured Claimholder holding an Allowed Other Unsecured Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Unsecured Claim, (a) on the third anniversary of the Effective Date (or, if such date is not a Business Day, the next Business Day), its Pro Rata share of the Other Unsecured Claim Cash Payment Amount to be paid hereunder, with the amount of each Other Unsecured Claimholder's Pro Rata share equal to the amount of the Other Unsecured Cash Payment Amount multiplied by a fraction, the numerator of which is equal to the amount of such Other Unsecured Claimant's Allowed Other Unsecured Claim, and the denominator of which is equal to the aggregate amount of all Allowed Other Unsecured Claims, provided, however, that, in the event an Other Unsecured Claimholder makes the Other Unsecured Claim Election, such Other Unsecured Claimholder shall be deemed (i) to be a Trade Vendor/Lease Rejection Claimholder and shall receive, in lieu of its Pro Rata share of the Other Unsecured Claim Cash Payment Amount, the Trade Vendor/Lease Rejection Claimholder treatment as provided for in the Plan, and
(ii) to consent to the Other Unsecured Claim Estimation Procedure, and (b) commencing on the first Periodic Distribution Date occurring after the later of
(x) the date an Other Unsecured Claim becomes an Allowed Other Unsecured Claim or (y) the date an Other Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Other Unsecured Claim, its Pro Rata share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article
5.10 and Article 5.11 of the Plan, with the amount of each Other Unsecured Claimholder's Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Other Unsecured Claimholder's Allowed Other Unsecured Claim, and the denominator of which is equal to the aggregate amount of all Allowed Non-Lender Claims, with such consideration representing a compromise and settlement, pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the Prepetition Lender Claims, including such Claims relating to guarantees by certain Affiliate Debtors of Kmart's obligations under the Prepetition Credit Agreements and issues related to the substantive consolidation of the Debtors as contemplated by the Plan. Each of the Other Unsecured Claimholder's Pro Rata share of the Other Unsecured Claim Cash Payment Amount shall be an obligation of New Holding Company


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



and New Operating Company. The right of a holder of an Allowed Other Unsecured Claim to receive its Pro Rata share of the Other Unsecured Claim Cash Payment Amount shall be personal to such holder and shall be non-transferable except upon death of the interest holder or by operation of law.

         The phrase "Other Unsecured Claim Cash Payment Amount" means the Cash to be paid to all holders of Allowed Other Unsecured Claims on the third anniversary of the Effective Date (or, if such date is not a Business Day, the next Business Day), in an amount equal to (i) the product of (a) the estimated, mid-range value (as set forth in the Disclosure Statement), of the New Holding Company Common Stock to be distributed to holders of Trade Vendor/Lease Rejection Claims multiplied by (b) a fraction, the numerator of which is equal to the aggregate amount of all Allowed Other Unsecured Claims, and the denominator of which is equal to the aggregate amount of all Allowed Trade Vendor/Lease Rejection Claims and Allowed Other Unsecured Claims, plus (ii) an amount equivalent to interest on the amount calculated pursuant to the preceding clause at an annual rate of 4% from and after the Effective Date through and including the third anniversary of the Effective Date. The Other Unsecured Claim Cash Payment Amount shall be subject to such other terms and conditions as may be necessary and appropriate to effectuate payment thereof or to comply with applicable law.

                           (v)      Class 7 (General Unsecured Convenience
                  Claims).

         Class 7 consists of all General Unsecured Convenience Claims that may exist against a particular Debtor. A "General Unsecured Convenience Claim" means
(i) a Trade Vendor/Lease Rejection Claim or an Other Unsecured Claim if the Allowed amount of such Claim is less than or equal to $30,000 and (ii) a Trade Vendor/Lease Rejection Claim or Other Unsecured Claim if, in either instance, the Allowed amount of such Claim is greater than $30,000 and the holder of such Claim has agreed to reduce the allowed amount of its Claim to $30,000 or less and made the Convenience Class Election on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court. The "Convenience Class Election" means an election by a holder of a Trade Vendor/Lease Rejection Claim or Other Unsecured Claim on its Ballot to be treated as a General Unsecured Convenience Claim.

         Except as otherwise provided in and subject to Article 9.8 of the Plan, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed General Unsecured Convenience Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such General Unsecured Convenience Claim, Cash equal to (a) six and one-quarter percent (6.25%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $30,000 or (b) $1,875 if the amount of such Allowed Claim is greater than $30,000 and the holder of such Claim has made the Convenience Class Election. Any Trade Vendor/Lease Rejection Claims or Other Unsecured Claims that are treated as General Unsecured Convenience Claims shall not otherwise be treated as Trade Vendor/Lease Rejection Claims or Other Unsecured Claims under the Plan; provided, however, that the holder of any General


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Unsecured Convenience Claim that is in an amount equal to or less than $30,000 may elect to be treated as a Trade Vendor/Lease Rejection Claimholder and shall receive, in lieu of any payment under Article 5.7 of the Plan, the Trade Vendor/Lease Rejection treatment as provided for in the Plan.

                           (vi) Class 8 (Trust Preferred Obligations).

         Class 8 consists of all Trust Preferred Obligations. The term "Trust Preferred Obligations" means all obligations of the Debtors arising under or pursuant to the Trust Preferred Securities and related Indenture by and between Kmart Corporation and The Bank of New York, as Trustee, dated June 6, 1996, the First Supplemental Indenture of the same date, and related documents.

         Except as otherwise provided in and subject to Article 9.8 of the Plan, commencing on the first Periodic Distribution Date occurring after the later of
(i) the date a Trust Preferred Obligation becomes an Allowed Trust Preferred Obligation or (ii) the date a Trust Preferred Obligation becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Trust Preferred Obligation, each Trust Preferred Obligation holder (a) shall be deemed to receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Trust Preferred Obligation, those shares of New Holding Company Common Stock that would have otherwise been allocable to such Trust Preferred Obligation holder but for the subordination provisions of all documents pertaining to the Trust Preferred Securities and evidencing the rights and obligations of the Trust Preferred Obligations, but which will, pursuant to such subordination provisions and Article 5.4 of the Plan, be deemed to have been included in the Prepetition Noteholder Shares; and
(b) shall receive (i), in the event that the Class of Trust Preferred Obligations votes to accept the Plan, their Pro Rata Share of the Trust Recoveries, if any, other than the rights to such Trust Recoveries to which holders of Subordinated Securities Claims and Existing Common Stock may be entitled pursuant to Article 5.10 and Article 5.11 of the Plan, with the amount of each Trust Preferred Obligation holder's Pro Rata share equal to the total amount of such rights multiplied by a fraction, the numerator of which is equal to the amount of such Trust Preferred Obligation holder's Allowed Trust Preferred Obligation, and the denominator of which is equal to the sum of all Allowed Non-Lender Claims, or, (ii) in the event that either (y) the Class of Trust Preferred Obligations or (z) the Class of Prepetition Note Claims votes to reject the Plan, Trust Preferred Obligation holders shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Obligations under the Plan and the subordination provisions of all documents pertaining to the Trust Preferred Securities will be enforced in all respects, and any Trust Recoveries which Trust Preferred Obligation holders would have received pursuant to clause (b)(i) of this Section shall be paid directly to the Servicer of the Prepetition Note Claims for distribution to holders of the Prepetition Note Claims pursuant to Article 5.4 of the Plan.

                           (vii) Class 9 (Intercompany Claims).

         Class 9 consists of all Intercompany Claims that may exist against a particular Debtor. An "Intercompany Claim" is a Claim by a Debtor, an Affiliate of a Debtor, or a non-Debtor Affiliate against another Debtor, Affiliate of a Debtor, or non-Debtor Affiliate. On the Effective


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Date, at the option of the Debtors or the Reorganized Debtors in connection with the Restructuring Transactions contemplated by the Plan, the Intercompany Claims of any Debtor against any other Debtor, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany
Executory Contract or Intercompany Unexpired Lease, shall either be (a) Reinstated, in full or in part, or (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion under the Plan.

                           (viii)   Class 10 (Subordinated Securities Claims).

         Class 10 consists of all Subordinated Securities Claims against Kmart. A "Subordinated Securities Claim" is a Claim subject to subordination under section 510(b) of the Bankruptcy Code, including, without limitation, any Claim that arises from the rescission of a purchase or sale of a Security of any of the Debtors (including, without limitation, Existing Common Stock), or for damages arising from the purchase or sale of such a Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim. Except as otherwise provided in and subject to Article 9.8 of the Plan, (i) in the event that all Classes of Impaired Claims and the Class of Trust Preferred Obligations vote to accept the Plan, commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Subordinated Securities Claim becomes an Allowed Subordinated Securities Claim or (b) the date a Subordinated Securities Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Claim, the holder of an Allowed Subordinated Securities Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Subordinated Securities Claim, its Pro Rata Share of the right to 2.5% of the Trust Recoveries (other than Designated Trust Recoveries), if any, with the amount of each Subordinated Securities Claimholder's Pro Rata share equal to (y) the amount of such rights of all holders of Subordinated Securities Claims multiplied by a fraction, the numerator of which is equal to the lesser of (1) the total number of outstanding shares of Existing Common Stock as of the Effective Date and (2) the total number of shares represented by such Subordinated Securities Claimholder's Claim, and the denominator of which is equal to the sum of the aggregate number of all shares represented by Allowed Subordinated Securities Claims and the aggregate number of shares represented by all Allowed Interests pertaining to Existing Common Stock minus (z) the recoveries, if any, received by such Subordinated Securities Claimholders from the Securities Actions, and (ii) in the event that any Class of Impaired Claims or the Class of Trust Preferred Obligations votes to reject the Plan, holders of Subordinated Securities Claims shall not be entitled to, and shall not receive or retain any property or interest in property on account of such Claims under the Plan.

                           (ix) Class 11 (Existing Common Stock).

         Class 11 consists of all Existing Common Stock in Kmart and all Interests that may exist with respect to an Affiliate Debtor. On the Effective Date, the Existing Common Stock shall be cancelled. Except as otherwise provided in and subject to Article 9.8 of the Plan, (i) in the event that all Classes of Impaired Claims and the Class of Trust Preferred Obligations vote to accept the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an


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Interest pertaining to Existing Common Stock becomes an Allowed Interest or (b)
the date such Interest becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Interest, the holder of such Allowed Interest shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Interest, its Pro Rata Share of the right to 2.5% of the Trust Recoveries (other than Designated Trust Recoveries), if any, with the amount of each Interestholder's Pro Rata share equal to (y) the amount of such rights of all holders of Existing Common Stock multiplied by a fraction, the numerator of which is equal to the number of shares represented by such Interest, and the denominator of which is equal to the sum of the aggregate number of shares represented by all such Allowed Interests and Allowed Subordinated Securities Claims, minus (z) the recoveries, if any, received by such Interestholders from the Securities Actions, and (ii) in the event that any Class of Impaired Claims or the Class of Trust Preferred Obligations votes to reject the Plan, holders of Existing Common Stock shall not be entitled to, and shall not receive or retain any property or interest in property under the Plan on account of their Interests, provided, however, that, subject to the Restructuring Transactions contemplated by the Plan, and pursuant to Article 7.9 of the Plan, on the Effective Date, all Interests in the Affiliate Debtors (other than the Trust Preferred Securities with respect to Kmart Financing) shall be Reinstated, and shall not be counted for purposes of calculating distributions under this Section.

                           (x)      Class 12 (Other Interests).

         Class 12 consists of all Other Interests. The phrase "Other Interest" means all options, warrants, call rights, puts, awards, or other agreements to acquire Existing Common Stock. On the Effective Date, all Other Interests shall be deemed cancelled and the holders of Other Interests shall not receive or retain any property on account of such Other Interests under the Plan.

C.       MEANS FOR IMPLEMENTATION OF THE PLAN

         1.       Continued Corporate Existence

                  (a)      The Debtors

         Subject to the Restructuring Transactions contemplated by the Plan, each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended by the Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

                  (b)      New Holding Company and New Operating Company

         Subject to the Restructuring Transactions contemplated by the Plan, on, or as soon as reasonably practicable after, the Effective Date, all appropriate actions shall be taken consistent


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with the Plan to (i) form New Holding Company and New Operating Company pursuant to their respective Articles of Incorporation and By-Laws, (ii) contribute or transfer all of the assets of the Debtors, other than the Qualifying Real Estate and the Trust Assets, to New Operating Company and/or such other Reorganized Debtors or Affiliates as contemplated by the Restructuring Transactions and as is necessary to effect the Exit Financing Facility, and (iii) issue all of the New Operating Company Common Stock to New Holding Company. The Qualifying Real Estate shall be treated as specified in Article 12.1 of the Plan, and the Trust Assets shall be transferred to the Kmart Creditor Trust as specified in Article
11.2 of the Plan. As of the Effective Date, the Reorganized Debtors shall be obligated to provide funds, as needed, to the Estates of those Debtors that hold Qualifying Real Estate in an aggregate amount sufficient to pay Administrative and Cure Claims of such Estates, including obligations contemplated by section 365 of the Bankruptcy Code, until such time as the Qualifying Real Estate has been disposed of pursuant to Article 12.1 of the Plan and such Estates have been fully administered.

                  (c)      Non-Debtors

         There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases. The continued existence, operation and ownership of such non-Debtor Affiliates is a material component of the Debtors' businesses, and, as set forth in Article 12.1 of the Plan, all of the Debtors' equity interests and other property interests in such non-Debtor Affiliates shall revest in the applicable Reorganized Debtor or its successor on the Effective Date.

         2.       Substantive Consolidation

         The Plan provides for the substantive consolidation of the Estates, but only for purposes of effectuating the settlements contemplated by, and making distributions to holders of Claims under, the Plan, and not for voting purposes. For such limited purposes, on the Effective Date, (a) all guaranties of any Debtor of the payment, performance, or collection of another Debtor with respect to any Class of Claims or Interests shall be deemed eliminated and cancelled;
(b) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or more of the other Debtors and any joint or several liability of any of the Debtors shall be treated as a single obligation, and any obligation of two or more Debtors, and all multiple Impaired Claims against Debtors on account of such joint obligations, shall be treated and Allowed only as a single Claim against the consolidated Debtors; and (c) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a Claim against and an obligation of the consolidated Debtors. Except as set forth in this Article, such substantive consolidation will not (other than for purposes related to the Plan) (a) affect the legal and corporate structures of the Debtors or Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect the Restructuring Transactions contemplated by the Plan, (b) cause any Debtor to be liable for any Claim or Interest under the Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim or Interest will not be affected by such substantive consolidation, (c) except as otherwise stated in the Plan, affect Intercompany Claims of Debtors against Debtors, and (d) affect Interests in the Affiliate Debtors except as otherwise may be required in connection with the Restructuring Transactions contemplated by the Plan. Notwithstanding anything herein to


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the contrary, the Debtors may elect in their sole and absolute discretion, at any time through and until the Effective Date, to substantively consolidate the Estates for additional purposes, including for voting purposes; provided, however, that such further substantive consolidation does not alter the treatment of the Prepetition Lenders, holders of Prepetition Note Claims, or holders of Trade Vendor/Lease Rejection Claims called for by the Plan as filed on February 25, 2003, and; provided, further, that nothing herein shall impair the Plan Investors' rights under the Investment Agreement. Should the Debtors make such election, the Debtors will not, nor will they be required to, resolicit votes with respect to the Plan. Substantive consolidation shall not alter the distributions set forth herein. In the event that the Debtors do elect to substantively consolidate the Estates, the Disclosure Statement and the Plan shall be deemed to be a motion requesting that the Bankruptcy Court approve such substantive consolidation.

         3.       Restructuring Transactions

         On or prior to the Effective Date, the Debtors and Reorganized Debtors shall take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions. The term "Restructuring Transactions" means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor merges with or transfers substantially all of its assets and liabilities to a Reorganized Debtor or their Affiliates, on or after the Effective Date, as set forth in the Restructuring Transaction Notice. The Restructuring Transactions contemplated by the Plan include, but are not limited to, all of the transactions described in the Plan. Such actions may also include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan;
(c) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction. The form of each Restructuring Transaction shall be determined by the boards of directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations of each Reorganized Debtor under the Plan. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) shall assume and perform such obligations. Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.

         4.       Articles of Incorporation and by-Laws

         The Articles of Incorporation and Bylaws of New Holding Company and each of the other Reorganized Debtors shall be adopted and amended as may be required in order that they are consistent with the provisions of the Plan and the Bankruptcy Code. The Articles of


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Incorporation of New Holding Company shall, among other things: (a) authorize five-hundred million (500,000,000) shares of New Holding Company Common Stock, $0.01 par value per share; (b) authorize twenty million (20,000,000) shares of New Holding Company Preferred Stock for future issuance upon terms to be designated from time to time by the board of directors of New Holding Company; and (c) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities for a period of two (2) years from the Effective Date and, if applicable, (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Articles of Incorporation (or Certificate of Incorporation or other similar documents, as the case may be) and By-Laws of New Holding Company, New Operating Company, and the other Reorganized Debtors are attached to the Plan as Exhibit A, Exhibit B, and Exhibit C. Any modification to the such articles or certificates of incorporation as originally filed may be filed after the Confirmation Date and may become effective on or prior to the Effective Date. Notwithstanding anything to the contrary in this Section, the form and content of all Articles of Incorporation and By-Laws shall be reasonably acceptable to the Creditors' Committees.

         5.       Directors and Officers of New Holding Company

                  (a)      Officers

         The existing senior officers of the Debtors in office on the Effective Date shall serve in their current capacities after the Effective Date, subject to their employment contracts as assumed by the Plan and subject to the authority of the board of directors of the Reorganized Debtors.

                  (b)      Directors of New Holding Company

         On the Effective Date, the term of the current members of the board of directors of Kmart will expire upon the designation by such board, and the approval by the Bankruptcy Court, of the Responsible Officer. The initial board of directors of New Holding Company, whose term will commence upon the Effective Date, shall consist of nine members. One member of senior management of the Reorganized Debtors will serve on the initial board of directors of New Holding Company. Other board members shall include (i) four directors selected by the Plan Investors, at least one of whom shall not be an officer or employee of any of the Plan Investors or a family member of any of the foregoing, (ii) two directors selected by the Unsecured Creditors' Committee, and (iii) two directors selected by the Financial Institutions' Committee, neither of which shall be an officer or employee of ESL Investments, Inc. or a family member thereof; provided that the board of directors, collectively, including any required committee thereof, shall comply with any other qualification, experience, and independence requirements under applicable law, including the Sarbanes-Oxley Act of 2002 and the rules then in effect of the stock exchange or quotation system (including the benefit of any transition periods available under applicable law) on which the New Holding Company Common Stock is listed or is


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anticipated to be listed, when such Stock is listed. The Persons responsible for designating board members shall designate their board members by written notice filed with the Bankruptcy Court by a date that is at least seven days prior to the Voting Deadline, provided, however, that if they fail to file and give such notice, the Debtors will initially designate such members by announcing their identities at the Confirmation Hearing. Directors of New Holding Company appointed in accordance with this Article shall serve an initial term for a period from the Effective Date through the date of the second annual meeting after the Effective Date. Thereafter, and subject to New Holding Company's rights to amend its bylaws, directors shall serve one (1) year terms (with such subsequent terms subject to election by shareholder vote) with each such term expiring at the conclusion of the next annual meeting of shareholders. In the event, prior to the Effective Date, a person designated to be a member of New Holding Company's board of directors dies, is disabled, or otherwise becomes unable to fulfill the role, the Person designating such member will designate a replacement for such director. In the event, after the Effective Date and prior to the second annual meeting that occurs after the Effective Date, of the death, disability, resignation, or removal of a member of the board of directors, the directors designated by the Person who designated the director whose vacancy is sought to be filled will designate a replacement for such director, which replacement will be reasonably satisfactory to New Holding Company.

         6.       Directors and Officers of Affiliate Debtors

         The existing directors and officers of the Affiliate Debtors shall continue to serve in their current capacities after the Effective Date, provided, however that the Debtors reserve the right to identify new officers and members of the board of directors of each of such Affiliate Debtors at any time prior to the Confirmation Hearing, and provided further that New Holding Company reserves the right to identify new officers and members of the board of directors of each such Affiliate Debtor at any time thereafter.

         7. Employment, Retirement, Indemnification, and Other Agreements and Incentive Compensation Programs

         To the extent that any of the Debtors have in place as of the Effective Date employment, retirement, indemnification and other agreements with their respective active directors, officers and employees who will continue in such capacities (or similar capacities) after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs and plans shall remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, programs, and plans. Such agreements and plans may include equity, bonus, and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate; provided, however, that pursuant to the Management Compensation Plan, there may be reserved for certain members of management, directors, and other employees of the Reorganized Debtors up to 10% of the shares of New Holding Company Common Stock, exclusive of any shares offered as incentive compensation in any employment agreement of any officer that is to be assumed pursuant to Article VIII of the Plan, and other securities and other components of compensation to be paid to management after the Effective Date; and provided further that the Debtors' existing deferred compensation plans shall be terminated and the funds held pursuant


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thereto shall be distributed to the respective account holders other than any account holder who the Trustee has identified as a potential defendant in any Cause of Action arising out of the Trust Claims, in which case the funds of such account holder shall be held in escrow by the Kmart Creditor's Trust pending resolution of any Trust Claims against such account holder. After the Effective Date, the Reorganized Debtors shall each have the authority, consistent with the applicable agreements, to terminate, amend or enter into employment, retirement, indemnification and other agreements with their respective active directors, officers and employees and to terminate, amend or implement retirement income plans, welfare benefit plans and other plans for active employees.

         8.       Issuance of New Holding Company Common Stock

                  (a)      New Holding Company Common Stock

         On the Effective Date, New Holding Company will authorize up to five hundred million (500,000,000) shares of New Holding Company Common Stock. On or before the Distribution Date, New Holding Company will be deemed to have issued shares of New Holding Company Common Stock for distribution as follows: (i) the Total Investor Shares to the Plan Investors in accordance with the Investment Agreement and (ii) the Prepetition Noteholder Shares and the Trade Vendor/Lease Rejection Claimholder Shares to holders of Allowed Prepetition Note Claims and Allowed Trade Vendor/Lease Rejection Claims, respectively, as set forth in
Article V of the Plan. The issuance of the New Holding Company Common Stock and the distribution thereof as described above will be in compliance with applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code or
Section 4(2) of the Securities Act

                  (b)      New Holding Company Preferred Stock

         On the Effective Date, New Holding Company will authorize twenty million (20,000,000) shares of New Holding Company Preferred Stock for future issuance upon terms to be designated from time to time by the board of directors of New Holding Company following the Effective Date. No shares of preferred stock shall be issued pursuant to the Plan. The Certificates of Incorporation and By-Laws of New Holding Company shall prohibit issuance of the New Holding Company Preferred Stock earlier than six (6) months subsequent to the Effective Date, and in any case only upon approval by a 2/3 majority of the board of directors of New Holding Company.

                  (c)      Registration Rights Agreement

         Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, New Holding Company will enter into a Registration Rights Agreement with the Plan Investors.



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                  (d)      Listing on Securities Exchange or Quotation System

         New Holding Company will use its best efforts to list, as promptly as practicable after the Effective Date, the New Holding Company Common Stock on a national securities exchange or for quotation on a national automated interdealer quotation system but will have no liability if it is unable to do so. Persons receiving distributions of New Holding Company Common Stock, by accepting such distributions, will have agreed to cooperate with New Holding Company's reasonable requests to assist New Holding Company in its efforts to list the New Holding Company Common Stock on a national securities exchange or quotation system.

         9.       Reinstatement of Common Stock of Affiliate Debtors

         Subject to the Restructuring Transactions, Interests in the Affiliate Debtors (other than the Trust Preferred Securities with respect to Kmart Financing) shall be Reinstated in exchange for New Holding Company's agreement to cause the distribution of New Holding Company Common Stock and other consideration provided for under the Plan to holders of Allowed Claims in accordance with the terms of the Plan.

         10.      Cancellation of Existing Securities and Agreements

         On the Effective Date, except as otherwise specifically provided for herein, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, will be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged; provided, however, that any agreement that governs the rights of the Claimholder and that is administered by an indenture trustee, an agent, or a servicer (each hereinafter referred to as a "Servicer") will continue in effect solely for purposes of (i) allowing such Servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan and
(ii) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such Indenture or other agreement; provided, further, that the preceding proviso will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses except as expressly provided in Article 9.5 of the Plan; provided, however, that nothing herein will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.


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         11.      Plan Investor Contributions/Limitations on Stock Transfers

         Pursuant to the terms and conditions of the Investment Agreement, the Plan Investors shall pay to the Debtors Cash in an amount equal to (i) Cash that the Plan Investors are entitled to receive under the Plan on account of their Prepetition Lender Claims as contemplated by, and subject to the terms and conditions of, the Investment Agreement plus (ii) no less than $140 million (to be utilized exclusively by the Reorganized Debtors to make distributions to Allowed Prepetition Lender Claimholders pursuant to Article 5.3 of the Plan), in exchange for which the Plan Investors shall receive the Total Investor Shares and, in certain circumstances, a convertible note as provided in the Investment Agreement. The rights of ESL to transfer its holdings of New Holding Company Common Stock shall be restricted pursuant to the terms and conditions of the Investment Agreement.

         12.      Post-Effective Date Financing

         An integral aspect of the Debtors' emergence plan is a new, exit financing facility designed to fund certain payments under the Debtors' restructuring plan and to provide working capital to the reorganized enterprise. In order to obtain such a facility, the Debtors, with the assistance of their investment banker and financial advisor, Miller Buckfire Lewis, approached several major financial institutions and solicited commitments for a $2 billion exit financing facility upon terms acceptable to the Debtors and their creditor constituencies. The Debtors obtained proposals from a number of such institutions and devoted considerable time negotiating with the proponents about the various proposed lending terms.

         This process spanned several weeks during which the Debtors narrowed the field of acceptable proposals. The process also was exceptionally time-consuming and entailed intense discussions, all of which were at arms' length and in good faith. After considering the various alternatives, the Debtors, with the assistance of their advisors, determined to proceed with the an exit financing proposal submitted by General Electric Capital Corporation ("GE Capital"), GECC Capital Markets Group, Inc., Fleet Retail Finance, Inc., Fleet Securities, Inc., Bank of America, N.A., and Banc of America Securities, LLC (collectively, the "Exit Lenders") as containing the highest and best exit financing terms available, consistent with the Debtors' anticipated working capital and other needs as they emerge from Chapter 11.

         To this end, on January 13, 2003, Kmart entered into a commitment letter, a copy of which is attached to the Plan as Exhibit D-2 (the "Commitment Letter") with the Exit Lenders for a senior secured revolving credit facility in the amount of up to $2 billion (the "Exit Financing Facility") to be utilized by the Reorganized Debtors to repay the DIP Facility Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. On January 14, 2003, the Debtors filed a motion requesting authority to accept the Commitment Letter and to pay certain fees, deposits, and other expenses in connection therewith. On January 28, 2003, the Bankruptcy Court entered an order granting the requested relief. The material terms of the Exit Financing Facility are as follows:

         Amount: $2,000,000,000 (including a letter of credit sub-facility of up to $800,000,000 and a swingline facility in an amount to be


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                                    determined) or such lesser amount as the
                                    Debtors may elect prior to the closing date.
                                    A portion of the facility in an amount not to exceed $200,000,000 may take the form of a synthetic term loan facility using credit-linked deposits.

         Term:                      Thirty-six (36) months.


         Availability:              The lesser of (1) $2,000,000,000 and (2) the
                                    sum of (a) the lesser of (i) 65% of the
                                    Reorganized Debtors' gross eligible
                                    inventory valued at the lower of cost (FIFO) or market or (ii) 80% of the appraised net going out of business value of the Reorganized Debtors' gross inventory and (b) the lesser of (i) 50% of the Reorganized
                                    Debtors' eligible in-transit inventory
                                    covered by letters of credit valued at the lower of cost (FIFO) or market or (ii) 60% of the appraised net going out of business value of the Reorganized Debtors' gross in-transit inventory covered by letters of credit under the letter of credit subfacility.

         Use of Proceeds:           Loans made at closing (the "Closing Date")
                                    would be used to repay certain post-petition secured indebtedness on the effective date, to otherwise enable the Debtors to consummate the plan of reorganization on the effective date and to fund certain fees and expenses associated with the financing.
                                    Loans made after the Closing Date would be used for the Reorganized Debtors' working capital and other general corporate purposes, including permitted capital expenditures.

         Interest:                  For all loans, at the Reorganized Debtors'
                                    option, either (i) absent an event of
                                    default, 1, 2, 3 or 6-month reserve-adjusted
                                    LIBOR plus the applicable margin or (ii) floating at the index rate (higher of prime or 50 basis points over Fed Funds) plus the applicable margin. The applicable margins shall be per annum rates as set forth below:

                                    Applicable Revolver Index Margin       2.50%

                                    Applicable Revolver LIBOR Margin       3.50%

                                    Applicable L/C Margin                  3.50%

         Fees: In addition to the fees payable to the administrative agent (on behalf of itself and the other Exit Lenders) as specified in the Fee Letter (defined below), the following fees would be payable to the administrative agent under the financing documentation:



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                                        Unused facility fee equal to 0.50% per
                                        annum (calculated on the basis of a
                                        360-day year and actual days elapsed) on the average unused daily balance of the revolver, payable monthly in arrears.

                                        Letter of credit fee equal to the
                                        Applicable L/C Margin (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of the letters of credit, plus a fronting fee of 0.25%, payable monthly in arrears, plus any reasonable costs and expenses incurred by the administrative agent in arranging for the issuance or guaranty of letters of credit not issued by an Exit Lender plus any charges assessed by the issuing bank.

         Default Rates:             Default interest and letter of credit fee at
                                    2% above the rate otherwise applicable shall accrue during the continuance of (i) any payment or bankruptcy event of default or
                                    (ii) any other event of default if the
                                    administrative agent or the requisite
                                    lenders have given the borrower written
                                    notice during the continuance of such event of default that the default rates shall apply.

         Security:                  To secure the financing and all obligations
                                    of the Debtors in connection therewith, GE
                                    Capital, as the administrative agent for itself and for the ratable benefit of all lenders, would receive a fully perfected first priority security interest in all of the following property, whether now existing or hereafter arising, of the Reorganized
                                    Debtors who are borrower(s) and guarantor(s)
                                    (the "Collateral"): (a) all inventory of any kind wherever located other than inventory consigned to the borrower or any guarantor
                                    ("Inventory"); (b) all documents of title for any Inventory; (c) all claims and causes of action in any way relating to any of the Inventory; (d) all bank accounts into which any proceeds of Inventory are deposited
                                    (including all cash and other funds on
                                    deposit therein, but provided that the
                                    administrative agent will not seeks to
                                    perfect its security interest in local
                                    depository accounts through control
                                    agreements); (e) all books and records
                                    relating to any of the foregoing; (f) all general intangibles (other than intellectual property, except to the extent of software which is necessary or advisable, in the administrative agent's opinion, to monitor, sell or otherwise deal with the Collateral) in any way related to any of the Inventory,
                                    (g) to the extent not prohibited by
                                    applicable law, customer scripts, including, without limitation, customer prescription lists relating to the pharmaceutical inventory, (h) accounts receivable constituting


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                                    credit card receivables, and (i) all
                                    substitutions, replacements, accessions, products or proceeds (including, without limitation, insurance proceeds and proceeds constituting accounts receivable) of any of the foregoing.

         Syndication:               The co-arrangers of the Exit Financing
                                    Facility will initiate discussions with
                                    potential lenders relating to the
                                    syndication of the financing. It is
                                    expressly understood by the Debtors that the Exit Lenders, through the co-arrangers, intend to syndicate the financing to allow the Lenders to sell down the financing to their respective desired hold positions. The
                                    Debtors will agree to a syndication
                                    timetable that allows for the primary
                                    syndication of the financing prior to the Closing Date. Notwithstanding anything contained in this paragraph, but assuming the Debtors' compliance with the terms hereof,, the success of the syndication will not be a condition precedent to the closing of the financing. Interest rates, certain fees and certain other terms of the financing are subject to increase or other change on the terms and conditions set forth in the Syndication Letter (defined below) relating to the Exit Lenders' efforts to syndicate the exit financing facility.

         As is customary of exit financing commitments, including those offered by the institutions that the Debtors approached, GE Capital required payment of an underwriting deposit in the amount of $500,000 so that it could begin due diligence and a field audit (the "Underwriting Deposit"). The Debtors determined that the amount of the Underwriting Deposit was fair, reasonable and typical for financings of this nature. The Bankruptcy Court authorized the Debtors' payment of the Underwriting Deposit on January 28, 2003.

         Under the Commitment Letter, the Debtors further agreed to pay to each Exit Lender and the co-lead arrangers of the facility, regardless of whether the commitment is terminated or the financing closes, (i) a commitment fee as required by a separate fee letter (the "Fee Letter"); (ii) all out-of-pocket expenses which may be incurred by the Lenders in connection with the financing (including all reasonable legal costs and fees incurred in the preparation of the Commitment Letter, the Fee Letter, a separate letter regarding syndication of the Exit Financing Facility (the "Syndication Letter"), and related matters) and evaluation of and documentation of the financing; (ii) all out-of-pocket appraisal costs and expenses; and (iv) a field examination fee of $750 per person per day plus out-of-pocket expenses in connection with the conduct of GE Capital's field audit. As with the Underwriting Deposit, the Debtors determined that the commitment fee and other payment obligations are fair, reasonable, and typical of financings of this nature. The Bankruptcy Court authorized the Debtors' payment of these amounts in accordance with the Commitment Letter, Fee Letter, and Syndication Letter on January 28, 2003.

         Pursuant to the Bankruptcy Court's order authorizing the foregoing transactions, GE Capital's right to receive reimbursement of all costs and expenses incurred in connection with


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the financing, including those contemplated by the Fee Letter and the
Syndication Letter, shall be secured by and payable with the Underwriting Deposit, and each Exit Lender's rights to receive the fees, deposits, and reimbursement of costs and expenses incurred in connection with the financing, including those contemplated by the Fee Letter and the Syndication Letter, shall be entitled to priority as an administrative claim under Section 503(b)(1) of the Bankruptcy Code and shall be payable upon demand by such Lender without any further order of the Bankruptcy Court, whether or not the financing closes.

         The Plan will authorize the Reorganized Debtors to enter into all documents necessary and appropriate in connection with the Exit Financing Facility. The principal documents with respect to such Facility shall be filed by the Debtors with the Bankruptcy Court no later than the Exhibit Filing Date and will be deemed attached to the Plan as Exhibit D-1. In the Confirmation Order, the Bankruptcy Court shall approve the terms of the Exit Financing Facility in substantially the form filed with the Bankruptcy Court (and with such changes as to which the applicable Debtors and respective agents and lenders parties thereto may agree) and authorize the applicable Reorganized Debtors to execute the same together with such other documents as the applicable Reorganized Debtors and the applicable lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Exit Financing Facility.

         13.      Trade Vendors' Lien Program

         On the Effective Date, the Reorganized Debtors shall grant to certain vendors who provide retail merchandise to the Reorganized Debtors on credit after the Effective Date, or who have provided merchandise to the Debtors after the Petition Date and before the Effective Date on credit which is not paid for as of the Effective Date, a Trade Vendors' Lien pursuant to the terms attached to the Plan as Exhibit J-2 (and described in Exhibit J-1 to the Plan). Each person or entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor and/or equity security holder of the Debtors or Reorganized Debtors, shall be deemed to contractually subordinate any present or future claim, right, or other interest it may have in and to any proceeds received from the disposition, release, or liquidation of any real properties subject to the Trade Vendors' Lien, to the claims of the parties secured by the Trade Vendors' Lien; provided, however, that in no case shall the lenders under the Exit Financing Facility be deemed subordinated in this regard; and provided, further, that so long as the Trade Vendors' Lien has not been terminated or has not expired, (i) neither the Debtors nor the Reorganized Debtors may encumber, sell, lease, transfer or otherwise dispose of or take other action to impair the subordination granted hereby with respect to more than 20% in fair market value of the leases subject to this Section, and (ii) any loan or investment by the Plan Investors will be subject to the subordination set forth in this provision (except with respect to any loan or investment to the extent that the amount of such loan or investment plus the amount of all other investments made by the Plan Investors pursuant to the Investment Agreement exceeds $280 million (giving credit for and including in the calculation all investments and loans made by the Plan Investors or loans or investments made by third parties and guaranteed by the Plan Investors, but excluding the value of any Class 3, Class 4 and Class 5 claims which the Plan Investors may hold)). Such contractual subordination shall terminate upon termination or expiration of the Trade Vendors' Lien.



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         14.      Preservation of Causes of Action and Waiver of Avoidance
                  Claims

         In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan with respect to the Kmart Creditor Trust, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions, except that the Debtors shall and do hereby waive all Avoidance Claims as of the Effective Date; provided, however, that such waiver does not include Avoidance Claims against Persons who are parties to Causes of Action involving the Debtors pending on the Effective Date, nor does it include Causes of Action against any Persons who may be the subject, at any time, of Trust Claims. The phrase "Trust Claims" means any and all Causes of Action against any Person or entity arising from, in connection with, or relating to the subject matters of the Investigations which, for purposes hereof, means the Accounting and Stewardship Investigations, including all matters authorized by order entered by the Bankruptcy Court on September 4, 2002 approving the participation, on a joint interest basis, of the Statutory Committees in said Investigations, and including all matters arising from, in connection with, or relating to the subject matter of responses to the Government Inquiries.

         The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

         In connection with the Debtors' waiver of Avoidance Claims other than Trust Claims, the Debtors prepared an analysis of the estimated projected recoveries on account of potential preference claims under Section 547 of the Bankruptcy Code. As a general matter, a "preference" under the Bankruptcy Code is a payment made by a debtor to a creditor within the 90 days prior to the petition date if the payment is on account of a pre-existing debt owed by the debtor to such creditor. A company as large as Kmart, with pre-petition annual sales of almost $37 billion, over 200,000 employees, and relationships with over 4,000 merchandise vendors, can be expected to make a very large number of payments within the 90-day preference period. For instance, Kmart made over $1 billion in payments to Fleming, at the time Kmart's largest supplier. Kmart also made over $422 million in payments on account of taxes; over $410 million in real estate lease payments; over $8.3 billion in intercompany transfers among Kmart affiliates; over $2.2 billion in payments to the Prepetition Lenders on account of revolver borrowings and loan paydowns; over $106 million in interest on account of the Prepetition Notes; over $248 million to Kmart's joint venture partner that operates the footwear departments in Kmart stores; and over $108 million in employee benefit payments (not including payroll). None of these amounts include payments made to trade vendors and service providers.

         Under the Bankruptcy Code, a debtor may attempt to recover such "preferential transfers" by bringing suit against those vendors, suppliers, lenders, and other creditors who received payment. However, the Bankruptcy Code affords such persons a number of defenses to a preference suit. For instance, a vendor that supplies a debtor with additional goods, but does not receive payment for such goods, may in certain circumstances credit the unpaid value of


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

such goods against any preference claim that the debtor may have. Such credit is called "new value." Thus, as a general matter, a creditor that provides a debtor with "new value" after the creditor has received a payment from the debtor, which "new value" remains unpaid as of the petition date, can deduct the amount of the "new value" from the previous preferential transfer. Similarly, payments made by a debtor on account of goods and services acquired in the ordinary course of the debtor's business, and paid in accordance with the ordinary course of the debtor's and the creditor's business relationship and according to ordinary terms in the parties' business, may be exempt from recovery by a debtor under the preference statutes. This so-called "ordinary course" defense is designed to protect vendors who continue to provide goods and services to a debtor in the ordinary course of business, and who are paid in the ordinary course of business. However, creditors whose payment terms vary - for instance, if they are paid more quickly than was historically the case - may be precluded from taking advantage of the "ordinary course" defense.

         The Debtors identified all transfers made by them to all persons within the 90-day preference period. Based upon this analysis, the Debtors identified approximately $6 billion in preferential payments that could be subject to recovery under the Bankruptcy Code. This amount does not include certain other payments that could potentially qualify as preferential transfers. Specifically, this amount was derived from a review of only those payments made to trade vendors and service providers, and was not based on a review of certain other payments in the categories identified above. Of the $6 billion in payments identified by the Debtors, the Debtors determined that the creditors receiving such payments could assert up to approximately $1.86 billion in "new value" that they provided to the Debtors, and that they therefore could conceivably offset such new value against the $6 billion in aggregate payments made to them by the Debtors. Additionally, the Debtors determined that there is a risk that certain of such creditors could successfully assert that as much as approximately $2.18 billion of the remaining payments of $4.14 billion were made in the "ordinary course." However, the "ordinary course" defense requires a very fact-intensive analysis, including calculation of the average days payable outstanding with respect to each creditor and all creditors as a whole. Application of the "ordinary course" defense therefore is subject to a number of uncertainties and litigation risks, plus costs associated with filing complaints and prosecuting preference actions against individual preference recipients. Moreover, it is probable that the aggregate amount of ordinary course of business defenses asserted by recipients of prepetition payments will exceed the number estimated by the Debtors and/or certain defendants may challenge whether the Debtors were insolvent at the time the alleged preferential payments were made.

         After applying the estimated costs of litigation to the potential preference actions, and after considering the risks of pursuing such litigation against preference defendants, the Debtors estimate that the potential recovery with respect to the payments that are net of possible "new value" and "ordinary course" defenses is between 12% to 21%, or between $240 million and $405 million in the aggregate, of the total potential preferential payments assuming the Debtors' estimates with respect to potential defenses are correct. The Debtors have assumed that in a liquidation under Chapter 7 of the Bankruptcy Code, a Chapter 7 trustee would pursue such actions. This range of estimates therefore has been included in the Liquidation Analysis attached to this Disclosure Statement as Appendix B.




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

         As part of the global settlement contemplated by the Plan among representatives of the Prepetition Lenders, holders of Prepetition Notes, and holders of Trade Vendor/Lease Rejection Claims, the Debtors have agreed to waive all Avoidance Claims as of the Effective Date. Such waiver does not include Causes of Action pending on the Effective Date, nor does it include Causes of Action against any Persons who may be the subject, at any time, of Trust Claims. Although such waiver entails the release of the value of potential preference recoveries, the Debtors believe that the reorganized business will derive more value in the form of, among other things, go-forward credit support from trade vendors and service providers, than if the Debtors retained and prosecuted Avoidance Claims. This go-forward value inures to the benefit of all creditors under the Plan insofar as solid trade credit support will assist in improving cash flow and cementing business relationships which enhance the value of the reorganized enterprise as a whole. The Debtors therefore believe that waiver of the Avoidance Claims is in the collective best interests of all stakeholders.

         In further support of the Debtors' business determination to waive such Avoidance Claims, and in support of their determination that the value afforded creditors under the Plan is greater than the estimated value to the creditors under Chapter 7 of the Bankruptcy Code, including estimated recoveries on Avoidance Claims, the Liquidation Analysis attached hereto as Appendix B provides that, in the event the status quo is maintained - i.e., in the event that the separate corporate identities of each Debtor is maintained and that the estates therefore are not substantively consolidated - then the estimated total recovery, including on account of Avoidance Claims, to holders of Prepetition Note Claims would be between 0% and 2%, which is significantly less than the 14.4% in estimated value to be afforded such holders under the Plan. Similarly, holders of Trade Vendor/Lease Rejection Claims are estimated to receive between 1% and 2% of their claims in a de-consolidated liquidation under Chapter 7, which is significantly less than the 9.7% in estimated value to be afforded such holders under the Plan.

         The Debtors estimate that in a liquidation, total unsecured claims could be between $11.7 billion and $18.2 billion. These amounts vastly exceed the estimates of claims that the Debtors believe will become allowed under the Plan in part because, in a liquidation, the Debtors would reject all of their contracts and leases, thereby giving rise to significant rejection claims that will be avoided under the Plan. Given the magnitude of estimated claims in a liquidation, recoveries to holders of Prepetition Note Claims and Trade Vendor/Lease Rejection Claims would not be materially enhanced unless the estimated recovery on account of preference actions were increased by a very significant amount. However, given the risks and costs involved in preference litigation, there is no assurance that a Chapter 7 trustee could recover enough in extra preference value to compensate creditors for the delays inherent in Chapter 7 and in amounts that would exceed the estimated value for creditors under the Plan.

         As pointed out above, actual recoveries on preference actions are difficult to estimate. The outcome of any particular preference action against a preference defendant is not free from doubt. Recoveries in actual preference litigation therefore could be materially higher or lower than the estimates prepared by the Debtors. However the potential value of any such recoveries to creditors if these Chapter 11 Cases were converted to Chapter 7 liquidations could be significantly impacted by litigation over the substantive consolidation of these estates that may ensue insofar as the global settlements contemplated by the Plan will not become effective.



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

Such litigation could lead to significant delays in distributions to unsecured creditors. Moreover, Chapter 7 leads to other inherent delays occasioned by the limitations on a Chapter 7 trustee's ability to make interim distributions before each and every claim is finally determined.

         For all of the foregoing reasons, the Debtors believe that the component of the global settlement contemplated by the Plan that entails waiver of certain Avoidance Claims affords creditors greater recoveries of more certain value than the estimated value available in a de-consolidated scenario under Chapter 7 of the Bankruptcy Code

         15.      Corporate Action

         Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors, provided, however, that nothing herein shall impair the Debtors' or Plan Investors' rights under the Investment Agreement.

         16.      Effectuating Documents; Further Transactions

         Each of the President and Chief Executive Officer, Chief Financial Officer, Chief Restructuring Officer, and General Counsel of the Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.

         17.      Exemption from Certain Transfer Taxes and Recording Fees

         Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors' real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.




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
D.       UNEXPIRED LEASES AND EXECUTORY CONTRACTS

         1.       Assumed and Rejected Leases and Contracts

                  (a)      Intercompany Executory Contracts and Unexpired Leases

         Except as otherwise provided in Article 8.1(a), of the Plan, each Intercompany Executory Contract and Intercompany Unexpired Lease to which the Debtors are a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Intercompany Executory Contract or Intercompany Unexpired Lease (i) shall have been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed on the schedule of rejected Intercompany Executory Contracts and Intercompany Unexpired Leases annexed to the Plan as Exhibit L-1, or (iv) is otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Any claim held by any Debtor on account of any Intercompany Executory Contract or Intercompany Unexpired Lease that is assumed pursuant to this Section shall either be (a) Reinstated, in full or in part, or (b) discharged and satisfied, in full or in part. At the option of the Debtors or the Reorganized Debtors, each Intercompany Executory Contract and Intercompany Unexpired Lease assumed pursuant to this Section shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Intercompany Executory Contract or Intercompany Unexpired Lease.

                  (b)      Employee-Related Agreements

         Subject to Article 7.7 of the Plan, each Employee-Related Agreement as to which any of the Debtors is a party shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Employee-Related Agreement
(i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on the schedule of assumed Employee-Related Agreements annexed as Exhibit L-2 to the Plan or (iv) is otherwise assumed pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Notwithstanding the foregoing, all collective bargaining agreements, as modified and/or amended from time to time, shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The assumption of the collective bargaining agreements and the cure of all amounts owed under such agreements in the ordinary course by the Reorganized Debtors shall be in full satisfaction of all Claims and Interests arising under all previous collective bargaining agreements between the parties thereto or their predecessors-in-interest. Upon assumption, all proofs of claim filed by the Debtors' unions will be deemed withdrawn, without prejudice to their pursuit in the ordinary course by the unions and/or individuals and payment or satisfaction in the ordinary course by the Reorganized



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

Debtors of obligations under the assumed collective bargaining agreements. Each Employee-Related Agreement assumed pursuant to this section shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Employee-Related Agreement.

                  (c)      Other Executory Contracts or Unexpired Leases

         Except as otherwise provided in this Section, each Other Executory Contract or Unexpired Lease as to which any of the Debtors is a party (including, but not limited to, (x) any guaranties by any of the Debtors with respect to real estate leases of former subsidiaries and businesses of any of such Debtors, (y) any obligations under leases assigned by the Debtors prior to the Petition Date (or agreements guarantying the payment of rent or performance thereunder), and (z) those certain Lease Guaranty, Indemnification and Reimbursement Agreements dated as of November 23, 1994, November 9, 1994, and May 24, 1995) shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Other Executory Contract or Unexpired Lease
(i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on the schedule of assumed Other Executory Contracts or Unexpired Leases annexed to the Plan as Exhibit L-3, or (iv) is otherwise assumed pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each Other Executory Contract or Unexpired Lease assumed pursuant to this Section shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Other Executory Contract or Unexpired Lease, including any Other Executory Contract or Unexpired Lease on Exhibit L-3 to the Plan. Unexpired leases to be assumed under this Section shall be assumed by the particular Debtor that was obligated on such lease as of the Petition Date, without prejudice to the rights of such Debtor thereafter to assign such lease in accordance with applicable law. Notwithstanding anything in the Plan to the contrary, unexpired leases to be assumed under the Plan, other than Qualifying Real Estate, shall be identified on Exhibit L-3 to the Plan by the Confirmation Date, provided that the assumption of such unexpired leases shall be effective as of the Effective Date. In the event the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming such unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.




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

                  (d)      Real Property Agreements

         Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan.

         2. Payments Related to Assumption of Executory Contracts and Unexpired Leases

         The provisions (if any) of each Intercompany Executory Contract, Intercompany Unexpired Lease, Employee-Related Agreement, or Other Executory Contract or Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied solely by Cure. Any Person claiming that a cure amount is due in connection with the assumption of any executory contract or unexpired lease as contemplated by section 365(b) of the Bankruptcy Code must file a cure claim with the Bankruptcy Court asserting all alleged amounts accrued through the Effective Date, if any (the "Cure Claim"), no later than forty-five (45) days after the Effective Date or, in the case of Qualifying Real Estate, the objection deadline associated with the motion seeking to, among other things, assume such Qualifying Real Estate (the "Cure Claim Submission Deadline"). Any party failing to submit a Cure Claim by the Cure Claim Submission Deadline shall be forever barred from asserting, collecting, or seeking to collect any amounts relating thereto against the Debtors or Reorganized Debtors. In the case of a Cure Claim related to an unexpired lease of non-residential real property, such Cure Claim must include a breakdown by store by category of all amounts claimed, including, but not limited to, amounts for real estate taxes, common area maintenance, and rent. The Debtors shall have thirty (30) days from the Cure Claim Submission Deadline or the date a Cure Claim is actually filed, whichever is later, to file an objection to the Cure Claim. Any disputed Cure Claims shall be resolved either consensually by the parties or by the Bankruptcy Court. Disputed Cure Claims shall be set for status at each omnibus hearing following the Cure Claim Submission Deadline with separate evidentiary hearings to be set by the Bankruptcy Court as needed. If the Debtors do not dispute a Cure Claim, then the Debtors shall pay the Cure Claim, if any, to the claimant within twenty (20) days of the Cure Claim Submission Deadline. Disputed Cure Claims that are resolved by agreement or Final Order shall be paid by the Debtors within twenty (20) days of such agreement or Final Order. The provisions (if any) of each Intercompany Executory Contract and Intercompany Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.





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
         3.       Rejection Damages Bar Date

         If the rejection by the Debtors (pursuant to the Plan or otherwise) of an Intercompany Executory Contract, Intercompany Unexpired Lease, Employee-Related Agreement, or Other Executory Contract or Unexpired Lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Plan Investors, or such entities' properties unless a proof of claim is filed with the Claims Agent and the Post-Effective Date Committee and served upon counsel to the Debtors, the Plan Investors, and the Creditors' Committees within thirty (30) days after service of the later of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

E.       PROVISIONS GOVERNING DISTRIBUTIONS

         1.       Time of Distributions

         Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on a Periodic Distribution Date.

         2.       No Interest on Claims or Interests

         Unless otherwise specifically provided for in the Plan, Confirmation Order, or the DIP Credit Agreement or a postpetition agreement in writing between the Debtors and a Claimholder or Interestholder, postpetition interest shall not accrue or be paid on Claims or Interests, and no Claimholder or Interestholder shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim or Disputed Interest in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

         3.       Disbursing Agent

         The Disbursing Agent shall make all distributions required under the Plan except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions.

         4.       Surrender of Securities or Instruments

         On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (a "Certificate") shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer, and such Certificate shall be cancelled solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that this



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

Section shall not apply to any Claims Reinstated pursuant to the terms of the Plan. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

         5.       Services of Indenture Trustees, Agents, and Servicers

         The services, with respect to implementation of the distributions contemplated by the Plan, of Servicers under the relevant agreements that govern the rights of Claimholders and Interestholders shall be as set forth elsewhere in the Plan, and the Reorganized Debtors shall reimburse any Servicer for reasonable and necessary services performed by it (including reasonable attorneys' fees) as contemplated by, and in accordance with, the Plan, without the need for the filing of an application with, or approval by, the Bankruptcy Court.

         6.       Claims Administration Responsibility

                  (a)      Reorganized Debtors

         The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions (if any) with respect to all Claims against and Interests in the Debtors.

                  (b)      Filing of Objections

         Unless otherwise extended by the Bankruptcy Court, any objections to Claims or Interests shall be served and filed on or before the Claims/Interests Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the Claimholder or Interestholder if the Debtors or the Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a Claimholder or Interestholder is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Claimholder's or Interestholder's behalf in the Chapter 11 Cases.





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
                  (c)      Determination of Claims and Interests

         Except as otherwise agreed to by the Debtors, any Claim or Interest as to which a proof of claim or proof of interest was timely filed in the Chapter 11 Cases may be determined and liquidated in accordance with the ADR Procedures. Any Claim or Interest determined and liquidated pursuant to (i) the ADR Procedures, (ii) an order of the Bankruptcy Court, or (iii) applicable non-bankruptcy law (which determination has not been stayed, reversed or amended and as to which determination (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed, to the extent applicable and subject to any provision in the ADR Procedures to the contrary, an Allowed Claim or an Allowed Interest, as the case may be, in such liquidated amount and satisfied in accordance with the Plan (provided that, to the extent a Claim is an Allowed Insured Claim, such Allowed Claim shall be paid from the insurance proceeds available to satisfy such liquidated amount). Nothing contained in this Section
9.6 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

         7.       Delivery of Distributions

         Distributions to Allowed Claimholders or Allowed Interestholders shall be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such Claimholders or Interestholders (or at the last known addresses of such Claimholders or Interestholders if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a Claimholder or Interestholder whose Claim or Interest is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. If any Claimholder's or Interestholder's distribution is returned as undeliverable, no further distributions to such Claimholder or Interestholder shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of such Claimholder's or Interestholder's then-current address, at which time all missed distributions shall be made to such Claimholder or Interestholder without interest. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. All funds or other undeliverable distributions returned to the Reorganized Debtors and not claimed within six months of return shall be distributed to the other creditors of the Class of which the creditor to whom the distribution was originally made is a member in accordance with the provisions of the Plan applicable to distributions to that Class. If, at the conclusion of distributions to a particular Class under the Plan and after consultation with the Post-Effective Date Committee (solely with respect to Trade Vendor/Lease Rejection Claims), the Reorganized Debtors reasonably determine that any remaining New Holding Company Common Stock or Cash allocated for such class is immaterial and would thus be too impractical to distribute or would be of no benefit to its respective distributees, any such remaining New Holding Company Common Stock or Cash will revert to the Reorganized Debtors.
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successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

         8.       Procedures for Treating and Resolving Disputed and Contingent
                  Claims

                  (a)      No Distributions Pending Allowance

         No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest. All objections to Claims or Interests must be filed on or before the Claims/Interests Objection Deadline.

                  (b)      Distribution Reserve

         The Disbursing Agent will create a separate Distribution Reserve from the property to be distributed in the Chapter 11 Cases after consultation with the Post-Effective Date Committee, the amount of which shall be adjusted from time to time after consultation with the Post-Effective Date Committee. The amount of New Holding Company Common Stock withheld as a part of the Distribution Reserve shall be equal to the number of shares the Reorganized Debtors reasonably determine is necessary to satisfy the distributions required to be made to Claimholders in the Chapter 11 Cases, when the allowance or disallowance of each Disputed Claim is ultimately determined. The Disbursing Agent, the Debtors, or the Reorganized Debtors may request estimation for any Disputed Claim that is contingent or unliquidated (but is not required to do so). The Disbursing Agent also shall place in the Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property initially withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. The Claimholder or Interestholder shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim or Interest. Nothing in the Plan or Disclosure Statement will be deemed to entitle the Claimholder or Interestholder of a Disputed Claim or Disputed Interest to postpetition interest on such Claim or Interest.

                  (c)      Distributions After Allowance

         Payments and distributions from the Distribution Reserve to each respective Claimholder or Interestholder on account of a Disputed Claim or Disputed Interest, to the extent that it ultimately becomes an Allowed Claim or Allowed Interest, will be made in accordance with provisions of the Plan that govern distributions to such Claimholder or Interestholder. On the first Periodic Distribution Date following the date when a Disputed Claim or Disputed Interest becomes undisputed, noncontingent and liquidated, the Disbursing Agent will distribute to the Claimholder or Interestholder any Cash, New Holding Company Common Stock, or other property, from the Distribution Reserve that would have been distributed on the dates distributions were previously made to Claimholders and Interestholders had such Allowed Claim



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or Allowed Interest been an Allowed Claim or Allowed Interest on such dates.
After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims or Interests, any remaining Cash, New Holding Company Common Stock, or other Property in the Distribution Reserve will be distributed Pro Rata to Claimholders and Interestholders in accordance with the other provisions of the Plan. Subject to Article 9.2 of the Plan, all distributions made under this Article of the Plan on account of an Allowed Claim or Allowed Interest will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim or Allowed Interest had been an Allowed Claim or Allowed Interest on the dates distributions were previously made to Allowed Claimholders and Allowed Interestholders included in the applicable class. The Disbursing Agent shall be deemed to have voted any New Holding Company Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent. The Servicers shall be deemed to have voted any New Holding Company Common Stock held by such Servicer in the same proportion as shares previously disbursed by such Servicers.

                  (d)      De Minimis Distributions

         Neither the Disbursing Agent nor any Servicer shall have any obligation to make a distribution on account of an Allowed Claim or Allowed Interest from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000, or (ii) if the amount to be distributed to the specific holder of the Allowed Claim or Allowed Interest on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value less than $50.00, provided that this Section shall not apply to distributions to be made pursuant to Article 5.10 and Article 5.11 of the Plan.

         9.       Fractional Securities; Fractional Dollars

         Any other provision of the Plan notwithstanding, payments of fractions of shares of New Holding Company Common Stock will not be made and shall be deemed to be zero. Any other provision of the Plan notwithstanding, neither the Reorganized Debtors nor the Disbursing Agent or Servicer shall be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

F.       ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

         1.       DIP Facility Claims/Plan Investor Claims

         On the Effective Date, the DIP Facility Claim and the Plan Investor Claim shall be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders and the Plan Investors, or as ordered by the Bankruptcy Court with notice to the Creditors' Committees, not less than five
(5) Business Days prior to the Effective Date, and all obligations (other than contingent indemnity obligations) of the Debtors under the DIP Facility and with



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respect to the Plan Investor Claim shall be paid in full in Cash on the
Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit or by procuring back-up letters of credit. Upon compliance with the foregoing sentence, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interests to secure the Debtors' obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly filed liens and/or security interests.

         2.       Professional Claims

                  (a)      Final Fee Applications

         All final requests for payment of Professional Claims, Key Ordinary Course Professional Claims, and requests for reimbursement of expenses of members of the Statutory Committees must be filed no later than the last day of the second full month after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims, Key Ordinary Course Professional Claims, and expenses shall be determined by the Bankruptcy Court.

                  (b)      Payment of Interim Amounts

         Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors shall pay all amounts owing to Professionals, Key Ordinary Course Professionals, and members of the Statutory Committees for all outstanding amounts payable relating to prior periods through the Effective Date. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the Professionals and Key Ordinary Course Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to the Debtors, counsel for the Statutory Committees, and the United States Trustee. Within forty-five (45) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable. Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such matter is insufficient, disgorged by such Professional.

                  (c)      Holdback Amount

         On the Effective Date, the Debtors or the Reorganized Debtors shall pay to the Disbursing Agent, in order to fund the Holdback Escrow Account, Cash equal to the aggregate Holdback Amount for all Professionals. The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals
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pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtors, the Reorganized Debtors or the Estates. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims and Key Ordinary Course Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

                  (d)      Post-Effective Date Retention

         Upon the Effective Date, any requirement that Professionals or Key Ordinary Course Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals and Key Ordinary Course Professionals in the ordinary course of business.

         3.       Substantial Contribution Compensation and Expenses Bar Date

         Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the forty-fifth (45th) day after the Effective Date (the "503 Deadline"), and serve such application on counsel for the Debtors, the Plan Investors, and the Statutory Committees and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

         4.       Other Administrative Claims

         All other requests for payment of an Administrative Claim (other than as set forth in Article 10.1, Article 10.2 or Article 10.3 of the Plan) must be filed, in substantially the form of the Administrative Claim Request Form attached to the Plan as Exhibit M, with the Claims Agent and served on counsel for the Debtors and the Plan Investors no later than forty-five (45) days after the Effective Date. Any request for payment of an Administrative Claim pursuant to this Section that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval, subject to review by the Post-Effective Date Committee. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims/Interests Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Debtors in the ordinary course of business.




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G.       KMART CREDITOR TRUST

         1.       Appointment of Trustee

         The Trustee for the Kmart Creditor Trust shall be designated by the Unsecured Creditors' Committee, subject to the approval of the Bankruptcy Court and the consent of the Debtors and the reasonable consent of the Financial Institutions' Committee, which consent shall not be unreasonably withheld. The Trustee shall be independent of the Debtors and the Reorganized Debtors. The Unsecured Creditors' Committee shall file a notice on a date that is not less than ten (10) days prior to the Confirmation Hearing designating the Person who it has selected as Trustee and seeking approval of such designation. The Person designated as Trustee shall file an affidavit demonstrating that such Person is disinterested as defined by section 101(14) of the Bankruptcy Code. If approved by the Bankruptcy Court, the Person so designated shall become the Trustee on the Effective Date. The Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement.

         2.       Transfer of Trust Assets to the Kmart Creditor Trust

         On the Effective Date, the Debtors' Estates shall transfer and shall be deemed to have irrevocably transferred to the Kmart Creditor Trust, for and on behalf of the beneficiaries of the Trust, with no reversionary interest in the Debtors or the Reorganized Debtors, the Trust Assets; provided, however, that nothing herein is intended to transfer all or any portion of any Retained Action to the Kmart Creditor Trust. The term "Trust Assets" means any and all Causes of Action of the Debtors against any Person, including Avoidance Claims, arising out of the subject matter of the Investigations. Upon such transfer, the Debtors, the Debtors' Estates, the Disbursing Agent and the Reorganized Debtors shall have no other further rights or obligations with respect thereto. Notwithstanding the foregoing, the Reorganized Debtors shall make available to the Trustee reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to enable the Trustee to perform the Trustee's tasks under the Trust Agreement and the Plan, and the Debtors and the Reorganized Debtors shall, in furtherance of the Order of the Bankruptcy Court dated September 4, 2002, permit the Trustee and the Trust Advisory Board reasonable access to evidence gathered and certain work product developed during the Investigations, as more specifically set forth in the Trust Agreement; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable. The Reorganized Debtors shall not be entitled to compensation or reimbursement (including reimbursement for professional fees) with respect to fulfilling their obligations as set forth in this Article. The Bankruptcy Court retains jurisdiction to determine the reasonableness of either a request for assistance and/or a related expenditure. Any requests for assistance shall not interfere with the Reorganized Debtors' business operations.





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         3.       The Kmart Creditor Trust

                  (a)      The Kmart Trust Agreement

         Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit K to the Plan, shall become effective. The Trustee shall accept the Kmart Creditor Trust and sign the Trust Agreement on the Effective Date and the Kmart Creditor Trust will then be deemed created and effective.

                  (b)      Interests in and Term of Kmart Creditor Trust

         Interests in the Kmart Creditor Trust shall be uncertificated and shall be non-transferable except upon death of the interest holder or by operation of law. Holders of interests in the Kmart Creditor Trust shall have no voting rights with respect to such interests. The Kmart Creditor Trust shall have a term of three (3) years from the Effective Date, without prejudice to the rights of the Trust Advisory Board to extend such term conditioned upon the Kmart Creditor Trust's not then becoming subject to the Exchange Act. The terms of the Trust may be amended by the Trustee or the Debtors to the extent necessary to ensure that the Trust will not become subject to the Exchange Act.

                  (c)      Authority of Trustee

         The Trustee shall have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to administer the Other Unsecured Claim Cash Payment Amount (including pursuant to a services agreement with the Reorganized Debtors), to make distributions therefrom in accordance with the provisions of the Plan and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any Trust Claims. Upon such assignment, the Trustee, on behalf of the Kmart Creditor Trust, will assume and be responsible for any responsibilities, duties, and obligations of the Debtors with respect to the subject matter of the assignments, and the Debtors, the Disbursing Agent, and the Reorganized Debtors will have no further rights or obligations with respect thereto.

                  (d)      Costs and Expenses

         All costs and expenses associated with the administration of the Kmart Creditor Trust, including those rights, obligations and duties described in the Plan, shall be the responsibility of and paid by the Kmart Creditor Trust. Notwithstanding the preceding sentence, on the Effective Date (or, in the case of clause (iii), promptly following the first anniversary of the Effective
Date), the Reorganized Debtors shall contribute the following to the Kmart Creditor Trust to be utilized to pay the costs and expenses associated with the administration of the Kmart Creditor Trust: (i) $5 million, (ii) an amount equal to any funds re-paid to the Debtors prior to the Effective Date on account of loans made pursuant to the 2001 Retention Program (in addition, the Reorganized Debtors shall have a continuing obligation to turn over to the Kmart Creditor Trust any funds re-paid to them subsequent to the Effective Date on account of loans made pursuant to the 2001 Retention Program), and (iii) an additional $5 million only in the event that the Debtors and Reorganized Debtors have not reconciled at least 75% of the Trade Vendor/Lease Rejection Claims on or before the first anniversary of the Effective Date (such percentage to be determined in relation to the Face Amount of proofs of claim filed by



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Claimholders holding Trade Vendor/Lease Rejection Claims, or if no proof of claim has been filed, as Scheduled, in either case excluding claims arising from rejection of unexpired real property leases).

                  (e)      Retention of Professionals

         The Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the "Trustee Professionals"), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the liquidation and distribution of Trust Assets.

                  (f)      Classification of Kmart Creditor Trust

         For federal income tax purposes, it is intended that the Kmart Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Procedure and Administration Regulations and that such trust is owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the Kmart Creditor Trust.

                  (g)      Tax Returns

         The Trustee shall be responsible for filing all federal, state and local tax returns for the Kmart Creditor Trust. The Trustee shall provide holders of interests in the Kmart Creditor Trust with copies of annual, audited financial statements and tax information, with such copies to be made available on an Internet website to be maintained by the Trustee and notice of which shall be given by the Trustee to such interest holders, unless the Trust Advisory Board determines that maintenance of such website is no longer a cost-effective means of communication of such statements to holders of interests in the Kmart Creditor Trust.

         4.       The Trust Advisory Board

                  (a)      Membership and Selection

         The Trust Advisory Board shall be comprised of four (4) members, three
(3) of which shall be designated by the Unsecured Creditors' Committee, and one
(1) of which shall be designated by the Financial Institutions' Committee. The Unsecured Creditors' Committee and the Financial Institutions' Committee shall give the Debtors written notice of the identities of such members and file such notice with the Bankruptcy Court on a date that is not less than ten (10) days prior to the Confirmation Hearing; provided, however, that if said Committees fail to file and give such notice, Kmart shall designate the members of the Trust Advisory Board by announcing their identities at the Confirmation Hearing. The Trustee shall consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Kmart Creditor Trust. Members of the Trust Advisory Board shall be entitled to compensation in accordance with the Trust
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them in carrying out the purpose of the Trust Advisory Board. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement shall be payable by the Kmart Creditor Trust.

                  (b)      Vacancies

         In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member shall be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy shall be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.

                  (c)      Discharge of Duties

         Upon the certification by the Trustee that all Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.

                  (d)      Settlement of Trust Claims

         The Trust Advisory Board shall, by majority vote, approve all settlements of Trust Claims which the Trustee or any member of the Trust Advisory Board may propose, provided, however, that (i) no member of the Trust Advisory Board may cast a vote with respect to any Trust Claim to which it is a party; and (ii) the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty (30) days of receiving notice of such proposed settlement by the Trustee or as otherwise determined by the Trustee.

                  (e)      Investment of Trust Assets

         The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments other than those described in section 345 of the Bankruptcy Code.

                  (f)      Removal or Resignation of Trustee

         The Trust Advisory Board may remove the Trustee in its discretion. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee. The successor Trustee shall file an affidavit demonstrating that such Person is disinterested as defined by section 101(14) of the Bankruptcy Code.




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                  (g)      Exculpation

         Notwithstanding anything to the contrary in the Plan, neither the Trust Advisory Board nor any of its members, designees, counsel, financial advisors or any duly designated agent or representatives of any such party shall be liable for the act, default or misconduct of any other member of the Trust Advisory Board, nor shall any member be liable for anything other than such member's own gross negligence or willful misconduct. The Trust Advisory Board may, in connection with the performance of its duties, and in its sole and absolute discretion, consult with its counsel, accountants or other professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Trust Advisory Board determines not to consult with its counsel, accountants or other professionals, it shall not be deemed to impose any liability on the Trust Advisory Board, or its members and/or designees.

                  (h)      Adoption of By-Laws

         The Trust Advisory Board shall govern its proceedings through the adoption of by-laws, which the Trust Advisory Board may adopt by majority vote. No provision of such by-laws shall supersede any express provision of the Plan or the Trust Agreement.

         5.       Distributions of Trust Assets

         Distributions of the Trust Recoveries to Claimholders and Interestholders in accordance with their interests in the Kmart Creditor Trust as set forth in the Plan shall be made at least semi-annually beginning with a calendar quarter that is not later than the end of the second calendar quarter after the Effective Date; provided, however, that the Trustee shall not be required to make any such semiannual distribution in the event that the aggregate proceeds and income available for distribution to such Claimholders and Interestholders is not sufficient, in the Trustee's discretion (after consultation with the Trust Advisory Board) to economically distribute monies, and in any case, in connection with any interim (as opposed to final) distribution, the Trustee shall retain at least the amount of funds paid to the Kmart Creditor Trust pursuant to Article 11.3(d)(i) and Article 11.3(d)(ii) of the Plan, provided, further, that with respect to distributions to Interestholders that cannot be economically distributed as aforesaid, the Trustee shall divide such aggregate amount of distributions into $50.00 increments and thereafter make such $50.00 distributions to Interestholders who otherwise were entitled to, but did not receive, a distribution under Article
5.11 and who are randomly selected by Trustee. The Trustee will make continuing efforts to prosecute or settle the Trust Claims, make timely distributions, and not unduly prolong the duration of the Kmart Creditor Trust.

H.       EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

         1.       Revesting of Assets

         Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Effective Date, free and clear of all



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Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders, provided, however, that (i) the Trust Claims shall be transferred to the Kmart Creditor Trust pursuant to Section 11.2 of the Plan and
(ii) Qualifying Real Estate shall remain property of the Estate of the Debtor that owns such Qualifying Real Estate. The term "Qualifying Real Estate" means any (i) real estate lease, including a capital lease, under which a Debtor is a lessee, or (ii) real estate owned by a Debtor, in each case as identified on Exhibit F to the Plan be filed on or before the Exhibit Filing Date. Qualifying Real Estate includes, but is not limited to, real property interests pertaining to stores to be closed pursuant to the Debtors' 2003 store closing program.

         The Responsible Officer of the Estates of such Debtors shall have full authority to assume and assign, reject, or otherwise dispose of the Qualifying Real Estate consistent with procedures approved by the Bankruptcy Court and sections 363 and 365 of the Bankruptcy Code. Landlords and other Persons, other than the Debtors, with interests in the Qualifying Real Estate shall retain the rights afforded them by sections 363 and 365 of the Bankruptcy Code through and including disposition of the Qualifying Real Estate. All liens and security interests, if any, in the Qualifying Real Estate shall remain intact and attach to the net proceeds therefrom to the same extent, validity, and relative priority as existed on the Effective Date, and all proceeds remaining in the Estates of such Debtors after satisfaction of all Allowed Secured Claims, if any, shall be transferred to the New Operating Company. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

         2.       Discharge of Debtors

         Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the Effective Date occurring. Notwithstanding anything in



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this Article 12.2 to the contrary, nothing in this Article shall discharge the
Estate of any Debtor that holds Qualifying Real Estate from the obligations of such Estate contemplated by Article 7.1(b) of the Plan, provided however, that the satisfaction, discharge and release provided for in this Article 12.2 shall apply to any Claims or Causes of Action related to any specific Qualifying Real Estate immediately upon payment of all such obligations related to, and final disposition of, such specific Qualifying Real Estate

         3.       Compromises and Settlements

         In accordance with Article 9.6 of the Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against them and (b) Causes of Action that they have against other Persons up to and including the Effective Date, other than Trust Claims. After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Article 12.1 of the Plan, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in the Plan.

         4.       Release by Debtors of Certain Parties

         Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to
Article 12.10 of the Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Cases.

         The term "Released Parties" means, collectively, (i) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case, as of the date of the commencement of the hearing on the Disclosure Statement, (ii) the Statutory Committees and all members of the Statutory Committees in their respective capacities as such, (iii) the DIP Agent in its capacity as such, (iv) the DIP Lenders in their capacities as such, (v) The Bank of New York, as original indenture trustee with respect to the Prepetition Notes, in its capacity as such, and Wilmington Trust Company, as successor indenture trustee with respect to the Prepetition Notes, in its capacity as such, (vi) the Plan Investors in their capacities as such, (vii) the Prepetition Lenders in their capacities as such, (viii) the Prepetition Agent in its capacity as such, (ix) all Professionals, and (x) with respect to each of the above-named Persons, such Person's affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

         The Reorganized Debtors, the Kmart Creditor Trust, and any newly-formed entities that will be continuing the Debtors' businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above. Notwithstanding the



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foregoing, nothing in the Plan releases or shall be deemed to release any of the
Debtors or the Plan Investors or their Affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby.

         5.       Release by Holders of Claims and Interests

         ON THE EFFECTIVE DATE, (a) EACH PERSON THAT VOTES TO ACCEPT THE PLAN; AND (b) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN A DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR TRUST PREFERRED OBLIGATION, IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THE PLAN AND THE CASH, NEW HOLDING COMPANY COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THE PLAN (EACH, A "RELEASE OBLIGOR"), SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OR TRUST PREFERRED OBLIGATION OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION; PROVIDED, HOWEVER, THAT, (A) THIS ARTICLE 12.5 IS SUBJECT TO AND LIMITED BY ARTICLE 12.10 OF THE PLAN; (B) THIS ARTICLE 12.5 SHALL NOT RELEASE ANY RELEASED PARTY FROM ANY CAUSE OF ACTION HELD BY A GOVERNMENTAL ENTITY EXISTING AS OF THE EFFECTIVE DATE, BASED ON (i) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY OR MUNICIPAL TAX CODE, (ii) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iii) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY,
(iv) THE EXCHANGE ACT, THE SECURITIES ACT, OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, OR (v) SECTIONS 1104-1109 AND 1342(D) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED; (C) THIS ARTICLE 12.5 SHALL NOT WAIVE, IMPAIR OR RELEASE ANY CLAIMS OR CAUSES OF ACTION, IF ANY, THAT ANY RELEASE OBLIGOR MAY HAVE AGAINST ANY RELEASED PARTY ARISING FROM A TRUST CLAIM; AND (D) THIS ARTICLE 12.5 SHALL NOT WAIVE, IMPAIR OR RELEASE ANY SECURITIES ACTION, INCLUDING, WITHOUT LIMITATION, ALL SUBORDINATED SECURITIES CLAIMS AGAINST ANY RELEASED PARTY, IF ANY.

         6.       Setoffs

         Subject to Article 12.10 of the Plan, the Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.





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         7.       Subordination Rights

         Except as otherwise specifically provided for in the Plan with respect to the subordination provisions of all documents pertaining to the Trust Preferred Securities, which provisions shall be specifically enforced as provided for in Article V of the Plan, all Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Claimholders or Interestholders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Claimholder or Interestholder by reason of any subordination rights or otherwise, so that each Claimholder and Interestholder shall have and receive the benefit of the distributions in the manner set forth in the Plan.

         8.       Exculpation and Limitation of Liability

         Subject to Article 12.10 of the Plan, the Debtors, the Reorganized Debtors, the Statutory Committees, the members of the Statutory Committees in their capacities as such, the DIP Lenders in their capacities as such, the DIP Agent in its capacity as such, the Plan Investors in their capacities as such, the Prepetition Agent in its capacity as such, the Prepetition Lenders in their capacities as such, and any indenture trustee for the Prepetition Notes serving after the Petition Date in its capacity as such, and any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors' Chapter 11 Cases, negotiation and filing of the Plan, filing the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct and except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Other than as provided in Article 12.10 of the Plan, no Claimholder or Interestholder, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the parties listed in this Article for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan. Notwithstanding the foregoing, nothing in the Plan shall be deemed to release any of the Debtors or the Plan Investors or their Affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby




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         9.       Indemnification Obligations

         The Plan contains provisions concerning the Indemnification Rights of Indemnitees. The term "Indemnitee" means all present and former directors, officers, employees, agents or representatives of the Debtors who are entitled to assert Indemnification Rights. The term "Indemnification Rights" means any obligations or rights of the Debtors to indemnify, reimburse, advance, or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to the Debtor's certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee's service with, for, or on behalf of the Debtors. The term "Continuing Indemnification Rights" means those Indemnification Rights held by any Indemnitee who is a Released Party and serves as a director, officer or employee (or in any similar capacity) of the Reorganized Debtors immediately following the occurrence of the Effective Date together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date

         Subject to Article 12.10 of the Plan, in satisfaction and compromise of the Indemnitees' Indemnification Rights: (a) all Indemnification Rights shall be released and discharged on and as of the Effective Date except for Continuing Indemnification Rights (which shall remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases); (b) the Debtors or the Reorganized Debtors, as the case may be, covenant to maintain directors' and officers' insurance providing coverage for those Indemnitees currently covered by such policies for a period of two years after the Effective Date, shall maintain tail coverage under policies in existence as of the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person's service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the "Insurance Coverage") and hereby further indemnify such Indemnitees without Continuing Indemnification Rights solely to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy in an aggregate amount not to exceed $5,000,000; (c) the insurers who issue the Insurance Coverage are authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

         10. Exclusions and Limitation on Exculpation, Indemnification, and Releases

         Notwithstanding anything in the Plan to the contrary, no provision of the Plan or the Confirmation Order, including, without limitation, any exculpation, indemnification or release provision, shall modify, release, or otherwise limit the liability of (i) any Person who is, or becomes, the subject of a Trust Claim (to the extent, but only to the extent, related to such Trust



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Claim), or (ii) any Person not specifically released hereunder, including, without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that is otherwise liable under theories of vicarious or other derivative liability, or (iii) any Person who is, or becomes, the subject of a Securities Action (to the extent, but only to the extent, related to such Securities Action); provided, however, that the Reorganized Debtors shall not provide indemnification on account of (i) and (ii) above.

         11.      Injunction

         Subject to Article 12.10 of the Plan, the satisfaction, release, and discharge provisions of the Plan shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

                     VIII. CERTAIN FACTORS TO BE CONSIDERED

         The holder of a Claim against a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein) before deciding whether to vote to accept or to reject the Plan.

A.       GENERAL CONSIDERATIONS

         The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against and Interests in the Debtors. Certain Claims may receive partial distributions pursuant to the Plan, and in some instances, no distributions at all. The recapitalization of the Debtors realizes the going concern value of the Debtors for their Claimholders and Interestholders. Moreover, reorganization of the Debtors' business and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors' employees and many of its customers, trade vendors, suppliers of goods and services, and lessors. Certain insurance carriers have asserted that confirmation of the Plan may void coverage under the policies they have issued. The Debtors, however, reserve all of their rights to dispute such assertions at the appropriate time.

B.       CERTAIN BANKRUPTCY CONSIDERATIONS

         If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a liquidation or that any alternative plan of reorganization would be on terms as favorable to the holders of Claims and Interests as the terms of the Plan. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of all stakeholders. See Appendix B attached to this Disclosure Statement for a liquidation analysis of the Debtors.




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C.       BUSINESS FACTORS AND COMPETITIVE CONDITIONS

         1.       General Economic Conditions

         Kmart's five-year business plan has assumed that the general economic conditions of the United States economy and the retail industry will improve over the next several years. An improvement of economic conditions is subject to many factors outside the Debtors' control, including interest rates, inflation, unemployment rates, consumer spending, war and other such factors. Any one of these or other economic factors could have a significant impact on the operating performance of the Reorganized Debtors. There is no guarantee that economic conditions will improve in the near term.

         2.       Business Factors

         The Debtors' operating performance is tied to the Debtors' ability to, among other things (i) accurately anticipate changes in consumer spending and buying patterns and implement appropriate inventory strategies to accommodate those changes, (ii) accurately anticipate marketplace demand for the products of key brand partners, as well as the ability of the Reorganized Debtors to engage appropriate new brand partners to keep up with changing trends, (iii) acquire desired goods in appropriate quantities and fulfill labor needs at planned costs, (iv) properly monitor inventory needs and in-stock levels, (v) successfully implement business strategies and otherwise execute planned changes in various aspects of the business, (vi) attract, motivate and/or retain key executives and employees and (vii) attract and retain customers.

         Any one of the above-referenced factors, many of which may be affected by circumstances outside the Debtors' control, could have an impact on the Reorganized Debtors' operating performance. In addition, should the Reorganized Debtors experience a significant disruption of terms with vendors, margins fail to improve, or the availability of capital is affected, compliance with financial covenants and cash resources could be affected.

         While the Debtors have succeeded in these Chapter 11 Cases in reorganizing their capital structure, they have only begun, and not yet completed, their operational restructuring. The Debtors believe that they will succeed in implementing and executing their operational restructuring for the benefit of all constituencies. However, there are risks that the goals of the Debtors' go-forward business plan and operational restructuring strategy will not be achieved. In such event, the Debtors may be forced to sell all or parts of their business, develop and implement further restructuring plans not contemplated herein, or become subject to further insolvency proceedings. Because the claims of substantially all creditors will be converted into equity in Reorganized Kmart under the Plan, in the event of further restructurings or insolvency proceedings of Kmart, the equity interests of such persons could be substantially diluted or even cancelled.

         Finally, the Debtors' business plan was prepared by the Debtors' present management in consultation with their advisors. As discussed herein, on the Effective Date of the Plan, the Plan Investors could hold slightly in excess of 50% of all shares of New Holding Company's common stock and will have the right to select four (4) directors of the nine (9) member board of



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directors. The views of the board of the New Holding Company could be different from those of existing management with respect to various business matters.

         3.       Competitive Conditions

         In addition to uncertain economic and business conditions, the Reorganized Debtors will likely face competitive pressures and other third party actions, including pressures from pricing and other promotional activities of competitors as well as new competitive store openings. The Reorganized Debtors' anticipated operating performance will be impacted by these and other unpredictable activities by competitors.

         4.       Other Factors

         Other factors that holders of Claims should consider are potential regulatory and legal developments that may impact the Debtors' business. Although these and other such factors are beyond the Debtors' control and cannot be determined in advance, they could have a significant impact on the Reorganized Debtors' operating performance.

D.       SEASONAL NATURE OF BUSINESS

         Because of the seasonal nature of the Debtors' business and the retail industry, merchandise sales and cash flows from operations are historically higher in the fourth quarter than any other period. In addition, a disproportionate amount of operating income and cash flows from operations are earned in the fourth quarter. The Debtors' results of operations and cash flows are primarily dependent upon the large sales volume generated during the fourth quarter of the Debtors' fiscal year. In fiscal year 2001, for example, sales during the fourth quarter represented over 30% of total net sales for the fiscal year. Thus, operating performance for the interim periods is not necessarily indicative of operating performance for the entire year.

         In addition, weather conditions, including those which affect buying patterns of the Debtors' customers, can have a significant impact on operating performance for a particular season or fiscal year. As a result, depending on the weather conditions during a peak shopping season or operating quarter, operating performance may be positively or negatively impacted.



E.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

         The Projections set forth in Appendix C annexed hereto cover the operations of the Reorganized Debtors on a consolidated basis through fiscal year 2007. These Projections are based on numerous assumptions including the timing, confirmation, and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this



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Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Debtors' operations.

         Critical assumptions underlying the Debtors' five-year business plan that will have a significant impact on the Reorganized Debtors' ability to achieve projections, and that correspondingly have a material impact on value, include the ability of the Company to (i) reverse significant comparable store sales declines and achieve positive comparable store sales growth; (ii) improve gross margins; (iii) reduce operating costs; and (iv) improve management of working capital, including projected improvements in days payable outstanding.

         The foregoing variations and assumptions may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to post-Effective Date indebtedness and to achieve the Projections. Because the actual results achieved throughout the periods covered by the Projections can be expected to vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance that the actual results will occur.

         During the Chapter 11 Cases, the Debtors have not been able to satisfactorily project their operating and financial performance, particularly with respect to sales. Actual results achieved did not meet forecasts prepared by the Company and shared with their Statutory Committees. The Debtors' gross margin was significantly below the projections contained in the original Chapter 11 operating plan, and although certain covenants in the DIP Facility were re-set pursuant to a new plan in September 2002 to lower such projections, the Company missed these projections as well. The Debtors are still in the process of developing and implementing a reliable mechanism for forecasting sales and gross margin.

         Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

F.       ACCESS TO FINANCING AND TRADE TERMS

         The Debtors' operations are dependent on the availability and cost of working capital financing and trade terms provided by vendors and may be adversely affected by any shortage or increased cost of such financing and trade vendor support. The Debtors' postpetition operations have been financed from operating cash flow and borrowings pursuant to the DIP Facility. The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, the Exit Financing Facility, and trade terms supplied by vendors. Moreover, if the Debtors or the Reorganized Debtors require working capital and trade financing greater than that provided by projected operating cash flow, the Exit Financing Facility, and trade financing, they may be required either to (a) obtain other sources of financing or (b) curtail their



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operations. The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the ability to obtain additional or replacement working capital financing.

         No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors or the Reorganized Debtors. Kmart believes that it is important to its go-forward business plan that its performance meet projected results in order to ensure continued support from vendors and factors. There are risks to Kmart in the event such support erodes after emergence from Chapter 11 that could be alleviated by remaining in Chapter 11. Chapter 11 affords a debtor such as Kmart the opportunity to close stores and liquidate assets relatively expeditiously, tools that will not be available to Kmart upon emergence. However, the Debtors believe that the benefits of emergence from Chapter 11 at this time outweigh the potential costs of remaining in Chapter 11, and that emergence at this time is in the long-term operational best interests of the Company.

G.       CLAIMS ESTIMATIONS

         There can be no assurance that the estimated Claim amounts set forth herein are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

H.       POTENTIAL DILUTION CAUSED BY OPTIONS OR WARRANTS

         As stated above, the Management Compensation Plan may reserve for certain members of management, directors, and other employees of the Reorganized Debtors up to 10% of the shares of New Holding Company Common Stock, including options or warrants to acquire such Stock upon terms outlined in the Management Compensation Plan. Moreover, as noted above, the proposed agreement with Mr. Day provides for a 10-year stock option to purchase a number of shares of common stock representing 1.5% of the Reorganized Debtors' fully diluted equity at emergence. Finally, ESL has certain options under the Investment Agreement to purchase additional shares of New Holding Company Common Stock. If options or warrants to purchase the New Holding Company Common Stock are exercised or other equity interests are distributed to management as discussed above, such equity interests will dilute the ownership percentage represented by the New Holding Company Common Stock distributed on the Effective Date under the Plan.

I.       MARKET FOR NEW SECURITIES

         There can be no assurance that an active market for any of the securities to be distributed pursuant to the Plan, including the New Holding Company Common Stock, will develop and no assurance can be given as to the prices at which such securities might be traded. Moreover, there can be no assurances that the Reorganized Debtors will be successful in their attempt to have the New Holding Company Common Stock listed on a national securities exchange, a foreign securities exchange or a national quotation system such as the Nasdaq National Market.



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         The ultimate value of Reorganized Kmart will not be estimated until such time as an active market for the New Holding Company Common Stock develops and the securities begin to trade. The valuation of the Reorganized Debtors could be substantially lower than that estimated by the Debtors in Appendix D to this Disclosure Statement, and could be adversely impacted over time if the Reorganized Debtors' business plan does not meet expectations or if factors beyond the Reorganized Debtors' control materialize, including war, terrorist attacks, recession, or further weakening of the economy. Because the Plan provides for the waiver of all Avoidance Claims, other than Trust Claims, as of the Effective Date, in any further insolvency proceedings of the Reorganized Debtors, none of the value of such Avoidance Claims would be available for distribution to creditors.

J.       POTENTIAL OWNERSHIP CHANGE

         Because the Plan Investors will hold a significant equity position in the Reorganized Debtors following the consummation of the plan, if the Plan Investors dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized Debtors to undergo an ownership change (within the meaning of Internal Revenue Code section 382). This would generally limit (or possibly eliminate) the Reorganized Debtors' ability to use net operating losses and other tax attributes.

K.       TAX PLANNING

         Due to time and resource constraints resulting from the commencement of the Chapter 11 Cases, the Debtors have used and may continue to use certain estimating techniques in connection with their tax planning efforts (for example, in determining the existence and magnitude of built-in gains or losses). The use of such estimating techniques, while cost-effective, necessarily results in lower confidence levels with respect to certain of the tax analyses.

L.       DIVIDENDS

         The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Holding Company Common Stock in the foreseeable future.

M.       IMPACT OF INTEREST RATES

         Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors' assets. Specifically, decreases in interest rates will positively impact the value of the Debtors' assets and the strengthening of the dollar will negatively impact the value of their net foreign assets, although the value of such foreign assets is very small in relation to the value of the Debtors' operations as a whole.




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                IX. RESALE OF SECURITIES RECEIVED UNDER THE PLAN

A.       ISSUANCE OF NEW COMMON STOCK

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act of 1933 (the "Securities Act") and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in exchange for such claims or interests and partly for cash or property. Except as noted below, the Debtors believe that the offer and sale of the New Holding Company Common Stock under the Plan to Claimholders satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

B.       SUBSEQUENT TRANSFERS OF NEW COMMON STOCK

         The New Holding Company Common Stock or other securities to be issued pursuant to the Plan may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the New Holding Company Common Stock or other securities so issued are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                  (i) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

                  (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

                  (iii) persons who offer to buy such securities from the holders of such securities, if the offer to buy is:

                           (A) with a view to distributing such securities; and

                           (B) under an agreement made in connection with the
plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

                  (iv) a person who is an "issuer" with respect to the securities as the term "issuer" is defined in section 2(11) of the Securities Act.




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         Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

         To the extent that Persons who receive New Holding Company Common Stock pursuant to the Plan are deemed to be "underwriters," resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell such New Holding Company Common Stock or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by "underwriters" if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

         Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Holding Company Common Stock or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Holding Company Common Stock or other securities under the Plan would be an "underwriter" with respect to such New Holding Company Common Stock or other securities.

         Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representation concerning the right of any person to trade in the New Holding Company Common Stock or other securities. The Debtors recommend that potential recipients of the New Holding Company Common Stock or other securities consult their own counsel concerning whether they may freely trade New Holding Company Common Stock or other securities without compliance with the Securities Act or the Exchange Act.

                            X. CERTAIN FEDERAL INCOME
                          TAX CONSEQUENCES OF THE PLAN

         A summary description of certain United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Debtors and to Claimholders who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any Claimholder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.




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

         The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "IRC"), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

         The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, the Plan Investors, persons that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, employees, persons who received their Claims pursuant to the exercise of an employee stock option or otherwise as compensation and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes.

         Each holder is strongly urged to consult its own tax advisor regarding the United States federal, state, and local and any foreign tax consequences of the transactions described herein and in the Plan.

A.       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         1.       Cancellation of Indebtedness Income.

         Upon implementation of the Plan, the amount of the Debtors' aggregate outstanding indebtedness will be substantially reduced. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value (or, in the case of a new debt instrument, an "issue price") less than the "adjusted issue price" of the debt gives rise to cancellation of indebtedness ("COD") income to the debtor. However, COD income is not taxable to the debtor if the debt discharge occurs in a Title 11 bankruptcy case. Rather, under the IRC, such COD income instead will reduce certain of the Debtors' tax attributes, generally in the following order: (a) net operating losses ("NOLs") and NOL carryforwards; (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the Debtors' depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); and (f) foreign tax credit carryforwards. A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries). The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the Debtors' tax year). Any excess COD income over the amount of available tax attributes is not subject to United States federal income tax and has no other United States federal income tax impact.




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         Because some of the Debtors' outstanding indebtedness will be satisfied in exchange for New Holding Company Common Stock, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the New Holding Company Common Stock. This value cannot be known with certainty until after the Effective Date. Thus, although it is expected that the Debtors will be required to reduce their tax attributes, the exact amount of such reduction cannot be predicted.

         2.       Net Operating Losses--Section 382.

         The Debtors anticipate that they will experience an "ownership change" (within the meaning of IRC section 382) on the Effective Date as a result of the issuance of New Holding Company Common Stock to Claimholders and the Plan Investors pursuant to the Plan. As a result, the Debtors' ability to use any pre-Effective Date NOLs or other tax attributes to offset their income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which such a carryforward is made generally (subject to various exceptions and adjustments, some of which are described below) will be limited to the sum of (a) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the Effective Date), (b) the amount of the "recognized built-in gain" for the year which does not exceed the excess of their "net unrealized built-in gain," if any, over previously recognized built-in gains (as the quoted terms are defined in IRC section 382(h)), and (c) any carryforward of unused amounts described in (a) and (b) from prior years. IRC section 382 may also limit the Debtors' ability to use "net unrealized built-in losses" to offset future taxable income. Moreover, the Debtors' loss carryforwards will be subject to further limitations if the Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date. The Debtors may not have any meaningful pre-Effective Date NOLs following the Effective Date.

         The operation and effect of IRC section 382 would be materially different from that just described if the Debtors are subject to the special rules for corporations in bankruptcy provided in IRC section 382(l)(5). In that case, the Debtors' ability to utilize their pre-Effective Date NOLs would not be limited as described in the preceding paragraph. However, several other limitations would apply to the Debtors under IRC section 382(l)(5), including
(a) the Debtors' NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period prior to the current tax year with respect to the Claims that are exchanged for New Holding Company Common Stock pursuant to the Plan, and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors' IRC section 382 limitation with respect to that ownership change will be zero. It appears unlikely at this time that the provisions of IRC section 382(l)(5) would apply in the case of the ownership change that is expected to occur as a result of the confirmation of the Plan. However, under IRC section 382(1)(5)(H), the Debtors may elect not to have the special rules of IRC section 382(l)(5) apply (in which case the IRC section 382 rules, described above, generally will apply). The Debtors have not yet determined whether they would elect to have the IRC section 382(l)(5) rules apply to the ownership change arising from the consummation of the Plan (assuming IRC section 382(l)(5) would otherwise apply).




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         Because the Plan Investors will hold a significant equity position in the Reorganized Debtors following the consummation of the plan, if the Plan Investors dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized Debtors to undergo an ownership change. This would generally limit (or possibly eliminate) the Reorganized Debtors' ability to use NOLs and other tax attributes.

B. FEDERAL INCOME TAX CONSEQUENCES TO CLAIMHOLDERS AND INTERESTHOLDERS OF THE DEBTORS

         The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to Claimholders and Interestholders that are "United States holders," as defined below. The United States federal income tax consequences of the transactions contemplated by the Plan to Claimholders (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim and the consideration received in respect thereof are "securities" for federal income tax purposes; (2) the manner in which a holder acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the holder's method of tax accounting; and (8) whether the Claim is an installment obligation for federal income tax purposes. Therefore, Claimholders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes that the holder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year and such Claim did not become completely or partially worthless in a prior taxable year. Moreover, the Debtors intend to claim deductions to the extent they are permitted to deduct any amounts they pay in cash, stock or other property pursuant to the Plan.

         For purposes of the following discussion, a "United States holder" is a Claimholder that is (1) a citizen or individual resident of the United States,
(2) a partnership or corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person.

         1.       Holders of Secured Claims.

         The holders of Secured Claims may recognize income, gain or loss for United States federal income tax purposes with respect to the discharge of their Claims, depending on whether their Claims are reinstated or, if not reinstated, on the outcome of their negotiations with the Debtors. A holder whose Secured Claim is reinstated pursuant to the Plan will not recognize gain or loss unless either (i) such holder is treated as having received interest, damages or other income in connection with the reinstatement or (ii) such reinstatement is considered a "significant



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

modification" of the Claim. A holder who receives cash or other property in exchange for its Claim pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of cash or fair market value of other property, if any, received in exchange for its Claim and (ii) the holder's adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim.

                  (a)      Accrued Interest

         Under the Plan, cash or other property may be distributed or deemed distributed to certain Claimholders with respect to their Claims for accrued interest. Holders of Claims for accrued interest which previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the amount of cash or other property received with respect to such Claims for accrued interest. Holders of Claims for accrued interest which have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset. The adjusted tax basis of any property received in exchange for Claim for accrued interest will equal the fair market value of such property on the Effective Date, and the holding period for the property will begin on the day after the Effective Date. The extent to which consideration distributable under the Plan is allocable to interest is not clear. Claimholders are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

                  (b)      Market Discount

         The market discount provisions of the IRC may apply to holders of certain Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount. Gain recognized by a creditor with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the creditor's period of ownership, unless the creditor elected to include accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond.




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
         2.       Holders of Other Priority Claims and Prepetition Lender
                  Claims.

         A holder whose Claim is paid in full or otherwise discharged on the Effective Date will recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of cash received by such holder in respect of its Claim and (ii) the holder's adjusted tax basis in the Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. A holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized above with respect to accrued interest and market discount may also apply with respect to the receipt of cash in discharge of a holder's Other Priority Claim or Prepetition Lender Claim.

         3.       Holders of Non-Lender Claims.

         A holder of Non-Lender Claims that receives New Holding Company Common Stock and an interest in the Kmart Creditor Trust in exchange for its Claim pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between
(1) the fair market value on the Effective Date of the New Holding Company Common Stock received, plus the fair market value, if any, on the Effective Date of its pro rata share of the Trust Assets deemed received, in exchange for its Claim, and (2) the holder's adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. A holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized above with respect to accrued interest and market discount may also apply with respect to the receipt of New Holding Company Common Stock and interests in the Kmart Creditor Trust in discharge of a holder's Non-Lender Claim. A holder's aggregate tax basis in the New Holding Company Common Stock and interest in the Kmart Creditor Trust it receives pursuant to the Plan would generally be equal to the aggregate fair market value on the Effective Date of such stock and its pro rata share of the Trust Assets. The holding period for the New Holding Company Common Stock and the interest in the Kmart Creditor Trust would begin on the day after the Effective Date.

         4.       Holders of Other Unsecured Claims.

         Holders of Other Unsecured Claims who make the Other Unsecured Claim Election will be treated as holders of Non-Lender Claims and will have the tax consequences described above under the heading, "Holders of Non-Lender Claims." Holders of Other Unsecured Claims who do not make the Other Unsecured Claim Election will receive under the Plan a pro rata portion of the Other Unsecured Claim Cash Payment Amount, which will be paid in cash on



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the third anniversary of the Effective Date. On the date that such an Other
Unsecured Claim becomes an Allowed Other Unsecured Claim or otherwise becomes payable, a holder not making the election will recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the fair market value, if any, of its pro rata portion of the Other Unsecured Claim Cash Payment Amount and (ii) the holder's adjusted tax basis in the Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. A holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction. In addition, the rules summarized above with respect to accrued interest and market discount may also apply with respect to the receipt of a pro rata portion of the Other Unsecured Claim Cash Payment Amount in discharge of a holder's Other Unsecured Claim. A holder will generally have a tax basis in its pro rata portion of the Other Unsecured Claim Cash Payment Amount received in exchange for its Other Unsecured Claims equal to its fair market value, if any. Interest on the Other Unsecured Claim Cash Payment Amount will be taxable to a holder as ordinary income at the time it is received or accrued depending on the holder's method of accounting for United States federal income tax purposes.

         5.       Holders of General Unsecured Convenience Claims.

         A holder of General Unsecured Convenience Claims that receives cash in discharge of its Claim pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of cash received in exchange for its Claim and (ii) the holder's adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. A holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized above with respect to accrued interest and market discount may also apply with respect to the receipt of cash in discharge of a holder's General Unsecured Convenience Claim.

         6.       Holders of Subordinated Securities Claims.

         A holder of Subordinated Securities Claims will recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the fair market value, if any, on the Effective Date of its pro rata share of the Trust Assets deemed received by such holder, if any, under the Plan and (ii) the holder's adjusted tax basis in the Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the



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holder has previously claimed a bad debt deduction with respect to its Claim. A holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized above with respect to accrued interest and market discount may also apply with respect to the receipt of an interest in the Kmart Creditor Trust in discharge of a holder's Subordinated Securities Claim. A holder that receives an interest in the Kmart Creditor Trust pursuant to the Plan would have a tax basis in its interest that would generally be equal to the fair market value on the Effective Date of its pro rata share of the Trust Assets. The holding period for the interest in the Kmart Creditor Trust would begin on the day after the Effective Date.

         7.       Existing Interestholders.

         An existing Interestholder who holds existing common stock of Kmart will generally recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the fair market value, if any, on the Effective Date of its pro rata share of the Trust Assets deemed received by such Interestholder, if any, under the Plan and (ii) such stockholder's adjusted tax basis in its existing common stock cancelled under the Plan. The character of such loss as capital loss or as ordinary loss will be determined by a number of factors, including the tax status of the holder and whether the Interestholder holds its common stock of Kmart as a capital asset. An Interestholder that receives an interest in the Kmart Creditor Trust pursuant to the Plan would have a tax basis in its interest that would generally be equal to the fair market value on the Effective Date of its pro rata share of the Trust Assets. The holding period for the interest in the Kmart Creditor Trust would begin on the day after the Effective Date.

         8.       Other Interests.

         A holder of an Other Interest that is deemed cancelled under the Plan will recognize a loss for United States federal income tax purposes in an amount equal to such holder's adjusted tax basis in the Interest. The character of such loss as capital loss or as ordinary loss will be determined by a number of factors, including the tax status of the holder and whether the holder holds its Other Interest as a capital asset.

         9.       Other Claimholders.

         To the extent certain Claimholders reach an agreement with the Debtors to have their Claims satisfied, settled, released, exchanged or otherwise discharged in a manner other than as discussed above, such holders should consult with their own tax advisors regarding the tax consequences to them of such treatment.

         10.      Information Reporting and Backup Withholding.

         Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, a United States holder may be subject to backup withholding at


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


the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or
(b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

         Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

C.       IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIM HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

         XI.  FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST

A.       FEASIBILITY OF THE PLAN

         To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is imposed by
Section 1129(a)(11) of the Bankruptcy Code and is referred to as the "feasibility" requirement. The Debtors believe that they will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan is feasible.

         To demonstrate the feasibility of the Plan, the Debtors have prepared financial Projections for Fiscal Years 2003 through 2007, as set forth in Appendix C attached to this Disclosure Statement. The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of Section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Debtors' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors.



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Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' financial results. Therefore, the actual results can be expected to vary from the projected results and the variations may be material and adverse. See Section VIII, "Certain Factors to Be Considered," for a discussion of certain risk factors that may affect financial feasibility of the Plan.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.       ACCEPTANCE OF THE PLAN

         As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of Impaired Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that Class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Under Section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if holders of such Interests holding at least two-thirds in amount actually voting have voted to accept the Plan. Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan.

C.       BEST INTERESTS TEST

         Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the "best interests" of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (i) all members of an impaired class of claims or



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interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

         To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

         The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, including the value of goods delivered on consignment to the extent the consignment vendor properly perfected its rights in such goods in accordance with applicable law, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. As a general matter, a liquidation under Chapter 7 will not affect the rights of letter of credit beneficiaries, including certain sureties who posted bonds that the Debtors purchased for various business, litigation, and other reasons. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the bankruptcy case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation also would prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims. As a general matter, a liquidation under Chapter 7 will not affect the rights of letter of credit beneficiaries, including certain sureties who posted bonds that the Debtors purchased for various business, litigation, and other reasons.

         Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor's plan, then such plan is not in the best interests of creditors and equity security holders.

D.       ESTIMATED VALUATION OF THE REORGANIZED DEBTORS

         A copy of the reorganization valuation analysis is attached to this Disclosure Statement as Appendix D.




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E.       APPLICATION OF THE BEST INTERESTS TEST TO THE LIQUIDATION ANALYSIS AND
         THE VALUATION OF THE REORGANIZED DEBTORS

         1.       Overview

         A liquidation analysis prepared with respect to the Debtors is attached as Appendix B to this Disclosure Statement. The Debtors believe that any liquidation analysis is speculative. For example, the liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. In preparing the liquidation analysis, the Debtors have projected the amount of Allowed Claims based upon a review of their scheduled and filed proofs of claim. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected a range for the amount of Allowed Claims with the low end of the range the lowest reasonable amount of Claims and the high end of the range the highest reasonable amount of the Claims, thus allowing assessment of the most likely range of Chapter 7 liquidation dividends to the holders of the Allowed Claims. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. In addition, as noted above, the valuation analysis of the Reorganized Debtors also contains numerous estimates and assumptions. For example, the value of the New Holding Company Common Stock cannot be determined with precision due to the absence of a public market for the New Holding Company Common Stock.

         Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the liquidation analysis and the valuation analysis of the Reorganized Debtors, the Plan meets the "best interests" test of Section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive at least as much under the Plan than they would in a liquidation in a hypothetical chapter 7 case. Creditors and Interestholders will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors' assets. Moreover, creditors such as the Debtors' employees would retain their jobs and most likely make few if any other claims against the estate. Lastly, in the event of liquidation, the aggregate amount of unsecured claims will no doubt increase significantly (as reflected in the high range estimate), and such claims will be subordinated to priority claims that will be created. For example, employees will file claims for wages, pensions and other benefits, some of which will be entitled to priority. Landlords will no doubt file large claims for both unsecured and priority amounts. The resulting increase in both general unsecured and priority claims will decrease percentage recoveries to unsecured creditors of the Debtors. All of these factors lead to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a Chapter 7 liquidation.





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
         2.       Comparison of Liquidation Analysis and Valuation Analysis.

         The liquidation analysis attached hereto as Appendix B contains two separate analyses: (i) a consolidated analysis and (ii) a de-consolidated analysis. The consolidated analysis assumes that the Debtors are substantively consolidated and that creditors share in the proceeds of all of the Debtors' assets without regard to (a) the separate legal identity of each Debtor and (b) which Debtors are obligated on particular claims. The de-consolidated analysis assumes that the Debtors are liquidated through two entities. One of the de-consolidated entities is the entity containing claims on account of the Subsidiary Guaranties (the "Guarantee Entity") of the Prepetition Lender Claims. As discussed above, the Prepetition Lenders and the PBGC are the primary creditors of each of the Kmart of [] Subsidiaries. The Prepetition Lenders' claims arise out of the guarantees of Kmart's indebtedness to the Prepetition Lenders executed by the Kmart of [] Subsidiaries, and the PBGC's claims arise out of joint and several liability of each of the Debtors to the PBGC under applicable non-bankruptcy law. The Kmart of [] Subsidiaries do not have any other material unsecured debt. The Guarantee Entity contains the five Kmart of
[] Subsidiaries as well as Bluelight.com LLC. The second de-consolidated entity is the entity containing all Debtors that are not obligated on the Guaranties.

         In a de-consolidated liquidation, the Prepetition Lenders and the PBGC would be entitled to be paid in full from the proceeds of asset liquidations of the Kmart of [] Subsidiaries before creditors of any of the other Debtors would be entitled to any such proceeds. In a consolidated liquidation, however, the Prepetition Lenders and the PBGC's separate claims against the Kmart of [] Subsidiaries would be deemed a single claim against the consolidated Debtors' assets and would share in distributions with all other unsecured creditors of each of the other Debtors. As a consequence, the estimated recovery of the Prepetition Lenders and the PBGC, based on the assumptions contained in the attached liquidation analysis, is higher in the de-consolidated scenario - 16% to 21% for the Prepetition Lenders and 16% to 20% for the PBGC - and lower in the consolidated scenario - 2% to 5% for the Prepetition Lenders and 2% to 4% for the PBGC. Correspondingly, the recoveries of other unsecured creditors based on such assumptions is lower in the de-consolidated scenario - 0% to 2% for Prepetition Notes and 1% to 2% for general unsecured creditors - and higher in the consolidated scenario - 2% to 5% for Prepetition Notes and 2% to 4% for general unsecured creditors.

         As explained above, any litigation concerning the substantive consolidation of the Debtors would be exceptionally complicated and protracted, and given the magnitude of the values involved and the amount of claims at stake, would be hotly contested and expensive. Such litigation would in turn substantially prolong these Chapter 11 Cases, which most constituencies believe is not in the best interests of the estates or Kmart's long-term prospects for rehabilitation. The outcome of any such litigation is not free from doubt. For these reasons, the Debtors, the Prepetition Lenders, the Creditors' Committee, and the Financial Institutions' Committee believe that the settlement contemplated by the Plan is in the best interests of the estate and should be approved.

         More importantly, regardless of the outcome of any substantive consolidation litigation, the valuation analysis attached hereto as Appendix E leads to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a Chapter 7 liquidation, whether such liquidation were conducted on a consolidated or de-consolidated basis. In particular, the Debtors estimate that under the Plan,



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



holders of Prepetition Lender Claims (other than ESL) will receive value equal to 40% of their Claim; that holders of Prepetition Note Claims will receive value equal to 14.4% of their Claims, and that holders of Trade Vendor/Lease Rejection Claims and other Unsecured Claims will receive value equal to 9.7% of their Claims.

F. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE 'CRAMDOWN' ALTERNATIVE

         Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims has accepted it. The Court may confirm the Plan at the request of the Debtors notwithstanding the Plan's rejection (or deemed rejection) by impaired Classes as long as the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired Class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (2) for the sale, subject to
Section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all.

         The votes of holders of Subordinated Securities Claims, Existing Common Stock, and Other Interests in Kmart are not being solicited because such holders are not entitled to receive



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or retain under the Plan any interest in property on account of their Claims and
Interests. Such Classes therefore are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Accordingly, the Debtors are seeking confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code with respect to such Classes, and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plan. Notwithstanding the deemed rejection by such Classes, the Debtors believe that such Classes are being treated fairly and equitably under the Bankruptcy Code. The Debtors therefore believe the Plan may be confirmed despite its deemed rejection by these Classes.

G.       CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         1.       Conditions to Confirmation.

         The following are conditions precedent to confirmation of the Plan. These conditions may be satisfied or waived by the Debtors in their sole discretion, without notice to parties in interest or the Court, and without a hearing:

                  (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance acceptable to the Debtors in their sole and absolute discretion.

                  (b) The Confirmation Order shall be in form and substance acceptable to the Debtors, in their sole and absolute discretion.

         2.       Conditions to Consummation.

         The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with
Section 13.3 of the Plan:

                  (a) The Reorganized Debtors shall have entered into the New Kmart Exit Financing Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                  (b) All conditions precedent to the funding obligations under the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof and the funding under the Investment Agreement shall have occurred.

                  (c) The Reorganized Debtors shall have entered into the Trust Agreement and all documents evidencing the Trade Vendors' Lien and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                  (d) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8.1 of the Plan.



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



                  (f) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

                  (g) Each Exhibit, document or agreement to be executed in connection with the Plan shall be in form and substance reasonably acceptable to the Debtors.

H.       WAIVER OF CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The conditions set forth in Article 13.1 and Article 13.2 of the Plan may be waived, in whole or in part, by the Debtors, after consultation with the Plan Investors and the Statutory Committees, without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

I.       RETENTION OF JURISDICTION

         Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:

                           (i) to hear and determine motions for the assumption
or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

                           (ii) to adjudicate any and all adversary proceedings,
applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the Plan, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

                           (iv) to ensure that distributions to Allowed
Claimholders and Allowed Interestholders are accomplished as provided herein;

                           (v) to hear and determine any and all objections to
the allowance or estimation of Claims and Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;




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



                           (vi) to enter and implement such orders as may be
appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                           (vii) to issue orders in aid of execution,
implementation, or consummation of the Plan;

                           (viii) to consider any modifications of the Plan, to
cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                           (ix) to hear and determine all applications for
allowance of compensation and reimbursement of Professional Claims under the Plan or under Sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

                           (x) to determine requests for the payment of Claims
entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

                           (xi) to hear and determine disputes arising in
connection with the interpretation, implementation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

                           (xii) to hear and determine all suits or adversary
proceedings to recover assets of the Debtors and property of their Estates, wherever located;

                           (xiii) to hear and determine matters concerning
state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

                           (xiv) to hear any other matter not inconsistent with
the Bankruptcy Code;

                           (xv) to hear and determine all disputes involving the
existence, nature, or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

                           (xvi) to hear and determine disputes arising in
connection with the interpretation, implementation, or enforcement of the Kmart Creditor Trust and the Trade Vendors' Lien Program;

                           (xvii) to enter a final decree closing the Chapter 11
Cases; and

                           (xviii) to enforce all orders previously entered by
the Bankruptcy Court.




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



         Notwithstanding anything contained herein to the contrary, the Bankruptcy Court retains exclusive jurisdiction to hear and determine disputes concerning Retained Actions and Trust Claims and any motions to compromise or settle such disputes. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if Reorganized Kmart or the Kmart Creditor Trust chooses to pursue any Retained Action or Trust Claim (as applicable) in another court of competent jurisdiction, Reorganized Kmart or the Kmart Creditor Trust (as applicable) will have authority to bring such action in any other court of competent jurisdiction.

                     XII.  ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

         The Debtors believe that the Plan affords holders of Claims and Interests the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.       CONTINUATION OF THE BANKRUPTCY CASE

         If the Debtors remain in Chapter 11, they could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern in protracted Chapter 11 Cases. In particular, the Debtors could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtors remain Chapter 11 debtors-in-possession. And as further discussed in
Section VII.I., "Development and Summary of Business Plan," the Debtors believe that they have accomplished the goals that Chapter 11 has allowed them to achieve, and that Kmart's key remaining challenges are operational and therefore do not require that the Company remain in Chapter 11.

B.       ALTERNATIVE PLANS OF REORGANIZATION

         If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors' exclusive period in which to propose and solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of their assets, or a combination of both.

C.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

         If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to a case under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

         However, the Debtors believe that creditors would lose substantially higher going concern value if the Debtors were forced to liquidate. In addition, the Debtors believe that in liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

         The Debtors may also be liquidated pursuant to a Chapter 11 plan. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter
7. Thus, a Chapter 11 liquidation might result in larger recoveries than a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. However, any distribution to the Claimholders and Interestholders under a Chapter 11 liquidation plan probably would be delayed substantially.

         The Debtors' liquidation analysis, prepared with their restructuring advisors, is premised upon a hypothetical liquidation in a Chapter 7 case and is attached as Appendix B to this Disclosure Statement. In the analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests. The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a Chapter 7 liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in a Chapter 7 liquidation are not likely to afford holders of Claims and holders of Interests as great a realization potential as does the Plan.

                           XIII.  VOTING REQUIREMENTS

         On February 25, 2003, the Bankruptcy Court approved an order (the "Solicitation Procedures Order"), among other things, approving this Disclosure Statement, setting voting procedures, and scheduling the hearing on confirmation of the Plan. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

         If you have any questions about (i) the procedure for voting your Claim with respect to the packet of materials that you have received, (ii) the amount of your Claim holdings, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact:


         Prepetition Note Claims and                 Prepetition Lender Claims, Trade Vendor/
         Trust Preferred Obligations                 Lease Rejection Claims and Other Unsecured Claims
         ---------------------------                 -------------------------------------------------

         Innisfree M&A Incorporated                  Trumbull Bankruptcy Services
         501 Madison Avenue, 20th Floor                       P.O. Box 426
         New York, New York 10022                    Windsor, Connecticut 06095
         Attn:  Kmart Corporation                    Attn: Kmart Balloting Center
         Telephone:  (877) 750-2689                  Telephone:  (877) 876-2705

         The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Federal Rule of Bankruptcy Procedure 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

         In particular, and as described in more detail above, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of impaired Claims and Interests unless approval will be sought under Section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes, (b) the Plan is "feasible," which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plan is in the "best interests" of all Claimholders and Interestholders, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

         THE BANKRUPTCY COURT MUST FIND THAT ALL CONDITIONS MENTIONED ABOVE ARE MET BEFORE IT CAN CONFIRM THE PLAN. THUS, EVEN IF ALL THE CLASSES OF IMPAIRED CLAIMS WERE TO ACCEPT THE PLAN BY THE REQUISITE VOTES, THE BANKRUPTCY COURT MUST STILL MAKE AN INDEPENDENT FINDING THAT THE PLAN SATISFIES THESE REQUIREMENTS OF THE BANKRUPTCY CODE, THAT THE PLAN IS FEASIBLE, AND THAT THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS.

         UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO APRIL 4, 2003 AT 4:00 P.M. (PREVAILING EASTERN TIME) TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.




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



A.       PARTIES IN INTEREST ENTITLED TO VOTE

         Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (2) the claim or interest is impaired by the Plan. If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder's vote.

         The holder of a Claim that is Impaired under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim and (2) (a) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent, or unliquidated), (b) such Claimholder has timely filed a Proof of Claim as to which no objection has been filed, or (c) such Claimholder has timely filed a motion pursuant to Federal Rule of Bankruptcy Procedure 3018(a) seeking temporary allowance of such Claim for voting purposes only and the Debtor has not opposed the Motion or objected to the Claim, in which case the holder's vote will be counted only upon order of the Court.

         A vote may be disregarded if the Court determines, pursuant to Section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

B.       CLASSES IMPAIRED UNDER THE PLAN

         1.       Voting Impaired Classes of Claims.

         The following Classes are Impaired under, and are entitled to vote to accept or reject, the Plan: Class 3 (Prepetition Lender Claims), Class 4 (Prepetition Note Claims), Class 5 (Trade Vendor/Lease Rejection Claims), Class 6 (Other Unsecured Claims), Class 7 (General Unsecured Convenience Claims), and Class 8 (Trust Preferred Obligations).

         2.       Unimpaired Classes of Claims.

         Class 1 (Secured Claims) and Class 2 (Other Priority Claims) are Unimpaired under the Plan and deemed under Section 1126(f) of the Bankruptcy Code to have accepted the Plan. Their votes to accept or reject the Plan will not be solicited. Because all Debtors are proponents of the Plan, Class 9 Intercompany Claims are deemed to have accepted the Plan. The votes of holders of such Claims therefore will not be solicited.

         3.       Impaired Classes of Claims and Interests Deemed to Reject the
                  Plan.

         Holders of Claims and Interests in Classes 10 and 11 are not entitled to receive any distribution under the Plan on account of their Claims and Interests unless Classes 3, 4, 5, 6, 7, and 8 vote to accept the Plan. Holders of Interests in Class 12 are not entitled to receive any distribution under the Plan under any circumstance on account of their Interests. Since none of the holders of Claims and Interests in Class 10, Class 11, or Class 12 are unconditionally entitled to receive a distribution under the Plan, pursuant to
Section 1126(g) of the Bankruptcy Code, each of such Classes is conclusively presumed to have rejected the Plan, and the votes of Claimholders and Interestholders in such Classes therefore will not be solicited.

         4.       Presumed Acceptance by Certain Classes of Interests.

         Holders of Class 11 Interests in the Affiliate Debtors are conclusively presumed to have accepted the Plan as such Interestholders are proponents of the Plan and, as such, the votes of such Interestholders will not be solicited.

                                XIV.  CONCLUSION

A.       HEARING ON AND OBJECTIONS TO CONFIRMATION

         1.       Confirmation Hearing.

         The hearing on confirmation of the Plan has been scheduled for April 14, 2003 at 10:00 a.m. (prevailing Central time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to Section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

         2.       Date Set for Filing Objections to Confirmation of the Plan.

         The time by which all objections to confirmation of the Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for April 4, 2003, at 4:00 p.m. (prevailing Central time). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.       RECOMMENDATION

         The Plan provides for an equitable and early distribution to creditors of the Debtors, preserves the value of the business as a going concern, and preserves the jobs of employees. The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by the employees. Moreover, the Debtors believe that their creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

Dated:   Chicago, Illinois
         February 25, 2003
                                        Respectfully submitted,

                                        KMART CORPORATION AND THE
                                        DEBTOR AFFILIATES



                                        By:     /s/   Julian C. Day
                                           -------------------------------------
                                           Julian C. Day
                                           Chief Executive Officer of Kmart
                                           Corporation and authorized signatory
                                           for each of the other Debtors


John Wm. Butler, Jr.
J. Eric Ivester
Mark A. McDermott
Samuel S. Ory
SKADDEN, ARPS, SLATE, MEAGHER
   & FLOM (ILLINOIS)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
(312) 407-0700

                                   APPENDIX A

                  FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
           KMART CORPORATION AND CERTAIN OF ITS DOMESTIC SUBSIDIARIES
                AND AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION

                                   APPENDIX B
                              LIQUIDATION ANALYSIS

                                   APPENDIX B
                              LIQUIDATION ANALYSIS

A Chapter 11 plan cannot be confirmed unless it is in the 'best interests' of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The 'best interests' test is satisfied if a plan provides to each member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

Conversion to Chapter 7 would likely result in additional costs to the Estates. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset dispositions expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the bankruptcy case.

The bankruptcy cases would likely be treated as separate bankruptcy estates under a Chapter 7 liquidation and this `deconsolidation' would affect recoveries. For example, the PBGC has the joint and several obligation of each of the 38 estates. The PBGC claim against subsidiaries comes before the interests of the holding company in the subsidiary and therefore before claims that exist only against the holding company. In order to estimate the effect of deconsolidation on the `best interests' test, we have looked at the hypothetical recovery of certain affiliates and assigned premiums or discounts to creditor recoveries based on these joint and several claims or subsidiary guarantees where they exist.

The following is a summary of the estimated recoveries for claimants in a hypothetical liquidation commencing April 30, 2003 under Chapter 7 of the Bankruptcy Code.


                                          ---------------------------------------------------------------------------------
SUMMARY ALLOCATION TO UNSECURED CLAIMS                                                                   DECONSOLIDATED
($ IN MILLIONS)                           CONSOLIDATED CASE             DECONSOLIDATION ADJ.              NET RECOVERY
--------------------------------------    -----------------             --------------------             --------------
                                          LOW            HIGH           LOW            HIGH            LOW            HIGH
                                         ----            ----           ---            ----            ---           -----
Percentage Recovery                            2%            4%

Bank Debt                                  $  20         $  46
Subordination of Convertible                   4             9
                                           -----         -----
Total Bank Recovery                        $  24         $  55         $ 152          $ 169             $ 176        $ 224
Percentage Recovery                            2%            5%                                            16%          21%

Notes                                      $  42         $  97
Subordination of Convertible                   8            19
                                           -----         -----
Total Note Recovery                        $  50         $ 116         $ (50)         $ (75)            $    -        $  40
Percentage Recovery                            2%            5%                                              0%           2%

PBGC                                       $  14         $  46         $ 114          $ 176             $ 128        $ 222
Percentage Recovery                            2%            4%                                            16%          20%

Other Non-Interco. Unsecured Claims        $ 128         $ 557         $ (34)         $(269)            $  94        $ 288
Percentage Recovery                            2%            4%                                             1%           2%
                                          ---------------------------------------------------------------------------------

   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS

Attached is the Best Interests Analysis (the "Analysis") of Kmart Corporation and its 37 subsidiaries in bankruptcy proceedings (collectively "Kmart", the "Company" or the "Debtors"). The Analysis was prepared as if the Debtors were substantively consolidated. Although the Analysis was prepared after the deadline for filing claims against the estates of the Debtors, those claims have not been fully evaluated by the Company or adjudicated by the court and, accordingly, the amount of the final allowed claims against the estates may differ from the claim amounts used in this Analysis. Finally, the Analysis is based on the Company's projected balance sheet as of April 30, 2003, (except as indicated) and the actual amount of assets available to the estates as of the date of liquidation may differ from the amount of assets used in this Analysis.

Management of the Company, with the assistance of AlixPartners, LLC, prepared the Analysis. The Analysis presents management's estimated net value of the Company's assets if the Debtors were to be liquidated under the provisions of Chapter 7 of the United States Bankruptcy Code (the "Code") and the net proceeds of the liquidation were to be applied in strict priority to satisfy claims against the Debtors.

The purpose of the Analysis is to provide information in order that the Bankruptcy Court may determine that the Plan of Reorganization ("POR") is in the best interests of all classes of creditors and equity interest holders impaired by the plan. The "best interests" test requires that the Bankruptcy Court find that the Plan provides to each member of each impaired class of claims and interests a recovery that has a value at least equal to the value of the distribution each member would receive if the Debtors were liquidated under Chapter 7 of the Code. The Analysis was prepared to assist the Bankruptcy Court in making this determination, and it should not be used for any other purpose. The presentation utilized in this Analysis is not designed for those who are not informed about such matters.

The Analysis is limited to presenting information that was the representation of management and does not include an evaluation of the support for the underlying assumptions. The Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. The estimates and assumptions, although considered reasonable by management, are inherently subject to significant uncertainties and contingencies beyond the control of management. Accordingly, there can be no assurance that the results shown would be realized if the Company were liquidated and actual results in such case could vary materially from those presented. If actual results were lower than those shown, or if the assumptions used in formulating the Analysis were not realized, distribution to each member of each class of claims could be adversely affected.

Note 7, contained herein, describes the assumptions management has made regarding recoveries arising from the exercise of avoiding powers under the Code in this Analysis.


   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                  ($ in 000s)



I.  CALCULATION OF NET ESTIMATED PROCEEDS AVAILABLE FOR ALLOCATION

                                                           Projected          Estimated
                                                           Balances @       Recovery Rate        Impact on Unsecured       See
                                                           4/30/2003            Range            Creditor Recoveries       Note
                                                           ----------      ---------------   --------------------------    ----

                                                                            Low       High       Low            High
                                                                           ------     ----   ------------   -----------
A.     STATEMENT OF ASSETS
       Cash and Equivalents                               $   820,550 (a)   100%      100%   $   820,550    $   820,550
       Accounts Receivable                                    414,894        25%       40%       104,512        164,185     2
       Inventories                                          4,581,433 (b)    53%       62%     2,447,229      2,845,873     3
       Prepaid Expenses & Other Current Assets                166,223        45%       53%        74,032         88,465     4
       Net P&E                                              4,633,995        13%       19%       593,359        878,996     5
       Other Assets and Deferrals                             182,989        19%       37%        53,607         70,462     6
                                                           ----------      -----      ---    -----------    -----------
       Total Assets                                        10,800,084        38%       45%     4,093,290      4,868,531


B.     RECOVERIES FROM EXERCISE OF AVOIDING POWERS                                               240,000        405,000     7
C.     RECOVERIES FROM CLAIMS AGAINST CERTAIN
       DIRECTORS, OFFICERS AND ADVISORS OF DEBTORS                                                     -              -
D.     OTHER PROCEEDS - Sale of Pharmacy Lists                                                   152,000        192,000
                                                                                             -----------    -----------
E.     GROSS PROCEEDS                                                                          4,485,290      5,465,531


F.     CREDITOR RECOVERY EXPENSES
       Corporate Expenses                                                                       (400,000)      (450,000)    8
       Six months store rent and occupancy following completion of GOB sale                     (498,668)      (498,668)
       Employee Retention and Severance                                                          (92,624)       (92,624)
       Chapter 7 Trustee Fees (3% of Gross Proceeds)                                            (134,559)      (163,966)
       Other Professional Fees                                                                   (80,000)      (100,000)
                                                                                             -----------    -----------
                                                                                              (1,205,852)    (1,305,259)


NET ESTIMATED PROCEEDS AVAILABLE FOR ALLOCATION                                              $ 3,279,438    $ 4,160,272
                                                                                             ===========    ===========


NOTES:
--------------------------------
(a) Cash and Equivalents is projected balance of cash (net of checks outstanding) and marketable securities at 4/30/03 reduced for payment of estimated professional fees of approximately $37.3 million.

(b) Inventories is projected balance of inventories at 4/30/03 increased for estimated inventories secured by Trade Letters of Credit outstanding as of the projected filing date (See Note 3 - Inventories).


   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)

II.      ALLOCATION OF NET ESTIMATED PROCEEDS TO SECURED CLAIMS

                                                                        Principal,
                                                                         Accrued
                                                                      Interest and
                                                                        Adequate
                                                                       Protection        Estimated Recovery    Estimated Unsecured
                                                                         Payments          on Collateral              Claims
                                                                       ------------     --------------------     ---------------

SECURED CLAIMS:                                                                          Low          High        Low       High
                                                                                        ------       ------      -----      ----
   12.50%  Texas Teachers (5 Mortgage Notes)
           Principal Balance at 11/27/02                                 13,740         10,889       12,916      2,851       824
           Prepetition Accrued Interest                                     397              -            -
           Accrued Interest from 1/22/02 through 1/30/2002                   45              -            -
           Accrued Interest from 1/31/02 through 1/29/2003                1,737              -            -
           Adequate Protection payments through 12/31/02                 (1,618)        (1,618)      (1,618)
           Adequate Protection payments from 1/1/03 through 4/30/03        (924)          (924)        (924)
           Accrued interest from 1/30/2003 through 4/30/2003                433              -            -

                                                                                        ------       ------      -----     -----
           Net estimated additional secured payment/unsecured claims                     8,347       10,374      2,851       824


    7.50% Mortgage IRB for 1412
           Principal Balance at 11/27/02                                    700              -            -        700       700
           Prepetition Accrued Interest                                      (6)             -            -
           Accrued Interest from 1/22/02 through 1/30/2002                    1              -            -
           Accrued Interest from 1/31/02 through 1/29/2003                   55              -            -
           Adequate Protection payments through 12/31/02                      -              -            -
           Adequate Protection payments from 1/1/03 through 4/30/03           -              -            -
           Accrued interest from 1/30/2003 through 4/30/2003                 13              -            -

                                                                                        ------       ------      -----     -----
           Net estimated additional secured payment/unsecured claims                         -            -        700       700


    7.50% Mortgage IRB for 1414
           Principal Balance at 11/27/02                                    745              -            -        745       745
           Prepetition Accrued Interest                                      17              -            -
           Accrued Interest from 1/22/02 through 1/30/2002                    1              -            -
           Accrued Interest from 1/31/02 through 1/29/2003                   55              -            -
           Adequate Protection payments through 12/31/02                      -              -            -
           Adequate Protection payments from 1/1/03 through 4/30/03           -              -            -
           Accrued interest from 1/30/2003 through 4/30/2003                 14              -            -

                                                                                        ------       ------      -----     -----
           Net estimated additional secured payment/unsecured claims                         -            -        745       745


    7.00% Mortgage IRB for 7903
           Principal Balance at 11/27/02                                  1,905              -            -      1,905     1,905
           Prepetition Accrued Interest                                      29              -            -
           Accrued Interest from 1/22/02 through 1/30/2002                    3              -            -
           Accrued Interest from 1/31/02 through 1/29/2003                  130              -            -
           Adequate Protection payments through 12/31/02                      -              -            -
           Adequate Protection payments from 1/1/03 through 4/30/03           -              -            -
           Accrued interest from 1/30/2003 through 4/30/2003                 32              -            -

                                                                                        ------       ------      -----     -----
           Net estimated additional secured payment/unsecured claims                         -            -      1,905     1,905


    7.70% Mortgage IRB for 7341
           Principal Balance at 11/27/02                                  1,800            264          813      1,536       987
           Prepetition Accrued Interest                                      19              -            -
           Accrued Interest from 1/22/02 through 1/30/2002                    4              -            -
           Accrued Interest from 1/31/02 through 1/29/2003                  139              -            -
           Adequate Protection payments through 12/31/02                      -              -            -
           Adequate Protection payments from 1/1/03 through 4/30/03           -              -            -
           Accrued interest from 1/30/2003 through 4/30/2003                 35              -            -

                                                                                        ------       ------      -----     -----
           Net estimated additional secured payment/unsecured claims                       264          813      1,536       987

   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)

II.      ALLOCATION OF NET ESTIMATED PROCEEDS TO SECURED CLAIMS


                                                                        Principal,
                                                                         Accrued
                                                                      Interest and
                                                                        Adequate
                                                                       Protection        Estimated Recovery    Estimated Unsecured
                                                                         Payments          on Collateral              Claims
                                                                       ------------     --------------------     ---------------

SECURED CLAIMS:                                                                          Low          High        Low       High
                                                                                        ------       ------      -----      ----
   12.80% Mortgage for KM 4108A (7906)
           Principal Balance at 11/27/02                                 2,004             901        1,532        1,103      472
           Prepetition Accrued Interest                                     (7)              -            -
           Accrued Interest from 1/22/02 through 1/30/2002                   6               -            -
           Accrued Interest from 1/31/02 through 1/29/2003                 237               -            -
           Adequate Protection payments through 12/31/02                     -               -            -
           Adequate Protection payments from 1/1/03 through 4/30/03          -               -            -
           Accrued interest from 1/30/2003 through 4/30/2003                59               -            -

                                                                                        ------       ------       ------   ------
           Net estimated additional secured payment/unsecured claims                       901        1,532        1,103      472


    8.40% Mortgage with Sun Life for KM 4108 & 7906
           Principal Balance at 11/27/02                                 5,970             901        1,532        5,069    4,438
           Prepetition Accrued Interest                                    (13)              -            -
           Accrued Interest from 1/22/02 through 1/30/2002                  13               -            -
           Accrued Interest from 1/31/02 through 1/29/2003                 507               -            -
           Adequate Protection payments through 12/31/02                     -               -            -
           Adequate Protection payments from 1/1/03 through 4/30/03          -               -            -
           Accrued interest from 1/30/2003 through 4/30/2003               126               -            -

                                                                                        ------       ------       ------   ------
           Net estimated additional secured payment/unsecured claims                       901        1,532        5,069    4,438


   12.50% Mortgage with General American for KM 3606 & 3607
           Principal Balance at 11/27/02                                 3,146           1,732        2,315        1,415      831
           Prepetition Accrued Interest                                     75               -            -
           Accrued Interest from 1/22/02 through 1/30/2002                   9               -            -
           Accrued Interest from 1/31/02 through 1/29/2003                 307               -            -
           Adequate Protection payments through 12/31/02                     -               -            -
           Adequate Protection payments from 1/1/03 through 4/30/03          -               -            -
           Accrued interest from 1/30/2003 through 4/30/2003                76               -            -

                                                                                        ------       ------       ------   ------
           Net estimated additional secured payment/unsecured claims                     1,732        2,315        1,415      831


          Mortgage for Ocala 8292
           Principal Balance at 11/27/02                                19,570           1,866       19,570       17,704        -
           Prepetition Accrued Interest                                      -               -            -
           Accrued Interest from 1/22/02 through 1/30/2002                   -               -            -
           Accrued Interest from 1/31/02 through 1/29/2003                   -               -            -
           Adequate Protection payments through 12/31/02                (2,322)         (2,322)      (2,322)
           Adequate Protection payments from 1/1/03 through 4/30/03     (1,032)         (1,032)      (1,032)
           Accrued interest from 1/30/2003 through 4/30/2003                 -               -            -

                                                                                        ------       ------       ------   ------
           Net estimated additional secured payment/unsecured claims                    (1,488)      16,216       17,704        -


   12.60% Mortgage for Morrisville 8275
           Principal Balance at 11/27/02                                 7,408           7,408        7,408            -        -
           Prepetition Accrued Interest                                    209             209          209
           Accrued Interest from 1/22/02 through 1/30/2002                  24              24           24
           Accrued Interest from 1/31/02 through 1/29/2003                 853             853          853
           Adequate Protection payments through 12/31/02                     -               -            -
           Adequate Protection payments from 1/1/03 through 4/30/03          -               -            -
           Accrued interest from 1/30/2003 through 4/30/2003               213             213          213

                                                                                        ------       ------       ------   ------
           Net estimated additional secured payment/unsecured claims                     8,707        8,707            -        -

   12.55% Mortgage for KM 3371 A&B
           Principal Balance at 11/27/02                                 4,422           4,422        4,422            -        -
           Prepetition Accrued Interest                                     30              30           30
           Accrued Interest from 1/22/02 through 1/30/2002                  14              14           14
           Accrued Interest from 1/31/02 through 1/29/2003                 544             544          544
           Adequate Protection payments through 12/31/02                     -               -            -
           Adequate Protection payments from 1/1/03 through 4/30/03          -               -            -
           Accrued interest from 1/30/2003 through 4/30/2003               136             116          136

                                                                                        ------       ------       ------   ------
           Net estimated additional secured payment/unsecured claims                     5,126        5,146            -        -

TOTALS                                                                                  24,490       46,635       33,028   10,903
                                                                                        ======       ======       ======   ======

   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)

II.      ALLOCATION OF NET ESTIMATED PROCEEDS TO SECURED CLAIMS



                                                                   Principal,
                                                                    Accrued
                                                                 Interest and
                                                                   Adequate
                                                                  Protection           Estimated Recovery      Estimated Unsecured
                                                                    Payments             on Collateral               Claims
                                                                  ------------     --------------------------  ------------------

SECURED CLAIMS:                                                                        Low            High      Low       High
                                                                                   -----------    -----------  -----      ----


 NET ESTIMATED PROCEEDS AVAILABLE FOR ALLOCATION                                   $ 3,279,438    $ 4,160,272
      (Less Secured Claims in excess of adequate protection payments)
           or plus excess of adequate protection payments over Secured Claims          (24,490)       (46,635)
                                                                                   -----------    -----------
 NET ESTIMATED PROCEEDS AFTER SECURED CLAIMS                                         3,254,949      4,113,637
                                                                                   ===========    ===========


   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)

III.     ALLOCATION OF NET ESTIMATED PROCEEDS TO ADMINISTRATIVE AND PRIORITY
         CLAIMS

                                                                                             Estimated     Estimated Proceeds
                                                                                             Allowable        Available for
                                                                                              Claims           Allocation
                                                                                             ---------   -----------------------

                                                                                                           Low           High
                                                                                                         ---------     ---------
Net Estimated Proceeds After Secured Claims                                                              3,254,949     4,113,637

     LESS DIP FACILITY CLAIMS:
         Revolver                                                                                 -
         Term Loan                                                                                -
                                                                 Honored in   Satisfied in
                                                                 liquidation  the ordinary
         Letters of Credit - Stand-by                 Totals     proceeding      course
         ---------------------------------------      -------    -----------  ------------

         Letter of Credit - Stand-by (a)              159,023       121,000       38,023     121,000
         Letters of Credit - Trade (b)                216,004             -      216,004           -
                                                                                             -------

         Total DIP Facility Claims                                                                         121,000       121,000
             Recovery on DIP Facility Claims                                                                   100%          100%
                                                                                                         ---------     ---------

Net Estimated Proceeds After DIP Facility Claims                                                         3,133,949     3,992,638


     LESS VENDOR 2ND LIENS:
         Vendor Liens                                                                                      300,000       300,000
         Recovery on Vendor Liens                                                                              100%          100%

                                                                                                         ---------     ---------
Net Estimated Proceeds After Vendor Liens                                                                2,833,949     3,692,638

     LESS OTHER CHAPTER 11 ADMINISTRATIVE CLAIMS:
         Claims arising from license agreements and contracts assumed post-petition          331,873
         Reclamation Claims                                                                   98,800
         Reserve for Post-Petition Public Liability Claims                                    22,500
         Pro Rated KERP Payment                                                               21,048
         Accounts Payable-Trade (c)                                                          882,317
         Accrued Expenses (d)                                                                961,634
         Other Contingency Reserve                                                           100,000
                                                                                             -------
             Total administrative claims                                                                 2,418,171     2,418,171
         Recovery on Administrative Claims                                                                     100%          100%

                                                                                                         ---------     ---------
Net Estimated Proceeds After Secured, DIP Facility and Administrative Claims                               415,778     1,274,467


     LESS PRIORITY CLAIMS                                                                                  200,000       500,000
         Recovery on Priority Claims (e)                                                                       100%          100%
                                                                                                         ---------     ---------


Net Estimated Proceeds After Secured, DIP Facility, Administrative and Priority Tax Claims               $ 215,778     $ 774,467
                                                                                                         =========     =========


NOTES:
---------------------------------------------------
(a) Of the projected $159 million in Stand-by Letters of Credit, approximately $121 million is estimated to insure against Workers Compensation claims. Post petition obligation of Workers Compensation is estimated at $20 million. It is further assumed that the balance of the Stand-by Letters of Credit will be drawn in satisfaction of pre-petition Workers Compensation claims. See note on Workers Compensation Claims at IV. General Unsecured Claims.

(b) Analysis assumes Trade Letters of Credit are issued to foreign vendors and that all goods are shipped under Letters of Credit and paid in the ordinary course of business (See Note 3 - Inventory).

(c) Accounts Payable - Trade is projected accounts payable at 4/30/03 increased for estimated inventories secured by Trade Letters of Credit outstanding as of the projected filing date grossed-up for estimated freight and insurance costs. Additionally, Accounts Payable has been adjusted to reflect amounts paid under the Vendor 2nd Lien program.

(d) Accrued Expenses is projected accrued expense at 4/30/03 reduced for payment of estimated professional fees of approximately $37.3 million.

(e) Priority Claims are priority tax claims with the estimated recovery range being set as a range around the value of claims filed.

   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)


IV.      ALLOCATION OF NET ESTIMATED PROCEEDS TO UNSECURED CLAIMS


                                                                     Estimated                                     Estimated
                                                                     Allowable               Estimated Value       Recovery
                                                                       Claims                     Range             Range
                                                            --------------------------   ---------------------   -----------

                                                                 Low          High          Low         High     Low    High
                                                            ------------  ------------   ---------   ---------   ----   ----
Net Estimated Proceeds After Secured, Administrative
  and Priority Claims                                                                    $ 215,778   $ 774,467

    Bank Debt (including pre-petition interest):
    --------------------------------------------
       3 Year - $1.1B Revolving Credit facility                  686,671       686,671      12,622      29,241      2%    4%
       1 Year $450MM Revolving Credit Facility                   393,788       393,788       7,238      16,769      2%    4%
        Contribution from Convertible Preferred                                              3,899       9,033      0%    1%
                                                            ------------  ------------   ---------   ---------   ----   ---
                                                               1,080,459     1,080,459      23,760      55,044      2%    5%

    Notes (including pre-petition interest):
    ----------------------------------------
        9.88% Notes due June 15, 2008                            434,457       434,457       7,986      18,501      2%    4%
        9.38% Notes due February 1, 2006                         417,749       417,749       7,679      17,789      2%    4%
        7.95% Notes due February 1, 2023                         269,496       269,496       4,954      11,476      2%    4%
        8.38% Notes due December 1, 2004                         303,666       303,666       5,582      12,931      2%    4%
        12.5% Notes due March 1, 2005                            104,895       104,895       1,928       4,467      2%    4%
        8.13% Notes due December 1, 2006                         202,266       202,266       3,718       8,613      2%    4%
        7.75% Notes due October 1, 2012                          160,999       160,999       2,959       6,856      2%    4%
        8.25% Notes due January 1, 2022                           68,361        68,361       1,257       2,911      2%    4%
        8.38% Notes due July 1, 2022                              85,941        85,941       1,580       3,660      2%    4%
        8.13% Medium Term Notes Payable
          (Estimated 8.125% avg interest)                        224,779       224,779       4,132       9,572      2%    4%
        Contribution from Convertible Preferred                                              8,202      19,001      0%    1%
                                                            ------------  ------------   ---------   ---------   ----   ---
                                                               2,272,611     2,272,611      49,976     115,777      2%    5%


    General Unsecured Claims:
    -------------------------
        Accounts Payable                                       2,464,200     3,147,200      45,296     134,020      2%    4%
        Accrued Expenses and Other Current Liabilities           229,000       229,000       4,209       9,752      2%    4%
        Other Liabilities                                        400,000     2,474,000       7,353     105,353      0%    4%
        Pension (PBGC) (a)                                       785,000     1,086,000      14,430      46,246      2%    4%
        Public Liability                                         150,000     1,430,000       2,757      60,895      2%    4%
        Workers Compensation Claims (b)                           79,000       215,000       1,452       9,156      2%    4%
        PV of Potential Claims from Contingent
          Liabilities (c)                                              -       304,000           -      12,946      0%    4%
        Claims Asserted After Preference Recoveries              240,000       405,000       4,412      17,247      2%    4%
        Unsecured Amount of Certain Secured Claims                33,028        10,903         607         464      2%    4%
        Real Estate Lease Rejection Claims                     2,387,157     2,222,321      43,880      94,635      2%    4%
        Other Rejection Claims (d)                               960,000     2,652,000      17,646     112,933      2%    4%
                                                            ------------  ------------   ---------   ---------   ----   ---
                                                               7,727,385    14,175,423     142,042     603,646      2%    4%


    Convertible Preferred Stock
      (including pre-petition interest):                         658,322       658,322      12,101      28,034      2%    4%
    ------------------------------------
        Contribution to Bank Debt                                                           (3,899)     (9,033)
        Contribution to Notes                                                               (8,202)    (19,001)
                                                            ------------  ------------   ---------   ---------   ----   ---
                                                                 658,322       658,322           -           -      0%    0%

                                                            ------------  ------------   ---------   ---------   ----   ---
    Total                                                   $ 11,738,777  $ 18,186,815   $ 215,778   $ 774,467      2%    4%
                                                            ============  ============   =========   =========   ====   ===

NOTES:
---------------------------

(a) An actuarial analysis performed by the Company indicates that ultimate value of the PBGC claim is likely to range from $785 million to $926 million. However, a high end of $1,086 million is used to reflect the actual claim amount filed by the PBGC. In a liquidation, the final claim of the PBGC could be higher than the $1,086 million filed as a proof of claim.

(b) Prepetition Workers Compensation claims are estimated at $180 million to $316 million. It is assumed that once administrative claims for Workers Compensation are paid approximately $101 million of Stand-by Letters of Credit issued post-petition will be used to pay pre-petition claims and reduce the general unsecured liability to approximately $79 million and $215 million, respectively.

(c) PV of Potential Claims from Contingent Liabilities represents the present value of only those potential liabilities that can be calculated at this time. The Company has disclosed that there exist additional contingent liabilities under real estate leases assigned by the Company pre-petition. While the Company has not yet been able to calculate the present value of such additional liability, management believes that the additional amount of such contingent liability may be significant.

(d) Low case estimate based on one year's non-real estate executory contracts payments of approximately $960 million. High case estimate based on management's best estimate of the maximum potential allowable claims and potential damages awarded beyond statutory amounts.

   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                  ($ in 000s)

 V.  NOTES

 NOTE 1        OVERVIEW AND LIQUIDATION PERIOD

This Best Interests Analysis was prepared as if the Debtors were substantively consolidated. Although the Analysis was prepared after the deadline for filing claims against the estates of the Debtors, those claims have not been fully evaluated by the Company or adjudicated by the court and, accordingly, the amount of the final allowed claims against the estates may differ from the claim amounts used in this Analysis. Finally, the Analysis is based on the Company's projected balance sheet as of April 30, 2003, (except as indicated) and the actual amount of assets available to the estates as of the date of liquidation may differ from the amount of assets used in this Analysis.

Management of the Company, with the assistance of AlixPartners, LLC, prepared the Analysis. The Analysis presents management's estimated net value of the Company's assets if the Debtors were to be liquidated under the provisions of Chapter 7 of the United States Bankruptcy Code (the "Code") and the net proceeds of the liquidation were to be applied in strict priority to satisfy claims against the debtors.

The Analysis is limited to presenting information that was the representation of management and does not include an evaluation of the support for the underlying assumptions. The Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. The estimates and assumptions, although considered reasonable by management, are inherently subject to significant uncertainties and contingencies beyond the control of management. Accordingly, there can be no assurance that the results shown would be realized if the Company were liquidated and actual results in such case could vary materially from those presented. If actual results were lower than those shown, or if the assumptions used in formulating the Analysis were not realized, distribution to each member of each class of claims could be adversely affected.

For purposes of this Analysis, management assumes a liquidation would require three phases and would take place over 18 months. Phase I would comprise a three-month period during which inventories would be sold in a going-out-of-business sale ("GOB Sale") conducted by a third-party. By the end of the GOB Sale substantially all store, distribution center and field associates would be terminated. During Phase I, certain headquarters associates would be terminated including, for instance, staff of merchandising, merchandise finance, advertising, stores organization, loss prevention, maintenance, accounts payable, training, communications and purchasing.

Phase II would comprise the next six month period (and would actually have started during Phase I). During Phase II, the Company's real estate and most of the Company's non-real estate fixed assets would be marketed. In addition, headquarters operations would continue to wind-down and most remaining headquarters associates would be terminated. Certain headquarters personnel, such as staff in legal, finance & accounting and information technology would be retained as necessary to support Phase III. Phase III would comprise a nine month period after completion of the real estate marketing efforts during which any remaining litigation would be pursued, final tax returns filed, bankruptcy court reports and schedules filed and remaining assets disposed.

While the Analysis assumes an 18 month liquidation time frame, final resolution of all preference actions is expected to extend 12 months beyond the 18 month liquidation time frame. All professional fees associated with resolution of such matters are contemplated in the estimated net recoveries from preference actions.


   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)


 NOTE 2    ACCOUNTS RECEIVABLE

Accounts receivable comprises a variety of accounts, the most sizeable being Pharmacy Receivables, Store Receivables and Merchandise Allowance Receivables.

Pharmacy Receivables are receivables from third-party insurance companies in connection with the filling of prescriptions. All accounts aged past 60 days are fully reserved. Historical experience indicates that the Company's reserve policy has been sufficient in estimating losses incurred with this account.

Store Receivables are a combination of layaway receivables and credit extended at the store level by store management to customers. For purposes of the Analysis, the account is assumed to be primarily comprised of credit extended to customers and would be, in all likelihood, uncollectable.

Merchandise Allowance Receivables are allowances generated in connection with food products purchased through Fleming.

Other Receivables are comprised of a number of miscellaneous accounts such as rent due from subtenants and former subsidiaries, amounts due from landlords for repairs and maintenance and amounts due from bad checks, etc. and have varying degrees of estimated collectability.



                                                                                   Recovery Rate              Estimated Proceeds
                                                                                       Range                        Range
                                                                Projected         ----------------          ---------------------
                                                                Balance @
                Accounts Receivable                             4/30/2003          Low         High          Low            High
   ------------------------------------------------         ----------------   ----------   ----------   ----------   -------------

    Pharmacy Receivables (net)                                  $100,000          90%          100%       $ 90,000       $100,000
    Store Receivables                                             86,000           0%            0%             -              -
    Merchandise Allowance Receivables (net)                       61,353          10%           35%          6,135         30,677
    Other Receivables                                            167,540           5%           20%          8,377         33,508
                                                                --------                                  ---------      ---------
    Total Accounts Receivable                                   $414,894                                  $104,512       $164,185
                                                                                                                25%            40%

   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)


 NOTE 3    INVENTORIES

Merchandise inventories are assumed to be disposed of through a lawful "going-out-of-business sale" commencing May 1, 2003 with no restrictions on the Company's ability to aggressively advertise the sale as a "going-out-of-business sale" ("GOB Sale"). The GOB Sale assumptions reflect the Company's experience in 2002 when it closed 283 stores over a 10 week time period and are adjusted where considered appropriate for the scale and timing of a mass liquidation, as well as for the projected composition of Company inventory at the commencement of a mass liquidation. The Low Recovery scenario assumes that the sale takes 13 weeks and reflects a lowered net recovery resulting from deeper discounts and increased direct expense. The High Recovery scenario assumes a 10 week sale period and is more reflective of the results achieved in the 2002 store closings. For purposes of the Analysis, GOB Sale Merchandise Inventory is the sum of perpetual inventories, imports paid not received and merchandise letters of credit outstanding under the Company's projections as of April 30, 2003.

  Projected Merchandise Inventories at Cost @ 4/30/03           $ 4,322,229
  Add:  Inventory Received after 4/30/03                            259,204 (a)
                                                             ---------------
  GOB Sale Merchandise Inventories at Cost                        4,581,433

  Assumed Selling Value of Merchandise Inventories              $ 6,737,402
  Assumed Selling Value Gross Margin                                     32%


                                          2002                           LOW                       HIGH
                                        GOB SALE                      RECOVERY                   RECOVERY
                                      ------------                  -----------                 -----------

Merchandise Inventory @ Retail         $1,415,469                   $6,737,402                $  6,737,402

Sales (Gross Recovery)                 890,303.01          62.9%     4,042,312         60.0%     4,237,696        62.9%

Store Direct Expenses:
   Total Employment Expense               118,479           8.4%       777,183         11.5%       603,774         9.0%
   Rent & Occupancy                        47,132           3.3%       320,279          4.8%       320,279         4.8%
   Advertising                             31,100           2.2%       204,005          3.0%       158,486         2.4%
   Other SG&A                               4,435           0.3%        82,667          1.2%        64,222         1.0%
                                      ------------                  -----------               ------------
Total Store Direct Expenses               201,146          14.2%     1,384,134         20.5%     1,146,761        17.0%

Royalty Expense (b)                            NA                        8,826          0.1%         9,252         0.1%
Liquidation Fees                           58,423           4.1%       202,122          3.0%       235,809         3.5%
                                      ------------                  -----------               ------------

Total GOB Expenses                        259,569          18.3%     1,595,082         23.7%     1,391,823        20.7%
                                      ------------                  -----------               ------------

Estimated Cash Proceeds From Sale      $  630,734          44.6%    $2,447,229         36.3%    $2,845,873        42.2%
                                      ============                  ===========               ============

NOTES:

(a) Projected Trade Letters of Credit at 4/30/03 ($216 million) are grossed-up by 20% for insurance, freight and import fees and are assumed, for purposes of this Analysis, to be issued to foreign vendors and that all goods secured by Letters of Credit are shipped and paid in the normal course. Additionally, it is assumed that all purchase orders for goods not secured by Trade Letters of Credit would be cancelled as of the hypothetical filing date. While it may be possible to cancel certain Trade Letters of Credit, it is assumed that any potential cancellation would be offset by any goods on a non-secured purchase order that are FOB. Accordingly, the estimated Trade Letter of Credit balance is considered a reasonable estimate of the value of goods that would flow into a GOB sale subsequent to the sale commencement date.

(b) Royalty Expense on Licensed Inventory is estimated using projected balances of licensed inventories as of 4/30/03. Expense is calculated on those lines where royalties are determined by sales. Royalty expense calculated on purchases or receipts are assumed to have been booked prior to commencement of the GOB Sale. Results of the 2002 GOB Sale were tracked only on a direct store expense basis. Consequently, comparable information for royalty expense is not available.


   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)


 NOTE 4    PREPAID EXPENSES AND OTHER ASSETS

Prepaid Expenses and Other Assets comprises a variety of accounts, the most sizeable being Prepaid Advertising, Prepaid Sales Taxes and Debt Restructure Costs.

Prepaid advertising is comprised of paper purchased in advance for advertising circulars and passouts and electronic media purchases. For purposes of the analysis, it is assumed that there is negligible recovery value in the paper and that some portion of the purchased but unused media advertising may be recovered.

Prepaid sales taxes are prepayments of estimated store related sales taxes that are reconciled and cleared upon the filing of sales tax returns.

Debt Restructure Costs holds the short term portion of the legal and other expenses incurred in the restructuring of the Company's debt. None of the expenses associated with Debt Restructure Costs is recoverable.

Other prepaid expenses and current assets are comprised of a variety of smaller balances and include such items as real estate rents, insurance and store related supplies.

                                                                           Recovery Rate               Estimated Proceeds
                                                                              Range                          Range
                                                 Projected           ----------------------         ----------------------
                                                 Balance @
   Prepaid and Other Assets                      4/30/2003             Low             High              Low               High
  ------------------------------              ---------------   --------------   --------------  ----------------  ----------------

   Prepaid Advertising                             $ 28,000            10%             25%              2,800             7,000
   Prepaid Sales Taxes                               61,000           100%            100%             61,000            61,000
   Debt Restructure Costs                             9,008             0%              0%                 -                 -
   Other                                             68,215            15%             30%             10,232            20,465
                                              --------------   ---------------   ----------------  ----------------  --------------
                                                   $166,223            45%             53%           $ 74,032          $ 88,465

   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)

 NOTE 5    NET P&E - OWNED AND LEASED

Net P&E includes owned land, buildings, furniture, fixtures and equipment at the stores, distribution center and corporate resource center, net of depreciation. Certain P&E is recorded as capitalized lease assets. Proceeds from the disposition of owned real estate and real estate leasehold interests were established using estimates provided by Rockwood Gemini Advisors.

Proceeds from the sale of furniture, fixtures and equipment are estimated based on management's experience with store closings.

                                                                          Recovery Rate                   Estimated Proceeds
                                                   Projected                  Range                             Range
                                                     NBV @       -----------------------------      ------------------------------
        REAL ESTATE ASSETS                         4/30/2003
    -------------------------------------     -------------------
                                                                     Low              High              Low              High
                                                                 ------------     ------------      -----------    --------------
     Owned: (a)
     Stores                                                                                          $ 193,529       $ 234,546
     DCs                                                                                                   933          11,803
     KRC                                                                                                 9,625          19,250
     Other                                                                                              57,020          65,569
                                                                                                       -------      ----------
                                                     1,208,392           22%           27%             261,107         331,168

     Leased:
     Capitalized Assets and LHI (a) (b)              1,703,830           17%           27%             293,238         461,536

        NON-REAL ESTATE FIXED ASSETS
    -------------------------------------

     Furniture & Fixtures - Stores                   1,229,244            3%            5%              36,877          61,462
     Furniture & Fixtures - DCs                        282,944            0%            5%                   -          14,147
     Furniture & Fixtures - KRC                        213,659            1%            5%               2,137          10,683
     Other                                              (4,074)           0%            0%                   -               -
                                                   -----------                                       ---------        ---------

     TOTALS                                       $ 4,633,995            13%           19%           $ 593,359       $ 878,996
                                                  ============                                       ==========      =========


NOTES:
---------------------------------------------

   (a) Per discussions with the Company's real estate advisor, Rockwood Gemini Advisors, appraised values have been reduced by 50% to reflect the liquidation assumptions contemplated by this Analysis.

   (b) For purposed of the Analysis, Capitalized Assets are considered to be principally real estate assets and Leasehold Improvements are considered as part of those assets. Anticipated recoveries on Capitalized Assets and Leasehold Improvements are assumed to be through the sale of designation rights.

   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)


 NOTE 6    OTHER ASSETS & DEFERRED CHARGES

Other Assets & Deferred Charges comprises a variety of accounts, the most sizeable being Investment - Meldisco, Bonuses Paid Upon Acquisition and Long Term Property Held for Resale.

The Investment - Meldisco account holds the balance of the Company's investment in Meldisco. Kmart has a 49% interest in all but approximately 36 footwear departments. In liquidation, this asset is assumed to have no value.

Bonuses Paid Upon Acquisition are brokerage fees related to store leases and not recoverable.

Long-Term Property Held for Resale is non-Kmart retail properties and outlot parcels that are for sale but not expected to be sold within the next twelve months. Per discussions with the Company's real estate advisor, Rockwood Gemini Advisors, appraised values have been reduced by 50% to reflect the liquidation assumptions contemplated by this Analysis.

Other account balances are comprised of deposits and other deferred charges with varying degrees of recovery values.

                                                                    Recovery Rate                    Estimated Proceeds
                                                                       Range                               Range
                                            Projected      --------------------------------  ----------------------------------
                                            Balance @
     Other Assets & Deferred Charges        4/30/2003             Low               High              Low               High
  ------------------------------------     ------------   ---------------   ----------------  ----------------  ----------------
   Investment - Meldisco                     34,000                0%                 0%                 -                 -
   Bonuses Paid Upon Acquisition             52,607                0%                 0%                 -                 -
   Long-Term Property Held for Resale        56,387               84%               104%            47,608            58,464
   Other                                     39,995               15%                30%             5,999            11,999
                                          -------------   ---------------   ----------------  ----------------  ----------------
                                           $182,989               19%                37%          $ 53,607          $ 70,462


   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)


 NOTE 7    RECOVERIES FROM AVOIDANCE ACTIONS

Debtors have identified certain pre-petition payments to third-parties and will be seeking recovery of certain payments. It is likely in a Chapter 7 liquidation that the trustee would seek to recover all such payments and they are listed in the following table. The pre-petition payments listed below exclude vendor debit balances, which are assumed to reside in Accounts Receivable. The schedule below shows management's estimate of recoveries, net of recovery expenses, that would be received after the beginning of Chapter 7 liquidation proceedings. It is anticipated that such recoveries will take place over approximately 2.5 years.

The outcome of any particular preference action is subject to a number of uncertainties. Moreover, the potential value of a preference action against a particular preference defendant ultimately is dependent upon the specific payment history and other facts and circumstances pertaining to that vendor and its relationship with the Debtors. It is therefore difficult to extrapolate generalized results for an entire class of preference claims from the individual circumstances of each case. The Debtors have not undertaken an exhaustive analysis of all potential preference claims in order to arrive at the estimates contained herein. Rather, the analysis undertaken by the Debtors for purposes of these estimates has been general in nature. The estimates contained herein therefore may be materially different from actual results achieved.

                                                                            Estimated
                                                                          Recovery Rate                  Impact on Unsecured
                                                                              Range                      Creditor Recoveries
                                                                    --------------------------    -------------------------------
                                                  Pre-petition
                Component                           payments             Low           High            Low               High
-----------------------------------------       ----------------    -----------    -----------    -------------     -------------
 Payments Made During Preference Period          $ 8,061,742             3%             5%         $ 240,000            $ 405,000
                                                ================                                  =============     =============

  The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX B
                              LIQUIDATION ANALYSIS
                                   ($ in 000s)


 NOTE 8    CORPORATE EXPENSES

It is assumed that the creditor recovery process occurs over an eighteen-month period. For purposes of the Analysis, corporate expenses include both headquarters and distribution center related expense. A nearly full complement of corporate expenses is assumed to be required during the first three months, with declining amounts of corporate expenses required in the following months. It is assumed, further, that there will be an additional compensation program designed to retain key employees during the liquidation period.

                                                                                                         Retention       % of
                                                                  2003        Discount      Total       & Severance    Salaries &
                                                               Projections     Rate        Expense      Estimate (a)      Wages
                                                             -------------- ----------   -----------  -------------   ------------
PHASE I    MONTHS 1-3       Corporate Rent & Occupancy          $ 35,958       100%        $  35,958
                            Corporate Employment Expense (b)     165,527        79%          130,095       64,476          30%
                            Corporate SG&A                        76,664        79%           60,254
                                                             -------------  ---------      -----------
                                                                 278,150        81%          226,307

PHASE II   MONTHS 4-6       Corporate Rent & Occupancy            35,958        83%           29,694
                            Corporate Employment Expense         165,527        28%           45,855       19,331          50%
                            Corporate SG&A                        76,664        28%           21,238
                                                             --------------  ---------      -----------
                                                                 278,150        35%           96,787

           MONTHS 7-9       Corporate Rent & Occupancy            35,958        83%           29,694
                            Corporate Employment Expense         165,527         5%            8,292        3,495          50%
                            Corporate SG&A                        76,664         5%            3,840
                                                             --------------  ---------      -----------
                                                                 278,150        15%           41,826

PHASE III  MONTHS 10-12     Corporate Rent & Occupancy            35,958        15%            5,543
                            Corporate Employment Expense         165,527         3%            4,209        1,774          50%
                            Corporate SG&A                        76,664         3%            1,949
                                                              --------------  ---------      -----------
                                                                 278,150         4%           11,702

           MONTHS 13-18     Corporate Rent & Occupancy            71,916        15%           11,087
                            Corporate Employment Expense         331,054         3%            8,418        3,549          50%
                            Corporate SG&A                       153,329         3%            3,899
                                                              --------------  ---------      -----------
                                                                 556,299         4%           23,403


            CALCULATED TOTAL CORPORATE EXPENSES                                            $ 400,025
                                                                                           ============

            ESTIMATED CORPORATE EXPENSE RANGE
            HIGH                                                                           $ 450,000
            LOW                                                                            $ 400,000

 NOTES:
---------------------------------------

(a) Estimated severance and retention is projected based on payroll dollars per period at the rate indicated grossed-up by 10% for employer side taxes. An additional $28.7 million (net) / $31.6 million (gross), which is equivalent to the current estimate of the third scheduled KERP payment has been included and is assumed to be paid as a bonus for achieving GOB results within an acceptable range.
(b) Assumes WARN notices given to Distribution Centers on 4/30/03.

   The accompanying notes are an integral part of the Best Interests Analysis

                                   APPENDIX C

                         PRO FORMA FINANCIAL PROJECTIONS

KMART CORPORATION
(DEBTORS-IN-POSSESSION)
PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN MILLIONS)


                                                      PROJECTED                       FRESH START &
                                                     FISCAL YEAR    3 MONTHS ENDING   DEBT DISCHARGE   9 MONTHS ENDING   FISCAL YEAR
                                                         2002       APRIL 30, 2003      ADJUSTMENTS     JAN. 28, 2004        2003
                                                     -----------    ---------------   --------------   ---------------   -----------
                                                                    (PRE-EMERGENCE)                    (POST-EMERGENCE)
Net sales                                              $ 30,808         $  6,419         $      -          $ 19,008        $ 25,427
Cost of sales, buying and occupancy                      25,275            5,169                -            15,220          20,389
                                                       --------         --------         --------          --------        --------
Gross margin                                              5,533            1,250                -             3,788           5,038
Selling, general and administrative expenses              6,264            1,455                -             3,666           5,121
                                                       --------         --------         --------          --------        --------
    Earnings before reorganization cost, fresh
          start valuation charges, interest, income
          taxes and extraordinary items                    (731)            (205)               -               122             (83)
Interest expense, net                                       147               57                -                70             127
                                                       --------         --------         --------          --------        --------
    Earnings before reorganization cost, fresh start
          valuation charges, income taxes and
          extraordinary items                              (878)            (262)               -                52            (210)
Reorganization items, net                                   305              440                -                24             464
Non-comparable items                                      2,134               25                -                 -              25
Fresh start valuation charges                                 -                -            5,639                 -           5,639
                                                       --------         --------         --------          --------        --------
    (Loss) earnings before income taxes and
          extraordinary item                             (3,317)            (727)          (5,639)               28          (6,338)
Income taxes                                                (16)               -                -                 -               -
                                                       --------         --------         --------          --------        --------
    (Loss) earnings before extraordinary item            (3,301)            (727)          (5,639)               28          (6,338)
 Extraordinary gain on discharge of debt, net of
    income taxes                                              -                -            5,639                 -           5,639
 Extraordinary gain - negative goodwill                       -                -              413                 -             413
                                                       --------         --------         --------          --------        --------
     Net (loss) earnings from continuing operations      (3,301)            (727)             413                28            (286)
 Discontinued Operations                                    (37)               -                -                 -               -
                                                       --------         --------         --------          --------        --------
    Net (loss) earnings                                $ (3,264)        $   (727)        $    413          $     28        $   (286)
                                                       ========         ========         ========          ========        ========
 Depreciation and amortization                              699              149                -                 9             158

EBITDA (see Summary of Significant Assumptions)        $    (32)        $    (56)        $      -          $    131        $     75
                                                       ========         ========         ========          ========        ========

KMART CORPORATION
(DEBTORS-IN-POSSESSION)
PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN MILLIONS)


                                                              FISCAL YEAR
                                                  -------------------------------------
                                                   2004      2005      2006      2007
                                                  -------   -------   -------   -------
Net sales                                         $25,614   $26,981   $28,478   $30,170
Cost of sales, buying and occupancy                20,423    21,308    22,407    23,669
                                                  -------   -------   -------   -------
Gross margin                                        5,191     5,673     6,071     6,501
Selling, general and administrative expenses        4,814     5,066     5,258     5,409
                                                  -------   -------   -------   -------
    Earnings before interest and income taxes         377       607       813     1,092
Interest expense, net                                  86        73        61        51
                                                  -------   -------   -------   -------
    Earnings before income taxes                      291       534       752     1,041
Income taxes                                          110       202       287       397
                                                  -------   -------   -------   -------
    Net earnings                                  $   181   $   332   $   465   $   644
                                                  =======   =======   =======   =======
 Depreciation and amortization                         47        93       142       192

EBITDA (see Summary of Significant Assumptions)   $   424   $   700   $   955   $ 1,284
                                                  =======   =======   =======   =======

KMART CORPORATION
(DEBTORS-IN-POSSESSION)
PROJECTED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)


                                             PROJECTED
                                            FISCAL YEAR      APRIL 30,    FRESH START    DEBT DISCHARGE     APRIL 30,    FISCAL YEAR
                                               2002            2003       ADJUSTMENTS     ADJUSTMENTS         2003           2003
                                            -----------      ---------    -----------    --------------     ---------    -----------
                                                         (PRE-EMERGENCE)                                (POST-EMERGENCE)
ASSETS
CURRENT ASSETS:
      Cash and cash equivalents               $   504         $   325       $     -         $   (25)         $   300       $   300
      Merchandise inventories                   4,843           4,053           211               -            4,264         4,048
      Other current assets                        713             585           220               -              805           739
                                              -------         -------       -------         -------          -------       -------
TOTAL CURRENT ASSETS                          $ 6,060         $ 4,963       $   431         $   (25)         $ 5,369       $ 5,087

Property and equipment, net                     4,392           4,299        (4,299)              -                -           273
Other assets and deferred charges                 587             585          (585)              -                -            12
                                              -------         -------       -------         -------          -------       -------
TOTAL ASSETS                                  $11,039         $ 9,847       $(4,453)        $   (25)         $ 5,369       $ 5,372
                                              =======         =======       =======         =======          =======       =======

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
      Long-term debt due within one year      $     -         $     -       $     -         $     -          $     -       $     -
      Accounts payable                          1,238             923             -               -              923         1,026
      Other current liabilities                 1,035             939             -              55              994           903
                                              -------         -------       -------         -------          -------       -------
TOTAL CURRENT LIABILITIES                       2,273           1,862             -              55            1,917         1,929

Long-term debt                                      -               -             -             115              115           115
Other long-term liabilities                       863             641           310           1,087            2,038         2,003
                                              -------         -------       -------         -------          -------       -------
TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE     3,136           2,503           310           1,257            4,070         4,047

LIABILITIES SUBJECT TO COMPROMISE               7,639           7,807             -          (7,807)               -             -

Shareholders' equity                              264            (463)       (4,763)          6,525            1,299         1,325
                                              -------         -------       -------         -------          -------       -------
TOTAL LIABILITIES AND EQUITY                  $11,039         $ 9,847       $(4,453)        $   (25)         $ 5,369       $ 5,372
                                              =======         =======       =======         =======          =======       =======

KMART CORPORATION
(DEBTORS-IN-POSSESSION)
PROJECTED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)



                                                         FISCAL YEAR
                                              ---------------------------------
                                               2004     2005     2006     2007
                                              ------   ------   ------   ------
ASSETS
CURRENT ASSETS:
      Cash and cash equivalents               $  300   $  366   $  566   $  951
      Merchandise inventories                  3,995    3,925    3,910    3,872
      Other current assets                       658      681      708      739
                                              ------   ------   ------   ------
TOTAL CURRENT ASSETS                          $4,953   $4,972   $5,184   $5,562

Property and equipment, net                      676    1,083    1,491    1,899
Other assets and deferred charges                 12       14       16       17
                                              ------   ------   ------   ------
TOTAL ASSETS                                  $5,641   $6,069   $6,691   $7,478
                                              ======   ======   ======   ======

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
      Long-term debt due within one year      $    -   $    -   $    -   $    -
      Accounts payable                         1,357    1,505    1,570    1,684
      Other current liabilities                  962    1,187    1,538    1,828
                                              ------   ------   ------   ------
TOTAL CURRENT LIABILITIES                      2,319    2,692    3,108    3,512

Long-term debt                                    19        -        -        -
Other long-term liabilities                    1,797    1,539    1,279    1,019
                                              ------   ------   ------   ------
TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE    4,135    4,231    4,387    4,531

Shareholders' equity                           1,506    1,838    2,304    2,947
                                              ------   ------   ------   ------
TOTAL LIABILITIES AND EQUITY                  $5,641   $6,069   $6,691   $7,478
                                              ======   ======   ======   ======

KMART CORPORATION
(DEBTORS-IN-POSSESSION)
PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOW
(DOLLARS IN MILLIONS)


                                                                                        FRESH START,
                                                                                       DEBT DISCHARGE
                                                          PROJECTED                      & NEGATIVE
                                                         FISCAL YEAR  3 MONTHS ENDING     GOODWILL      9 MONTHS ENDING  FISCAL YEAR
                                                            2002       APRIL 30, 2003    ADJUSTMENTS     JAN. 28, 2004       2003
                                                         -----------  ---------------  --------------   ---------------  -----------
                                                                      (PRE-EMERGENCE)                   (POST-EMERGENCE)
OPERATING ACTIVITIES:
  Net (loss) earnings                                      $(3,264)       $  (727)         $   413          $    28        $  (286)
  Adjustments to reconcile net loss
    to net cash used for operating activities:
      Gain from discontinued operations                        (37)             -                -                -              -
      Restructuring, impairments and other charges           2,134             25             (413)               -           (388)
      Reorganization items, net                                305            440                -               24            464
      Depreciation and amortization                            742            183                -                9            192
      Equity (income) loss in unconsolidated subsidiaries      (44)            (7)               -              (26)           (33)
      Dividends received from Meldisco                          45             45                -                -             45
      Changes in Operating Assets and Liabilities:
         Inventories                                          (130)           790                -              217          1,007
         Accounts payable                                      239           (315)               -              103           (212)
         Deferred income taxes and taxes payable                (3)             -                -                -              -
         Other assets                                          181             68                -               79            147
         Other liabilities                                     181             51                -             (140)           (89)
         Cash used for store closings and other charges       (327)          (596)               -              (33)          (629)
                                                           -------        -------          -------          -------        -------
NET CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES            22            (43)               -              261            218
                                                           -------        -------          -------          -------        -------

INVESTING ACTIVITIES:
  Capital expenditures                                        (263)           (68)               -             (282)          (350)
                                                           -------        -------          -------          -------        -------
NET CASH USED FOR INVESTING ACTIVITIES                        (263)           (68)               -             (282)          (350)
                                                           -------        -------          -------          -------        -------

FINANCING ACTIVITIES:
  Proceeds from debt                                             -              -               55               60            115
  Debt issuance costs                                          (36)           (55)               -                -            (55)
  Repurchase of common shares                                    -              -             (140)               -           (140)
  Proceeds from note                                             -              -               60                -             60
  Payments on debt, net                                       (371)             -                -                -              -
  Payments on capital lease obligations                        (93)           (13)               -              (39)           (52)
                                                           -------        -------          -------          -------        -------
NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES          (500)           (68)             (25)              21            (72)
                                                           -------        -------          -------          -------        -------

NET CHANGE IN CASH AND CASH EQUIVALENTS                       (741)          (179)             (25)               -           (204)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD               1,245            504              325              300            504
                                                           -------        -------          -------          -------        -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                   $   504        $   325          $   300          $   300        $   300
                                                           =======        =======          =======          =======        =======

KMART CORPORATION
(DEBTORS-IN-POSSESSION)
PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOW
(DOLLARS IN MILLIONS)



                                                                            FISCAL YEAR
                                                              ----------------------------------------
                                                               2004       2005       2006       2007
                                                              -------    -------    -------    -------
OPERATING ACTIVITIES:
      Net earnings                                            $   181    $   332    $   465    $   644
      Adjustments to reconcile net earnings
          to net cash used for operating activities:
               Depreciation and amortization                       47         93        142        192
               Equity income in unconsolidated subsidiaries       (47)       (48)       (49)       (50)
               Dividends received from Meldisco                    46         47         48         49
               Changes in operating assets and liabilities:
                   Inventories                                     52         71         15         38
                   Accounts payable                               331        148         65        114
                   Deferred income taxes and taxes payable        110        202        287        271
                   Other assets                                    82        (24)       (27)       (31)
                   Other liabilities                             (205)      (184)      (144)      (190)
                                                              -------    -------    -------    -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                         597        637        802      1,037
                                                              -------    -------    -------    -------

INVESTING ACTIVITIES:
      Capital expenditures                                       (450)      (500)      (550)      (600)
                                                              -------    -------    -------    -------
NET CASH USED FOR INVESTING ACTIVITIES                           (450)      (500)      (550)      (600)
                                                              -------    -------    -------    -------

FINANCING ACTIVITIES:
      Payments on debt, net                                       (95)       (19)         -          -
      Payments on capital lease obligations                       (52)       (52)       (52)       (52)
                                                              -------    -------    -------    -------
NET CASH USED FOR FINANCING ACTIVITIES                           (147)       (71)       (52)       (52)
                                                              -------    -------    -------    -------

NET CHANGE IN CASH AND CASH EQUIVALENTS                             -         66        200        385
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                      300        300        366        566
                                                              -------    -------    -------    -------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $   300    $   366    $   566    $   951
                                                              =======    =======    =======    =======

SUMMARY OF SIGNIFICANT ASSUMPTIONS

The financial projections included in this Disclosure Statement (the "Projections") are dependent on successful implementation of the business plans of Kmart Corporation and its subsidiaries ("Kmart" or the "Company") and the validity of the assumptions contained therein. These Projections reflect numerous assumptions, including confirmation and consummation of the plan of reorganization for Kmart as filed with the Bankruptcy Court.

The independent Accountants for Kmart have neither examined nor compiled the Projections and accordingly, assume no responsibility for them. Moreover, the Projections have not been prepared to comply with the guidelines established with respect to Projections by the Securities and Exchange Commission or the American Institute of Certified Public Accountants.

Fresh Start Accounting and Enterprise Value:

The Projections assume that Kmart will emerge from Chapter 11 on April 30, 2003, and as required, adopt the provisions of Fresh Start Accounting prior thereto. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7"). Adoption of Fresh Start Accounting requires that assets and liabilities be stated at their reorganization value, which approximates fair value at the date of emergence from Chapter 11. The Fresh Start Accounting adjustments are based upon the enterprise valuation analysis completed by DrKW/MBL (Refer to Exhibit E). In applying Fresh Start Accounting, significant adjustments are expected to be recorded to write-down our long-lived assets, including intangibles. Adjustments to reflect the fair value of assets and liabilities, on a net basis, result in an excess of fair value of net assets over reorganization value ("negative goodwill") of approximately $4.4 billion. This negative goodwill will be allocated on a pro rata basis and serve to reduce the basis of our non-current assets. The remaining negative goodwill of $0.4 billion will be recorded in the income statement as an extraordinary gain. The restructuring of Kmart's capital structure and resulting discharge of pre-petition debt will result in an extraordinary gain of $5.6 billion. The Fresh Start Accounting adjustments included in the following projections are preliminary estimates.

New Accounting Pronouncements:

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to interest expense. If the obligation is settled for other than the carrying amount of the liability, a gain or loss on settlement will be recognized. The provisions of SFAS No. 143 will be adopted for our fiscal year beginning January 30, 2003. We are currently quantifying the impact, if any, of the adoption of SFAS No. 143.

We are currently reviewing SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which was issued in May 2002. The statement establishes that gains and losses from extinguishment of debt will be classified as extraordinary items only if they meet the criteria of unusual or infrequently occurring items. Kmart anticipates that the gain from the extinguishments of our pre-petition debt will be classified as an extraordinary item.

In November 2002, a consensus was reached on two issues included in Emerging Issue Task Force ("EITF") 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," which addresses the accounting by a reseller for consideration received from a vendor. First, cash consideration received from a vendor is presumed to be a reduction of the price of the vendor's product or service and should be classified as a reduction to cost of sales in the reseller's income statement, unless the consideration is reimbursement for selling costs or payment for assets or services delivered to the vendor. Second, performance-driven vendor rebates ("volume rebates") should be recorded only if the payment is considered probable and should be measured on a systematic and rational basis consistent with achieving the underlying performance targets. The provisions related to volume rebates are already effective for new arrangements and we have adopted the provisions, as required. The provisions related to the first consensus will take effect the first day of Kmart's fiscal 2003 year, or January 30, 2003, and as a result, Kmart anticipates that a significant reclassification of amounts previously defined as co-op advertising recoveries and included as a reduction of selling, general and administrative expenses will now be classified as a reduction of cost of sales expense.

The pro-forma financial statements do not take into consideration the potential for changes in Kmart's accounting policies and procedures, as discussed in the Amendment No. 1 to Kmart's Annual Report on Form 10-K/A for the period ended January 30, 2002, in Item 7, Management's Discussion and Analysis of Results of Operations and Financial Condition, "Critical Accounting Policies" and Item 8. Financial Statements and Supplementary Data, Footnote 3, "Significant Accounting Policies and Procedures." Kmart's adoption of policies and procedures that differ from methods used historically could result in a significant difference in actual valuation adjustments applied in Fresh Start Accounting.

Net Sales:

Net sales for 2003 vs. 2002 are projected to decrease by 17.5% due to the closure of 283 stores in May 2002 and 319 stores in March 2003. Net sales are expected to increase 0.7% in 2004, 5.3% in 2005, 5.5% in 2006 and 5.9% in 2007.
The increases in net sales for 2004 - 2007 are partially the result of 70 new store openings, which are planned as follows: 10 each in 2004 and 2005, 20 in 2006 and 30 in 2007.

On a same-store basis, the Projections assume that same-store sales will increase over prior years by 1.1%, 3.8%, 4.5%, 4.3% and 4.0% for 2003 - 2007, respectively. The primary drivers of the same-store sales increases include the continued improvement in operational execution, increased promotional productivity and improved product flow.

As a result of improved product flow and allocation, SKU rationalization and store closures, inventory turns are expected to improve from 4.0 in 2002 to 4.2 in 2003. Inventory turnover is expected to further improve to 5.0 by 2007 as a result of right-size purchasing and flow path optimization.

Gross Margin:

Gross Margin as a percentage of net sales is projected to improve from 18.0% in 2002 to 21.5% in 2007. This improvement is driven by improved promotional productivity, favorable product mix and markon improvement due to increased import purchases. Additionally, as a result of recently implemented inventory control and loss prevention programs, the Company has projected a return to historical shrinkage rates. As discussed above, Kmart will reclassify credits previously defined as co-op advertising recoveries to a reduction of cost of sales resulting in an improvement in the gross margin rate. In addition, the Projections assume lower depreciation of buildings and leasehold improvements as a result of the write-down of assets for Fresh Start Accounting.

SG&A:

Selling, general and administrative expenses ("SG&A"), as a percentage of net sales, are projected to remain relatively flat at approximately 20.0% from 2002 to 2003 as lower depreciation expense generated by Fresh Start Accounting adjustments is mostly offset by the effects of store closings and the resulting lower sales base. Thereafter, SG&A is expected to improve to 17.9% of net sales by 2007. This improvement is primarily due to improved operating procedures and productivity at the stores and cost control initiatives at Kmart Headquarters. As discussed above, Kmart will reclassify credits previously defined as co-op advertising recoveries to a reduction of cost of sales resulting in an increase in SG&A as a percentage of sales.

Income Taxes:

The Projections assume that Kmart will substantially offset its unused net loss carry forwards against the Company's cancellation of debt income at emergence. The effective tax rate going forward is estimated at 38.0%. Tax benefits will be fully reserved until utilization.

Reorganization and Non-Comparable Items:

Expenses and income directly incurred or realized as a result of the Chapter 11 Filings have been segregated from normal operations and are disclosed separately. For 2003, the Projections assume $464 million of Chapter 11 Reorganization items primarily relating to the store closings, professional fees and bonuses related to the Key Employee Retention Plan. Non-comparable items are forecast to be $25 million, which relates to the sale of a Distribution Center and the associated write-down of assets.

EBITDA:

EBITDA represents earnings from continuing operations before interest and financing charges, income taxes, non-comparable charges, reorganization items, depreciation and amortization and other charges. This presentation is not intended to be a substitute for measures of profitability or cash flow required by Generally Accepted Accounting Principles in the United States of America. EBITDA, as measured by the Company, may not be comparable to EBITDA reported by other companies.

Capital Expenditures:

In 2003, capital expenditures relate primarily to the general maintenance of existing stores and distribution centers as well as a modest amount of new investment in supply chain operations and information systems. The Projections assume that annual capital expenditures build from $350 million in 2003 to $600 million in 2007. The increase is primarily related to new store openings (a total of 70 from 2004 -- 2007) and updating the existing stores.

Working Capital & Liquidity:

The Projections assume the Company has sufficient liquidity with the peak borrowing occurring in November of each year.

The Projections assume that the Company's level of vendor support represented by average days accounts payable will increase over the projection period to approximate historical levels.

Pension Plan:

Prior to 1996, Kmart maintained a defined benefit pension plan covering eligible associates. Effective January 31, 1996, the pension plan was frozen, and associates no longer earn additional benefits under the plan (except for purposes of the subsidized early retirement program provided by the plan). The plan's assets consist primarily of equity and fixed income securities. For the past 8 years, Kmart has not been required to make a contribution to the plan. In light of returns in the equity markets since the beginning of the 2002 fiscal year and the effect of such returns, as well as returns over the past several years, on the value of the plan's assets, we presently expect that we will be required to commence making contributions to the plan in 2004 or 2005. The Projections assume that $238 million is contributed to the plan in 2004 and contributions of $202 million, $178 million and $160 million are made in 2005, 2006 and 2007, respectively. Given that the plan is frozen, the timing for the commencement of our future funding requirements will depend, in large part, on the future investment performance of the plan's assets.

As a result of the returns on plan assets over recent years, expected decreases in our annual discount rate and expected rate of return on assets for fiscal year 2003, there will likely be an expense of $37 million recorded for 2003 as opposed to income as has been recorded in recent years. As a result of the funding described above and expected returns on plan assets going forward, the Projections assume income of $4 million will be recorded beginning in 2005 and reach income of $49 million in 2007.

Upon adoption of Fresh Start Accounting, we will recognize $938 million of unamortized actuarial losses in our Statement of Operations; these losses were previously included as a component of equity and classified as other comprehensive income.

                                   APPENDIX D

                        REORGANIZATION VALUATION ANALYSIS

                                   APPENDIX D

                        REORGANIZATION VALUATION ANALYSIS


         Miller Buckfire Lewis & Co., LLC (the "Financial Advisor") has advised the Debtors with respect to the value of the Reorganized Debtors.

         For purposes of the Plan, the reorganization value (the "Reorganization Value") of the Reorganized Debtors is estimated to range from approximately $2,250 million to $3,000 million. The Reorganization Value assumes an effective date (the "Effective Date") of April 30, 2003 and reflects the going concern value of the Debtors after giving effect to the implementation of the Plan. The Reorganization Value does not include excess cash, if any, remaining in the Reorganized Debtors after taking into account cash distributions required under the Plan. The Debtors are of the view that such excess cash, if any, is necessary to run the business and, therefore, should not be viewed as excess cash for valuation purposes.

         The equity value (the "Equity Value") of the Reorganized Debtors is estimated to range from approximately $753 million to $1,503 million or from approximately $8.74 per share to $17.43 per share assuming that a total of 86,236,457 shares of common stock are issued and outstanding on the Effective Date. The Equity Value reflects the difference between the Reorganization Value and the total amount of long-term net debt that is estimated to be outstanding after giving effect to the Plan.

         The Financial Advisor has assisted the Debtors in arriving at the Reorganization Value. In doing so, the Financial Advisor has assumed and relied on the accuracy and completeness of certain unaudited projections prepared by the Debtors of the Debtors' results of operations, cash flow and related balance sheets (the "Projections"). The Projections reflect numerous assumptions, including assumptions with respect to the future performance of the Reorganized Debtors, the performance of the industry, general business and economic conditions and other matters, most of which are beyond the Debtors' control. Numerous factors may affect the future financial performance of the Reorganized Debtors and the accuracy of the Projections. Therefore, the actual results achieved during the projection period will vary from the projected results, and may vary substantially. No representations can be or are being made with respect to the accuracy of the Projections, or the ability of the Reorganized Debtors to achieve the projected results.

         In arriving at the Reorganization Value, the Financial Advisor performed certain quantitative analyses and made determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances of the Reorganized Debtors. The Financial Advisor did not assign any specific relative weight to any analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor based on the Debtors' circumstances, including their operating performance.

         SET FORTH BELOW IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES PERFORMED BY THE FINANCIAL ADVISOR IN ESTIMATING THE VALUE OF THE REORGANIZED DEBTORS.

         1.       Comparable Public Company Analysis

         In a comparable public company analysis, a subject company is valued by comparing it to publicly held companies in reasonably similar lines of business. The comparable public companies are chosen based on, among other attributes, their similarity to the subject company's business, presence in the market and size. The price that an investor is willing to pay in the public markets for each company's publicly traded securities represents that company's current and future prospects as well as the rate of return required on the investment.

         The analytical work performed includes, among other things, a detailed financial comparison of selected metrics from each company's financial statements. Numerous financial multiples and ratios were developed to measure each company's valuation and relative performance. Some of the specific analyses entailed comparing the enterprise value (defined as market value of equity plus debt minus excess cash) for each of the comparable public companies to their sales, EBITDA and EBIT as well as comparing their equity values to net income and book value. Where appropriate, the Financial Advisor applied these multiples to the projected financials of the Reorganized Debtors to determine an implied range of enterprise and equity values for the Reorganized Debtors.

         2.       Discounted Cash Flow Analysis

         The second valuation methodology used to value the Reorganized Debtors was the discounted cash flow method. The discounted cash flow method relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The discounted cash flow method is a forward-looking approach that discounts the expected future cash flows by a theoretical or observed discount rate. The Reorganized Debtors' projected cash flows after debt service (as set forth in the Business Plan) were discounted to a present value as of the Effective Date using a discount rate equal to the weighted average cost of capital for the Reorganized Debtors. For purposes of the valuation analysis, the Financial Advisor used a range of discount rates between 20% and 25%, which reflects a number of company and market specific factors, including business execution risk and the nature and derivation of the projections set forth in the Business Plan as well as the cost of equity for companies that the Financial Advisor deemed comparable.

         3.       Comparable Acquisition Analysis

         The third valuation methodology used to estimate the value of the Reorganized Debtors is the comparable acquisition analysis. The comparable acquisition analysis entails calculating multiples of revenues, earnings and book value based on prices paid (including any debt assumed and equity purchased) in announced mergers and acquisitions involving companies viewed to be similar to the Reorganized Debtors. These multiples were then applied, where deemed relevant, to the projected financials of the Reorganized Debtors to determine an implied range of enterprise and equity values.

         In connection with their analysis of the value of the Reorganized Debtors, the Financial Advisor (i) reviewed certain historical financial information of the Debtors for recent years and interim periods, (ii) reviewed the Projections and the assumptions underlying them, (iii) reviewed certain internal financial and operating data of the Debtors, (iv) met with certain members of management to discuss the Debtors' operations and future prospects (including the operational changes contemplated by the Business Plan), (v) reviewed publicly available financial data and (vi) considered certain economic and industry information relevant to the Debtors' operating business and conducted such other analyses as the Financial Advisor deemed appropriate.

         As noted above, the Financial Advisor assumed and relied on the accuracy and completeness of all financial and other information that was provided to or discussed with it by the Debtors as well as publicly available information, and did not assume any responsibility for independently verifying this information. The Financial Advisor also assumed that all financial information and analysis (including the financial projections and forecasts) provided by the Debtors was prepared in good faith and on bases reflecting the best currently available judgments and estimates of management of the Debtors.

         The Financial Advisor has not expressed or are not expressing any opinion with respect to the financial information, analyses and forecasts provided by the Debtors or the assumptions on which they are based.

         In addition, the Financial Advisor has not made or obtained an independent valuation or appraisal of the assets or liabilities of the Reorganized Debtors, and no such independent valuation or appraisal was provided to the Financial Advisor in connection with the valuation analysis.

         The valuation analysis prepared by the Financial Advisor is based on economic and market conditions as they existed and could be evaluated as of January 13, 2003. The Reorganization Value represents a hypothetical going-concern value for the Reorganized Debtors. It was calculated solely for the purpose of determining value available for distribution to creditors under the Plan and evaluating whether the Plan satisfied the "best interests test" under 1129(a)(7) of the Bankruptcy Code as well as establishing a reasonable estimate of the initial stockholders' equity for fresh-start accounting. The Reorganization Value does not purport to reflect or constitute an appraisal, a liquidation value or an estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan. The value of the Debtors' business is subject to uncertainties and contingencies that are difficult to predict. Consequently, the Reorganization Value is not necessarily indicative of any actual value, which may be significantly more or less favorable than the value set forth herein.

         Additionally, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, conditions in the financial markets, the anticipated initial securities holdings of pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in Chapter 11, conditions affecting the Debtors' competitors or the industry generally in which the Debtors participate or by other factors not possible to predict. Accordingly, the Reorganization Value does not necessarily reflect, and should not be construed as reflecting, any value that will be attained in the public or private markets. Finally, the Equity Value shown herein is based on the Reorganized Debtors' assumption regarding their capitalization on the Effective Date.

         The valuation set forth herein reflects the assumption that the operating results anticipated by management and reflected in the Business Plan can be achieved in all material respects, including comparable store sales growth and gross margin improvement. To the extent that the valuation is dependent on the Debtors' achievement of the projections contained in the Disclosure Statement, the valuation should be considered speculative. The valuation also assumes (i) a successful and timely reorganization of the Debtors' capital structure, (ii) the Plan becoming effective in accordance with its proposed terms and (iii) the continuity of the present operating management of the Debtors following consummation of the Plan.

         Because of the uncertainties discussed herein, neither the Financial Advisor nor the Debtors assumes any responsibility for the accuracy of the valuation estimate.

                                   APPENDIX E

                          HISTORICAL FINANCIAL RESULTS

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


YEARS ENDED JANUARY 30, 2002, JANUARY 31, 2001
AND JANUARY 26, 2000                                                    2001         2000        1999
-------------------------------------------------------------------  -----------  ----------  -----------


Sales ..............................................................   $ 36,151    $ 37,028    $ 35,925
Cost of Sales, buying and occupancy ................................   $ 29,853      29,732      28,161
                                                                       --------    --------    --------

Gross margin .......................................................      6,298       7,296       7,764
Selling, general and administrative expenses .......................      7,588       7,366       6,569
Equity income (loss) in unconsolidated subsidiaries ................       --           (13)         44
Restructuring, impairment and other charges ........................      1,091        --          --
                                                                       --------    --------    --------

Continuing (loss) income before interest, reorganization items income taxes and dividends on convertible preferred
   securities of subsidiary trust ..................................     (2,381)        (83)      1,239
Interest expense, net (contractual interest for fiscal year 2001 was
   $352)............................................................        344         287         280
Reorganization items ...............................................       (183)       --          --
(Benefit from) provision for income taxes ..........................       --          (148)        315
Dividends on convertible preferred securities of subsidiary trust, net of income taxes of $0, $25 and $27, respectively
   (contractual dividend for fiscal year 2001 was $72) .............         70          46          50
                                                                       --------    --------    --------

Net (loss) income from continuing operations .......................     (2,612)       (268)        594
Discontinued operations, net of income taxes of $0 and $124 ........        166        --          (230)
                                                                       --------    --------    --------

Net (loss) income ..................................................   $ (2,446)   $   (268)   $    364
                                                                       ========    ========    ========

BASIC EARNINGS (LOSS) PER COMMON SHARE
Net (loss) income from continuing operations .......................   $  (5.29)   $  (0.53)   $   1.21
Discontinued operations ............................................       0.34        --         (0.47)
                                                                       --------    --------    --------

Net (loss) income ..................................................   $  (4.95)   $  (0.53)   $   0.74
                                                                       ========    ========    ========

DILUTED (LOSS) EARNINGS PER COMMON SHARE
Net (loss) income from continuing operations .......................   $  (5.29)   $  (0.53)   $   1.15
Discontinued operations ............................................       0.34        --         (0.41)
                                                                       --------    --------    --------

Net (loss) income ..................................................   $  (4.95)   $  (0.53)   $   0.74
                                                                       ========    ========    ========

Basic weighted average shares (millions) ...........................      494.1       482.8       491.7
Diluted weighted average share (millions) ..........................      494.1       482.8       561.7



                          CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)


AS OF JANUARY 30, 2002 AND JANUARY 31, 2001                                      2001        2000
--------------------------------------------------------------------------    ----------  ----------


                                     ASSETS

CURRENT ASSETS
Cash and cash equivalents ....................................................   $ 1,245   $   401
Merchandise inventories ......................................................     5,796     6,350
Other current assets .........................................................       800       925
                                                                                 -------   -------

TOTAL CURRENT ASSETS .........................................................     7,841     7,676
Property and equipment, net ..................................................     6,093     6,522
Other assets and deferred charges ............................................       249       617
                                                                                 -------   -------

TOTAL ASSETS .................................................................   $14,183   $14,815
                                                                                 =======   =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES
Long-term debt due within one year ...........................................   $   -     $    68
Accounts payable .............................................................        89     2,190
Accrued payroll and other liabilities ........................................       420     1,691
Taxes other than income taxes ................................................       143       187
                                                                                 -------   -------

TOTAL CURRENT LIABILITIES ....................................................       652     4,136
                                                                                 -------   -------

Long-term debt and notes payable .............................................       330     2,084
Capital lease obligations ....................................................       857       943
Other long-term liabilities ..................................................       132       883
                                                                                 -------   -------

TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE ..................................     1,971     8,046

Liabilities subject to compromise ............................................     8,093       -

Company obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely 7-3/4% convertible junior subordinated
debentures of Kmart (redemption value of $898 and $898, respectively) ........       889       887
Common stock, $1 par value, 1,500,000,000 shares authorized;
503,294,515 and 486,509,736 shares issued, respectively ......................       503       487
Capital in excess of par value ...............................................     1,695     1,578
Retained earnings ............................................................     1,032     3,817
                                                                                 -------   -------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................   $14,183   $14,815
                                                                                 =======   =======


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)


YEARS ENDED JANUARY 30, 2002, JANUARY 31, 2001 AND JANUARY 26, 2000            2001      2000       1999
--------------------------------------------------------------------------  ---------  ---------  ---------


CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income .......................................................    (2,446)   $  (268)   $   364
Adjustments to reconcile net income (loss) to net cash provided by
  *operating activities:
Discontinued Operations .................................................      (166)       -          230
Restructuring, impairment and other charges .............................     1,254        728        -
Reorganization items, net ...............................................      (183)       -          -
Depreciation and amortization ...........................................       824        777        770
Equity loss (income) in unconsolidated subsidiaries .....................       -           13        (44)
Dividends received from Meldisco ........................................        51         44         38
Decrease (increase) in inventories ......................................       560        335       (544)
Increase (decrease) in accounts payable .................................      1046       (137)       169
Deferred income taxes and taxes payable .................................       (55)      (204)       258
Changes in other assets .................................................       295         29       (127)
Changes in other liabilities ............................................       (23)        14        133
Cash used for store closings ............................................      (128)      (102)       (80)
                                                                            -------    -------    -------

Net cash provided by continuing operations ..............................     1,029      1,229      1,167
Net cash used for discontinued operations ...............................      (102)      (115)       (83)
                                                                            -------    -------    -------

NET CASH PROVIDED BY OPERATING ACTIVITIES ...............................       927      1,114      1,084
                                                                            -------    -------    -------

NET CASH USED FOR REORGANIZATION ITEMS ..................................        (6)       -          -
                                                                            -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures ....................................................    (1,385)    (1,089)    (1,277)
Investment in BlueLight.com .............................................       (45)       (55)       -
Acquisition of Caldor leases ............................................       -          -          (86)
                                                                            -------    -------    -------

NET CASH USED FOR INVESTING ACTIVITIES ..................................    (1,430)    (1,144)    (1,363)
                                                                            -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from issuance of debt .................................     1,824        400        300
         Payments on debt ...............................................      (320)       (73)       (90)
         Debt issuance costs ............................................       (49)        (3)        (3)
         Payments on capital lease obligations ..........................       (86)       (78)       (77)
         Payments on dividends on preferred securities of subsidiary
           trust ........................................................       (72)       (73)       (80)
         Purchase of convertible preferred securities of subsidiary
           trust ........................................................       -          (84)       -
         Issuance of common shares ......................................        56         53         63
         Purchase of common shares ......................................       -          (55)      (200)
                                                                            -------    -------    -------
NET CASH PROVIDED BY (USED FOR) FINANCING
   ACTIVITIES ...........................................................     1,353         87        (87)
                                                                            -------    -------    -------

NET CHANGE IN CASH AND CASH EQUIVALENTS .................................       844         57       (366)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ............................       401        344        710
                                                                            -------    -------    -------

CASH AND CASH EQUIVALENTS, END OF YEAR ..................................   $ 1,245    $   401    $   344
                                                                            =======    =======    =======